Filed Pursuant to Rule 424(b)(4)
Registration No. 333-215866

PROSPECTUS

200,000,000 Shares

Class A Common Stock

This is an initial public offering of shares of non-voting Class A common stock of Snap Inc.

Snap Inc. is offering to sell 145,000,000 shares of Class A common stock in this offering. The selling stockholders identified in this prospectus are offering an additional 55,000,000 shares of Class A common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

We have three classes of common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting, conversion, and transfer rights. Class A common stock is non-voting. Anyone purchasing Class A common stock in this offering will therefore not be entitled to any votes. Each share of Class B common stock is entitled to one vote and is convertible into one share of Class A common stock. Each share of Class C common stock is entitled to ten votes and is convertible into one share of Class B common stock. The Class C common stock, which is held by our founders, each of whom is an executive officer and a director of the company, will represent approximately 88.5% of the voting power of our outstanding capital stock following this offering.

Before this offering, there has been no public market for our Class A common stock. The initial public offering price is $17.00 per share. Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol “SNAP.”

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, have elected to comply with reduced public company reporting requirements, and may elect to comply with reduced public company reporting requirements in future filings.

See “Risk Factors” beginning on page 15 to read about factors you should consider before buying our Class A common stock.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Snap Inc.	Proceeds to Selling Stockholders
Per share	$17.00	$0.425	$16.575	$16.575
Total	$3,400,000,000.00	$85,000,000.00	$2,403,375,000.00	$911,625,000.00

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

At our request, the underwriters have reserved up to 7.0% of the shares of Class A common stock offered by this prospectus for sale, at the initial public offering price, to certain institutions as well as individuals associated with us. See “Underwriting—Directed Share Program.”

To the extent that the underwriters sell more than 200,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 30,000,000 shares of Class A common stock from us and certain of the selling stockholders at the initial public offering price less the underwriting discount.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on March 7, 2017.

Morgan Stanley	Goldman, Sachs & Co.	J. P. Morgan	Deutsche Bank Securities

Barclays	Credit Suisse	Allen & Company LLC

Prospectus dated March 1, 2017

Snap Inc. is a camera company.
We believe that reinventing the camera represents our greatest opportunity to improve the way people live and communicate.
Our products empower people to express themselves, live in the moment, learn about the world, and have fun together.

180
160
Five yeas at Snap Inc.
140
120
100
80
60
40
20
Launch
Snapchat begins as Picaboo, a picture messaging app on iOS.
2011
Snapchat
Picaboo is renamed—Snapchat is born!
>1k
daily active users
2012
>100k
daily active users
Android
Snapchat launches on Android.
>1m
daily active users
Video
Snapchat adds video. users
can now send picture and
video messages.
2013

Stories
Snapchat launches Stories. Users can watch the Story of a friend’s day in the order it happened!
Party goat at edc
Live Story
Snapchat launches its first Live Story, curating thousands of perspectives from users at a music festival into one community narrative.
>50m
daily active users
2014
Chat
Snapchat adds Chat. Now users can send
texts and video chats!
Smart Filters & Replay
Snapchat introduces Smart Filters (time stamp, temperature, and speed) as well as the ability to replay Snaps.
First Ad
A “Brand Story” for the film Ouija becomes the first paid advertisement to run on Snapchat.
2015
Geofilters
Geofilters launch. Users can show friends where they are with location-specific artwork.

Lenses
Lenses launch on Snapchat. Users barf rainbows for the first time.
Discover
Discover launches, featuring Publisher Stories with premium video content.
Memories
Memories launches, giving users a place to save their favorite Snaps and Stories, and then relive them later.
Chat 2.0
Snapchat redesigns Chat by adding Stickers, voice and video calling, and voice and video notes, which all can be sent in a Chat conversation.
>100m
daily active users
International
Snapchat’s first international sales office opens.
On-Demand
Geofilters
With On-Demand Geofilters, users can now design and buy a filter to make any get-together more fun.
>150m
daily active users
Spectacles
Snapchat creates Spectacles, sunglasses
with an integrated video camera that makes it easy to create Memories.
Bitmojis
Snapchat adds Bitmojis, a new way to create a personalized cartoon avatar and send it to friends.
Group Chat
Snapchat adds Group Chat. Now users can communicate with up to 16 friends on Snapchat at the same time.
Daily Active Users (in millions)
A Daily Active User is defined as a registered Snapchat user who opens the Snapchat application at least once during a defined 24-hour period. We measure average Daily Active Users for a particular quarter by calculating the average Daily Active Users for the entire quarter.

Neither we, the selling stockholders, nor any of the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholders, nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

Unless otherwise indicated, all references in this prospectus to “Snap,” the “company,” “we,” “our,” “us,” or similar terms refer to Snap Inc. and its subsidiaries.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions about this offering and the distribution of this prospectus applicable to those jurisdictions.

Through and including March 26, 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Unless otherwise stated, statistical information regarding our users and their activities is determined by calculating the daily average of the selected activity for the most recently completed quarter included in this prospectus.

SNAP INC.

Snap Inc. is a camera company.

We believe that reinventing the camera represents our greatest opportunity to improve the way that people live and communicate. Our products empower people to express themselves, live in the moment, learn about the world, and have fun together.

In the way that the flashing cursor became the starting point for most products on desktop computers, we believe that the camera screen will be the starting point for most products on smartphones. This is because images created by smartphone cameras contain more context and richer information than other forms of input like text entered on a keyboard. This means that we are willing to take risks in an attempt to create innovative and different camera products that are better able to reflect and improve our life experiences.

Our Products

Snapchat

Our flagship product, Snapchat, is a camera application that was created to help people communicate through short videos and images. We call each of those short videos or images a Snap. On average, 158 million people use Snapchat daily, and over 2.5 billion Snaps are created every day.

Camera. Snapchat opens directly into the Camera, making it easy to create a Snap and send it to friends. Snaps are deleted by default, so there is a lot less pressure to look pretty or perfect when creating and sending images on Snapchat. We offer lots of fun Creative Tools like Lenses, Geofilters, and Bitmojis that allow our community to express themselves through Snaps. Lenses are interactive animations that are overlaid on a person’s face or the world around them. Geofilters are artistic filters that can be applied after a Snap is taken at pre-defined times and locations. Bitmojis are cartoon likenesses of a user that are created in the Bitmoji application. On average, more than 60% of our Daily Active Users create Snaps with our Camera every day. This means that our Chat Service and Storytelling Platform products are always full of new, unique, and expressive Snaps.

Chat Service. The first version of our application was a Chat Service that made it easy to send Snaps back and forth with friends—hence the name “Snapchat.” Our Chat Service has since been reimagined to include text-based Chat, video and voice calling, stickers, Bitmojis, and Group Chat. On average, more than 60% of our Daily Active Users use our Chat Service every day to send Snaps and talk with friends. We benefit from the frequency with which our user base communicates with one another because each message invites a user back to the application when they receive a push notification. On average, our Daily Active Users visit Snapchat more than 18 times each day.

Storytelling Platform. Stories are collections of Snaps that play in chronological order and are deleted within 24 hours. Different types of Stories are told from different perspectives. We started with My Story for each individual user, expanded to community Live Stories, and then introduced Publisher Stories created by our experienced publisher partners. On average, over 25% of our Daily Active Users post to their Story every day. Our Storytelling Platform provides a unique variety of personal and professional content for our community to enjoy. Our community spends an average of 25 to 30 minutes on Snapchat every day.

Memories. We introduced Memories to give each user the option of saving their Snaps in a personal collection. Users can send Snaps from Memories to friends and create new Stories from saved Snaps. We also developed our own search and privacy tools to help users find the Snaps they are looking for and store them securely.

Publisher Tools

We offer a growing suite of content tools for partners to build, edit, and publish Snaps and attachments based on unique editorial content. These Publisher Tools give our publishers and advertisers creative opportunities to engage with our community every day.

Spectacles

Our latest effort to reinvent the camera is Spectacles, our sunglasses that make Snaps. Spectacles connect seamlessly with Snapchat and are the best way to make Memories because they capture video from a human perspective.

Our Strategy and Opportunity

Our strategy is to invest in product innovation and take risks to improve our camera platform. We do this in an effort to drive user engagement, which we can then monetize through advertising. We use the revenue we generate to fund future product innovation to grow our business.

We believe that the best way to compete in a world of widely distributed mobile applications is innovating to create the most engaging products. New mobile software is available to everyone immediately, and usually for free. While not all of our investments will pay off in the long run, we are willing to take risks in an attempt to create the best and most differentiated products on the market.

Due to the nature of our products and business, our ability to succeed in any given country is largely dependent on its mobile infrastructure and its advertising market. These factors influence our product performance, our hosting costs, and our monetization opportunity in each market.

Our products often require intensive processing and generate high bandwidth consumption by our users. As a result, our users tend to come from developed countries with high-end mobile devices and high-speed cellular internet. These markets also tend to have cheaper bandwidth costs, meaning that it is less expensive to serve our community in these countries.

Substantially all of our revenue comes from advertising, so our ability to generate revenue in a particular country depends on the size of its advertising market. Global advertising spend—especially mobile advertising spend—is extremely concentrated, with over 70% of overall advertising spend and nearly 85% of mobile advertising spend coming from the top ten advertising markets, according to International Data Corporation, or IDC. On average, over 60% of our Daily Active Users come from countries on this list.

We benefit greatly from the fact that many of our users are in markets where we have the highest capital efficiency and monetization potential, allowing us to generate revenue and cash flow that we can then invest into future product innovation.

Worldwide advertising spend is expected to grow from $652 billion in 2016 to $767 billion in 2020. The fastest growing segment is mobile advertising, which is expected to grow nearly 3x from $66 billion in 2016 to $196 billion in 2020. We believe that one of the major factors driving this growth is the shift of people’s attention from their televisions to their mobile phones. This trend is particularly pronounced among the younger demographic, where our Daily Active Users tend to be concentrated. According to Nielsen, people between the ages of 18 and 24 spent 35% less time watching traditional (live and time-shifted) television in an average month during the second quarter of 2016 compared to the second quarter of 2010.

Our Business

We generate revenue primarily through advertising. We help our advertising partners generate a return on their investment by creating engaging advertising products that reach our large and desirable audience.

Advertising Products

Our advertising products are built on the same foundation that makes our consumer products successful. One way we try to accomplish this is by having the same team that designs our consumer products also help design our advertising products. This means that we can take the things we learn while creating our consumer products and apply them to building innovative and engaging advertising products familiar to our community.

•

Sponsored Creative Tools. Following the success of our Creative Tools, we built new ways to help people express themselves using creative provided by our advertising partners. People can create Snaps using Sponsored Creative Tools, like Sponsored Lenses and Sponsored Geofilters, or view them by watching their friends’ Snaps that contain the advertising creative.

•

Snap Ads with Attachments. Snap Ads are vertical full screen video advertisements in the familiar Snap format. We play Snap Ads in Stories, and on average over 60% of Snap Ads are watched with audio on. We have also enabled interactive attachments so that a viewer can respond to an advertisement directly from a Snap Ad to watch more content or take an action without leaving the Snapchat application.

Advertising Delivery

We show advertisements that we think will be relevant to each user. Our advertising delivery framework is designed to optimize relevance across the entire platform, decreasing the number of wasted impressions and improving the advertising shown to our community.

We are always working to improve our delivery based on past delivery decisions. We can make better choices when we have more options, such as more available impressions and more advertisements to fill them with. This means that we expect our advertising delivery to improve to the extent that user engagement grows and our advertising business scales.

Measuring Advertising Effectiveness

We offer a variety of third-party and in-house solutions to measure advertising effectiveness in four key areas.

•

We work with partners to verify that an advertisement was in fact delivered to a given user. In addition to working with several third-party verification providers, we were a launch partner for the Moat Video

Score, a viewability and attention standard for sight, sound, and motion that can be applied consistently across different platforms.

•

Advertisers want to know that an advertisement is delivered to the right audience. We work with third parties to measure the reach and frequency of a campaign, and the demographics of the users that viewed the campaign. For example, Millward Brown measured that approximately 88% of the people who saw an advertising campaign for men’s deodorant were males between the ages of 13 and 34—the advertiser’s target demographic for the campaign.

•

Some campaigns are focused on changing people’s perceptions and attitudes toward a product or a brand. We work with partners to measure statistical lifts in ad recall, brand favorability, and purchase intent. For example, when a music streaming service ran a Snap Ad campaign, Millward Brown measured that it drove a 30% lift in subscription intent, 2x the mobile norm, and a 24 percentage point increase in ad recall, 1.5x the mobile norm.

•

Many brands run advertising campaigns because they want people to take an action. We offer several solutions to measure things like sales lift, in-store visitation, and application installations. For example, a study with Oracle Data Cloud across multiple consumer package goods, or CPG, campaigns found that 92% of the campaigns drove a positive lift in in-store sales, with two home care campaigns resulting in over $100 in revenue per thousand impressions—a 6x return on advertising spend.

Our advertising business is still young but growing rapidly. For the year ended December 31, 2016, we recorded revenue of $404.5 million, as compared to revenue of $58.7 million for the year ended December 31, 2015, representing a year-over-year increase of more than 6x. Our global average revenue per user, or ARPU, in the three months ended December 31, 2016 was $1.05, compared to $0.31 for the same period in 2015. In North America, our ARPU in the three months ended December 31, 2016 was $2.15 compared to $0.65 for the same period in 2015. For the year ended December 31, 2016, we incurred a net loss of $514.6 million, as compared to a net loss of $372.9 million for the year ended December 31, 2015. For the year ended December 31, 2016, our Adjusted EBITDA was $(459.4) million, as compared to $(292.9) million for the year ended December 31, 2015. For the year ended December 31, 2016, net cash used in operating activities was $611.2 million as compared to $306.6 million for the year ended December 31, 2015. For the year ended December 31, 2016, our Free Cash Flow was $(677.7) million as compared to $(325.8) million for the year ended December 31, 2015. For a description of how we calculate our revenue, ARPU, Adjusted EBITDA, and Free Cash Flow, and factors that may affect these metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Capital Structure

We have three classes of common stock: Class A, Class B, and Class C. Holders of our Class A common stock—the only class of stock being sold in this offering—are entitled to no vote on matters submitted to our stockholders. Holders of our Class B common stock are entitled to one vote per share. And holders of Class C common stock are entitled to ten votes per share. Holders of shares of Class B common stock and Class C common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders.

As a result of the Class C common stock that they hold, Evan Spiegel, our co-founder and Chief Executive Officer, and Robert Murphy, our co-founder and Chief Technology Officer, will be able to exercise voting rights with respect to an aggregate of 215,887,848 shares of Class C common stock, which will represent approximately 88.5% of the voting power of our outstanding capital stock immediately following this offering. As a result, Mr. Spiegel and Mr. Murphy, and potentially either one of them alone, have the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of directors and any merger, consolidation, or sale of all or substantially all of our assets. If Mr. Spiegel’s or Mr. Murphy’s employment with us is terminated, they will continue to have the ability to exercise the same significant voting power and potentially control the outcome of all matters submitted to our stockholders for approval. Either of our co-founders’ shares of Class C common stock will automatically convert into Class B common stock, on a one-to-one basis, nine months following his death or on the date on which the number of outstanding shares of Class C common stock held by such holder represents less than 30% of the Class C common stock, or 32,383,178 shares of Class C common stock, held by such holder on the closing of this offering. Should either of our co-founders’ Class C common stock be converted to Class B common stock, the remaining co-founder will be able to exercise voting control over our outstanding capital stock.

This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support. Conversely, this concentrated control could allow our co-founders to consummate a transaction that our other stockholders do not support. In addition, our co-founders may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

Although other U.S.-based companies have publicly traded classes of non-voting stock, to our knowledge, no other company has completed an initial public offering of non-voting stock on a U.S. stock exchange. We cannot predict whether this structure and the concentrated control it affords Mr. Spiegel and Mr. Murphy will result in a lower trading price or greater fluctuations in the trading price of our Class A common stock as compared to the trading price if the Class A common stock had voting rights. Nor can we predict whether this structure will result in adverse publicity or other adverse consequences. For a discussion regarding the rights, preferences, and privileges of our common stock, see “Description of Capital Stock.”

Because our Class A common stock will be our only class of stock registered under Section 12 of the Exchange Act and is non-voting, we will not be required to file proxy statements or information statements under Section 14 of the Exchange Act unless a vote of the Class A common stock is required by applicable law. However, once this offering closes, we will provide holders of our Class A common stock, at the same time, any information that we provide generally to the holders of our Class B common stock and Class C common stock, including proxy statements, information statements, annual reports, and other information and reports.

If we do not deliver any proxy statements or information statements to the holders of our Class B common stock and Class C common stock, then we will similarly not provide any proxy statements or information statements to holders of our Class A common stock. In addition, to ensure equal access and fair disclosure of material information to investors and our stockholders, including notice to all of our stockholders of a meeting and any voting results, we will disclose this information through one or more Form 8-K filings. Unlike proxy statements or information statements that may provide information before corporate actions are taken, a Form 8-K may generally be filed up to four business days after the material corporate event being disclosed has occurred. Although a Form 8-K would include material information regarding the event, it may include significantly less information than would otherwise be required in proxy statements or information statements. As a result, investors may purchase or sell shares of Class A common stock after a material event has taken place but before we have disclosed any information about that event on a Form 8-K.

We will invite holders of our Class A common stock to attend our annual meeting of stockholders in the same manner as holders of our Class B common stock and Class C common stock and to submit questions to our management team in the same manner as the holders of our Class B common stock and Class C common stock. Any such invitation will include details regarding the date, time, and place of the annual meeting of stockholders as well as a customary question and answer section regarding who can vote at such annual meeting, how to submit questions, and where stockholders can find additional information.

Because we are not required to file proxy statements or information statements under Section 14 of the Exchange Act, any proxy statement, information statement, or notice of our annual meeting may not include all information under Section 14 of the Exchange Act that a public company with voting securities registered under

Section 12 of the Exchange Act would be required to provide to its stockholders. Most of that information, however, will be reported in other public filings. For example, disclosures required by Part III of Form 10-K as well as disclosures required by the NYSE that are customarily included in a proxy statement will be included in our Form 10-K, rather than a proxy statement. But some information required in a proxy statement or information statement is not required in any other public filing. For example, we will not be required to comply with the proxy access rules under Section 14 of the Exchange Act. If we take any action in an extraordinary meeting of stockholders where the holders of Class A common stock are not entitled to vote, we will not be required to provide the information required under Section 14 of the Exchange Act. Nor will we be required to file a preliminary proxy under Section 14 of the Exchange Act. Since that information is also not required in a Form 10-K, holders of Class A common stock may not receive the information required under Section 14 of the Exchange Act with respect to extraordinary meetings of stockholders.

In addition, we will not be subject to the “say-on-pay” and “say-on-frequency” provisions of the Dodd–Frank Wall Street Reform and Consumer Protection Act. As a result, our stockholders will not have an opportunity to provide a non-binding vote on the compensation of our executive officers. Moreover, holders of our Class A common stock will be unable to bring matters before our annual meeting of stockholders or nominate directors at such meeting, nor will they be able to submit stockholder proposals under Rule 14a-8 of the Exchange Act. For more information regarding our reporting obligations, see “Risk Factors” and “Where You Can Find Additional Information.”

We do not intend to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in “Risk Factors” immediately following this prospectus summary. These risks include:

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Our ecosystem of users, advertisers, and partners depends on the engagement of our user base. We anticipate that the growth rate of our user base will decline over time. If we fail to retain current users or add new users, or if our users engage less with Snapchat, our business would be seriously harmed.

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Snapchat depends on effectively operating with mobile operating systems, hardware, networks, regulations, and standards that we do not control. Changes in our products or to those operating systems, hardware, networks, regulations, or standards may seriously harm our user growth, retention, and engagement.

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We rely on Google Cloud for the vast majority of our computing, storage, bandwidth, and other services. Any disruption of or interference with our use of the Google Cloud operation would negatively affect our operations and seriously harm our business.

•	We generate substantially all our revenue from advertising. The failure to attract new advertisers, the loss of advertisers, or a reduction in how much they spend, could seriously harm our business.

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Our two co-founders have control over all stockholder decisions because they control a substantial majority of our voting stock. The Class A common stock issued in this offering will not dilute our co-founders’ voting control because the Class A common stock has no voting rights.

•	If we do not develop successful new products or improve existing ones, our business will suffer. We also invest in new lines of business that could fail to attract or retain users or generate revenue.

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Our business is highly competitive. We face significant competition that we anticipate will continue to intensify. If we are not able to maintain or improve our market share, our business could suffer.

•	We have incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.

•	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could seriously harm our business.

•	We have a short operating history and a new business model, which makes it difficult to evaluate our prospects and future financial results and increases the risk that we will not be successful.

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If our security is compromised or if our platform is subjected to attacks that frustrate or thwart our users’ ability to access our products and services, our users, advertisers, and partners may cut back on or stop using our products and services altogether, which could seriously harm our business.

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Our user metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.

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We are not aware of any other company that has completed an initial public offering of non-voting stock on a U.S. stock exchange. We therefore cannot predict the impact our capital structure and the concentrated control by our founders may have on our stock price or our business.

Corporate Information

We were formed in 2010 as Future Freshman, LLC, a California limited liability company, and changed our name to Toyopa Group, LLC in 2011. In 2012, we incorporated as Snapchat, Inc., a Delaware corporation, and changed our name to Snap Inc. in 2016.

Our principal executive offices are located at 63 Market Street, Venice, California 90291, and our telephone number is (310) 399-3339. Our website address is www.snap.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. The Snap design logo, “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries.

Additionally, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and any golden parachute payments. We may take advantage of these exemptions for up to five years or until we are no longer an “emerging growth company,” whichever is earlier. However, so long as our Class A common stock remains both non-voting and our only publicly traded class of stock, we will not be subject to the requirements of holding nonbinding advisory votes on executive compensation and any golden parachute payments because we would not be subject to the provisions of the Dodd-Frank Act mandating advisory votes. In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have not elected to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

The Offering

Class A common stock offered by us	145,000,000 shares

Class A common stock offered by the selling stockholders	55,000,000 shares

Class A common stock to be outstanding after this offering	661,834,416 shares

Class B common stock to be outstanding after this offering	279,490,968 shares

Class C common stock to be outstanding after this offering	215,887,848 shares

Total Class A common stock, Class B common stock, and Class C common stock to be outstanding after this offering	1,157,213,232 shares

Option to purchase additional shares of Class A common stock offered by us	15,349,765 shares

Option to purchase additional shares of Class A common stock offered by certain of the selling stockholders	14,650,235 shares

Use of proceeds

We estimate that our net proceeds from the sale of our Class A common stock that we are offering will be $2.4 billion (or approximately $2.6 billion if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full), based on the initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A common stock. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we are not contemplating any material acquisitions at this time. We may also use a portion of the net proceeds to satisfy tax withholding obligations related to the vesting of restricted stock units, or RSUs. We will not receive any of the proceeds from the sale of Class A common stock in this offering by the selling stockholders. See “Use of Proceeds” for additional information.

Voting rights

We will have three classes of common stock: Class A common stock, Class B common stock, and Class C common stock. Class A common stock is not entitled to any votes. Class B common stock is entitled to one vote per share and Class C common stock is entitled to ten votes per share.

Holders of our Class A common stock are not entitled to any votes, except as required by Delaware law. Holders of Class B common stock and Class C common stock will generally vote together as a single class, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. The holders of our outstanding Class C common stock, each of whom is a founder, an executive officer, and a director, will hold 89.0% of the voting power of our outstanding shares (approximately 88.5% is attributable to Class C common stock held by them) following this offering and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See “Principal and Selling Stockholders” and “Description of Capital Stock” for additional information.

Concentration of ownership

Once this offering is completed, the outstanding Class C common stock will represent 18.7% of our outstanding shares and approximately 88.5% of the voting power of our outstanding shares and our executive officers, directors, and stockholders holding more than 5% of our outstanding shares, together with their affiliates, will beneficially own, in the aggregate, approximately 55.0% of our outstanding shares and 93.8% of the voting power of our outstanding shares.

NYSE trading symbol	“SNAP”

The number of shares of Class A common stock, Class B common stock, and Class C common stock that will be outstanding after this offering (which include shares of Class A common stock and Class B common stock to be net issued on the vesting of certain outstanding RSUs subject to a performance condition in connection with this offering) is based on 512,516,855 shares of Class A common stock, 283,808,529 shares of Class B common stock, and 215,887,848 shares of Class C common stock outstanding as of December 31, 2016, and excludes:

•

21,185,669 shares of Class B common stock issuable on the exercise of stock options outstanding as of December 31, 2016 under our Amended and Restated 2012 Equity Incentive Plan, or 2012 Plan, with a weighted-average exercise price of $2.33 per share and 21,185,669 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend described below;

•

18,068,299 shares of Class B common stock issuable on the vesting and settlement of RSUs outstanding as of December 31, 2016 under our 2012 Plan and 18,068,299 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend described below;

•

1,266,433 shares of Class A common stock issuable on the exercise of stock options outstanding as of December 31, 2016 under our Amended and Restated 2014 Equity Incentive Plan, or 2014 Plan, with a weighted-average exercise price of $1.00 per share and 1,266,433 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend described below;

•

70,099,641 shares of Class A common stock issuable on the vesting and settlement of RSUs outstanding as of December 31, 2016 under our 2014 Plan and 49,834,987 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend described below;

•

36,755,606 shares of Series FP preferred stock subject to an RSU award to be granted to Evan Spiegel on the closing of this offering, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering and conversion of all Series FP preferred stock to Class C common stock, and will cover an additional 474,735 shares of Class C common stock if the underwriters’ option to purchase additional shares is exercised in full;

•

355,522,498 shares of Class A common stock reserved for future issuance under our 2017 Equity Incentive Plan, or 2017 Plan, which will become effective once the registration statement, of which this prospectus forms a part, is declared effective, including:

•

an aggregate of 42,653,205 shares of Class A common stock and Class B common stock reserved for issuance under our 2012 Plan and 2014 Plan, as of December 31, 2016, which shares will be added to the shares reserved under the 2017 Plan, plus

•

up to 225,599,185 additional shares that may be added to the 2017 Plan on the expiration, termination, forfeiture, or other reacquisition of any shares of Class A common stock and Class B common stock issuable on the exercise of stock options outstanding or vesting and settlement of RSUs under the 2012 Plan or 2014 Plan, plus

•	any automatic increases in the number of shares of Class A common stock reserved for future issuance under the 2017 Plan;

•

16,484,690 shares of Class A common stock reserved for issuance under our 2017 Employee Stock Purchase Plan, or ESPP, which will become effective once the registration statement, of which this prospectus forms a part, is declared effective, and any automatic increases in the number of shares of Class A common stock reserved for future issuance under our ESPP;

•	2,500,000 shares of our Class A common stock reserved for future issuance to our employees and consultants in France under our 2014 Plan;

•	up to an aggregate of 13,000,000 shares of our Class A common stock that we plan to donate to the Snap Foundation after this offering over a period of 15 to 20 years; and

•	RSUs for 27,255,247 shares of Class A common stock granted in January and February 2017.

In addition, unless we specifically state otherwise, the information in this prospectus assumes:

•	the filing of our amended and restated certificate of incorporation, which will be in effect on the completion of this offering;

•

the conversion of all outstanding shares of our Series FP preferred stock into an aggregate of 215,887,848 shares of Class C common stock and all other outstanding shares of preferred stock into an aggregate of 246,813,076 shares of Class B common stock, in each case immediately on the closing of this offering;

•

the net issuance of 7,614,508 shares of Class A common stock and 5,526,632 shares of Class B common stock that will vest and be issued from the settlement of certain outstanding RSUs subject to a performance condition, immediately on the closing of this offering;

•

the conversion of 4,317,561 shares of our Class B common stock held by certain selling stockholders into an equivalent number of shares of our Class A common stock on the sale by the selling stockholders in this offering; and

•	no exercise of the underwriters’ option to purchase additional Class A common stock from us and certain of the selling stockholders in this offering.

In October 2016, we issued a dividend of one share of Class A common stock on all outstanding shares and securities convertible into shares of our capital stock, which we refer to as the Class A Dividend. Unless otherwise indicated, share numbers and financial data in this prospectus reflect the Class A Dividend.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data. We have derived the summary consolidated balance sheet data as of December 31, 2015 and 2016 and consolidated statements of operations data for the years ended December 31, 2015 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period. You should read the following summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2015	2016
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$58,663	$404,482
Costs and expenses:
Cost of revenue	182,341	451,660
Research and development	82,235	183,676
Sales and marketing	27,216	124,371
General and administrative	148,600	165,160

Total costs and expenses	440,392	924,867

Loss from operations	(381,729)	(520,385)
Interest income	1,399	4,654
Interest expense	—	(1,424)
Other income (expense), net	(152)	(4,568)

Loss before income taxes	(380,482)	(521,723)
Income tax benefit (expense)	7,589	7,080

Net loss	$(372,893)	$(514,643)

Net loss per share attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders(1):
Basic	$(0.51)	$(0.64)

Diluted	$(0.51)	$(0.64)

Pro forma net loss per share attributable to Class A, Class B, and Class C common stockholders(1):

Basic		$(0.51)

Diluted		$(0.51)

(1)

See Note 15 of the notes to our consolidated financial statements included elsewhere in this prospectus for a description of how we compute basic and diluted net loss per share attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders and pro forma basic and diluted net loss per share attributable to Class A, Class B, and Class C common stockholders.

	December 31, 2015	December 31, 2016
		Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$640,810	$987,368	$987,368	$3,383,638
Working capital	536,306	1,023,241	828,036	3,226,045
Total assets	938,936	1,722,792	1,722,792	4,111,928
Total liabilities	174,791	203,878	399,083	397,344
Additional paid-in capital	1,467,355	2,728,823	4,256,452	6,647,326
Accumulated deficit	(693,219)	(1,207,862)	(2,930,696)	(2,930,696)
Total stockholders’ equity	764,145	1,518,914	1,323,709	3,714,584

(1)

The pro forma consolidated balance sheet data gives effect to (i) the automatic conversion of all of our outstanding shares of convertible preferred stock other than Series FP preferred stock into shares of Class B common stock and the conversion of Series FP preferred stock into shares of Class C common stock in connection with our initial public offering, (ii) stock-based compensation expense of approximately $1.1 billion associated with outstanding RSUs subject to a performance condition for which the service-based vesting condition was satisfied as of December 31, 2016 and which we will recognize on the effectiveness of our registration statement in connection with this offering, as further described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, (iii) the increase in accrued expenses and other current liabilities and an equivalent decrease in additional paid-in capital of $195.2 million in connection with the withholding tax obligations, based on the initial public offering price of $17.00 per share, as we intend to issue shares of Class A common stock and Class B common stock on a net basis to satisfy the associated withholding tax obligations, (iv) the net issuance of 7.6 million shares of Class A common stock and 5.5 million shares of Class B common stock that will vest and be issued from the settlement of such RSUs, (v) the vesting of the CEO award, as described below (excluding the underwriters’ option to purchase additional shares for the purpose of the pro forma consolidated balance sheet), and (vi) the filing and effectiveness of our amended and restated certificate of incorporation which will be in effect on the completion of this offering. The pro forma adjustment related to stock-based compensation expense of approximately $1.1 billion has been reflected as an increase to additional paid-in capital and accumulated deficit.

On the closing of this offering, our CEO will receive an RSU award, or the CEO award, for shares of Series FP preferred stock, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering. The CEO award will represent 3.0% of all outstanding shares on the closing of this offering, including shares sold by us in this offering, vested stock options on the closing of this offering, and RSUs that will vest on the closing of this offering, net of shares withheld to satisfy tax withholding obligations, as described above. The CEO award will vest immediately on the closing of this offering and such shares will be delivered to our CEO in equal quarterly installments over three years beginning in the third full calendar quarter following this offering. The CEO award has been calculated based on shares outstanding as of December 31, 2016. To the extent we issue additional shares of our common stock, additional stock options vest, or additional RSUs satisfy the service-based vesting condition after December 31, 2016 and before the closing of this offering, the number of shares subject to the CEO award will be correspondingly increased. The pro forma adjustment related to the CEO award compensation expense of $624.8 million, based on the initial public offering price of $17.00 per share, has been reflected as an increase to additional paid-in capital and accumulated deficit.

(2)

The pro forma as adjusted consolidated balance sheet data reflects (i) the items described in footnote (1) above, (ii) our receipt of estimated net proceeds from the sale of 145,000,000 shares of Class A common stock that we are offering at the initial public offering price of $17.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the conversion of 4,317,561 shares of our Class B common stock held by certain selling stockholders into an equivalent number of shares of our Class A common stock to be sold by the selling stockholders in this offering.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all the other information in this prospectus, including “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our Class A common stock. If any of the following risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. Unless otherwise indicated, references to our business being seriously harmed in these risk factors will include harm to our business, reputation, financial condition, results of operations, revenue, and future prospects. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

Our ecosystem of users, advertisers, and partners depends on the engagement of our user base. We anticipate that the growth rate of our user base will decline over time. If we fail to retain current users or add new users, or if our users engage less with Snapchat, our business would be seriously harmed.

We had 158 million Daily Active Users on average in the quarter ended December 31, 2016, and we view Daily Active Users as a critical measure of our user engagement. Adding, maintaining, and engaging Daily Active Users have been and will continue to be necessary. We anticipate that our Daily Active Users growth rate will decline over time if the size of our active user base increases or we achieve higher market penetration rates. If our Daily Active Users growth rate slows, our financial performance will increasingly depend on our ability to elevate user engagement or increase our monetization of users. If current and potential users do not perceive our products to be fun, engaging, and useful, we may not be able to attract new users, retain existing users, or maintain or increase the frequency and duration of their engagement. In addition, because our products typically require high bandwidth data capabilities, the majority of our users live in countries with high-end mobile device penetration and high bandwidth capacity cellular networks with large coverage areas. We therefore do not expect to experience rapid user growth or engagement in countries with low smartphone penetration even if such countries have well-established and high bandwidth capacity cellular networks. We may also not experience rapid user growth or engagement in countries where, even though smartphone penetration is high, due to the lack of sufficient cellular based data networks, consumers rely heavily on Wi-Fi and may not access our products regularly.

Snapchat is free and easy to join, the barrier to entry for new entrants is low, and the switching costs to another platform are also low. Moreover, the majority of our users are 18-34 years old. This demographic may be less brand loyal and more likely to follow trends than other demographics. These factors may lead users to switch to another product, which would negatively affect our user retention, growth, and engagement. Snapchat also may not be able to penetrate other demographics in a meaningful manner. For example, users 25 and older visited Snapchat approximately 12 times and spent approximately 20 minutes on Snapchat every day on average in the quarter ended December 31, 2016, while users younger than 25 visited Snapchat over 20 times and spent over 30 minutes on Snapchat every day on average during the same period. Falling user retention, growth, or engagement could make Snapchat less attractive to advertisers and partners, which may seriously harm our business. Our Daily Active Users may not continue to grow. For example, although Daily Active Users grew by 7% from 143 million Daily Active Users for the quarter ended June 30, 2016 to 153 million Daily Active Users for the quarter ended September 30, 2016, the growth in Daily Active Users was relatively flat in the latter part of the quarter ended September 30, 2016. There are many factors that could negatively affect user retention, growth, and engagement, including if:

•	users increasingly engage with competing products instead of ours;

•	our competitors may mimic our products and therefore harm our user engagement and growth;

•	we fail to introduce new and exciting products and services or those we introduce are poorly received;

•	our products fail to operate effectively on the iOS and Android mobile operating systems;

•	we are unable to continue to develop products that work with a variety of mobile operating systems, networks, and smartphones;

•	we do not provide a compelling user experience because of the decisions we make regarding the type and frequency of advertisements that we display;

•	we are unable to combat spam or other hostile or inappropriate usage on our products;

•	there are changes in user sentiment about the quality or usefulness of our existing products;

•	there are concerns about the privacy implications, safety, or security of our products;

•	our partners who provide content to Snapchat do not create content that is engaging, useful, or relevant to users;

•	our partners who provide content to Snapchat decide not to renew agreements or devote the resources to create engaging content or do not provide content exclusively to us;

•	there are changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees that adversely affect the user experience;

•	technical or other problems frustrate the user experience, particularly if those problems prevent us from delivering our products in a fast and reliable manner;

•	we fail to provide adequate service to users, advertisers, or partners;

•	we, our partners, or other companies in our industry are the subject of adverse media reports or other negative publicity;

•	we do not maintain our brand image or our reputation is damaged; or

•	our current or future products reduce user activity on Snapchat by making it easier for our users to interact directly with partners.

Any decrease to user retention, growth, or engagement could render our products less attractive to users, advertisers, or partners, and would seriously harm our business.

Snapchat depends on effectively operating with mobile operating systems, hardware, networks, regulations, and standards that we do not control. Changes in our products or to those operating systems, hardware, networks, regulations, or standards may seriously harm our user growth, retention, and engagement.

Because Snapchat is used primarily on mobile devices, the application must remain interoperable with popular mobile operating systems, Android and iOS, and related hardware, including but not limited to mobile-device cameras. The owners of such operating systems, Google and Apple, respectively, each provide consumers with products that compete with ours. We have no control over these operating systems or hardware, and any changes to these systems or hardware that degrade our products’ functionality, or give preferential treatment to competitive products, could seriously harm Snapchat usage on mobile devices. Our competitors that control the operating systems and related hardware our application runs on could make interoperability of our products with those mobile operating systems more difficult or display their competitive offerings more prominently than ours. We plan to continue to introduce new products regularly and have experienced that it takes time to optimize such products to function with these operating systems and hardware, impacting the popularity of such products, and we expect this trend to continue.

The majority of our user engagement is on smartphones with iOS operating systems. As a result, although our products work with Android mobile devices, we have prioritized development of our products to operate with

iOS operating systems rather than smartphones with Android operating systems. To continue growth in user engagement, we will need to prioritize development of our products to operate on smartphones with Android operating systems. If we are unable to improve operability of our products on smartphones with Android operating systems, and those smartphones become more popular and fewer people use smartphones with iOS operating systems, our business could be seriously harmed.

Moreover, our products require high-bandwidth data capabilities. If the costs of data usage increase or access to cellular networks is limited, our user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality video and other content over mobile cellular networks, our products must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our products, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the internet, including laws governing internet neutrality, could decrease the demand for our products and increase our cost of doing business. Current Federal Communications Commission, or FCC, “open internet rules” prohibit mobile providers in the United States from impeding access to most content, or otherwise unfairly discriminating against content providers like us. These rules also prohibit mobile providers from entering into arrangements with specific content providers for faster or better access over their data networks. The European Union similarly requires equal access to internet content. Additionally, as part of its Digital Single Market initiative, the European Union may impose network security, disability access, or 911-like obligations on “over-the-top” services such as those provided by us, which could increase our costs. If the FCC, Congress, the European Union, or the courts modify these open internet rules, mobile providers may be able to limit our users’ ability to access Snapchat or make Snapchat a less attractive alternative to our competitors’ applications. Were that to happen, our business would be seriously harmed.

We may not successfully cultivate relationships with key industry participants or develop products that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our users to access and use Snapchat on their mobile devices, if our users choose not to access or use Snapchat on their mobile devices, or if our users choose to use mobile products that do not offer access to Snapchat, our user growth, retention, and engagement could be seriously harmed.

We rely on Google Cloud for the vast majority of our computing, storage, bandwidth, and other services. Any disruption of or interference with our use of the Google Cloud operation would negatively affect our operations and seriously harm our business.

Google provides a distributed computing infrastructure platform for business operations, or what is commonly referred to as a “cloud” computing service, and we currently run the vast majority of our computing on Google Cloud.

Any transition of the cloud services currently provided by Google Cloud to another cloud provider would be difficult to implement and will cause us to incur significant time and expense. We have committed to spend $2 billion with Google Cloud over the next five years and have built our software and computer systems to use computing, storage capabilities, bandwidth, and other services provided by Google, some of which do not have an alternative in the market. Given this, any significant disruption of or interference with our use of Google Cloud would negatively impact our operations and our business would be seriously harmed. If our users or partners are not able to access Snapchat through Google Cloud or encounter difficulties in doing so, we may lose users, partners, or advertising revenue. The level of service provided by Google Cloud may also impact the usage of and our users’, advertisers’, and partners’ satisfaction with Snapchat and could seriously harm our business and reputation. If Google Cloud experiences interruptions in service regularly or for a prolonged basis, or other similar issues, our business would be seriously harmed. Hosting costs will also increase as our user base and user engagement grows and may seriously harm our business if we are unable to grow our revenues faster than the cost of utilizing the services of Google or similar providers.

In addition, Google may take actions beyond our control that could seriously harm our business, including:

•	discontinuing or limiting our access to its Google Cloud platform;

•	increasing pricing terms;

•	terminating or seeking to terminate our contractual relationship altogether;

•	establishing more favorable relationships with one or more of our competitors; or

•	modifying or interpreting its terms of service or other policies in a manner that impacts our ability to run our business and operations.

Google has broad discretion to change and interpret its terms of service and other policies with respect to us, and those actions may be unfavorable to us. Google may also alter how we are able to process data on the Google Cloud platform. If Google makes changes or interpretations that are unfavorable to us, our business would be seriously harmed.

We generate substantially all of our revenue from advertising. The failure to attract new advertisers, the loss of advertisers, or a reduction in how much they spend could seriously harm our business.

Substantially all of our revenue is generated from third parties advertising on Snapchat, a trend that we expect to continue. For the years ended December 31, 2015 and 2016, advertising revenue accounted for 98% and 96% of total revenue, respectively. Although we have recently tried to establish longer-term advertising commitments with advertisers, most advertisers do not have long-term advertising commitments with us, and our efforts to establish long-term commitments may not succeed.

While no single advertiser or content partner accounts for more than 10% of our revenue, many of our advertisers only recently started working with us and spend a relatively small portion of their overall advertising budget with us. In addition, advertisers may view some of our products as experimental and unproven. Advertisers will not continue to do business with us if we do not deliver advertisements in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to other alternatives. Moreover, we rely heavily on our ability to collect and disclose data and metrics to and for our advertisers to attract new advertisers and retain existing advertisers. Any restriction, whether by law, regulation, policy, or other reason, on our ability to collect and disclose data which our advertisers find useful would impede our ability to attract and retain advertisers. Our advertising revenue could be seriously harmed by many other factors, including:

•	a decrease in the number of Daily Active Users on Snapchat;

•	a decrease in the amount of time spent on Snapchat or decreases in usage of our Creative Tools, Chat Service, or Storytelling Platform;

•	our inability to create new products that sustain or increase the value of our advertisements;

•	changes in our user demographics that make us less attractive to advertisers;

•	decreases in usage of our Creative Tools;

•	lack of ad creative availability by our advertising partners;

•	our partners who provide content to us may not renew agreements or devote the resources to create engaging content or do not provide content exclusively to us;

•	changes in our analytics and measurement solutions that demonstrate the value of our advertisements and other commercial content;

•	competitive developments or advertiser perception of the value of our products that change the rates we can charge for advertising or the volume of advertising on Snapchat;

•	product changes or advertising inventory management decisions we may make that change the type, size, or frequency of advertisements displayed on Snapchat;

•	adverse legal developments relating to advertising, including changes mandated by legislation, regulation, or litigation;

•	adverse media reports or other negative publicity involving us, our founders, our partners, or other companies in our industry;

•	the degree to which users skip advertisements and therefore diminish the value of those advertisements to advertisers;

•	changes in the way advertising is priced or its effectiveness is measured;

•	our inability to measure the effectiveness of our advertising or target the appropriate audience for advertisements;

•	our inability to collect and disclose data that new and existing advertisers may find useful;

•	difficulty and frustration from advertisers who may need to reformat or change their advertisements to comply with our guidelines; and

•	the macroeconomic climate and the status of the advertising industry in general.

These and other factors could reduce demand for our advertising products, which may lower the prices we receive, or cause advertisers to stop advertising with us altogether. Either of these would seriously harm our business.

Our two co-founders have control over all stockholder decisions because they control a substantial majority of our voting stock. The Class A common stock issued in this offering will not dilute our co-founders’ voting control because the Class A common stock has no voting rights.

As a result of the Class C common stock that they hold, Evan Spiegel, our co-founder and Chief Executive Officer, and Robert Murphy, our co-founder and Chief Technology Officer, will be able to exercise voting rights with respect to an aggregate of 215,887,848 shares of Class C common stock, which will represent approximately 88.5% of the voting power of our outstanding capital stock immediately following this offering. In addition, on the closing of this offering, Mr. Spiegel will be granted the CEO award for shares of Series FP preferred stock representing 3.0% of all outstanding shares on the closing of this offering, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering. This RSU award will vest immediately on the closing of this offering and such shares will be delivered to our CEO quarterly over the next three years beginning in the third full quarter following this offering, at which point Mr. Spiegel alone may be able to exercise voting control over our outstanding capital stock. The Class A common stock issued in this offering will have no voting rights, and shares of Class B common stock or Class C common stock sold by existing stockholders will lose voting rights when such shares convert into Class A common stock or Class B common stock as such shares are sold. As a result, Mr. Spiegel and Mr. Murphy, and potentially either one of them alone, have the ability to control the outcome of all matters submitted to our stockholders for approval, including the election, removal, and replacement of directors and any merger, consolidation, or sale of all or substantially all of our assets. If Mr. Spiegel’s or Mr. Murphy’s employment with us is terminated, they will continue to have the ability to exercise the same significant voting power and potentially control the outcome of all matters submitted to our stockholders for approval. Either of our co-founders’ shares of Class C common stock will automatically convert into Class B common stock, on a one-to-one basis, nine months following his death or on the date on which the number of outstanding shares of Class C common stock held by such holder represents less than 30% of the Class C common stock held by such holder on the closing of this offering, or 32,383,178 shares of Class C common stock. Should either of our co-founders’ Class C common stock be converted to Class B common stock, the remaining co-founder will be able to exercise voting control over our outstanding capital stock.

In addition, in October 2016, we issued a dividend of one share of non-voting Class A common stock to all our equity holders, which will prolong our co-founders’ voting control. As a result of such dividend, our co-founders will be able to liquidate their holdings of non-voting Class A common stock without diminishing their voting control. In the future, our board of directors may, from time to time, decide to issue special or regular stock dividends in the form of Class A common stock, and if we do so, our co-founders’ control could be further prolonged. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other stockholders support. Conversely, this concentrated control could allow our co-founders to consummate such a transaction that our other stockholders do not support. In addition, our co-founders may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm our business.

As our CEO, Mr. Spiegel has control over our day-to-day management and the implementation of major strategic investments of our company, subject to authorization and oversight by our board of directors. As board members and officers, Mr. Spiegel and Mr. Murphy owe a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of our stockholders. As stockholders, even controlling stockholders, Mr. Spiegel and Mr. Murphy are entitled to vote their shares, and shares over which they have voting control, in their own interests, which may not always be in the interests of our stockholders generally. For a description of the rights of our founders and the Class A common stock, Class B common stock, and Class C common stock, see “Description of Capital Stock.” We do not currently intend to take advantage of the “controlled company” exemption to the corporate governance rules for NYSE-listed companies. Moreover, Mr. Spiegel and Mr. Murphy have entered into a proxy agreement under which each has granted a voting proxy with respect to all shares of our Class B common stock and Class C common stock that each may beneficially own from time to time or have voting control over. The proxy would become effective on either founder’s death or disability. Mr. Spiegel and Mr. Murphy have each initially designated the other as their respective proxies. Accordingly, on the death or incapacity of either Mr. Spiegel or Mr. Murphy, the other could individually control nearly all of the voting power of our outstanding capital stock.

If we do not develop successful new products or improve existing ones, our business will suffer. We also invest in new lines of business that could fail to attract or retain users or generate revenue.

Our ability to engage, retain, and increase our user base and to increase our revenue will depend heavily on our ability to successfully create new products, both independently and together with third parties. We may introduce significant changes to our existing products or develop and introduce new and unproven products, such as Spectacles or other technologies with which we have little or no prior development or operating experience. If new or enhanced products fail to engage our users, advertisers, or partners, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. For example, in mid-2016, we launched several products and released multiple updates, which resulted in a number of technical issues that diminished the performance of our application. We believe these performance issues resulted in a reduction in growth of Daily Active Users in the latter part of the quarter ended September 30, 2016. We may encounter other issues in the future that could impact our user engagement.

Because our products created new ways of communicating, they have often required users to learn new behaviors to use our products. These new behaviors, such as swiping and tapping in the Snapchat application, are not always intuitive to users. This can create a lag in adoption of new products and new user additions related to new products. To date, this has not hindered our user growth or engagement, but that may be the result of a large portion of our user base being in a younger demographic and more willing to invest the time to learn to use our products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products easier to learn to use, our user growth or engagement could be affected, and our business could be harmed. We may develop new products that increase user engagement and costs without increasing revenue. For example, we introduced Memories, our cloud storage service for Snaps, which increases our storage costs.

In addition, we have invested and expect to continue to invest in new lines of business, new products, and other initiatives to generate revenue. The launch of Spectacles, which has not generated significant revenue for us, is a good example. There is no guarantee that investing in new lines of business, new products, and other initiatives will succeed. If we do not successfully develop new approaches to monetization, we may not be able to maintain or grow our revenue as anticipated or recover any associated development costs, and our business could be seriously harmed.

Our business is highly competitive. We face significant competition that we anticipate will continue to intensify. If we are not able to maintain or improve our market share, our business could suffer.

We face significant competition in almost every aspect of our business both domestically and internationally. This includes larger, more established companies such as Apple, Facebook (including Instagram and WhatsApp), Google (including YouTube), Twitter, Kakao, LINE, Naver (including Snow), and Tencent, which provide their users with a variety of products, services, content, and online advertising offerings, and smaller companies that offer products and services that may compete with specific Snapchat features. For example, Instagram, a subsidiary of Facebook, recently introduced a “stories” feature that largely mimics our Stories feature and may be directly competitive. We may also lose users to small companies that offer products and services that compete with specific Snapchat features because of the low cost for our users to switch to a different product or service. Moreover, in emerging international markets, where mobile devices often lack large storage capabilities, we may compete with other applications for the limited space available on a user’s mobile device. We also face competition from traditional and online media businesses for advertising budgets. We compete broadly with the social media offerings of Apple, Facebook, Google, and Twitter, and with other, largely regional, social media platforms that have strong positions in particular countries. As we introduce new products, as our existing products evolve, or as other companies introduce new products and services, we may become subject to additional competition. For example, in late 2016, we launched Spectacles, our first hardware product. While we view Spectacles as an extension of Snapchat, adding hardware products and services to our product portfolio subjects us to additional competition and new competitors.

Many of our current and potential competitors have significantly greater resources and broader global recognition and occupy better competitive positions in certain markets than we do. These factors may allow our competitors to respond to new or emerging technologies and changes in market requirements better than we can. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. These products, features, and services may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. In addition, advertisers may use information that our users share through Snapchat to develop or work with competitors to develop products or features that compete with us. Certain competitors, including Apple, Facebook, and Google, could use strong or dominant positions in one or more markets to gain competitive advantages against us in areas where we operate, including by:

•	integrating competing social media platforms or features into products they control such as search engines, web browsers, or mobile device operating systems;

•	making acquisitions for similar or complementary products or services; or

•	impeding Snapchat’s accessibility and usability by modifying existing hardware and software on which the Snapchat application operates.

As a result, our competitors may acquire and engage users at the expense of our user growth or engagement, which may seriously harm our business.

We believe that our ability to compete effectively depends on many factors, many of which are beyond our control, including:

•	the usefulness, novelty, performance, and reliability of our products compared to our competitors;

•	the size and demographics of our Daily Active Users;

•	the timing and market acceptance of our products, including developments and enhancements of our competitors’ products;

•	our ability to monetize our products;

•	the effectiveness of our advertising and sales teams;

•	the effectiveness of our advertising products;

•	our ability to establish and maintain advertisers’ and partners’ interest in using Snapchat;

•	the frequency, relative prominence, and type of advertisements displayed on our application or by our competitors;

•	the effectiveness of our customer service and support efforts;

•	the effectiveness of our marketing activities;

•	changes as a result of legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

•	acquisitions or consolidation within our industry;

•	our ability to attract, retain, and motivate talented employees, particularly engineers and sales personnel;

•	our ability to cost-effectively manage and scale our rapidly growing operations; and

•	our reputation and brand strength relative to our competitors.

If we cannot effectively compete, our user engagement may decrease, which could make us less attractive to users, advertisers, and partners and seriously harm our business.

We have incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.

We began commercial operations in 2011 and for all of our history we have experienced net losses and negative cash flows from operations. As of December 31, 2016, we had an accumulated deficit of $1.2 billion and for the year ended December 31, 2016, we experienced a net loss of $514.6 million. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur additional legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not grow at a greater rate than our expenses, we will not be able to achieve and maintain profitability. We may incur significant losses in the future for many reasons, including without limitation the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If our expenses exceed our revenue, our business may be seriously harmed and we may never achieve or maintain profitability.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could seriously harm our business.

We currently depend on the continued services and performance of our key personnel, including Evan Spiegel and Robert Murphy. Although we have entered into employment agreements with Mr. Spiegel and Mr. Murphy, the agreements are at-will, which means that they may resign or could be terminated for any reason at any time. Mr. Spiegel and Mr. Murphy are high profile individuals who have received threats in the past and are likely to continue to receive threats in the future. While Mr. Spiegel, as CEO, has been responsible for our company’s strategic vision and Mr. Murphy, as CTO, developed the Snapchat application’s technical foundation, should either of them stop working for us for any reason, it is unlikely that the other co-founder would be able to fulfill the responsibilities of the departing co-founder. Nor is it likely that we would be able to immediately find a suitable replacement. The loss of key personnel, including members of management and key engineering, product development, marketing, and sales personnel, could disrupt our operations and seriously harm our business.

As we continue to grow, we cannot guarantee we will continue to attract the personnel we need to maintain our competitive position. In particular, we intend to hire a significant number of engineering and sales personnel in Venice, California and surrounding areas, and we expect to face significant competition in hiring them and difficulties in attracting qualified personnel to move to the Los Angeles area. As we mature, the incentives to attract, retain, and motivate employees provided by our equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. Additionally, we have many current employees whose equity ownership in our company gives them a substantial amount of personal wealth. Likewise, we have many current employees whose equity awards are fully vested and will be entitled to receive substantial amounts of our capital stock shortly after our initial public offering. As a result, it may be difficult for us to continue to retain and motivate these employees, and this wealth could affect their decision about whether they continue to work for us. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be seriously harmed.

We have a short operating history and a new business model, which makes it difficult to evaluate our prospects and future financial results and increases the risk that we will not be successful.

We began commercial operations in 2011 and began meaningfully monetizing Snapchat in 2015. We have a short operating history and a new business model, which makes it difficult to effectively assess our future prospects. Accordingly, we believe that investors’ future perceptions and expectations, which can be idiosyncratic and vary widely, and which we do not control, will affect our stock price. Our business model is based on reinventing the camera to improve the way that people live and communicate. You should consider our business and prospects in light of the challenges we face, including the ones discussed in this section.

If our security is compromised or if our platform is subjected to attacks that frustrate or thwart our users’ ability to access our products and services, our users, advertisers, and partners may cut back on or stop using our products and services altogether, which could seriously harm our business.

Our efforts to protect the information that our users have shared with us may be unsuccessful due to the actions of third parties, software bugs, or other technical malfunctions, employee error or malfeasance, or other factors. In addition, third parties may attempt to fraudulently induce employees or users to disclose information to gain access to our data or our users’ data. If any of these events occur, our or our users’ information could be accessed or disclosed improperly. We have previously suffered the loss of employee information related to an employee error. Our Privacy Policy governs how we may use and share the information that our users have provided us. Some advertisers and partners may store information that we share with them. If these third parties fail to implement adequate data-security practices or fail to comply with our terms and policies, our users’ data may be improperly accessed or disclosed. And even if these third parties take all these steps, their networks may still suffer a breach, which could compromise our users’ data.

Any incidents where our users’ information is accessed without authorization, or is improperly used, or incidents that violate our Terms of Service or policies, could damage our reputation and our brand and diminish our competitive position. In addition, affected users or government authorities could initiate legal or regulatory action against us over those incidents, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices. Maintaining the trust of our users is important to sustain our growth, retention, and user engagement. Concerns over our privacy practices, whether actual or unfounded, could damage our reputation and brand and deter users, advertisers, and partners from using our products and services. Any of these occurrences could seriously harm our business.

We are also subject to many federal, state, and foreign laws and regulations, including those related to privacy, rights of publicity, data protection, content regulation, intellectual property, health and safety, competition, protection of minors, consumer protection, employment, and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended in a manner that could seriously harm our business.

In addition, in December 2014, the U.S. Federal Trade Commission, or the FTC, resolved an investigation into some of our early practices by issuing a final order. That order requires, among other things, that we establish a robust privacy program to govern how we treat user data. During the 20-year term of the order, we must complete bi-annual independent privacy audits. In addition, in June 2014, we entered into a 10-year assurance of discontinuance with the Attorney General of Maryland implementing similar practices, including measures to prevent minors under the age of 13 from creating accounts and providing annual compliance reports. Violating existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could seriously harm our business.

Our user metrics and other estimates are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may seriously harm and negatively affect our reputation and our business.

We regularly review metrics, including our Daily Active Users and ARPU metrics, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally. For example, we believe that there are individuals who have multiple Snapchat accounts, even though we forbid that in our Terms of Service and implement measures to detect and suppress that behavior. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our Snapchat application when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such account.

Some of our demographic data may be incomplete or inaccurate. For example, because users self-report their dates of birth, our age-demographic data may differ from our users’ actual ages. And because users who signed up for Snapchat before June 2013 were not asked to supply their date of birth, we exclude those users and estimate their ages based on a sample of the self-reported ages we do have. If our Daily Active Users provide us with incorrect or incomplete information regarding their age or other attributes, then our estimates may prove inaccurate and fail to meet investor expectations.

In the past we have relied on third-party analytics providers to calculate our metrics, but today we rely primarily on our analytics platform that we developed and operate. For example, before June 2015, we used a third party that counted a Daily Active User when the application was opened or a notification was received via the application on any device. We now use an analytics platform that we developed and operate and we count a Daily Active User only when a user opens the application and only once per user per day. We believe this methodology more accurately measures our user engagement. Additionally, to align our pre-June 2015 Daily Active Users with this new methodology, we reduced our pre-June 2015 Daily Active Users by 4.8%, the amount by which we estimated the data generated by the third party was overstated. Since this adjustment is an estimate, the actual pre-June 2015 Daily Active Users may be higher or lower than our reported numbers. As a result, our metrics may not be comparable to prior periods.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of Daily Active Users were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy our growth strategies. If advertisers, partners, or investors do not perceive our user, geographic, or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our user, geographic, or other demographic metrics, our reputation may be seriously harmed. And at the same time, advertisers and partners may be less willing to allocate their budgets or resources to Snapchat, which could seriously harm our business. In addition, we measure our Daily Active Users by calculating the daily average of users across the quarter. This calculation may mask any individual months within the quarter that are significantly higher or lower than the average. For example, although Daily Active Users grew by 7% from 143 million Daily Active Users for the quarter ended June 30, 2016 to 153 million Daily Active Users for the quarter ended September 30, 2016, the growth in Daily Active Users was relatively flat in the latter part of the quarter ended September 30, 2016.

Mobile malware, viruses, hacking and phishing attacks, spamming, and improper or illegal use of Snapchat could seriously harm our business and reputation.

Mobile malware, viruses, hacking, and phishing attacks have become more prevalent in our industry, have occurred on our systems in the past, and may occur on our systems in the future. Because of our prominence, we believe that we are an attractive target for these sorts of attacks. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our users may seriously harm our reputation and our ability to retain existing users and attract new users.

In addition, spammers attempt to use our products to send targeted and untargeted spam messages to users, which may embarrass or annoy users and make our products less user friendly. We cannot be certain that the technologies that we have developed to repel spamming attacks will be able to eliminate all spam messages from our products. Our actions to combat spam may also require diversion of significant time and focus of our engineering team from improving our products. As a result of spamming activities, our users may use our products less or stop using them altogether, and result in continuing operational cost to us.

Similarly, terror and other criminal groups may use our products to promote their goals and encourage users to engage in terror and other illegal activities. We expect that as more people use our products, these groups will increasingly seek to misuse our products. Although we invest resources to combat these activities, including by suspending or terminating accounts we believe are violating our Terms of Service and Community Guidelines, we expect these groups will continue to seek ways to act inappropriately and illegally on Snapchat. Combating these groups requires our engineering team to divert significant time and focus from improving our products. In addition, we may not be able to control or stop Snapchat from becoming the preferred application of use by these groups, which may become public knowledge and seriously harm our reputation or lead to lawsuits or attention from regulators. If these activities increase on Snapchat, our reputation, user growth and user engagement, and operational cost structure could be seriously harmed.

Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation, and online-payment services. These laws can be particularly restrictive in countries outside the United States. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

Several proposals are pending before federal, state, and foreign legislative and regulatory bodies that could significantly affect our business. For example, a revision to the 1995 European Union Data Protection Directive is currently being considered by European legislative bodies that may include more stringent operational requirements for data processors and significant penalties for non-compliance. In addition, the General Data Protection Regulation in the European Union, which will go into effect on May 25, 2018, may require us to change our policies and procedures and, if we are not compliant, may seriously harm our business.

Our financial condition and results of operations will fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly results of operations have fluctuated in the past and will fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results. As a result, you should not rely on our past quarterly results of operations as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and results of operations in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	our ability to maintain and grow our user base and user engagement;

•	the development and introduction of new products or services, such as Spectacles, by us or our competitors;

•	the ability of our data service providers to scale effectively and timely provide the necessary technical infrastructure to offer our service;

•	our ability to attract and retain advertisers in a particular period;

•	seasonal fluctuations in spending by our advertisers and product usage by our users, each of which may change as our product offerings evolve or as our business grows;

•	the number of advertisements shown to users;

•	the pricing of our advertisements and other products;

•	our ability to demonstrate to advertisers the effectiveness of our advertisements;

•	the diversification and growth of revenue sources beyond current advertising;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	our ability to maintain gross margins and operating margins;

•	system failures or breaches of security or privacy;

•	inaccessibility of Snapchat due to third-party actions;

•

stock-based compensation expense, including approximately $1.7 billion that we will incur in the quarter of our initial public offering in connection with the CEO award and the vesting of RSUs subject to a performance condition and for which the service-based vesting condition was satisfied as of December 31, 2016;

•	adverse litigation judgments, settlements, or other litigation-related costs;

•	changes in the legislative or regulatory environment, including with respect to privacy, or enforcement by government regulators, including fines, orders, or consent decrees;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	fluctuations in the market values of our portfolio investments and interest rates;

•	changes in our effective tax rate;

•	announcements by competitors of significant new products or acquisitions;

•	our ability to make accurate accounting estimates and appropriately recognize revenue for our products for which there are no relevant comparable products;

•	changes in accounting standards, policies, guidance, interpretations, or principles; and

•	changes in business or macroeconomic conditions.

If we are unable to successfully grow our user base and further monetize our products, our business will suffer.

We have made, and are continuing to make, investments to enable users and advertisers to create compelling content and deliver advertising to our users. Existing and prospective Snapchat users and advertisers may not be successful in creating content that leads to and maintains user engagement. We are continuously seeking to balance the objectives of our users and advertisers with our desire to provide an optimal user experience. We do not seek to monetize all of our products and we may not be successful in achieving a balance that continues to attract and retain users and advertisers. If we are not successful in our efforts to grow our user base or if we are unable to build and maintain good relations with our advertisers, our user growth and user engagement and our business may be seriously harmed. In addition, we may expend significant resources to launch new products that we are unable to monetize, which may seriously harm our business.

Additionally, we may not succeed in further monetizing Snapchat. We currently monetize Snapchat by displaying in the application advertisements that we sell and advertisements sold by our partners. As a result, our financial performance and ability to grow revenue could be seriously harmed if:

•	we fail to increase or maintain Daily Active Users;

•	we fail to increase or maintain the amount of time spent on Snapchat or usage of our Creative Tools, Chat Service, or Storytelling Platform;

•	partners do not create engaging content for users or renew their agreements with us;

•	advertisers do not continue to introduce engaging advertisements;

•	advertisers reduce their advertising on Snapchat;

•	we fail to maintain good relationships with advertisers or attract new advertisers; or

•	the content on Snapchat does not maintain or gain popularity.

We cannot assure you that we will effectively manage our growth.

Our employee headcount and the scope and complexity of our business have increased significantly, with the number of full-time employees increasing from 600 as of December 31, 2015 to 1,859 as of December 31, 2016. We expect headcount growth to continue for the foreseeable future. The growth and expansion of our business and products create significant challenges for our management, including managing multiple relationships with users, advertisers, partners, and other third parties, and constrain operational and financial resources. If our operations or the number of third-party relationships continues to grow, our information-technology systems and our internal controls and procedures may not adequately support our operations. In addition, some members of our management do not have significant experience managing large global business operations, so our management may not be able to manage such growth effectively. To effectively manage our growth, we must continue to improve our operational, financial, and management processes and systems and effectively expand, train, and manage our employee base.

As our organization continues to grow and we are required to implement more complex organizational management structures, we may also find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products. This could negatively affect our business performance and seriously harm our business.

Our costs are growing rapidly, which could seriously harm our business or increase our losses.

Providing our products to our users is costly, and we expect our expenses, including those related to people and hosting, to grow in the future. This expense growth will continue as we broaden our user base, as users increase the number of connections and amount of content they consume and share, as we develop and implement new product features that require more computing infrastructure, and as we hire additional employees at a rapid pace to support potential future growth. Historically, our costs have increased each year due to these factors, and we expect to continue to incur increasing costs. Our costs are based on development and release of new products and the addition of users and may not be offset by a corresponding growth of our revenue. We expect to continue to invest in our global infrastructure to provide our products quickly and reliably to all users around the world, including in countries where we do not expect significant short-term monetization, if any. Our expenses may be greater than we anticipate, and our investments to make our business and our technical infrastructure more efficient may not succeed and may outpace monetization efforts. In addition, we expect to increase marketing, sales, and other operating expenses to grow and expand our operations and to remain competitive. Increases in our costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business.

Our business depends on our ability to maintain and scale our technology infrastructure. Any significant disruption to our service could damage our reputation, result in a potential loss of users and decrease in user engagement, and seriously harm our business.

Our reputation and ability to attract, retain, and serve users depends on the reliable performance of Snapchat and our underlying technology infrastructure. Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could seriously harm our business. If Snapchat is unavailable when users attempt to access it, or if it does not load as quickly as they expect, users may not return to Snapchat as often in the future, or at all. As our user base and the volume and types of information shared on Snapchat continue to grow, we will need an increasing amount of technology infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. It is possible that we may fail to effectively scale and grow our technology infrastructure to accommodate these increased demands. In addition, our business is subject to interruptions, delays, and failures resulting from earthquakes, other natural disasters, terrorism, and other catastrophic events.

A substantial portion of our network infrastructure is provided by third parties. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could seriously harm our business. Any financial or other difficulties these providers face may seriously harm our business. And because we exercise little control over these providers, we are vulnerable to problems with the services they provide.

Our business emphasizes rapid innovation and prioritizes long-term user engagement over short-term financial condition or results of operations. That strategy may yield results that sometimes don’t align with the market’s expectations. If that happens, our stock price may be negatively affected.

Our business is growing and becoming more complex, and our success depends on our ability to quickly develop and launch new and innovative products. We believe our culture fosters this goal. Our focus on complexity and quick reactions could result in unintended outcomes or decisions that are poorly received by our users, advertisers, or partners. For example, we made, and expect to continue to make, significant investments to develop and launch Spectacles and we are not yet able to determine whether users will purchase or use Spectacles in the future. Our culture also prioritizes our long-term user engagement over short-term financial condition or results of operations. We frequently make decisions that may reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate user experience and will thereby improve our financial performance over the long term. For example, we monitor how advertising on Snapchat affects our users’ experiences to ensure we do not deliver too many advertisements to our users, and we may decide to decrease the number of advertisements to ensure our users’ satisfaction in the product. In addition, we improve Snapchat based on feedback provided by our users and partners. These decisions may not produce the long-term benefits that we expect, in which case our user growth and engagement, our relationships with advertisers and partners, and our business could be seriously harmed.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be seriously harmed. If we need to license or acquire new intellectual property, we may incur substantial costs.

We aim to protect our confidential proprietary information, in part, by entering into confidentiality agreements and invention assignment agreements with all our employees, consultants, advisors, and any third parties who access or contribute to our proprietary know-how, information, or technology. We also rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our proprietary rights. In the United States and internationally, we have filed various applications to protect aspects of our intellectual property, and we currently hold a number of issued patents in multiple jurisdictions. In the future we may acquire additional patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. In addition, we regularly contribute software source code under open-source licenses and have made other technology we developed available under other open licenses, and we include open-source software in our products. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open-source software or derivative works that we have developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation and could require us to make our software source code freely available, seek licenses from third parties to continue offering our products for certain uses, or cease offering the products associated with such software unless and until we can re-engineer them to avoid infringement, which may be very costly. For example, in January 2017, Vaporstream, Inc. filed a complaint against us in the U.S. District Court for the Central District of California. The complaint, which seeks injunctive relief among other remedies, alleges that certain Snapchat features infringe several Vaporstream patents. While we believe their claims are meritless, an unfavorable outcome in this litigation could seriously harm our business. If we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could seriously harm our business.

If our users do not continue to contribute content or their contributions are not perceived as valuable to other users, we may experience a decline in user growth, retention, and engagement on Snapchat, which could result in the loss of advertisers and revenue.

Our success depends on our ability to provide Snapchat users with engaging content, which in part depends on the content contributed by our users. If users, including influential users such as world leaders, government officials, celebrities, athletes, journalists, sports teams, media outlets, and brands, do not continue to contribute engaging content to Snapchat, our user growth, retention, and engagement may decline. That, in turn, may impair our ability to maintain good relationships with our advertisers or attract new advertisers, which may seriously harm our business and financial performance.

Foreign government initiatives to restrict access to Snapchat in their countries could seriously harm our business.

Foreign data protection, privacy, consumer protection, content regulation, and other laws and regulations are often more restrictive than those in the United States. Foreign governments may censor Snapchat in their countries, restrict access to Snapchat from their countries entirely, or impose other restrictions that may affect their citizens’ ability to access Snapchat for an extended period of time or even indefinitely. If foreign governments think we are violating their laws, or for other reasons, they may seek to restrict access to Snapchat, which would give our competitors an opportunity to penetrate geographic markets that we cannot access. As a result, our user growth, retention, and engagement may be seriously harmed, and we may not be able to maintain or grow our revenue as anticipated and our business could be seriously harmed. For example, access to Google, which currently powers our infrastructure, is restricted in China, and we do not know if we will be able to enter the market in a manner acceptable to the Chinese government.

Our users may increasingly engage directly with our partners instead of through Snapchat, which may negatively affect our advertising revenue and seriously harm our business.

We allow partners to display their advertisements on Snapchat. Using our products, some partners not only can interact directly with our users, but can also direct our users to content on the partner’s website directly. When users visit a partner’s website, we do not deliver advertisements to these websites. So, if our partners’ websites draw users away from Snapchat, the sort of user activity that generates advertising opportunities may decline, which could negatively affect our advertising revenue. Although we believe that Snapchat reaps significant long-term benefits from increased user engagement on content on Snapchat provided by our partners, these benefits may not offset the possible loss of advertising revenue, in which case our business could be seriously harmed.

If events occur that damage our reputation and brand, our ability to expand our user base, advertisers, and partners may be impaired, and our business may be seriously harmed.

We have developed a brand that we believe has contributed to our success. We also believe that maintaining and enhancing our brand is critical to expanding our user base, advertisers, and partners. Because many of our users join Snapchat on the invitation or recommendation of a friend or family member, one of our primary focuses is on ensuring that our users continue to view Snapchat and our brand favorably so that these referrals continue. Maintaining and enhancing our brand will depend largely on our ability to continue to provide useful, novel, fun, reliable, trustworthy, and innovative products, which we may not do successfully. We may introduce new products or require our users to agree to new terms of service related to new and existing products that users do not like, which may negatively affect our brand. Additionally, our partners’ actions may affect our brand if users do not appreciate what those partners do on Snapchat. In the past, we have experienced, and we expect that in the future we will continue to experience, media, legislative, and regulatory scrutiny of our decisions regarding user privacy or other issues, which may seriously harm our reputation and brand. We may also fail to adequately support the needs of our users, advertisers, or partners, which could erode confidence in our brand. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business may be seriously harmed.

Unfavorable media coverage could seriously harm our business.

We and our founders receive a high degree of media coverage globally. Unfavorable publicity regarding us, for example, our privacy practices, product changes, product quality, litigation, or regulatory activity, or regarding the actions of our partners or our users, could seriously harm our reputation. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our user base and result in decreased revenue or slower user growth rates, which could seriously harm our business.

If we are not successful in expanding and operating our business in international markets, we may need to lay off employees in those markets, which may seriously harm our reputation and business.

We have rapidly expanded to new international markets, including areas where we do not yet understand the full scope of commerce and culture. In connection with this rapid international expansion we have also hired new employees in many of these markets. This rapid expansion may:

•	impede our ability to continuously monitor the performance of our international employees;

•	result in hiring of employees who may not yet fully understand our business, products, and culture; and

•	cause us to expand in markets that may lack the culture and infrastructure needed to adopt our products.

These issues may eventually lead to layoffs of employees in these markets and may harm our ability to grow our business in these markets.

We anticipate spending substantial funds in connection with the tax liabilities on the initial settlement of RSUs in connection with this offering. The manner in which we fund these tax liabilities may have an adverse effect on our financial condition.

Given the large number of RSUs that will initially settle in connection with our initial public offering, we anticipate that we will expend substantial funds to satisfy tax withholding and remittance obligations on the effective date of our registration statement. On the settlement date, we plan to withhold and remit income taxes at applicable statutory rates based on the then-current value of the underlying shares. We currently expect that the average of these withholding tax rates will be approximately 47%. Based on the initial public offering price of $17.00 per share of Class A common stock, we estimate that this tax obligation will be approximately $195.2 million in the aggregate. To settle these RSUs, assuming an approximate 47% tax withholding rate, we anticipate that we will net-settle the awards by delivering an aggregate of approximately 13.1 million shares of Class A common stock and Class B common stock to RSU holders and withholding an aggregate of approximately 11.5 million shares of Class A common stock and Class B common stock, based on RSUs outstanding as of December 31, 2016 for which the service-based requirement was satisfied on that day. In connection with these net settlements, we will withhold and remit the tax liabilities on behalf of the RSU holders in cash to the applicable tax authorities.

To fund the withholding and remittance obligations, we may sell equity securities near the initial settlement date in an amount that is substantially equivalent to the number of shares of common stock that we withhold in connection with these net settlements, such that the newly issued shares should not be dilutive. However, in the event that we issue equity securities, we cannot assure you that we will be able to successfully match the proceeds to the amount of this tax liability. In addition, any such equity financing could result in a decline in our stock price. If we elect not to fully fund tax withholding and remittance obligations through the issuance of equity or we are unable to complete such an offering due to market conditions or otherwise, we may choose to borrow funds under our credit facility, use a substantial portion of our existing cash, including funds raised in this offering, or rely on a combination of these alternatives. In the event that we elect to satisfy tax withholding and remittance obligations in whole or in part by drawing on our credit facility, our interest expense and principal repayment requirements could increase significantly, which could have an adverse effect on our financial condition or results of operations.

Our products are highly technical and may contain undetected software bugs or hardware errors, which could manifest in ways that could seriously harm our reputation and our business.

Our products are highly technical and complex. Snapchat and Spectacles, or any other products we may introduce in the future, may contain undetected software bugs, hardware errors, and other vulnerabilities. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products. We have a practice of rapidly updating our products and some errors in our products may be discovered only after a product has been shipped and used by users, and may in some cases be detected only under certain circumstances or after extended use. Spectacles, as an eyewear product, is regulated by the U.S. Food and Drug Administration, or the FDA, and may malfunction in a way that physically harms a user. We offer a limited one-year warranty in the United States and any such defects discovered in our products after commercial release could result in a loss of sales and users, which could seriously harm our business. Any errors, bugs, or vulnerabilities discovered in our code after release could damage our reputation, drive away users, lower revenue, and expose us to damages claims, any of which could seriously harm our business.

We could also face claims for product liability, tort, or breach of warranty. In addition, our product contracts with users contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. In addition, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be seriously harmed.

As our business expands, we may offer credit to our partners to stay competitive, and as a result we may be exposed to credit risk of some of our partners, which may seriously harm our business.

As our business continues to grow and expand, we may decide to engage in business with some of our partners on an open credit basis. While we may monitor individual partner payment capability when we grant open credit arrangements and maintain allowances we believe are adequate to cover exposure for doubtful accounts, we cannot assure investors these programs will be effective in managing our credit risks in the future, especially as we expand our business internationally and engage with partners that we may not be familiar with. If we are unable to adequately control these risks, our business could be seriously harmed.

We may be subject to regulatory investigations and proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a way that could seriously harm our business.

It is possible that a regulatory inquiry might force us to change our policies or practices. And were we to violate existing or future regulatory orders or consent decrees, we might incur substantial monetary fines and other penalties that could seriously harm our business. In addition, it is possible that future orders issued by, or enforcement actions initiated by, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a way that could seriously harm our business.

For example, in December 2014, the FTC resolved an investigation into some of our early practices by issuing a final order. That order requires, among other things, that we establish a robust privacy program to govern how we treat user data. During the 20-year term of the order, we must complete bi-annual independent privacy audits. In addition, in June 2014, we entered into a 10-year assurance of discontinuance with the Attorney General of Maryland implementing similar practices, including measures to prevent minors under the age of 13 from creating accounts and providing annual compliance reports. Violating existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could seriously harm our business. Similarly, we may be subject to additional general inquiries from time to time, which may seriously harm our business.

We are currently, and expect to be in the future, party to patent lawsuits and other intellectual property claims that are expensive and time-consuming. If resolved adversely, lawsuits and claims could seriously harm our business.

Companies in the mobile, camera, communication, media, internet, and other technology-related industries own large numbers of patents, copyrights, trademarks, trade secrets, and other intellectual property rights, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents, copyrights, trademarks, trade secrets, and other intellectual property rights often attempt to aggressively assert their rights to extract value from technology companies. Furthermore, from time to time we may introduce new products or make other business changes, including in areas where we currently do not compete, which could increase our exposure to patent, copyright, trademark, trade secret, and other intellectual property rights claims from competitors and non-practicing entities. From time to time, we receive letters from patent holders alleging that some of our products infringe their patent rights and from trademark holders alleging infringement of their trademark rights. We have been subject to litigation with respect to third-party patents, trademarks, and other intellectual property and we expect to continue to be subject to intellectual property litigation.

We rely on a variety of statutory and common-law frameworks for the content we provide our users, including the Digital Millennium Copyright Act, or DMCA, the Communications Decency Act, or CDA, and the fair-use doctrine. The DMCA limits, but does not necessarily eliminate, our potential liability for caching, hosting, listing, or linking to third-party content that may include materials that infringe copyrights or other rights. The CDA further limits our potential liability for content uploaded onto Snapchat by third parties. And the fair-use doctrine (and related doctrines in other countries) limits our potential liability for featuring third-party intellectual property content produced by Snap Inc. for purposes such as reporting, commentary, and parody. However, each of these statutes and doctrines is subject to uncertain judicial interpretation and regulatory and legislative amendments. Moreover, some of them provide protection only or primarily in the United States. If the rules around these doctrines change, if international jurisdictions refuse to apply similar protections, or if a court were to disagree with our application of those rules to our service, we could incur liability and our business could be seriously harmed.

From time to time, we are involved in class-action lawsuits and other litigation matters that are expensive and time-consuming. If resolved adversely, lawsuits and other litigation matters could seriously harm our business.

We are involved in numerous lawsuits, including putative class action lawsuits brought by users, many of which claim statutory damages. We anticipate that we will continue to be a target for lawsuits in the future. Because we have millions of users, the plaintiffs in class-action cases filed against us typically claim enormous monetary damages in the aggregate even if the alleged per-user harm is small or non-existent. Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed on appeal, or we may decide to settle lawsuits on similarly unfavorable terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to our products or business practices, and accordingly our business could be seriously harmed. Although the results of lawsuits and claims cannot be predicted with certainty, we do not believe that the final outcome of those matters that we currently face will seriously harm our business. However, defending these claims is costly and can impose a significant burden on management and employees, and we may receive unfavorable preliminary, interim, or final rulings in the course of litigation, which could seriously harm our business.

We do not have manufacturing capabilities and depend on a single contract manufacturer. If we encounter problems with this contract manufacturer or if the manufacturing process stops or is delayed for any reason, we may not deliver our hardware products, such as Spectacles, to our customers on time, which may seriously harm our business.

We have limited manufacturing experience for our only physical product, Spectacles, and we do not have any internal manufacturing capabilities. Instead, we rely on one contract manufacturer to build Spectacles. Our contract manufacturer is vulnerable to capacity constraints and reduced component availability, and our control over delivery schedules, manufacturing yields, and costs, particularly when components are in short supply, or if we introduce a new product or feature, is limited. In addition, we have limited control over our manufacturer’s quality systems and controls, and therefore must rely on our manufacturer to manufacture our products to our quality and performance standards and specifications. Delays, component shortages, including custom components that are manufactured for us at our direction, and other manufacturing and supply problems could impair the distribution of our products and ultimately our brand. Furthermore, any adverse change in our contract manufacturer’s financial or business condition could disrupt our ability to supply our products to our retailers and distributors. If we are required to change our contract manufacturer or assume internal manufacturing operations, we may lose revenue, incur increased costs, and damage our reputation and brand. Qualifying a new contract manufacturer and commencing production is expensive and time-consuming. In addition, if we experience increased demand for our products, we may need to increase our component purchases, contract-manufacturing capacity and internal test and quality functions. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products could delay our order fulfillment, and may require us to change the design of our products to meet this increased demand. Any redesign would require us to re-qualify our products with any applicable regulatory bodies, which would be costly and time-consuming. This may lead to unsatisfied customers and users and increase costs to us, which could seriously harm our business.

Components used in our products may fail as a result of a manufacturing, design, or other defect over which we have no control, and render our devices inoperable.

We rely on third-party component suppliers to provide some of the functionalities needed to operate and use our products, such as Spectacles. Any errors or defects in that third-party technology could result in errors in our products that could seriously harm our business. If these components have a manufacturing, design, or other defect, they can cause our products to fail and render them permanently inoperable. For example, the typical means by which our Spectacles product connects to mobile devices is by way of a Bluetooth transceiver located in the Spectacles product. If the Bluetooth transceiver in our Spectacles product were to fail, it would not be able to connect to a user’s mobile device and Spectacles would not be able to deliver any content to the mobile device and the Snapchat application. As a result, we would have to replace these products at our sole cost and expense. Should we have a widespread problem of this kind, the reputational damage and the cost of replacing these products could seriously harm our business.

The FDA and other state and foreign regulatory agencies regulate Spectacles. We may develop future products that are regulated as medical devices by the FDA. Government authorities, primarily the FDA and corresponding regulatory agencies, regulate the medical device industry. Unless there is an exemption, we must obtain regulatory approval from the FDA and corresponding agencies before we can market or sell a new regulated product or make a significant modification to an existing product. Obtaining regulatory clearances to market a medical device can be costly and time-consuming, and we may not be able to obtain these clearances or approvals on a timely basis, or at all, for future products. Any delay in, or failure to receive or maintain, clearance or approval for any medical device products under development could prevent us from launching new products. We could seriously harm our business and the ability to sell our products if we experience any product problems requiring FDA reporting, if we fail to comply with applicable FDA and other state or foreign agency regulations, or if we are subject to enforcement actions such as fines, civil penalties, injunctions, product recalls, or failure to obtain FDA or other regulatory clearances or approvals.

Our offices are dispersed in various cities, and we do not have a designated headquarters office, which may negatively affect employee morale and could seriously harm our business.

We have many offices, both domestic and abroad, with our principal offices being located in Venice, California. But we do not have one designated headquarters office in Venice; we instead have many office buildings that are dispersed throughout the city. This diffuse structure may prevent us from fostering positive employee morale and encouraging social interaction among our employees and different business units. Moreover, because our office buildings are dispersed throughout the area, we may be unable to adequately oversee employees and business functions. If we cannot compensate for these and other issues caused by this geographically dispersed office structure, we may lose employees, which could seriously harm our business.

We may face lawsuits or incur liability based on information retrieved from or transmitted over the internet and then posted to Snapchat.

We have faced, currently face, and will continue to face claims relating to information that is published or made available on Snapchat. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights, rights of publicity and privacy, and personal injury torts. For example, we do not monitor or edit content that we license from our partners on Snapchat. This risk is enhanced in certain jurisdictions outside the United States where our protection from liability for third-party actions may be unclear and where we may be less protected under local laws than we are in the United States. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business could be seriously harmed.

We plan to continue expanding our operations abroad where we have limited operating experience and may be subject to increased business and economic risks that could seriously harm our business.

We plan to continue expanding our business operations abroad and translating our products into other languages. Snapchat is currently available in more than 20 languages, and we have offices in more than five countries. We plan to enter new international markets where we have limited or no experience in marketing, selling, and deploying our products. If we fail to deploy or manage our operations in international markets successfully, our business may suffer. In the future, as our international operations increase, or more of our expenses are denominated in currencies other than the U.S. dollar, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•	political, social, and economic instability;

•	risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, and unexpected changes in laws, regulatory requirements, and enforcement;

•	potential damage to our brand and reputation due to compliance with local laws, including potential censorship and requirements to provide user information to local authorities;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	complying with multiple tax jurisdictions;

•	enhanced difficulties of integrating any foreign acquisitions;

•

complying with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements;

•	reduced protection for intellectual-property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and compliance costs associated with multiple international locations;

•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;

•	import and export restrictions and changes in trade regulation;

•	complying with statutory equity requirements;

•	complying with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar laws in other jurisdictions; and

•	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control.

If we are unable to expand internationally and manage the complexity of our global operations successfully, our business could be seriously harmed.

New legislation that would change U.S. or foreign taxation of international business activities or other tax-reform policies could seriously harm our business.

Reforming the taxation of international businesses has been a priority for U.S. politicians, and key members of the legislative and executive branches have proposed a wide variety of potential changes. Certain changes to U.S. tax laws, including limitations on the ability to defer U.S. taxation on earnings outside of the United States until those earnings are repatriated to the United States, could affect the tax treatment of our foreign earnings, as well as cash and cash-equivalent balances we maintain outside the United States. Due to the large and expanding scale of our international business activities, any changes in the U.S. or foreign taxation of such activities may increase our worldwide effective tax rate and the amount of taxes we pay and seriously harm our business.

Exposure to United Kingdom political developments, including the outcome of the referendum on membership in the European Union, could be costly and difficult to comply with and could seriously harm our business.

In June 2016, a referendum was passed in the United Kingdom to leave the European Union, commonly referred to as “Brexit.” This decision creates an uncertain political and economic environment in the United Kingdom and other European Union countries, even though the formal process for leaving the European Union may take years to complete. We have licensed a portion of our intellectual property to our United Kingdom subsidiary and intend to base a significant portion of our non-U.S. operations in the United Kingdom. The long-term nature of the United Kingdom’s relationship with the European Union is unclear and there is considerable uncertainty when any relationship will be agreed and implemented. The political and economic instability created by Brexit has caused and may continue to cause significant volatility in global financial markets and uncertainty regarding the regulation of data protection in the United Kingdom. Brexit could also have the effect of disrupting the free movement of goods, services, and people between the United Kingdom, the European Union, and elsewhere. The full effect of Brexit is uncertain and depends on any agreements the United Kingdom may make to retain access to European Union markets. Consequently, no assurance can be given about the impact of the outcome and our business, including operational and tax policies, may be seriously harmed or require reassessment if our European operations or presence become a significant part of our business.

We plan to continue to make acquisitions, which could require significant management attention, disrupt our business, dilute our stockholders, and seriously harm our business.

As part of our business strategy, we have made and intend to make acquisitions to add specialized employees and complementary companies, products, and technologies. Our ability to acquire and successfully integrate larger or more complex companies, products, and technologies is unproven. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by users, advertisers, partners, or investors. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or use the acquired products, technology, and personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt, or issue equity securities to pay for any acquisition, any of which could seriously harm our business. Selling equity to finance any such acquisitions would also dilute our stockholders. Incurring debt would increase our fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

In addition, on average, it has historically taken us approximately one year after the closing of an acquisition to finalize the purchase price allocation. Therefore, it is possible that our valuation of an acquisition may change and result in unanticipated write-offs or charges, impairment of our goodwill, or a material change to the fair value of the assets and liabilities associated with a particular acquisition, any of which could seriously harm our business.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A common stock to fund an acquisition would cause economic dilution to existing stockholders but not voting dilution. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our non-voting Class A common stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.

If we default on our credit obligations, our operations may be interrupted and our business could be seriously harmed.

We have a credit facility that we may draw on to finance our operations, acquisitions, and other corporate purposes, such as funding our tax-withholding and remittance obligations in connection with settling RSUs. If we default on these credit obligations, our lenders may:

•	require repayment of any outstanding amounts drawn on our credit facility;

•	terminate our credit facility; and

•	require us to pay significant damages.

If any of these events occur, our operations may be interrupted and our ability to fund our operations or obligations, as well as our business, could be seriously harmed. In addition, our credit facility contains operating covenants, including customary limitations on the incurrence of certain indebtedness and liens, restrictions on certain intercompany transactions, and limitations on the amount of dividends and stock repurchases. Our ability to comply with these covenants may be affected by events beyond our control, and breaches of these covenants could result in a default under the credit facility and any future financial agreements into which we may enter. If not waived, defaults could cause our outstanding indebtedness under our credit facility and any future financing agreements that we may enter into to become immediately due and payable. For more information on our credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We may have exposure to greater-than-anticipated tax liabilities, which could seriously harm our business.

Our income tax obligations are based on our corporate operating structure and third-party and intercompany arrangements, including the manner in which we develop, value, and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our international business activities, including the laws of the United States and other jurisdictions, are subject to change and uncertain interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology, intercompany arrangements, or transfer pricing, which could increase our worldwide effective tax rate and the amount of taxes we pay and seriously harm our business. Taxing authorities may also determine that the manner in which we operate our business is not consistent with how we report our income, which could increase our effective tax rate and the amount of taxes we pay and seriously harm our business. In addition, our future income taxes could fluctuate because of earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We are subject to regular review and audit by U.S. federal and state and foreign tax authorities. Any adverse outcome from a review or audit could seriously harm our business. In addition, determining our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements for such period or periods and may seriously harm our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, each of which could seriously harm our business.

As of December 31, 2016, we had U.S. federal net operating loss carryforwards of approximately $73.7 million and state net operating loss carryforwards of approximately $146.3 million. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. In the event that it is determined that we have in the past experienced an ownership change, or if we experience one or more ownership changes as a result of this offering or future transactions in our stock, then we may be limited in our ability to use our net operating loss carryforwards and other tax assets to reduce taxes owed on the net taxable income that we earn. Any limitations on the ability to use our net operating loss carryforwards and other tax assets could seriously harm our business.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings, which could seriously harm our business.

Under U.S. generally accepted accounting principles, or GAAP, we review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. As of December 31, 2016, we had recorded a total of $395.1 million of goodwill and intangible assets, net related to our acquisitions. An adverse change in market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or intangible assets. Any such material charges may seriously harm our business.

We cannot be certain that additional financing will be available on reasonable terms when needed, or at all, which could seriously harm our business.

We have incurred net losses and negative cash flow from operations for all prior periods, and we may not achieve or maintain profitability. As a result, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. To the extent we use available funds or draw on our credit facility, we may need to raise additional funds and we cannot assure investors that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Class A common stock, and our existing stockholders may experience dilution. In the event that we are unable to obtain additional financing on favorable terms, our interest expense and principal repayment requirements could increase significantly, which could seriously harm our business.

Payment transactions using Snapcash or future products may subject us to additional regulatory requirements and other risks that could be costly and difficult to comply with and could seriously harm our business.

Our users can use Snapchat to send cash to other users using our Snapcash feature. Depending on how our Snapcash product evolves or whether we develop additional commerce products in the future, we may be subject to a variety of laws and regulations in the United States, Europe, and elsewhere, including those governing money transmission, gift cards, and other prepaid access instruments, electronic funds transfers, anti-money laundering, counter-terrorist financing, gambling, banking and lending, and import and export restrictions. Although we currently use the service of a third party to provide the Snapcash feature, these laws may apply to us in some jurisdictions. To increase flexibility in how our use of Snapcash may evolve and to mitigate regulatory uncertainty, we may be required to apply for certain money-transmitter licenses in the United States, which may generally require us to demonstrate compliance with many domestic laws in these areas. Our efforts to comply with these laws and regulations could be costly and divert management’s time and effort and may still not guarantee compliance. If we are found to violate any of these legal or regulatory requirements, we may be subject to monetary fines or other penalties, such as a cease-and-desist order, or we may be required to make product changes, any of which could seriously harm our business. Moreover, the Snapcash product is not enabled on Snapchat by default, and our users must manually enable the feature within the application, which may prevent the Snapcash product from gaining traction with our users or becoming a material part of our business. We have not recognized revenue related to Snapcash to date.

In addition, we may be subject to a variety of additional risks as a result of Snapcash, including:

•	increased costs and diversion of management time and effort and other resources to deal with bad transactions or customer disputes;

•	potential fraudulent or otherwise illegal activity by users or third parties;

•	restrictions on the investment of consumer funds used to make Snapcash transactions; and

•	additional disclosure and reporting requirements.

If any of these risks occurs, our business may be seriously harmed.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Common Stock

Holders of Class A common stock have no voting rights. As a result, holders of Class A common stock will not have any ability to influence stockholder decisions.

Class A common stockholders, including those purchasing Class A common stock in this offering, have no voting rights, unless required by Delaware law. As a result, all matters submitted to stockholders will be decided by the vote of holders of Class B common stock and Class C common stock. Mr. Spiegel and Mr. Murphy will have control of approximately 89.0% of our voting power after this offering, and potentially either one of them alone, have the ability to control the outcome of all matters submitted to our stockholders for approval. In addition, because our Class A common stock carries no voting rights (except as required by Delaware law), the issuance of the Class A common stock, in this offering or future offerings, in future stock-based acquisition transactions, and to fund employee equity incentive programs, could prolong the duration of Mr. Spiegel’s and Mr. Murphy’s current relative ownership of our voting power and their ability to elect certain directors and to determine the outcome of all matters submitted to a vote of our stockholders. This concentrated control eliminates other stockholders’ ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

We are not aware of any other company that has completed an initial public offering of non-voting stock on a U.S. stock exchange. We therefore cannot predict the impact our capital structure and the concentrated control by our founders may have on our stock price or our business.

Although other U.S.-based companies have publicly traded classes of non-voting stock, to our knowledge, no other company has completed an initial public offering of non-voting stock on a U.S. stock exchange. We cannot predict whether this structure, combined with the concentrated control by Mr. Spiegel and Mr. Murphy, will result in a lower trading price or greater fluctuations in the trading price of our Class A common stock as compared to the market price were we to sell voting stock in this offering, or will result in adverse publicity or other adverse consequences.

Because our Class A common stock is non-voting, we and our stockholders are exempt from certain provisions of U.S. securities laws. This may limit the information available to holders of our Class A common stock.

Because our Class A common stock is non-voting, significant holders of our common stock are exempt from the obligation to file reports under Sections 13(d), 13(g), and 16 of the Exchange Act. These provisions generally require periodic reporting of beneficial ownership by significant stockholders. Our directors and officers are required to file reports under Section 16 of the Exchange Act. Our significant stockholders, other than directors and officers, are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. As such, stockholders will be unable to bring derivative claims for disgorgement of profits for trades by significant stockholders under Section 16(b) of the Exchange Act unless the significant stockholders are also directors or officers.

Since our Class A common stock will be our only class of stock registered under Section 12 of the Exchange Act and that class is non-voting, we will not be required to file proxy statements or information statements under Section 14 of the Exchange Act, unless a vote of the Class A common stock is required by applicable law. Accordingly, legal causes of action and remedies under Section 14 of the Exchange Act for inadequate or misleading information in proxy statements may not be available to holders of our Class A common stock. If we do not deliver any proxy statements, information statements, annual reports, and other information and reports to the holders of our Class B common stock and Class C common stock, then we will similarly not provide any of this information to holders of our Class A common stock. Because we are not required to file proxy statements or information statements under Section 14 of the Exchange Act, any proxy statement, information statement, or notice of our annual meeting may not include all information under Section 14 of the Exchange Act that a public company with voting securities registered under Section 12 of the Exchange Act would be required to provide to its stockholders. Most of that information, however, will be reported in other public filings. For example, disclosures required by Part III of Form 10-K as well as disclosures required by the NYSE that are customarily included in a proxy statement will be included in our Form 10-K, rather than a proxy statement. But some information required in a proxy statement or information statement is not required in any other public filing. For example, we will not be required to comply with the proxy access rules under Section 14 of the Exchange Act. If we take any action in an extraordinary meeting of stockholders where the holders of Class A common stock are not entitled to vote, we will not be required to provide the information required under Section 14 of the Exchange Act. Nor will we be required to file a preliminary proxy statement under Section 14 of the Exchange Act. Since that information is also not required in a Form 10-K, holders of Class A common stock may not receive the information required under Section 14 of the Exchange Act with respect to extraordinary meetings of stockholders. In addition, we will not be subject to the “say-on-pay” and “say-on-frequency” provisions of the Dodd–Frank Act. As a result, our stockholders will not have an opportunity to provide a non-binding vote on the compensation of our executive officers. Moreover, holders of our Class A common stock will be unable to bring matters before our annual meeting of stockholders or nominate directors at such meeting, nor can they submit stockholder proposals under Rule 14a-8 of the Exchange Act. For more information regarding our reporting obligations, see “Where You Can Find Additional Information.”

The market price of our Class A common stock may be volatile or may decline steeply or suddenly regardless of our operating performance and we may not be able to meet investor or analyst expectations. You may not be able to resell your shares at or above the initial public offering price and may lose all or part of your investment.

The initial public offering price for our Class A common stock was determined through negotiations between the underwriters and us, and may vary from the market price of our Class A common stock following our initial public offering. If you purchase shares of our Class A common stock in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the market price following our initial public offering will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time before our initial public offering. The market price of our Class A common stock may fluctuate or decline significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our user growth, retention, engagement, revenue, or other operating results;

•	variations between our actual operating results and the expectations of securities analysts, investors, and the financial community;

•	our plans to not provide quarterly or annual financial guidance or projections;

•

any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information, or our failure to meet expectations based on this information;

•

actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	whether investors or analysts view our stock structure unfavorably, particularly our non-voting Class A common stock and the significant voting control of our co-founders;

•

additional shares of our common stock being sold into the market by us or our existing stockholders, or the anticipation of such sales, including if we issue shares to satisfy RSU-related tax obligations or if existing stockholders sell shares into the market when applicable “lock-up” periods end;

•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	announcements by us or estimates by third parties of actual or anticipated changes in the size of our user base or the level of user engagement;

•	changes in operating performance and stock market valuations of technology companies in our industry, including our partners and competitors;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	lawsuits threatened or filed against us;

•	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and

•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and seriously harm our business.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the closing of our initial public offering could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Class A common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the trading price of our Class A common stock by acting to discourage, delay, or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions include the following:

•

our amended and restated certificate of incorporation provides for a tri-class capital stock structure. As a result of this structure, after the offering, Mr. Spiegel and Mr. Murphy will control all stockholder decisions. As a result of Mr. Spiegel’s RSU award, Mr. Spiegel alone may exercise voting control over our outstanding capital stock. If they vote together, they will have control over all stockholder matters. This includes the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets. This concentrated control could discourage others from initiating any potential merger, takeover, or other change-of-control transaction that other stockholders may view as beneficial. As noted above, the issuance of the Class A common stock dividend, and any future issuances of Class A common stock dividends, could have the effect of prolonging the influence of Mr. Spiegel and Mr. Murphy on the company;

•

our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates; and

•

our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our Class A common stock. For information regarding these and other provisions, see “Description of Capital Stock—Anti-Takeover Provisions.”

An active trading market for our Class A common stock may never develop or be sustained.

Our Class A common stock has been approved for listing on the NYSE under the symbol “SNAP.” However, we cannot assure you that an active trading market for our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A common stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders, including employees and service providers who obtain equity, sell, or indicate an intention to sell, substantial amounts of our Class A common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our Class A common stock could decline. Based on shares outstanding as of December 31, 2016, on the closing of this offering, we will have outstanding a total of 661,834,416 shares of Class A common stock, 279,490,968 shares of Class B common stock, and 215,887,848 shares of Class C common stock, assuming no exercise of outstanding options, and after giving effect to the conversion of all of our outstanding shares of Series FP preferred stock into shares of Class C common stock and all other outstanding shares of our preferred stock into shares of Class B common stock on the closing of this offering, the net issuance of shares of Class A and Class B common stock on the closing of this offering, and the sale of Class A common stock by the selling stockholders in this offering (excluding the underwriters’ option to purchase additional shares). Of these shares, only the shares of Class A common stock sold in this offering will be freely tradable, without restriction, in the public market immediately after the offering. Each of our directors, executive officers, and other holders of substantially all our outstanding shares have entered into lock-up agreements with the underwriters that restrict their ability to sell or transfer their shares. The lock-up agreements pertaining to this offering will expire 150 days after the date of this prospectus; provided, that such restricted period will end ten business days prior to the scheduled closure of our trading window for the first full fiscal quarter completed after the date of this prospectus if (i) such restricted period ends during or within ten business days prior to the scheduled closure of such trading window and (ii) such restricted period will end at least 120 days after the date of this prospectus. We anticipate that the scheduled trading window closure for the first full quarter after the date of this prospectus will begin on June 10, 2017 and open after the first full trading day following our announcement of earnings for that quarter. However, either Morgan Stanley & Co. LLC or Goldman, Sachs & Co. may, in its sole discretion, waive the contractual lock-up before the lock-up agreements expire. We expect approximately 50 million shares of our Class A common stock purchased by investors in this offering will be subject to a separate lock-up agreement with us providing for a restricted period of one year following the date of this prospectus. These agreements will reduce the number of our shares available for sale in the public market during their term. We may, in our sole discretion, waive any of these lock-up agreements before the restricted period expires. There are currently no binding commitments for investors to purchase these shares or enter into these agreements and the actual number of shares purchased by these investors in the offering or subject to these lock-up agreements may be more or less. After the lock-up agreements expire, all 1,157,213,232 shares outstanding as of December 31, 2016 (assuming the closing of the offering) will be eligible for sale in the public market, of which 625,316,324 shares are held by directors, executive officers, and other affiliates and will be subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. In addition, 175,832,771 shares of Class A common stock and 49,766,414 shares of Class B common stock are subject to outstanding stock options and RSUs as of December 31, 2016, and outstanding RSUs and stock options to purchase an aggregate of 27,255,247 shares of Class A common stock and no shares of Class B common stock were granted subsequent to December 31, 2016. These shares will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements, and Rules 144 and 701 of the Securities Act. We intend to file a registration statement on Form S-8 under the Securities Act covering all the shares of Class A common stock subject to stock options outstanding and reserved for issuance under our stock plans. This registration statement will become effective immediately on filing, and shares covered by this registration statement will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements described above. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our Class A common stock could decline.

You should rely only on statements made in this prospectus in determining whether to purchase our shares, not on information in public media that is published by third parties.

You should carefully read and evaluate all the information in this prospectus. In the past, we have received, and may continue to receive, a high degree of media coverage. This includes coverage that is not attributable to statements made by our officers or employees or incorrectly reports on statements made by our officers or employees. In addition, coverage may be misleading if it omits information provided by us, our officers, or employees or public data. You should rely only on the information contained in this prospectus in determining whether to purchase our shares of Class A common stock.

We have broad discretion in how we may use the net proceeds from our initial public offering, and we may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. Our management will have broad discretion in applying the net proceeds we receive from this offering. We may use the net proceeds for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. We may also use some of the net proceeds to satisfy tax withholding obligations related to the vesting of RSUs, which will begin to vest after the completion of this offering. We may also spend or invest these proceeds in a way with which our stockholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed. Pending their use, the net proceeds from our initial public offering may be invested in a way that does not produce income or that loses value.

If securities or industry analysts either do not publish research about us, or publish inaccurate or unfavorable research about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the trading price or trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our Class A common stock, provide a more favorable recommendation about our competitors, or publish inaccurate or unfavorable research about our business, our Class A common stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume to decline.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of this offering. However, so long as our Class A common stock remains both non-voting and our only publicly traded class of stock, we will not be subject to the requirements of holding nonbinding advisory votes on executive compensation and any golden parachute payments because we would not be subject to the provisions of the Dodd-Frank Act mandating advisory votes. Our status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which we have more than $1.0 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our Class A common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this accommodation allowing for delayed adoption of new or revised accounting standards, and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We do not intend to pay cash dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any cash dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases. In addition, our credit facility includes restrictions on our ability to pay cash dividends.

We have previously identified material weaknesses in our internal control over financial reporting, and if we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our Class A common stock may be seriously harmed.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in those internal controls, subject to any exemptions that we avail ourselves to under the JOBS Act. For example, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing internal control over financial reporting required to comply with this obligation. That process is time-consuming, costly, and complicated.

We and our prior independent registered public accounting firm, PricewaterhouseCoopers LLP, identified material weaknesses in our internal control over financial reporting, for the year ended December 31, 2014, related to the lack of sufficient qualified accounting personnel, which led to incorrect application of generally accepted accounting principles, insufficiently designed segregation of duties, and insufficiently designed controls over business processes, including the financial statement close and reporting processes with respect to the development of accounting policies, procedures, and estimates. After these material weaknesses were identified, management implemented a remediation plan that included hiring key accounting personnel, creating a formal month-end close process, and establishing more robust processes supporting internal controls over financial reporting, including accounting policies, procedures, and estimates. As of December 31, 2015, we have implemented controls sufficient to remediate the material weaknesses. Our remediation efforts are complete and we did not incur any material costs.

If we identify future material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion or expresses a qualified or adverse opinion about the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, and other regulatory authorities, which could require additional financial and management resources.

The requirements of being a public company may strain our resources, result in more litigation, and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Complying with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

By disclosing information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

If you purchase shares of our Class A common stock in our initial public offering, you will experience substantial and immediate dilution.

The initial public offering price of $17.00 per share is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. If you purchase shares of our Class A common stock in our initial public offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of $14.14 per share as of December 31, 2016, based on the initial public offering price of $17.00 per share. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the Class A common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution when those holding options exercise their right to purchase common stock under our equity incentive plans, when RSUs vest and settle, when we issue restricted stock to our employees under our equity incentive plans, or when we otherwise issue additional shares of our common stock. For more information, see “Dilution.”

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. These forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions, including risks described in “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our financial performance, including our revenues, cost of revenues, operating expenses, and our ability to attain and sustain profitability;

•	our ability to attract and retain users;

•	our ability to attract and retain advertisers;

•	our ability to compete effectively with existing competitors and new market entrants;

•	our ability to successfully expand in our existing markets and penetrate new markets;

•	our ability to effectively manage our growth, and future expenses;

•	our ability to maintain, protect, and enhance our intellectual property;

•	our ability to comply with modified or new laws and regulations applying to our business;

•	our ability to attract and retain qualified employees and key personnel; and

•	future acquisitions of or investments in complementary companies, products, services, or technologies.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

Certain information in the text of this prospectus is contained in industry publications or data compiled by a third party. The sources of these industry publications and data are provided below:

•	Advertiser Perceptions, Inc., Digital Campaign Management System Report, Wave Three (September 1, 2016).

•	eMarketer Inc., Average Time Spent per Day with Major Media by US Adults (October 1, 2016).

•	eMarketer Inc., Smartphone Users in Western Europe, by Country, 2015-2020 (September 1, 2016).

•	International Data Corporation, Inc., Worldwide New Media Market Model (January 2, 2017).

•	The Nielsen Company (US), LLC, National TV Ratings Data—Time Spent on Traditional TV (Q2 2010 vs. Q2 2016).

For some statistical information in this prospectus, we rely on industry data compiled by The Nielsen Company, with whom we also have an arms-length commercial relationship.

User Metrics and Other Data

We define a Daily Active User as a registered Snapchat user who opens the Snapchat application at least once during a defined 24-hour period. We measure average Daily Active Users for a particular quarter by calculating the average Daily Active Users for that quarter. We also break out Daily Active Users by geography because certain markets have a greater revenue opportunity and lower bandwidth costs. We define ARPU as quarterly revenue divided by the average Daily Active Users. For purposes of calculating ARPU, revenue by user geography is apportioned to each region based on our determination of the geographic location in which advertising impressions are delivered, as this approximates revenue based on user activity. This allocation differs from our revenue by geography disclosure in the notes to our consolidated financial statements, where revenue is based on the billing address of the advertising customer. For information concerning these metrics as measured by us, including a discussion of an alternative method of calculating Daily Active Users, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview.”

Unless otherwise stated, statistical information regarding our users and their activities is determined by calculating the daily average of the selected activity for the most recently completed quarter included in this prospectus. For example, we state that on average over 2.5 billion Snaps were created every day in the quarter ended December 31, 2016. This metric is the average of the total number of Snaps created daily throughout the quarter ended December 31, 2016, which is the most recently completed quarter included in this prospectus. This same methodology is used to calculate other metrics related to Daily Active Users, including percentage of Daily Active Users that use the Chat Service every day, number of times a day Daily Active Users visit Snapchat, and amount of time spent on Snapchat every day.

While these metrics are determined based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally. For example, there may be individuals who have multiple Snapchat accounts, even though we forbid that in our Terms of Service and implement measures to detect and suppress that behavior. We have not determined the number of such multiple accounts. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our Snapchat application when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such account. Changes in our products, mobile operating systems, or metric tracking system, or the introduction of new products, may impact our ability to accurately determine Daily Active Users or other metrics and we may not determine such inaccuracies promptly.

Some of our demographic data may be incomplete or inaccurate. For example, because users self-report their dates of birth, our age-demographic data may differ from our users’ actual ages. And because users who signed up for Snapchat before June 2013 were not asked to supply their date of birth, we exclude those users and estimate their ages based on a sample of the self-reported ages we do have. If our Daily Active Users provide us with incorrect or incomplete information regarding their age or other attributes, then our estimates may prove inaccurate and fail to meet investor expectations.

In the past we have relied on third-party analytics providers to calculate our metrics, but today we rely primarily on our analytics platform that we developed and operate. For example, before June 2015, we used a third party that counted a Daily Active User when the application was opened or a notification was received via the application on any device. We now use an analytics platform that we developed and operate and we count a Daily Active User only when a user opens the application and only once per user per day. We believe this methodology more accurately measures our user engagement. Additionally, to align our pre-June 2015 Daily Active Users with this new methodology, we reduced our pre-June 2015 Daily Active Users by 4.8%, the amount by which we estimated the data generated by the third party was overstated. As a result, our metrics may not be comparable to prior periods.

If we fail to maintain an effective analytics platform, our metrics calculations may be inaccurate. We regularly review, have adjusted in the past, and are likely in the future to adjust our processes for calculating our internal metrics to improve their accuracy. As a result of such adjustments, our Daily Active Users or other metrics may not be comparable to those in prior periods. Our measures of Daily Active Users may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology or data used.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of $2.4 billion (or approximately $2.6 billion if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full) based on the initial public offering price of $17.00 per share of Class A common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of Class A common stock in this offering by the selling stockholders.

The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our Class A common stock. We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements or commitments for any material acquisitions at this time.

We intend to use some of the net proceeds to satisfy tax withholding obligations related to the vesting and settlement of RSUs, which will begin to vest after the completion of this offering. We do not currently know the amount of net proceeds that would be used to satisfy these tax withholding obligations because it depends on many factors, including our share price on the date of settlement and the number of shares underlying RSUs that are settled on such date. Based on the initial public offering price of $17.00 per share of Class A common stock, 24,623,776 shares underlying RSUs vesting on such date, and the applicable income tax rate for certain of our employees from whom we will withhold taxes, we will use approximately $195.2 million to satisfy these tax withholding obligations.

We will have broad discretion over how to use the net proceeds from this offering. We intend to invest the net proceeds to us from the offering that are not used as described above in short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. The terms of our outstanding credit facility also restrict our ability to pay dividends, and we may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our capital stock.

We have paid a stock dividend of our Class A common stock on our capital stock in the past and from time to time in the future may pay special or regular stock dividends in the form of Class A common stock, which per the terms of our amended and restated certificate of incorporation must be paid equally to all stockholders. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, and marketable securities, and capitalization as of December 31, 2016:

•	on an actual basis;

•

on a pro forma basis, giving effect to (i) the automatic conversion of all of our outstanding shares of convertible preferred stock other than Series FP preferred stock into shares of Class B common stock and the conversion of Series FP preferred stock into shares of Class C common stock in connection with our initial public offering, (ii) stock-based compensation expense of approximately $1.1 billion associated with outstanding RSUs subject to a performance condition for which the service-based vesting condition was satisfied as of December 31, 2016 and which we will recognize on the effectiveness of our registration statement in connection with a qualifying initial public offering, as further described in Note 1 to our consolidated financial statements included elsewhere in this prospectus, (iii) the increase in accrued expenses and other current liabilities and an equivalent decrease in additional paid-in capital of $195.2 million in connection with the withholding tax obligations, based on the initial public offering price of $17.00 per share, as we intend to issue shares of Class A common stock and Class B common stock on a net basis to satisfy the associated withholding tax obligations, (iv) the net issuance of 7.6 million shares of Class A common stock and 5.5 million shares of Class B common stock that will vest and be issued from the settlement of such RSUs, (v) the vesting of the CEO award, as described below (excluding the underwriters’ option to purchase additional shares for the purpose of the pro forma consolidated balance sheet), and (vi) the filing and effectiveness of our amended and restated certificate of incorporation which will be in effect on the completion of this offering. The pro forma adjustment related to stock-based compensation expense of approximately $1.1 billion has been reflected as an increase to additional paid-in capital and accumulated deficit.

On the closing of this offering, our CEO will receive an RSU award, or the CEO award, for shares of Series FP preferred stock, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering. The CEO award will represent 3.0% of all outstanding shares on the closing of this offering, including shares sold by us in this offering, vested stock options on the closing of this offering, and the RSUs that will vest on the closing of this offering, net of shares withheld to satisfy tax withholding obligations, as described above. The CEO award will vest immediately on the closing of this offering and such shares will be delivered to our CEO in equal quarterly installments over three years beginning in the third full calendar quarter following this offering. The CEO award has been calculated based on shares outstanding as of December 31, 2016. To the extent we issue additional shares of our common stock, additional stock options vest, or additional RSUs satisfy the service-based vesting condition after December 31, 2016 and before the closing of this offering, the number of shares subject to the CEO award will be correspondingly increased. The pro forma adjustment related to the CEO award compensation of $624.8 million, based on the initial public offering price of $17.00 per share, has been reflected as an increase to additional paid-in capital and accumulated deficit; and

•

on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above, (ii) our receipt of estimated net proceeds from the sale of shares of Class A common stock that we are offering at the initial public offering price of $17.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the conversion of 4,317,561 shares of our Class B common stock held by certain selling stockholders into an equivalent number of shares of our Class A common stock on the sale by the selling stockholders in this offering.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2016
	Actual	Pro Forma	Pro Forma, As Adjusted
	(in thousands except per share amount)
Cash, cash equivalents, and marketable securities	$987,368	$987,368	$3,383,638

Stockholders’ equity
Convertible voting preferred stock, Series A, A-1, and B, $0.00001 par value. 146,962 shares authorized, issued and outstanding, actual, and no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	$1	$—	$—
Convertible non-voting preferred stock, Series C, $0.00001 par value. 16,000 shares authorized, issued and outstanding, actual, and no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Convertible non-voting preferred stock, Series D, E, and F, $0.00001 par value. 83,851 shares authorized, issued and outstanding, actual, and no shares authorized, issued and outstanding, pro forma and pro forma as adjusted.	2	—	—
Series FP convertible voting preferred stock, $0.00001 par value. 260,888 shares authorized, 215,888 shares issued and outstanding, actual, and no shares authorized, issued and outstanding, pro forma and pro forma as adjusted.	2	—	—
Preferred stock, $0.00001 par value. No shares authorized, issued, and outstanding, actual, and 500,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Class A non-voting common stock, $0.00001 par value. 1,500,000 shares authorized, 504,902 shares issued and outstanding, actual, 3,000,000 shares authorized, 512,517 shares issued and outstanding, pro forma; 3,000,000 shares authorized, 661,834 shares issued and outstanding, pro forma as adjusted	5	5	6
Class B voting common stock, $0.00001 par value. 1,500,000 shares authorized, 31,469 shares issued and outstanding, actual, 700,000 shares authorized, 283,809 shares issued and outstanding, pro forma; 700,000 shares authorized, 279,491 shares issued and outstanding, pro forma as adjusted	—	3	3
Class C voting common stock, $0.00001 par value. 260,888 shares authorized, no shares issued and outstanding, actual, 260,888 shares authorized, 215,888 shares issued and outstanding, pro forma; 260,888 shares authorized, 215,888 shares issued and outstanding, pro forma as adjusted	—	2	2
Additional paid-in capital	2,728,823	4,256,452	6,647,326
Accumulated other comprehensive income (loss)	(2,057)	(2,057)	(2,057)
Accumulated deficit	(1,207,862)	(2,930,696)	(2,930,696)

Total stockholders’ equity	$1,518,914	$1,323,709	$3,714,584

Total capitalization	$1,518,914	$1,323,709	$3,714,584

If the underwriters’ option to purchase additional shares of our Class A common stock from us were exercised in full, pro forma as adjusted cash, cash equivalents, and marketable securities, additional paid-in capital, total stockholders’ equity, total capitalization, and shares of Class A common stock outstanding as of December 31, 2016 would be $3,638,060, $6,901,748, $3,969,007, $3,969,007, and 677,700,837 shares, respectively.

The number of shares of Class A common stock, Class B common stock, and Class C common stock that will be outstanding after this offering (which include shares of Class A common stock and Class B common stock to be net issued on the vesting of certain outstanding RSUs subject to a performance condition in connection with this offering) is based on 512,516,855 shares of Class A common stock, 283,808,529 shares of Class B common stock, and 215,887,848 shares of Class C common stock outstanding as of December 31, 2016, and excludes:

•

21,185,669 shares of Class B common stock issuable on the exercise of stock options outstanding as of December 31, 2016, under our 2012 Plan with a weighted-average exercise price of $2.33 per share and 21,185,669 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend;

•

18,068,299 shares of Class B common stock issuable on the vesting and settlement of RSUs outstanding as of December 31, 2016, under our 2012 Plan and 18,068,299 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend;

•

1,266,433 shares of Class A common stock issuable on the exercise of stock options outstanding as of December 31, 2016, under our 2014 Plan with a weighted-average exercise price of $1.00 per share and 1,266,433 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend;

•

70,099,641 shares of Class A common stock issuable on the vesting and settlement of RSUs outstanding as of December 31, 2016 under our 2014 Plan and 49,834,987 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend;

•

36,755,606 shares of Series FP preferred stock subject to an RSU award to be granted to our CEO on the closing of this offering, or the CEO award, such RSUs will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering and will cover an additional 474,735 shares of Class C common stock if the underwriters’ option to purchase additional shares from us is exercised in full;

•

355,522,498 shares of Class A common stock reserved for future issuance under our 2017 Plan, which will become effective once the registration statement of which this prospectus forms a part is declared effective, including:

•

an aggregate of 42,653,205 shares of Class A common stock and Class B common stock reserved for issuance under our 2012 Plan and 2014 Plan, as of December 31, 2016, which shares will be added to the shares reserved under the 2017 Plan, plus

•

up to 225,599,185 additional shares that may be added to the 2017 Plan on the expiration, termination, forfeiture, or other reacquisition of any shares of Class A common stock and Class B common stock issuable on the exercise of stock options outstanding or vesting and settlement of RSUs under the 2012 Plan or 2014 Plan, plus

•	any automatic increases in the number of shares of Class A common stock reserved for future issuance under the 2017 Plan;

•

16,484,690 shares of Class A common stock reserved for issuance under our ESPP, which will become effective once the registration statement, of which this prospectus forms a part, is declared effective, and any automatic increases in the number of shares of Class A common stock reserved for future issuance under our ESPP;

•	2,500,000 shares of our Class A common stock reserved for future issuance to our employees and consultants in France under our 2014 Plan;

•	up to an aggregate of 13,000,000 shares of our Class A common stock that we plan to donate to the Snap Foundation after this offering over a period of 15 to 20 years; and

•	RSUs for 27,255,247 shares of Class A common stock granted in January and February 2017.

DILUTION

If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma as adjusted net tangible book value per share immediately after this offering.

Our pro forma net tangible book value as of December 31, 2016 was $921.5 million, or $0.91 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the number of our shares of common stock outstanding as of December 31, 2016, after giving effect to the automatic conversion of all outstanding shares of our Series FP preferred stock into an aggregate of 215,887,848 shares of Class C common stock and all other outstanding shares of preferred stock into an aggregate of 246,813,076 shares of Class B common stock, and the net issuance of 7,614,508 shares of Class A common stock and 5,526,632 shares of Class B common stock that will vest and be issued from the settlement of certain outstanding RSUs subject to a performance condition for which the service-based vesting condition was satisfied, in each case immediately on the closing of this offering.

After giving effect to the sale by us of 145,000,000 shares of Class A common stock in this offering at the initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2016 would have been $3.3 billion, or $2.86 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $1.95 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $14.14 per share to new investors purchasing Class A common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution on a per share basis:

Initial public offering price per share		$17.00
Pro forma net tangible book value per share as of December 31, 2016	$0.91
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	1.95

Pro forma as adjusted net tangible book value per share after this offering		2.86

Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$14.14

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, the pro forma net tangible book value per share, as adjusted to give effect to this offering, would be $3.04 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $13.96 per share.

The following table summarizes, as of December 31, 2016, on a pro forma as adjusted basis as described above, the number of shares of common stock purchased from us, the total consideration and the average price per share (i) paid to us by existing stockholders, and (ii) to be paid by new investors acquiring our Class A common stock in this offering at the initial public offering price of $17.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Acquired		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	1,012,213,232	87.5%	$2,426,936,973	49.6%	$2.40
New investors	145,000,000	12.5	2,465,000,000	50.4	17.00

Totals	1,157,213,232	100.0%	$4,891,936,973	100.0%

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 957,213,232 shares, or 82.7% of the total number of shares of our common stock outstanding following the completion of this offering, and will increase the number of shares held by new investors to 200,000,000 shares, or 17.3% of the total number of shares outstanding following the completion of this offering.

After giving effect to the sale of shares in this offering by us and the selling stockholders, if the underwriters exercise in full their option to purchase additional shares from us and certain selling stockholders, the number of shares held by existing stockholders will be reduced to 942,562,997 shares, or 80.4% of the total number of shares of our common stock outstanding following the completion of this offering, and will increase the number of shares held by new investors to 230,000,000 shares, or 19.6% of the total number of shares outstanding following the completion of this offering.

The number of shares of Class A common stock, Class B common stock, and Class C common stock that will be outstanding after this offering (which include shares of Class A common stock and Class B common stock to be net issued on the vesting of certain outstanding RSUs subject to a performance condition in connection with this offering) is based on 512,516,855 shares of Class A common stock, 283,808,529 shares of Class B common stock, and 215,887,848 shares of Class C common stock outstanding as of December 31, 2016, and excludes:

•

21,185,669 shares of Class B common stock issuable on the exercise of stock options outstanding as of December 31, 2016, under our 2012 Plan with a weighted-average exercise price of $2.33 per share and 21,185,669 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend;

•

18,068,299 shares of Class B common stock issuable on the vesting and settlement of RSUs outstanding as of December 31, 2016, under our 2012 Plan and 18,068,299 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend;

•

1,266,433 shares of Class A common stock issuable on the exercise of stock options outstanding as of December 31, 2016, under our 2014 Plan with a weighted-average exercise price of $1.00 per share and 1,266,433 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend;

•

70,099,641 shares of Class A common stock issuable on the vesting and settlement of RSUs outstanding as of December 31, 2016 under our 2014 Plan and 49,834,987 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend;

•

36,755,606 shares of Series FP preferred stock subject to an RSU award to be granted to our CEO on the closing of this offering, or the CEO award, such RSUs will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering and will cover an additional 474,735 shares of Class C common stock if the underwriters’ option to purchase additional shares from us is exercised in full;

•

355,522,498 shares of Class A common stock reserved for future issuance under our 2017 Plan, which will become effective once the registration statement, of which this prospectus forms a part, is declared effective, including:

•

an aggregate of 42,653,205 shares of Class A common stock and Class B common stock reserved for issuance under our 2012 Plan and 2014 Plan, as of December 31, 2016, which shares will be added to the shares reserved under the 2017 Plan, plus

•

up to 225,599,185 additional shares that may be added to the 2017 Plan on the expiration, termination, forfeiture, or other reacquisition of any shares of Class A common stock and Class B common stock issuable on the exercise of stock options outstanding or vesting and settlement of RSUs under the 2012 Plan or 2014 Plan, plus

•	any automatic increases in the number of shares of Class A common stock reserved for future issuance under the 2017 Plan;

•

16,484,690 shares of Class A common stock reserved for issuance under our ESPP, which will become effective once the registration statement, of which this prospectus forms a part, is declared effective, and any automatic increases in the number of shares of Class A common stock reserved for future issuance under our ESPP;

•	2,500,000 shares of our Class A common stock reserved for future issuance to our employees and consultants in France under our 2014 Plan;

•	up to an aggregate of 13,000,000 shares of our Class A common stock that we plan to donate to the Snap Foundation after this offering over a period of 15 to 20 years; and

•	RSUs for 27,255,247 shares of Class A common stock granted in January and February 2017.

To the extent that any outstanding options are exercised, outstanding RSUs settle, new options or RSUs are issued under our stock-based compensation plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes certain selected consolidated financial data. We have derived the selected consolidated balance sheet data as of December 31, 2015 and 2016 and consolidated statements of operations data for the years ended December 31, 2015 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results in any future period. You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial data in this section are not intended to replace our consolidated financial statements and the related notes and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
	2015	2016
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$58,663	$404,482
Costs and expenses:
Cost of revenue	182,341	451,660
Research and development	82,235	183,676
Sales and marketing	27,216	124,371
General and administrative	148,600	165,160

Total costs and expenses	440,392	924,867

Loss from operations	(381,729)	(520,385)
Interest income	1,399	4,654
Interest expense	—	(1,424)
Other income (expense), net	(152)	(4,568)

Loss before income taxes	(380,482)	(521,723)
Income tax benefit (expense)	7,589	7,080

Net loss	$(372,893)	$(514,643)

Net loss per share attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders(1):
Basic	$(0.51)	$(0.64)

Diluted	$(0.51)	$(0.64)

Pro forma net loss per share attributable to Class A, Class B, and Class C common stockholders(1):
Basic		$(0.51)

Diluted		$(0.51)

Other Financial Information:
Adjusted EBITDA(2)	$(292,898)	$(459,428)
Free Cash Flow(3)	$(325,827)	$(677,686)

(1)

See Note 15 of the notes to our consolidated financial statements included elsewhere in this prospectus for a description of how we compute basic and diluted net loss per share attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders and pro forma basic and diluted net loss per share attributable to Class A, Class B, and Class C common stockholders. The rights, including the liquidation and dividend rights, of Class A and Class B common stock and the Series D, E, F, and FP preferred stock are substantially identical other than voting rights. Accordingly, the Class A and Class B common stock and the Series D, E, F, and FP preferred stock share in our net losses.

(2)

See “—Adjusted EBITDA and Free Cash Flow” below for more information and for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(3)

See “—Adjusted EBITDA and Free Cash Flow” below for more information and for a reconciliation of Free Cash Flow to net cash used in operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	December 31,
	2015	2016
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$640,810	$987,368
Working capital	536,306	1,023,241
Total assets	938,936	1,722,792
Total liabilities	174,791	203,878
Additional paid-in capital	1,467,355	2,728,823
Accumulated deficit	(693,219)	(1,207,862)
Total stockholders’ equity	764,145	1,518,914

Adjusted EBITDA and Free Cash Flow

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; and stock-based compensation expense. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA.

We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash used in operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth.

We believe that both Adjusted EBITDA and Free Cash Flow provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting the non-GAAP measures of Adjusted EBITDA and Free Cash Flow to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures as compared to the closest comparable GAAP measure. Some of these limitations are that:

•

Adjusted EBITDA excludes certain recurring, non-cash charges such as deprecation of fixed assets and amortization of acquired intangible assets and, although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;

•	Adjusted EBITDA does not reflect tax payments that reduce cash available to us; and

•	Free Cash Flow does not reflect our future contractual commitments.

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP financial measure, for each of the periods presented:

	Year Ended December 31,
	2015	2016
	(in thousands)
Adjusted EBITDA reconciliation:
Net loss	$(372,893)	$(514,643)
Add (deduct):
Interest income	(1,399)	(4,654)
Interest expense	—	1,424
Other (income) expense, net	152	4,568
Income tax (benefit) expense	(7,589)	(7,080)
Depreciation and amortization	15,307	29,115
Stock-based compensation expense	73,524	31,842

Adjusted EBITDA	$(292,898)	$(459,428)

The following table presents a reconciliation of Free Cash Flow to net cash used in operating activities, the most comparable GAAP financial measure, for each of the periods presented:

	Year Ended December 31,
	2015	2016
	(in thousands)
Free Cash Flow reconciliation:
Net cash used in operating activities	$(306,622)	$(611,245)
Less:
Purchases of property and equipment	(19,205)	(66,441)

Free Cash Flow	$(325,827)	$(677,686)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements, related notes, and other financial information appearing in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve significant risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Unless otherwise stated, statistical information regarding our users and their activities is determined by calculating the daily average of the selected activity for the most recently completed quarter included in this prospectus.

Overview

Snap Inc. is a camera company.

We believe that reinventing the camera represents our greatest opportunity to improve the way that people live and communicate. Our products empower people to express themselves, live in the moment, learn about the world, and have fun together.

Our flagship product, Snapchat, is a camera application that was created to help people communicate through short videos and images. We call each of those short videos or images a Snap. On average, 158 million people use Snapchat daily, and over 2.5 billion Snaps are created every day. On average, our users visit Snapchat more than 18 times per day, and spend 25 to 30 minutes on Snapchat every day.

Our strategy is to focus on innovation and take risks to improve our products. We do this in an effort to drive daily user engagement, which we can then monetize through advertising. We often create new technologies and high engagement products that often require high-end mobile devices and high-speed cellular internet, and consequently the majority of our users come from developed markets. Global advertising spend—especially mobile advertising spend—is extremely concentrated among a few countries, and our advertising business has benefitted greatly from our strong penetration in these countries. This means that we can scale our business in markets where we have the highest revenue per user and capital efficiency, which in turn generates cash flow that we will invest into future product innovation.

For a discussion of the key opportunities and challenges we face in growing our business, see “—Factors Impacting our Business.”

We are headquartered in Venice, California, and have several offices around the world.

Daily Active Users

We define a Daily Active User, or DAU, as a registered Snapchat user who opens the Snapchat application at least once during a defined 24-hour period. We measure average Daily Active Users for a particular quarter by calculating the average Daily Active Users for that quarter. We also break out Daily Active Users by geography because certain markets have a greater revenue opportunity and lower bandwidth costs.

We assess the health of our business by measuring Daily Active Users because we believe that this metric is the most reliable way to understand engagement on our platform. It helps us understand if people are continuing to invest their time, energy, and creativity in our products. Daily engagement also influences our advertising inventory. We had 158 million Daily Active Users on average in the quarter ended December 31, 2016, an increase of 48% as compared to our Daily Active Users in the quarter ended December 31, 2015.

The rate of net additional Daily Active Users was relatively flat in the early part of the quarter ended December 31, 2016, and accelerated in the month of December. Although we have historically experienced lumpiness in the growth of our Daily Active Users, we believe that the flat growth in the quarter was primarily related to accelerated growth in user engagement earlier in the year, diminished product performance, and increased competition. We believe that diminished product performance and increased competition especially impacted the growth of our Daily Active Users outside of North America and Europe. Additionally, we believe that the increase in net additional Daily Active Users in December was driven in part by seasonal trends.

The rate of net additional Daily Active Users accelerated in the first half of 2016 compared to the second half of 2015, largely due to increased user engagement from product launches and increased adoption rates among older demographics and international markets. This created a higher baseline of Daily Active Users heading into the third and fourth quarters, so incremental net additions within these quarters were more difficult even with strong year-over-year growth. Additionally, in mid-2016, we launched several products and released multiple updates, which introduced a number of technical issues that diminished the performance of our application. We believe these performance issues resulted in a reduction in the growth of our Daily Active Users, particularly among Android users. Finally, we also saw increased competition both domestically and internationally in 2016, as many of our competitors launched products with similar functionality to ours.

We believe that the effect of some of these factors is amplified in countries outside of North America and Europe due to infrastructure and user behavior. Android penetration is often much higher in these countries compared to North America and Europe, so technical issues affecting Android devices have a disproportionate effect in these countries. Cellular network access in many of these countries is also slower and more expensive. Given the high-bandwidth nature of our application, users in these countries tend to use Snapchat to consume content in their homes and other areas with Wi-Fi. We believe this limits the degree to which they use Snapchat throughout the day to communicate with their friends. As a result, user behavior in many of these countries tends to be heavier on content consumption activities like watching Stories, as opposed to content creation activities like sending Snaps. Fewer Snaps and Chats sent means fewer notifications inviting friends back into the application and therefore lower and more sporadic daily use. Without the stability of daily use driven by communicating with friends, daily user engagement in these regions is more susceptible to being impacted by performance issues. Additionally, this consumption-heavy engagement means that a smaller percentage of Daily Active Users are creating content on the platform, which more closely resembles a broadcast model where a few users share content with a broader group of followers. This means that user engagement in these countries is more susceptible to competition by broadcast-oriented platforms.

In the quarter ended December 31, 2016, we addressed many of the technical issues introduced earlier in the year and launched various product updates. We believe these efforts contributed to the increase in the rate of net additional Daily Active Users in December, and we continue to work on remediating technical issues. However, there is also a strong degree of seasonality in December due to increased usage during the holiday season, which we believe drove a significant portion of the net additional Daily Active Users in the quarter ended December 31, 2016. Additionally, this seasonal growth typically carries through the early part of the first quarter, meaning that we expect the rate of net additional Daily Active Users to be impacted by, among other things, short-term holiday seasonality that we do not expect to continue through future months.

Quarterly Average Daily Active Users(1)

(in millions)

(1)	For a discussion of how we calculated DAUs prior to June 2015, see “Market, Industry, and Other Data.”
(2)	North America includes Mexico and the Caribbean.
(3)	Europe includes Russia and Turkey.

The charts above present our historical Daily Active Users by using the daily average across each quarter reported. We believe that reporting user engagement data this way provides investors with the most useful perspective on our business for several reasons. Our focus on driving Daily Active Users through product innovation means that launching and changing our products can have a significant impact on Daily Active Users in any given month. Because these product launches and changes may occur during any month of the quarter, we do not believe it is helpful for only the last month of a quarter to be the measure that investors use to assess user engagement, since it would exclude the impact of higher or lower Daily Active Users earlier in the quarter. Additionally, presenting Daily Active Users as a daily average across a quarter is consistent with how we use Daily Active Users in determining Average Revenue per User, or ARPU.

We recognize that other companies have reported their daily active users by using the daily average for only the last month of each quarter reported. For comparison, we have presented our Daily Active Users calculated under this alternative methodology in the table below. We believe that reporting user engagement data based on average Daily Active Users across the full quarter provides a more meaningful metric for investors to assess our business for the reasons set forth above, and in the future we plan to present Daily Active Users exclusively as the daily average across the quarter.

	Global		North America (2)		Europe (3)		Rest of World
Last Month of Quarter (1)	DAUs (in millions)	YOY Growth	DAUs (in millions)	YOY Growth	DAUs (in millions)	YOY Growth	DAUs (in millions)	YOY Growth
Mar’14	50	415%	27	259%	16	1,065%	7	856%
June’14	59	173	31	116	19	265	10	319
Sept’14	65	126	32	82	21	176	12	258
Dec’14	74	92	36	56	24	118	15	214
Mar’15	81	62	38	38	27	73	16	134
June’15	89	51	41	33	29	52	20	103
Sept’15	99	53	46	42	31	51	22	90
Dec’15	110	48	50	39	35	45	26	77
Mar’16	130	60	57	50	42	53	32	95
June’16	148	66	63	55	48	65	37	92
Sept’16	154	55	66	43	50	59	38	74
Dec’16	161	46	69	39	53	51	39	53

(1)	For a discussion of how we calculated DAUs prior to June 2015, see “Market, Industry, and Other Data.”
(2)	North America includes Mexico and the Caribbean.
(3)	Europe includes Russia and Turkey.

Monetization

We monetize our business primarily through advertising. Our advertising products include Snap Ads and Sponsored Creative Tools like Sponsored Lenses and Sponsored Geofilters. While our advertising business is still in its early stages, it is growing rapidly. In the year ended December 31, 2016, we recorded revenue of $404.5 million, as compared to revenue of $58.7 million for the year ended December 31, 2015, representing more than a 6x year-over-year increase.

We measure progress in our advertising business using ARPU because it helps us understand the rate at which we’re monetizing our daily user base. We define ARPU as quarterly revenue divided by the average Daily Active Users.

For purposes of calculating ARPU, revenue by user geography is apportioned to each region based on a determination of the geographic location in which advertising impressions are delivered, as this approximates revenue based on user activity. This differs from the presentation of our revenue by geography in the notes to our consolidated financial statements, where revenue is based on the billing address of the advertising customer.

Quarterly Average Revenue per User

(1)	North America includes Mexico and the Caribbean.
(2)	Europe includes Russia and Turkey.

Quarterly Revenue by Geography (1)

(in thousands)

	Global Revenue	North America (2) Revenue	Europe (3) Revenue	Rest of World Revenue
Q1’15	$3,920	$3,911	$9	$—
Q2’15	5,300	5,216	79	5
Q3’15	16,725	15,859	860	6
Q4’15	32,718	31,364	1,257	97
Q1’16	38,798	35,898	2,702	198
Q2’16	71,798	65,219	6,236	343
Q3’16	128,204	114,755	11,791	1,658
Q4’16	165,682	145,356	14,665	5,661

(1)

Total revenue for geographic reporting is apportioned to each region based on our determination of the geographic location in which advertising impressions are delivered, as this approximates revenue based on user activity. This allocation is consistent with how we determine ARPU. This differs from the presentation of our revenue by geography in the notes to our consolidated financial statements, where revenue is based on the billing address of the advertising customer.

(2)	North America includes Mexico and the Caribbean.
(3)	Europe includes Russia and Turkey.

Our Products

Snapchat opens directly into the Camera, making it easy to create a Snap and send it to friends. Snaps are deleted by default, so there is a lot less pressure to look pretty or perfect when creating and sharing images on Snapchat. We offer lots of fun Creative Tools like Lenses and Geofilters that allow our community to express themselves through Snaps. Lenses are interactive animations that are overlaid on a person’s face or the world around them. Geofilters are artistic filters available after a Snap is taken at pre-defined times and locations. People can send Snaps back and forth with friends using our Chat Service, which also supports text-based Chat, voice and video calling, and stickers.

Stories are collections of Snaps that play in chronological order, and are deleted within 24 hours. Different types of Stories are told from different perspectives. We started with My Story for each individual user, expanded to community Live Stories, and then introduced Publisher Stories created by our experienced publisher partners.

In addition to the Snapchat application, there are two other ways to make Snaps: Publisher Tools and Spectacles. Publisher Tools are our growing suite of content tools for partners to build, edit, and publish Snaps and attachments based on unique editorial content. Our latest effort to reinvent the camera is Spectacles, our sunglasses that make Snaps.

Factors Impacting our Business

User Engagement

Daily user engagement with our products is a critical component to our business because it influences our advertising inventory as well as our expenses.

We expect growth to continue to come from developed markets with readily available high-speed cellular internet and high-end mobile devices because we prioritize our investment in product innovation that often requires a lot of bandwidth and intensive processing. We benefit from this because global advertising spend tends to be concentrated among many of these markets, and hosting costs are often lower due to less expensive bandwidth. We believe that our growth potential will follow the size of the global population with access to strong infrastructure and technology, and our user growth will slow as we reach higher penetration in these markets.

We also face regulatory challenges that may affect our ability to grow in certain markets. For example, we have very limited access to the China market, as we have not yet established an operating presence in China to support Snapchat. Access to Google, which currently powers our infrastructure, is restricted in China. Additionally, certain products like Spectacles may not be available in all locations due to local laws and regulations.

In the past, we have been able to increase our user engagement with the introduction of new products, like Stories and Lenses, that encourage people to invest their time, energy, and creativity into our platform. However, our investment cycle in product innovation is lumpy and unpredictable. Opportunities to create new products are not spread out evenly and require varying investments in time and resources. Additionally, different products have different rates of user adoption once launched. This means that growth in user engagement, as measured by Daily Active Users, has been, and will continue to be, lumpy and unpredictable.

We invest heavily in future product innovation and take risks to improve our camera platform in an effort to drive long-term user engagement. Sometimes this means sacrificing short-term engagement to introduce products that might change the way people use Snapchat. Our products often use new technologies and require people to change their behavior, such as using a camera to talk with their friends. This means that our products take a lot of time and money to develop, and might have slow adoption rates. It also often takes time for us to optimize the performance of our products once launched. While not all of our investments will pay off in the long run, we are willing to take these risks in an attempt to create the best and most differentiated products and experiences. Additionally, the high level of bandwidth used by many of our services means that an increase in our user base and engagement will also increase our hosting costs.

Ability to Monetize Users in Top Advertising Markets

We monetize our daily user engagement primarily through advertising. Our ability to grow our revenues depends in large part on our ability to increase ARPU in top advertising markets. There are a number of factors that we believe will help us grow ARPU, including the demographics of our audience, the effectiveness of our advertising products, and our delivery and measurement capabilities.

While these factors help us drive value for our advertisers, the pricing of our advertising products is also affected by other factors like the highly competitive nature of our industry. From time to time, we review and adjust the pricing of our advertising offerings taking into account all of these variables.

Our Audience

Our users are concentrated among top advertising markets. The global advertising market is expected to grow from $652 billion in 2016 to $767 billion in 2020, with the top ten countries commanding over 70% of overall worldwide advertising spend and nearly 85% of mobile advertising spend, according to IDC. We benefit from having over 60% of our 158 million Daily Active Users come from countries on this list, including over 60 million Daily Active Users in the United States and Canada, and over 10 million Daily Active Users in the United Kingdom.

Since the entirety of our available advertising inventory is on mobile, our ability to grow our revenue is influenced by the size and growth of the mobile advertising market. IDC projects that mobile advertising spend will grow nearly 3x from $66 billion in 2016 to $196 billion in 2020, while non-mobile advertising spend will decrease by approximately $15 billion during the same time period. We believe that as people’s attention shifts from traditional media like desktop and television to mobile, significant advertising budgets will similarly be transferred to mobile advertising. Additionally, this shift of attention to mobile is particularly prevalent among younger audiences, with people aged 18 to 24—our largest age group among our U.S. Daily Active Users—having spent 35% less time watching traditional (live and time-shifted) television in an average month during the second quarter of 2016 compared to the second quarter of 2010, according to Nielsen.

Advertising Products

The same team that designs our consumer products also helps design our advertising products. That means that we can take the things we learn while creating our consumer products and apply them to building innovative and engaging advertising products that feel familiar to our community. Snap Ads, for example, are full-screen videos with sound, in the same format as the Snaps that drive the video consumption on our platform. Furthermore, Sponsored Creative Tools leverage the popularity of Lenses and Geofilters to let people engage creatively with brands.

We believe that our ability to continue creating engaging user experiences and successfully converting that engagement into advertising products will influence the effectiveness of our future advertising products.

Delivery and Measurement

Our ability to show advertising that is relevant to a user is a key factor in driving a return on advertising spend. We are always trying to improve our advertising delivery framework and scale our business to make better and more efficient decisions.

Proving effectiveness to advertisers is also a major driver of ARPU because it helps them feel more comfortable spending more money to reach users on our platform. We offer third-party and in-house solutions focusing on view verification, reach verification, changes in user perception of a brand, and changes in behavior.

Investing in Product Innovation

We compete for engagement in an environment where anyone can distribute products instantly and often at no cost to the user. We think the best way to compete is to make great products that people will want to use. As such, we invest heavily in product innovation in an effort to drive user engagement. Since we monetize primarily through advertising, incremental user engagement also means increased advertising inventory.

Many of the products we create leverage new technologies and may be considerably different from what is already available. This means that we often make large investments and take substantial risks to develop and launch them. They also often require people to adopt new behaviors, which can take a long time even when we are successful. We also update and iterate on our products regularly, which can sometimes negatively impact engagement in the short-term. While product innovation contributes to our long-term user growth and engagement, we have seen that the results can be lumpy and unpredictable.

The Snapchat application is based on mobile operating systems like iOS and Android as well as the underlying mobile phones on which it is installed. Our product opportunity is heavily influenced by these technology providers—we may be able to create new products based on advances in their capabilities, but we may also be limited if they choose to block a particular feature or reject new updates to our application. We also rely on the internet infrastructure available to our users, meaning that certain countries may block some or all of our features to everyone in that country.

Some of our products have high production costs and long development timelines, and we expect to see an increase in our costs and expenses due to the launch of Spectacles and future capital-intensive projects. Additionally, products that drive growth and engagement on Snapchat are also likely to increase our infrastructure costs.

Most of our products will not initially generate revenue. We don’t monetize many of our products, and use them instead to try to drive engagement to our revenue-generating products. Even when we do decide to monetize a new product, we usually wait, sometimes for a long time, for it to reach a level of maturity and adoption where we feel comfortable predicting and selling advertising against future engagement.

Operating Leverage in Our Business

Our ability to achieve and maintain long term operating leverage depends on our ability to efficiently scale both our advertising business and the infrastructure that supports our growing user engagement. We believe the concentration of our user base among top advertising markets gives us the opportunity to grow our ARPU. While growth in user engagement increases our overall monetization opportunity, it also bears an incremental cost to our business by increasing our hosting costs.

We currently have a capital-light business model because we work with third-party infrastructure partners, primarily Google Cloud, to run and scale our services rather than building our own infrastructure, which would require significant up-front capital and resources. We believe that working with these partners will result in lower costs for us in both the short and long term. Large scale infrastructure providers offer several advantages, including global scale to serve our audience, the ability to handle peak demand more economically, and purchasing power to procure equipment directly from infrastructure equipment vendors that results in lower net costs to us.

We also benefit from the concentration of our users in developed markets because the hosting costs of serving these users is typically lower than in other markets. Our hosting costs may increase significantly in the future because we pay incremental hosting costs for new users and increased engagement. We rely on Google Cloud to host the vast majority of our computing, storage, bandwidth, and other services. Any transition of such services to another cloud provider would be difficult to implement, and may cause us to incur significant time and expense. We have committed to spend $2 billion with Google Cloud over the next five years and have built our software and computer systems to use computing, storage capabilities, bandwidth, and other services provided by Google Cloud, some of which do not have an alternative in the market. We have also committed to spend $1 billion with Amazon Web Services, or AWS, over the next five years for use of their cloud services, including their computing, storage, and bandwidth offerings. The AWS cloud services we anticipate using are similar to services provided to us by Google Cloud. In the future, we will continue to develop our software and systems to work with multiple cloud providers and may invest in building our own infrastructure to better serve our customers.

Additionally, we face greater challenges optimizing our operating leverage in less-developed markets, resulting in lower operating margins on average in these countries. While the costs of hiring people and building a local sales organization are usually lower in these countries compared to more developed markets, hosting costs tend to be higher. In addition, we also face greater challenges in increasing our ARPU in less-developed markets as their advertising markets tend to be smaller and less developed. For example, many of these markets have not yet seen as strong a shift in attention from traditional forms of media to mobile, meaning there may be a smaller market opportunity for mobile advertising.

We are building many solutions that will help us scale our advertising business. For example, we allow people to buy On-Demand Geofilters through our self-serve platform, and we recently started allowing certain partners to run advertisements on our platform through an API.

Investing in Our Team

Our business relies on our ability to attract and retain the right team to create and monetize our products. We invest heavily in hiring and retaining talented people, particularly as we grow our business. Our headcount at December 31, 2016 was 1,859 employees, an increase of approximately 210% compared to December 31, 2015.

We expect to continue to expand our team at a rapid pace through hiring and acquisitions to support potential future growth.

Seasonality in Our Business

Historically, we have seen a high degree of seasonality in our business and financial results. Overall advertising spend tends to be strongest in the fourth quarter of every calendar year, and we observe a similar pattern in our historical advertising revenue. We have also observed seasonality in our user engagement, with generally less engagement in summer months. The rapid growth in our business and user engagement has generally masked these trends to date, and we expect the impact of seasonality to be more pronounced in the future.

Acquisitions and Strategic Partnerships

We acquire companies from time to time with teams and technologies that help us accelerate our product roadmap. Sometimes we acquire companies that accelerate our path to a monetizable product. Other companies may have a much longer or less direct path to engagement or monetization. Most of these companies have not had meaningful revenue at the time of acquisition, and ongoing operating costs from future acquisitions may negatively affect our financial performance.

We enter into strategic relationships with a variety of partners that contribute to several aspects of our business, including partners that create content for our platform and partners that help us measure advertising effectiveness. From time to time, we make investments in current and potential partners to strengthen our relationship.

Stock-Based Compensation Expense

We have granted RSUs and stock options to our employees and advisors. Substantially all RSUs granted before December 31, 2016 vest on the satisfaction of both a service-based condition and a performance condition. The service-based condition for most of these RSUs is satisfied over four years. The performance condition is satisfied on the occurrence of a qualifying event, defined as a change in control or the effective date of the registration statement for our initial public offering. All RSUs granted after December 31, 2016 vest on the satisfaction of only service-based conditions.

Stock-based compensation expense is recognized only for those RSUs that are expected to meet the service-based and performance conditions. As of December 31, 2015 and 2016, achievement of the performance condition was not probable. A change in control event and effective registration statement are not deemed probable until consummated. If the initial public offering had occurred on December 31, 2016, we would have recognized $1.1 billion of stock-based compensation expense for all RSUs with a performance condition that had satisfied the service-based vesting condition on that date, and would have approximately $1.5 billion of unrecognized compensation cost, which is expected to be recognized over a weighted-average period of approximately 3.4 years.

In addition to the above, on the closing of this offering, the CEO will receive an RSU award, or the CEO award, for shares of Series FP preferred stock representing 3.0% of all outstanding shares on the closing of this offering, including shares sold by us in this offering (including any additional shares sold by us if the underwriters exercise their option to purchase additional shares), vested stock options on the closing of this offering, and the RSUs that will vest on the closing of this offering, net of shares withheld to satisfy tax withholding obligations. The CEO award will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering. The CEO award will vest immediately on the closing of this offering and such shares will be delivered to the CEO in equal quarterly installments over three years beginning in the third full calendar quarter following this offering. The CEO award will be recognized as compensation expense based on 3.0% of shares outstanding on the closing of this offering and at the initial public offering price of $17.00 per share. The CEO award compensation expense will be recognized immediately on the closing of this offering. If the underwriters in this offering exercise their option to purchase additional shares following the closing of this offering, then the CEO award will include additional shares of Class C common stock. Any additional compensation expense related to these additional shares will be recognized on the exercise of the underwriters’ option. If the initial public offering had occurred on December 31, 2016, we would have recognized $624.8 million of CEO award compensation expense based on the initial public offering price of $17.00 per share.

As of December 31, 2016, there was $48.6 million of unrecognized stock-based compensation expense related to stock options and $3.2 million of unrecognized stock-based compensation expense related to RSUs without a performance condition. We expect this unrecognized stock-based compensation expense to be recognized over a weighted-average period of 2.3 years for stock options and 1.8 years for RSUs without a performance condition. We did not grant any stock options in 2015. In the year ended December 31, 2016, we granted options with an aggregate grant date fair value of $37.8 million to certain employees in conjunction with an acquisition.

For additional information regarding our stock-based compensation expense, see “—Critical Accounting Policies and Estimates—Stock-Based Compensation.”

Results of Operations

The following table summarizes certain selected historical financial results:

	Year Ended December 31,
	2015	2016
	(in thousands)
Revenue	$58,663	$404,482
Loss from operations	(381,729)	(520,385)
Net loss	(372,893)	(514,643)
Adjusted EBITDA(1)	(292,898)	(459,428)

(1)	For information on how we define and calculate Adjusted EBITDA, and a reconciliation of net loss to Adjusted EBITDA, see “Selected Consolidated Financial Data—Adjusted EBITDA and Free Cash Flow.”

As of December 31, 2016, we had 1,859 employees, as compared to 600 employees as of December 31, 2015. This increase, and the related increase in expenses, were driven by the continued expansion of our business.

Components of Results of Operations

Revenue

We generate substantially all of our revenue through the sale of our advertising products, which include Snap Ads and Sponsored Creative Tools. We sell advertising directly to advertisers, referred to as Snap-sold revenue. Certain partners that provide content on Snapchat, or content partners, also sell directly to advertisers, referred to as partner-sold revenue. We report Snap-sold revenue on a gross basis and partner-sold revenue on a net basis. Currently, our Sponsored Creative Tools, which include Sponsored Lenses and Sponsored Geofilters, are only Snap-sold. For the years ended December 31, 2015 and 2016, approximately 87% and 91% of our advertising revenue was Snap-sold, and approximately 13% and 9% of our advertising revenue was partner-sold, respectively. Snap Ads, whether Snap-sold or partner-sold, may be subject to revenue sharing arrangements between us and the content partner.

For additional discussion related to Snap-sold and partner-sold revenue, see “—Critical Accounting Policies and Estimates—Revenue Recognition” and Note 1 to our consolidated financial statements included elsewhere in this prospectus.

We also generate revenue from sales of our hardware product, Spectacles. This revenue was not material for the year ended December 31, 2016 and is reported net of allowances for returns.

Cost of Revenue

Cost of revenue consists primarily of payments to third-party infrastructure partners for hosting our products. Hosting costs primarily include expenses related to bandwidth, computing, and storage costs. Cost of revenue also includes revenue share payments to our content partners, content creation costs, which include personnel-related costs, and advertising measurement services. In addition, cost of revenue includes inventory costs for Spectacles and facilities and other supporting overhead costs, including depreciation and amortization.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation expenses for our engineers and other employees engaged in the research and development of our products. In addition, research and development expenses include facilities and other supporting overhead costs, including depreciation and amortization. Research and development costs are expensed as incurred.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of personnel-related costs, including salaries, benefits, commissions, and stock-based compensation expense for our employees engaged in sales and sales support, business development, media, marketing, corporate partnerships, communications, and customer service functions. Sales and marketing expenses also include costs incurred for indirect advertising, market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation expense for our executives, finance, legal, information technology, human resources, and other administrative teams, including facilities and supporting overhead costs, and depreciation and amortization. General and administrative expenses also include external professional services.

Interest Income

Interest income consists primarily of interest earned on our cash, cash equivalents, and marketable securities.

Interest Expense

Interest expense consists primarily of interest on build-to-suit lease financing obligations and commitment fees and amortization of costs related to our revolving credit facility.

Other Income (Expense), Net

Other income (expense), net consists of realized gains and losses on sales of marketable securities, our portion of equity method investment income and losses and foreign currency transaction gains and losses.

Income Tax Benefit (Expense)

We are subject to income taxes in the United States and numerous foreign jurisdictions. These foreign jurisdictions have different statutory tax rates than the United States. Additionally, certain of our foreign earnings may also be taxable in the United States. Accordingly, our effective tax rates will vary depending on the relative proportion of foreign to domestic income, use of foreign tax credits, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; and stock-based compensation expense. We consider the exclusion of certain non-cash expenses in calculating Adjusted EBITDA to provide a useful measure for period-to-period comparisons of our business and for investors and others to evaluate our operating results in the same manner as does our management. Additionally, we believe that Adjusted EBITDA is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue-generating activities. See “Selected Consolidated Financial Statement Data—Adjusted EBITDA and Free Cash Flow” for additional information and a reconciliation of net loss to Adjusted EBITDA.

Discussion of Results of Operations

The following table summarizes our historical consolidated statements of operations data:

	Year Ended December 31,
	2015	2016
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$58,663	$404,482
Costs and expenses:
Cost of revenue	182,341	451,660
Research and development	82,235	183,676
Sales and marketing	27,216	124,371
General and administrative	148,600	165,160

Total costs and expenses	440,392	924,867

Loss from operations	(381,729)	(520,385)
Interest income	1,399	4,654
Interest expense	—	(1,424)
Other income (expense), net	(152)	(4,568)

Loss before income taxes	(380,482)	(521,723)
Income tax benefit (expense)	7,589	7,080

Net loss	$(372,893)	$(514,643)

Adjusted EBITDA(1)	$(292,898)	$(459,428)

(1)

See “Selected Consolidated Financial Data—Adjusted EBITDA and Free Cash Flow” for more information and for a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

The following table sets forth the components of our consolidated statements of operations data for each of the periods presented as a percentage of revenue:

	Year Ended December 31,
	2015	2016
Consolidated Statements of Operations Data:
Revenue	100%	100%
Costs and expenses:
Cost of revenue	311	112
Research and development	140	45
Sales and marketing	46	31
General and administrative	253	41

Total costs and expenses	751	229

Loss from operations	651	129
Interest income	2	1
Interest expense	—	—
Other income (expense), net	—	1

Loss before income taxes	649	129
Income tax benefit (expense)	13	2

Net loss	636%	127%

Years Ended December 31, 2015 and 2016

Revenue

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)
	(NM = Not Meaningful)

Revenue	$58,663	$404,482	$345,819	NM

Revenue for the year ended December 31, 2016 increased $345.8 million compared to the same period in 2015. Revenue grew between the periods primarily due to an increase in the number of advertisements delivered. The number of advertisements delivered increased between the periods primarily due to increased advertiser demand across our product offerings, our growing sales team, and increased user engagement as measured by a 48% increase in DAUs. ARPU increased due to the growth in revenue as a result of the number of advertisements delivered, which outpaced DAU growth during the period. Snap-sold revenue was $365.0 million and partner-sold revenue was $34.9 million during the year ended December 31, 2016 compared to $50.9 million for Snap-sold revenue and $7.7 million for partner-sold revenue during the year ended December 31, 2015.

Cost of Revenue

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)

Cost of Revenue	$182,341	$451,660	$269,319	148%

Cost of revenue for the year ended December 31, 2016 increased $269.3 million, or 148%, compared to the same period in 2015. The increase in cost of revenue primarily consisted of $191.9 million related to increased hosting costs, in part attributable to DAU growth of 48% between the periods, $48.2 million related to increased revenue share payments to our partners consistent with our overall increase in revenue, and $13.3 million related to increased content creation costs, which include personnel-related costs.

Research and Development Expenses

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)

Research and Development Expenses	$82,235	$183,676	$101,441	123%

Research and development expenses for the year ended December 31, 2016 increased $101.4 million, or 123%, compared to the same period in 2015. The increase was primarily due to an increase in research and development headcount, and the related salaries, benefits, and stock-based compensation expenses. The investment in personnel supported our efforts to continue growing our user base and building and improving products for our users and advertisers.

Sales and Marketing Expenses

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)

Sales and Marketing Expenses	$27,216	$124,371	$97,155	357%

Sales and marketing expenses for the year ended December 31, 2016 increased $97.2 million, or 357%, compared to the same period in 2015. The increase was primarily due to an increase in sales and marketing headcount of approximately 340%. We also made marketing investments during the year ended December 31, 2016.

General and Administrative Expenses

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)

General and Administrative Expenses	$148,600	$165,160	$16,560	11%

General and administrative expenses for the year ended December 31, 2016 increased $16.6 million, or 11%, compared to the same period in 2015. The increase was primarily due to increased personnel costs from an increase in general and administrative headcount of approximately 220%, partially offset by $43.6 million of stock-based compensation from the accelerated vesting of modified stock-based compensation awards for certain former employees in 2015.

Total Costs and Expenses

We anticipate that cost of revenue will increase for the foreseeable future as user engagement increases, including as we continue to deliver new product offerings. We anticipate that research and development, sales and marketing, and general and administrative expenses will all increase in absolute dollars from continued growth in headcount and personnel-related expenses. We also anticipate a significant increase in total costs and expenses from the stock-based compensation expense related to RSUs that have both a service-based and performance condition.

In September 2016, we announced the launch of Spectacles, our camera-enabled sunglasses that make Snaps. We expect to experience production and operating costs related to Spectacles that will exceed the related revenue in the near future. In 2017, we expect to continue to make substantial investments in inventory, marketing, distribution, and product innovation as we assess product demand. Additionally, we plan to significantly broaden the distribution of Spectacles, which will increase our costs and overall financial risk.

Interest Income

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)

Interest Income	$1,399	$4,654	$3,255	233%

Interest income for the year ended December 31, 2016 increased $3.3 million, or 233%, compared to the same period in 2015. The increase was primarily a result of a larger invested balance in marketable securities, which returned a higher rate of interest.

Interest Expense

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands) (NM = Not Meaningful)

Interest Expense	$—	$(1,424)	$(1,424)	NM

Interest expense for the year ended December 31, 2016 was $1.4 million, compared to $0 in the same period in 2015. Interest expense was composed primarily of interest on build-to-suit lease financing obligations placed into service in the third quarter of 2016 and commitment fees and amortization of costs related to our revolving credit facility, which was executed in the third quarter of 2016.

Other Income (Expense), Net

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands) (NM = Not Meaningful)

Other Income (Expense), Net	$(152)	$(4,568)	$(4,416)	NM

Other expense, net for the year ended December 31, 2016 was $4.6 million. The increase in expense was primarily a result of an increase in our share of losses on equity method investments and an increase in foreign currency transaction losses, partially offset by gains on sales of marketable securities.

Income Tax Benefit (Expense)

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)

Income Tax Benefit (Expense)	$7,589	$7,080	$(509)	(7)%
Effective Tax Rate	2.0%	1.4%

Income tax benefit was $7.1 million for the year ended December 31, 2016, as compared to $7.6 million for the same period in 2015. The income tax benefits in both periods were primarily from the partial release of a valuation allowance against our net deferred tax assets. The valuation allowance release was the result of net deferred tax liabilities originating from acquisitions that were an available source of income to realize a portion of our deferred tax assets.

Our effective tax rate differs from the U.S. statutory rate primarily due to valuation allowances against our net deferred tax assets primarily related to net operating loss carry-forwards where it is more likely than not that some or all of the deferred tax assets will not be realized. For additional discussion, see Note 7 to our consolidated financial statements included elsewhere in this prospectus.

Net Loss and Adjusted EBITDA

	Year Ended December 31,		Dollar Change	Percent Change
	2015	2016
	(dollars in thousands)

Net Loss	$(372,893)	$(514,643)	$(141,750)	38%
Adjusted EBITDA	$(292,898)	$(459,428)	$(166,530)	57%

Net loss for the year ended December 31, 2016 was $514.6 million as compared to $372.9 million for the same period in 2015. Adjusted EBITDA loss for the year ended December 31, 2016 was $459.4 million as compared to $292.9 million for the same period in 2015. The increase in net loss and Adjusted EBITDA loss was primarily a result of an increase in cost of revenue and operating expenses, which more than offset revenue growth during the period. The increase in cost of revenue was primarily related to higher hosting costs and revenue share payments to our partners for the year ended December 31, 2016. The increase in operating expenses was primarily related to increased headcount. For a discussion of the limitations associated with using Adjusted EBITDA rather than GAAP measures and a reconciliation of this measure to net loss, see “Selected Consolidated Financial Data—Adjusted EBITDA and Free Cash Flow.”

Unaudited Quarterly Results of Operations Data

The following table sets forth our unaudited quarterly consolidated results of operations for each of the eight quarterly periods in the period ended December 31, 2016. These unaudited quarterly results of operations have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the financial information reflects all normal recurring adjustments necessary for the fair statement of results of operations for these periods. This information should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results in any future period.

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$3,920	$5,300	$16,725	$32,718	$38,798	$71,798	$128,204	$165,682
Costs and expenses(1):
Cost of revenue	20,749	40,598	56,227	64,767	75,773	94,757	127,780	153,350
Research and development	16,587	17,259	18,989	29,400	28,098	36,052	54,562	64,964
Sales and marketing	3,453	5,872	8,206	9,685	14,737	24,587	34,658	50,389
General and administrative	61,977	29,392	30,205	27,026	24,011	32,261	42,172	66,716

Total costs and expenses	102,766	93,121	113,627	130,878	142,619	187,657	259,172	335,419

Loss from operations	(98,846)	(87,821)	(96,902)	(98,160)	(103,821)	(115,859)	(130,968)	(169,737)

Interest income	194	332	475	398	359	871	1,938	1,486
Interest expense	—	—	—	—	—	—	(648)	(776)
Other income (expense), net	40	(46)	(229)	83	(993)	(939)	(1,421)	(1,215)

Loss before income taxes	(98,612)	(87,535)	(96,656)	(97,679)	(104,455)	(115,927)	(131,099)	(170,242)
Income tax benefit (expense)	—	7,700	—	(111)	(121)	33	6,871	297

Net loss	$(98,612)	$(79,835)	$(96,656)	$(97,790)	$(104,576)	$(115,894)	$(124,228)	$(169,945)

(1)	Stock-based compensation expense included in above line items:

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
	(in thousands)
Stock-Based Compensation Expense:
Cost of revenue	$127	$128	$128	$105	$154	$128	$128	$122
Research and development	2,715	2,297	2,638	2,659	2,648	2,700	12,138	4,449
Sales and marketing	830	875	862	967	775	553	1,251	1,377
General and administrative	47,990	2,736	5,081	3,386	1,961	1,361	1,278	819

Total	$51,662	$6,036	$8,709	$7,117	$5,538	$4,742	$14,795	$6,767

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP financial measure, for each of the periods presented:

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
	(in thousands)
Reconciliation of Adjusted EBITDA:
Net loss	$(98,612)	$(79,835)	$(96,656)	$(97,790)	$(104,576)	$(115,894)	$(124,228)	$(169,945)
Add (deduct):
Interest income	(194)	(332)	(475)	(398)	(359)	(871)	(1,938)	(1,486)
Interest expense	—	—	—	—	—	—	648	776
Other (income) expense, net	(40)	46	229	(83)	993	939	1,421	1,215
Income tax expense (benefit)	—	(7,700)	—	111	121	(33)	(6,871)	(297)
Depreciation and amortization	3,198	3,882	4,118	4,109	5,049	5,996	7,437	10,633
Stock-based compensation expense	51,662	6,036	8,709	7,117	5,538	4,742	14,795	6,767

Adjusted EBITDA	$(43,986)	$(77,903)	$(84,075)	$(86,934)	$(93,234)	$(105,121)	$(108,736)	$(152,337)

The following table presents a reconciliation of Free Cash Flow to net cash used in operating activities, the most comparable GAAP financial measure, for each of periods presented:

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
	(in thousands)
Reconciliation of Free Cash Flow:
Net cash used in operating activities	$(40,057)	$(66,618)	$(97,495)	$(102,452)	$(92,541)	$(134,110)	$(216,866)	$(167,728)
Less:
Purchase of property and equipment	(1,568)	(8,473)	(4,352)	(4,812)	(12,452)	(16,421)	(17,192)	(20,376)

Free Cash Flow	$(41,625)	$(75,091)	$(101,847)	$(107,264)	$(104,993)	$(150,531)	$(234,058)	$(188,104)

The following table sets forth the components of our unaudited quarterly consolidated statements of operations for each of the periods presented as a percentage of revenue:

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Consolidated Statements of Operations Data:
Revenue	100%	100%	100%	100%	100%	100%	100%	100%
Costs and expenses:
Cost of revenue	529	766	336	198	195	132	100	93
Research and development	423	326	114	90	72	50	43	39
Sales and marketing	88	111	49	30	38	34	27	30
General and administrative	1,581	555	181	83	62	45	33	40

Total costs and expenses	2,622	1,757	679	400	368	261	202	202

Loss from operations	2,522	1,657	579	300	268	161	102	102

Interest income	5	6	3	1	1	1	2	1
Interest expense	—	—	—	—	—	—	1	1
Other income (expense), net	1	1	1	—	3	1	1	1

Loss before income taxes	2,516	1,652	578	299	269	161	102	103
Income tax benefit (expense)	—	145	—	—	—	—	5	—

Net loss	2,516%	1,506%	578%	299%	270%	161%	97%	103%

Quarterly Trends

Revenue

Advertising spend is traditionally strongest in the fourth quarter of each year and weakest in the first quarter of each year. For example, revenue grew at a lower rate in the first quarter of 2016 compared to the fourth quarter of 2015. In addition, we expect a seasonal decline in total revenue for the first quarter of 2017 as compared to the fourth quarter of 2016. However, we believe that the early stage of our advertising business has resulted in high rates of revenue growth due to a low initial base, which has masked this seasonality. Much of our revenue growth to date has been driven by onboarding new advertisers and developing new advertising products and delivery and measurement capabilities. Additionally, the 2016 Summer Olympics provided us with a one-time revenue opportunity in the third quarter of 2016. We believe that as our business matures, this seasonality will have a stronger impact on our quarterly revenue.

Cost of Revenue and Operating Expenses

Cost of revenue generally increased during every quarter presented, primarily driven by increases in hosting costs due to growth in engagement, higher advertising revenue resulting in growing revenue share payments to partners, and increases in headcount. Cost of revenue increased at a higher rate as a percentage of revenue during the second quarter of 2015 driven by steady increases in hosting spend due to growth in engagement as compared to a smaller increase in revenue in the same period.

Operating expenses generally increased due to increases in employee headcount and overall business expansion. General and administrative expense was a higher percentage of revenue during the first quarter of 2015 due to stock-based compensation expenses from the accelerated vesting of modified stock-based compensation awards for certain former employees. Research and development expenses in the third quarter of 2016 were higher than the previous quarters presented due to stock-based compensation expense from the modification of the terms of RSUs granted to one employee.

Income Tax Benefit (Expense)

For discussion on income tax benefit (expense), see Note 7 to our consolidated financial statements included elsewhere in this prospectus.

For additional information on matters that may affect our quarterly results, see “Risk Factors” elsewhere in this prospectus.

Liquidity and Capital Resources

Cash, cash equivalents, and marketable securities were $987.4 million as of December 31, 2016, primarily consisting of cash on deposit with banks and highly liquid investments in U.S. government and agency securities. Our primary source of liquidity is cash generated through financing activities. Our primary uses of cash include operating costs such as personnel-related expenses and the hosting costs of the Snapchat application, acquisitions and investments, and facility-related capital spending. Other than as noted below, there are no known material subsequent events that could have a material impact on our cash or liquidity. We may contemplate and engage in merger and acquisition activity that could materially impact our liquidity and capital resource position.

In July 2016, we entered into a five-year senior unsecured revolving credit facility, or the Credit Facility, with lenders, some of which are affiliated with certain members of our underwriting syndicate, that allows us to borrow up to $1.1 billion to fund working capital and general corporate-purpose expenditures. The loan bears interest at LIBOR plus 0.75%, as well as an annual commitment fee of 0.10% on the daily undrawn balance of the facility. No origination fees were incurred at the closing of the Credit Facility. Any amounts outstanding under this facility will be due and payable in July 2021. In December 2016, the amount we are permitted to borrow under the Credit Facility was increased to $1.2 billion. As of December 31, 2016, no amounts were outstanding under the Credit Facility. See “Underwriting” and Note 5 to our consolidated financial statements included elsewhere in this prospectus for more information about the Credit Facility.

We believe our existing cash balance is sufficient to fund our ongoing working capital, investing, and financing requirements for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, headcount, sales and marketing activities, research and development efforts, and the introduction of new features, products, acquisitions, and continued user engagement.

As of December 31, 2016, less than 1% of our cash, cash equivalents, and marketable securities was held outside the United States. These amounts were primarily held in the United Kingdom and are utilized to fund our foreign operations. Cash held outside the United States may be repatriated, subject to certain limitations, and would be available to be used to fund our domestic operations. However, repatriation of funds may result in additional tax liabilities. We believe our existing cash balance in the United States is sufficient to fund our working capital needs. The amount of unremitted earnings related to our foreign subsidiaries is not material.

The following table sets forth the major components of our consolidated statements of cash flows for the periods presented:

	Year Ended December 31,
	2015	2016
	(in thousands)

Net cash used in operating activities	$(306,622)	$(611,245)
Net cash used in investing activities	(100,942)	(1,021,334)
Net cash provided by financing activities	650,366	1,141,890

Net increase (decrease) in cash	$242,802	$(490,689)

Free Cash Flow(1)	$(325,827)	$(677,686)

(1)

For information on how we define and calculate Free Cash Flow and a reconciliation to net cash used in operating activities to Free Cash Flow, see “Selected Consolidated Financial Data—Adjusted EBITDA and Free Cash Flow.”

Years Ended December 31, 2015 and 2016

Net Cash Used in Operating Activities

Net cash used in operating activities increased $304.6 million in the year ended December 31, 2016 compared to the same period in 2015. Net cash used in operating activities was $611.2 million for the year ended December 31, 2016, resulting primarily from net loss, adjusted for non-cash items, and an increase in accounts receivable of $118.4 million related to an increase in advertising revenue.

Net Cash Used in Investing Activities

Net cash used in investing activities was $1.0 billion for the year ended December 31, 2016, an increase of $920.4 million as compared to the prior period, primarily due to the use of $1.6 billion for the purchase of marketable securities and $104.0 million for business acquisitions, partially offset by cash provided by the sales and maturities of marketable securities of $728.6 million.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $650.4 million and $1.1 billion for the years ended December 31, 2015 and 2016, respectively. Our financing activities have primarily consisted of preferred stock issuances.

Free Cash Flow

Free Cash Flow was $(325.8) million and $(677.7) million for the years ended December 31, 2015 and 2016, respectively, and was composed of net cash used in operating activities, resulting primarily from net loss, adjusted for non-cash items and changes in working capital. Free Cash Flow also included purchases of property and equipment of $19.2 million and $66.4 million for the years ended December 31, 2015 and 2016, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements for any of the periods presented.

Contingencies

We are involved in claims, lawsuits, indirect and other tax matters, government investigations, and proceedings arising from the ordinary course of our business. We record a provision for a liability when we believe that it is both probable that a liability has been incurred and the amount can be reasonably estimated. We disclose material contingencies when we believe that a loss is not probable but reasonably possible. Significant judgment is required to determine both probability and the estimated amount. Such claims, suits, and proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Many of these legal and tax contingencies can take years to resolve. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.

Commitments

The following table summarizes our contractual obligations as of December 31, 2016:

	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)

Operating leases	$379,497	$32,631	$89,101	$100,467	$157,298
Financing leases	46,324	4,659	9,522	10,039	22,104
Data hosting commitments	33,800	31,200	2,600	—	—
Other purchase commitments	87,131	73,873	13,258	—	—

Total contractual commitments	$546,752	$142,363	$114,481	$110,506	$179,402

For additional discussion on our operating and financing leases and data hosting and other purchase commitments, see Note 8 to our consolidated financial statements included elsewhere in this prospectus.

On January 30, 2017, we entered into the Google Cloud Platform License Agreement. Under the agreement, we were granted a license to access and use certain cloud services. The agreement has an initial term of five years and we are required to purchase at least $400.0 million of cloud services in each year of the agreement, though for each of the first four years, up to 15% of this amount may be moved to a subsequent year. If we fail to meet the minimum purchase commitment during any year, we are required to pay the difference.

In March 2016, we entered into the AWS Enterprise Agreement for the use of cloud services from AWS that was amended in March 2016, and again in February 2017. Such agreement will continue indefinitely until terminated by either party. Under the February 2017 addendum to the agreement, we committed to spend $1.0 billion between January 2017 through December 2021 on AWS services ($50.0 million in 2017, $125.0 million in 2018, $200.0 million in 2019, $275.0 million in 2020, and $350.0 million in 2021). If we fail to meet the minimum purchase commitment during any year, we are required to pay the difference.

Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with GAAP. Preparing these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We generate the majority of our revenue through the delivery of advertisements. Revenue is recognized when persuasive evidence of an arrangement exists, the services have been provided or delivered, the fees are fixed or determinable, and collectability of the related receivable is reasonably assured. These arrangements are either on a fixed-fee basis over a period of time or based on the number of advertising impressions delivered. Revenue related to agreements based on the number of impressions delivered is recognized when the advertisement is displayed. Revenue related to fixed fee arrangements is recognized ratably over the service period, typically less than 30 days in duration, and such arrangements do not contain minimum impression guarantees.

Snap Ads may be subject to revenue sharing arrangements between us and the content partner. If a revenue share payment is owed to a content partner related to Snap-sold revenue, we recognize that payment as cost of revenue. Under revenue share arrangements with our content partners, we pay a portion of the advertising revenue generated from the display of Snap-sold advertisements in the content partner’s Publisher Stories. These arrangements generally do not contain minimum financial commitments to our publisher partners and are generally not tied to specific events or promotions.

Currently, our Sponsored Creative Tools are only Snap-sold and are not subject to revenue share arrangements. Snap-sold revenue is recognized based on the gross amount that we charge the advertiser. Partner-sold revenue is recognized based on the net amount of revenue we receive from the content partner.

There is significant judgment in accounting for these arrangements related to whether we should report revenue based on the gross amount that we charge the advertiser or the net amount of revenue received from the content partner. To determine if we should report revenue on a gross or net basis, we assess whether we are acting as the principal or agent in the transaction. If we are acting as the principal, we record revenue on a gross basis. If we are acting as the agent, we record revenue on a net basis. We evaluate all of the indicators in the guidance to make this determination. While no one indicator is determinative, we place the most weight on the analysis of whether we are the primary obligor.

We report Snap-sold revenue on a gross basis predominantly because we are the primary obligor responsible for fulfilling the advertisement delivery and maintaining the relationship with the advertiser, including the acceptability of the services delivered. We also establish pricing with the advertiser and have discretion in supplier selection given we can choose where to place the advertisement on available inventory across our platform. We report partner-sold revenue on a net basis predominantly because the content partner is the primary obligor responsible for fulfillment and maintaining the relationship with the advertiser, including the acceptability of the services delivered. The content partner also has latitude in establishing the selling price with the advertiser and has discretion in supplier selection.

Stock-Based Compensation

We have granted stock-based awards consisting primarily of RSUs, and to a lesser extent, stock options, to employees, members of our board of directors, and non-employee advisors. The substantial majority of our stock-based awards have been made to employees. Substantially all of our outstanding RSUs granted before December 31, 2016 contain both a service-based vesting condition and a performance vesting condition. The service-based condition for the majority of these awards is satisfied over four years. The performance condition is satisfied on the occurrence of a qualifying event, which includes a change in control transaction or the effective date of an initial public offering. Because no qualifying event has occurred, we have not recognized any stock-based compensation expense for the RSUs with both a service-based vesting condition and a performance condition. All RSUs granted after December 31, 2016 vest on the satisfaction of only service-based conditions.

We account for stock-based employee compensation under the fair value recognition and measurement provisions, in accordance with applicable accounting standards, which requires stock-based awards to be measured based on the grant date fair value. Stock-based compensation expense is recorded net of estimated forfeitures in our consolidated statements of operations. Accordingly, stock-based compensation expense is only recorded for those stock-based awards that we expect to vest. We estimate the forfeiture rate based on historical forfeitures of equity awards and adjust the rate to reflect changes in facts and circumstances, if any. We will revise our estimated forfeiture rate if actual forfeitures differ from our initial estimates. A modification of the terms of a stock-based award is treated as an exchange of the original award for a new award with total compensation cost equal to the grant-date fair value of the original award plus the incremental value of the modification to the award.

Stock Options

Total unrecognized compensation cost related to stock options was $30.7 million and $48.6 million as of December 31, 2015 and December 31, 2016, respectively. Stock options generally vest over a service period of four years. Stock-based compensation expense for stock options granted to employees is recognized on a straight-line basis over the requisite service period, based on the estimated grant-date fair value, calculated under the Black-Scholes option pricing model.

The Black-Scholes model includes subjective assumptions, including the fair value of our common stock, expected term of the option, expected volatility, risk free rate, and expected dividend yield. These assumptions involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

The assumptions under the Black-Scholes model are estimated as follows:

Fair Value of Common Stock—See “—Common Stock Valuations” below.

Expected Term—The expected term of options represents the period that our stock-based awards are expected to be outstanding.

Volatility—We determine the price volatility factor based on the historical volatilities of our peer group as we do not have a sufficient trading history for our common stock. When considering which companies to include in our comparable industry peer companies, we focused on publicly-traded companies with businesses similar to ours.

Risk Free Interest Rates—These rates are based on the implied yield currently available on U.S. Treasury notes with terms approximately equal to the expected life of the option.

Dividend Yield—We have not and do not expect to pay cash dividends on our common stock.

In the year ended December 31, 2016, we granted options to employees with an aggregate grant date fair value of $37.8 million in conjunction with an acquisition. The weighted-average assumptions used to determine the fair value of employee stock options granted during the year ended December 31, 2016 were as follows:

Expected term from grant date (in years)	6.2
Risk-free interest rate	1.4%
Expected volatility	63%
Dividend yield	0%
Strike price	$1.00

The weighted-average fair value of employee stock options granted during the year ended December 31, 2016 was $30.19 per share, which reflects the pre-Class A Dividend per share value.

Restricted Stock Units

Substantially all of our RSUs granted before December 31, 2016 vest on the satisfaction of both a service-based condition and a performance condition. As of December 31, 2015 and 2016, 80.5 million shares of common stock subject to RSUs and 180.5 million shares of common stock subject to RSUs were outstanding, respectively, and included both service-based and performance conditions to vest. The service condition is generally satisfied over four years, 10% after the first year of service, 20% over the second year, 30% over the third year, and 40% over the fourth year. The performance condition is satisfied on the occurrence of a qualifying event, which includes a change in control or the effective date of an initial public offering. We recognize stock-based compensation using the accelerated attribution method, net of estimated forfeitures. The grant date fair value of RSUs is based on the fair value of the underlying stock on the date of grant. See “—Common Stock Valuations” below.

As of December 31, 2015 and 2016, no stock-based compensation has been recognized for employee RSUs because such awards include a performance condition and the qualifying events had not occurred. In the quarter in which our initial public offering is completed, we will begin recording stock-based compensation expense using the accelerated attribution method, net of forfeitures, based on the grant date fair value of the RSUs. If our initial public offering had occurred on December 31, 2016, we would have recognized $1.1 billion of cumulative stock-based compensation related to employee RSUs for which the service-based vesting condition has been satisfied. As of December 31, 2016, employee RSUs representing $1.5 billion of unrecognized compensation cost had not yet satisfied the service-based vesting condition.

From January 1, 2017 to February 24, 2017, we granted RSUs for 27,255,247 shares of Class A common stock with an aggregate grant date fair value of $429 million, which will be recognized as stock-based compensation expense on a straight-line basis over the vesting period.

CEO Award

On the closing of this offering, our CEO will receive an RSU award, the CEO award, for shares of Series FP preferred stock, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of this offering. The CEO award will represent 3.0% of all outstanding shares on the closing of the initial public offering, including shares sold by us in this offering, vested stock options on the closing of this offering, and the RSUs that will vest on the closing of this offering, net of shares withheld to satisfy tax withholding obligations. The CEO award will vest immediately on the closing of this offering and such shares will be delivered to our CEO in equal quarterly installments over three years beginning in the third full calendar quarter following this offering. As of December 31, 2016, no stock-based compensation was recognized for the CEO award because the initial public offering had not occurred. The CEO award compensation expense will be recognized immediately on the closing of this offering. If the underwriters in this offering exercise their option to purchase additional shares from us following the closing of this offering, then the CEO award will include additional shares of Class C common stock. Any additional compensation expense related to these additional shares will be recognized on the exercise of the underwriters’ option. If the initial public offering had occurred on December 31, 2016, we would have recognized $624.8 million of CEO award compensation expense, based on the initial public offering price of $17.00 per share.

Common Stock Valuations

The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

We considered objective and subjective factors to determine our best estimate of the fair value of our common stock, including the following factors:

•	recent issuances of preferred stock, as well as the rights, preferences, and privileges of our preferred stock relative to our common stock;

•	third-party valuations of our common stock completed as of February 17, 2015, September 30, 2015, March 31, 2016, July 31, 2016, September 30, 2016, October 31, 2016, and December 31, 2016;

•	our performance and market position relative to our competitors or similar publicly traded companies;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given internal company and external market conditions; and

•	our developments and milestones.

Fiscal 2015 and Six Months Ended June 30, 2016

In the year ended December 31, 2015 and in the six months ended June 30, 2016, we raised proceeds of $651.3 million and $1.2 billion, respectively, from the sale of Series F preferred stock, net of issuance costs. The Series F preferred stock has rights and privileges that are equivalent to common stock, with the exception of voting rights applicable to some classes of common stock. Because of the similarity in the rights and privileges between the Series F preferred stock and our common stock, and the significance of the proceeds raised from unrelated new investors in the issuances of Series F preferred stock, we determined the price paid per share for our Series F preferred stock was a significant indicator in determining the fair value of our common stock.

To determine the fair value of our common stock underlying stock option and RSU grants, we first determine our total equity value, or TEV, and then allocate the TEV to each equity element of our capital structure (preferred stock, common stock, options, and RSUs). Our TEV was estimated using the Option Pricing Method Backsolve, or OPM Backsolve. This methodology utilizes the most recent negotiated arms-length transactions involving the sale or transfer of our stock or equity interests. Our indicated TEV at each valuation date was allocated to the shares of preferred stock, common stock, options, and RSUs using the OPM Backsolve. Based on the similarity in the rights and privileges of the Series F preferred stock and our common stock, the OPM Backsolve method indicated the value per share of common stock was equal to the price per share related to the issuance of Series F preferred stock in the year ended December 31, 2015 and the six months ended June 30, 2016.

Six Months Ended December 31, 2016

At each valuation date in the third and fourth quarters of 2016, we continued to use the OPM Backsolve method. We also utilized the Probability Weighted Expected Return Method, or PWERM, which involves estimating multiple future potential outcomes for the business, and estimates of the probability of each respective potential outcome. Additionally, we considered two possible future IPO dates and the relative probability of each IPO date. The enterprise value for each IPO scenario was determined using a market approach. The enterprise value was then allocated to the various classes of shares in our equity structure.

We determined the probability of an IPO within the two possible future IPO dates and utilized that probability to weight the PWERM in our common stock valuation. We applied the residual weighting to the OPM Backsolve method in our common stock valuation.

In the absence of market transactions with new investors, the fair value of our common stock between valuation dates was determined using a straight-line calculation, with the benefit of hindsight. We determined that the straight-line calculation provides the most reasonable basis for the valuation for our common stock because we did not identify any single event that occurred during these periods between valuation dates that would have caused a material change in fair value.

Summary of RSU Awards Granted

In October 2016, our board of directors approved a stock split effected in the form of a dividend of shares of Class A common stock to the holders of all preferred stock and common stock outstanding. Each outstanding equity award was adjusted to include one share of Class A common stock for each outstanding restricted stock award or stock option to acquire a share of either Class A common stock or Class B common stock. Share and per share amounts disclosed below have been retroactively adjusted to reflect the effects of this stock split.

Grant Date	Shares Underlying RSUs	Grant-Date Fair Value per Share
	(shares in thousands)
2015
April 2015 - December 2015	65,114	$15.36
2016
January 2016 - May 2016	22,292	$15.36
July 12, 2016	15,507	$15.53
July 15, 2016	7,581	$15.54
August 19, 2016	8,900	$15.75
September 15, 2016	5,759	$15.98
October 26, 2016	24,438	$16.29
November 2016 - December 2016	20,306	$16.33

Summary of Stock Options Granted

In July 2016, we granted 1,253,028 stock options with an underlying common stock fair value of $31.08 per share, which reflects the pre-Class A Dividend per share value. These stock option awards entitle the holder to an additional share of non-voting Class A common stock on exercise. The total stock options granted and underlying common stock fair value do not give effect to this stock split.

Business Combinations and Valuation of Goodwill and Other Acquired Intangible Assets

We estimate the fair value of assets acquired and liabilities assumed in a business combination. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement.

Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired technology, useful lives, and discount rates. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. During the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. On the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Income Taxes

We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our uncertain tax positions.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Recent Accounting Pronouncements

See Note 1 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Qualitative and Quantitative Factors about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate risk and foreign currency risk as follows:

Interest Rate Risk

We had cash and cash equivalents totaling $640.8 million and $150.1 million at December 31, 2015 and 2016, respectively. We had marketable securities totaling $0 and $837.2 million at December 31, 2015 and 2016, respectively. Our cash and cash equivalents consist of cash in bank accounts and marketable securities consist of U.S. government debt and agency securities. The primary objectives of our investment activities are to preserve principal and provide liquidity without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the relatively short-term nature of our investment portfolio, a hypothetical 100 basis point change in interest rates would not have a material effect on the fair value of our portfolio for the periods presented.

Foreign Currency Risk

For the years ended December 31, 2015 and 2016, the majority of our sales and operating expenses were denominated in U.S. dollars. We therefore have not had material foreign currency risk associated with sales and cost-based activities. The functional currency of our material operating entities is the U.S. dollar. For the years ended December 31, 2015 and 2016, our operations outside of the United States are not considered material and incur a majority of their operating expenses in foreign currencies. Therefore, our results of operations and cash flows are minimally subject to fluctuations from changes in foreign currency rates. We believe the exposure to foreign currency fluctuation from operating expenses is immaterial at this time as the related costs do not constitute a significant portion of our total expenses. As we grow operations, our exposure to foreign currency risk will likely become more significant. For the years ended December 31, 2015 and 2016, we did not enter into any foreign currency exchange contracts. We do, however, anticipate entering into foreign currency exchange contracts for purposes of hedging foreign exchange rate fluctuations on our business operations in future operating periods as our exposures are deemed to be material. For additional discussion on foreign currency risk, see “Risk Factors” elsewhere in this prospectus.

BUSINESS

Overview

Snap Inc. is a camera company.

We believe that reinventing the camera represents our greatest opportunity to improve the way that people live and communicate. Our products empower people to express themselves, live in the moment, learn about the world, and have fun together.

Our flagship product, Snapchat, is a camera application that was created to help people communicate through short videos and images. We call each of those short videos or images a Snap. On average, 158 million people use Snapchat daily, and over 2.5 billion Snaps are created every day.

In the way that the flashing cursor became the starting point for most products on desktop computers, we believe that the camera screen will be the starting point for most products on smartphones. This is because images created by smartphone cameras contain more context and richer information than other forms of input like text entered on a keyboard. This means that we are willing to take risks in an attempt to create innovative and different camera products that are better able to reflect and improve our life experiences.

Our Story

Delete by Default

Technology has helped people communicate with each other long before cameras existed. Telegraphs allowed people to send messages quickly across long distances. Telephones enabled people to hear the voices of their far away friends in real time. Snapchat empowers people to speak visually.

For over 130 years, people have used cameras to document their lives by taking photographs. Today, people use cameras to communicate, by making images and sending them back and forth to one another. Snapchat helped make this possible in part through the introduction of deletion by default, where Snaps are deleted from our servers after the recipient views them (though the sender or the recipient can always keep a copy). Making deletion the default and permanence the option changed the way that people think about their cameras, and empowered them to talk with their friends using Snaps instead of simply commemorating their lives with photographs.

Back when cameras were first invented, it was difficult and expensive to create a photograph. This made traditional photographs precious and people wanted to save all of them. When it became so much easier to take and send photos with smartphones, it became less important to save them. People brought their smartphones with them everywhere, so they had a camera with them all the time, not just for special occasions. When images became so easy to take and share with smartphones, it became easier to use images for communication.

People began sending photos and videos through text messages when they wanted to communicate visually. However, texting was built primarily for written communication, not visual communication. Texting was slow, and photos were always attachments—not the primary way of communicating. Touchscreen keyboards on smartphones weren’t very easy to use. We thought there had to be a better way to communicate with images.

When we launched Snapchat in September 2011, it was one of the fastest ways to send a photo on a smartphone. Every Snap was deleted from our servers by default after it was viewed, and a copy was saved only if the sender or recipient took a screenshot or otherwise saved it. Since the beginning, many people have used Snapchat primarily to send “selfies,” digital self-portraits captured and shared using our Camera. We think this is because deletion by default makes our users feel comfortable sending photos of themselves even when they don’t look pretty or perfect. Over time, as we added more Creative Tools, our community began to express the full range of their experiences using Snapchat.

Using Snaps to communicate isn’t just fast and convenient for the sender, it’s also a far more engaging and rich form of communication for the recipient. The human brain processes images much faster than text, and images can convey emotion very quickly. It can be frustrating when the people we’re texting don’t understand how we feel. It’s easy to communicate that feeling with a Snap.

The first version of Snapchat unlocked an explosion of creativity because deletion by default, our internet-connected smartphone Camera, and new Creative Tools gave our community a visual voice to express themselves in the moment. We learned that creativity can be suppressed by the fear of permanence, but also empowered through ephemerality.

Listen to Learn

Snapchat has grown and changed a lot since we first helped people express themselves through Snaps. The primary way that we evolve our products is by listening to our community so that we can try to understand how people want to express themselves, live in the moment, learn about the world, and have fun together.

One of the first things we did to improve Snapchat was add the option to record video Snaps, because our community told us that sometimes photos weren’t enough to fully capture a moment. We also heard that people found it annoying and confusing to switch between photo and video mode on their smartphone cameras, and that sometimes they accidentally created videos when they meant to take a photo.

We took what we learned and built a photo and video camera that didn’t require users to switch modes. Users simply tap the Camera button to take a photo, or hold the Camera button to record a video. Eliminating the inconvenience of separate photo and video modes meant that users could create Snaps quickly and easily without fumbling around with different settings. On average, over 2.5 billion Snaps are created on Snapchat every day, in part because we solved an annoying problem for our users.

As Snapchat’s popularity grew, people began to make more friends on the service. Our community started asking for an easier way to send a Snap to all of their friends, not just one or two at a time. It took too long to individually select each friend after creating a Snap, and it became difficult to manage so many different conversations. Some people in our community asked for a “Send to All” button, but we thought this might encourage users to spam each other by making it too easy to send a Snap to everyone very quickly, ruining what made Snapchat personal and fun.

We learned that our community often shared things with all of their friends using social media, but we also heard that traditional social media was confusing because the typical feed placed every update in reverse chronological order. If you posted photos from a birthday party and then viewed them in the feed, the first photo in the feed would be from the end of the party, and the last photo in the feed would be from the beginning of the party. Our community wanted to view updates in chronological order, the way that they were experienced. That made sense to us because humans have been telling stories with a beginning, a middle, and an end for a long time.

While we understood why people used social media, we didn’t want to make a traditional profile on Snapchat because we knew from our experience with delete by default that people didn’t like the burden of accumulating perfect moments for their friends. Our community wanted to express themselves and tell stories in a way that embraced change and growth.

In October 2013, slightly more than two years after we first launched Snapchat, we introduced My Story. Stories are collections of Snaps viewed in chronological order that expire within 24 hours. Every user on Snapchat has their own personal and ephemeral Story that can be viewed by all of their friends. With Stories, every day begins anew.

When we first launched Stories, they weren’t very popular. Back then, fewer than ten million Snaps were added to Stories every day. We continued to invest in improving Stories even when it wasn’t clear that it would be successful. Over time, Stories has grown into one of our most popular products. On average, over 25% of our Daily Active Users post Snaps to their Stories every day.

Courage to Create

Our drive to create new things comes from the belief that we can create products that will improve the lives of the people who use them. We believe it’s always worth trying to build something that will empower people to express themselves, live in the moment, learn about the world, and have fun together—even when it’s not clear that what we build will be successful or make money.

While we get many of our ideas by listening to our community, sometimes it takes a long time to get the product solution just right. Even when we have the right solution, it’s often in the form of a new product that might take a while for our community to learn how to use. Just because products are sometimes confusing when they’re new doesn’t mean we are going to stop building innovative products for our community. Part of the joy of using Snapchat is discovering new features and learning how to use all of the products that we create.

When we were just getting started, many people didn’t understand what Snapchat was and said it was just for sexting, even when we knew it was being used for so much more. We think this was because deletion by default was an unusual concept compared to what was standard at the time, so it took time for people to understand that we were trying to solve a problem that many people didn’t realize they had. We believe that if we do a good job listening to our community, we can create products that solve their problems even if the products we create aren’t immediately used by everyone.

When we create new products, it is often hard to predict how they will impact user engagement, and sometimes we make mistakes. We learn a lot from the way that people use our products, and we often make changes after they are released. We launched Auto Advance in March 2016, which played Stories in recent updates back-to-back, because we wanted to create an easier way for people to catch up with their friends on Snapchat.

Over time, we realized that our community did not always want to see all of their recent updates—sometimes they just wanted to see what their close friends or family were up to. Even though our community began watching more Stories following the launch of Auto Advance, we recognized that it wasn’t the right product because it prevented users from being able to choose what they wanted to watch.

We were still committed to our original goal of making it easier for people to catch up with their friends, so we took what we learned from Auto Advance and created Story Playlist. Story Playlist retains the original foundation that made Auto Advance great, while helping our community choose what they want to watch. We have found that even small product changes like Auto Advance can have big impacts on the way people experience our service, so it is really important to our business that we are able to recognize our mistakes and make changes quickly.

We also know that we are not the best at everything. Sometimes, when another company can create a better product than we can, we partner with them to deliver a great experience for our community. We’ve found that win-win-win partnerships, where our community, our partners, and our business each benefit, have been instrumental to the long-term success of those partnerships. Partnerships help us provide new and innovative products for our community without losing focus on our core camera platform.

For example, when we created Publisher Stories in January 2015, it was the first time that we allowed Stories to be created using a new set of tools that weren’t directly available in the Snapchat application.

Publishers were able to create Snaps and Stories that were designed and arranged by an editorial team, a big departure from the user Stories that our community creates every day. Watching Publisher Stories felt really different from watching user Stories, but we believed that publishers were an important part of our Storytelling Platform, and we knew that our partners had a depth of experience producing compelling stories every day. Working with publishers allows us to provide a unique point of view in the Snapchat application that we wouldn’t otherwise be able to provide ourselves.

We love building new products. Our community inspires us with their creativity, and we’re grateful that the people who use our products are willing to try the new things that we make. We are also thankful for the many partners that help bring our products to life. Whether talking through images, telling stories, or making memories, we believe that reinventing the camera has the potential to improve the lives of people everywhere.

Product Innovation Timeline Daily Active Users 150m 100m 50m 0m Snapchat Launch 2011 Android Video 2012 Stories Smart Filters Replay 2013 Chat Live Stories Geofilters Snap Ads Snapcash Community Geofilters 2014 Publisher Stories Best Friend Emojis Snapcodes Sponsored Geofilters Trophies Lenses Sponsored Lenses Story Explorer 2015 On-Demand Geofilters Face Swap Chat Stickers Voice and Video Calling 3D Stickers Memories Bitmojis Geostickers Spectacles Story Playlist 2016

Our Products

We currently offer three ways for people to make Snaps: the Snapchat application, Publishers Tools that help our partners create Publisher Stories, and Spectacles, our sunglasses that make Snaps. Snaps are viewed primarily through the Snapchat application, but can also be embedded on the web or on television in certain circumstances.

Snapchat	Figure 1. Snapchat

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Camera

The Snapchat application opens directly into the Camera, making it easy to quickly create a Snap. The Camera also serves as a “homepage” in the sense that it lets users navigate to our Chat and Stories interfaces. The Chat Service is to the left of the Camera, and the Storytelling Platform is to the right. The Profile above the Camera makes it easy to add friends and manage settings, and a user’s Memories live below the Camera. The navigation bar at the bottom of the screen allows quick navigation in between the Camera, Chat Service, and Storytelling Platform.

Figure 2. Camera Figure 3. Preview

Making a Snap is simple. Users either tap the Camera button to take a photo, or hold the Camera button to record a video up to ten seconds long. Immediately after a Snap has been created on the Camera screen, the Preview screen displays the photo or video Snap for the user to review and edit using our Creative Tools.

Creative Tools

In the early days of Snapchat, we introduced a feature for users to add a caption by tapping directly on a Snap. This was unique because the text was overlaid on top of the Snap, instead of being separated from or shown below the content. By adding text directly on top of their Snaps, our community was able to communicate and express themselves in a new way.

After seeing the impact and excitement of simple text editing on Snaps, we began to invest in building additional Creative Tools for our community. Traditional photo editing has focused primarily on improving the quality of the image. At Snapchat, our editing tools allow our community to create Snaps that are more expressive in an effort to improve communication.

The Camera serves as the interface for our Creative Tools. Most of these tools are available on the Preview screen after a user takes a Snap, but Lenses are used on the Camera screen before taking a Snap.

When you tap on the screen, the Camera focuses and detects objects in the scene. For example, if a user taps on his or her face, we immediately show Lenses at the bottom of the screen, adjacent to the Camera button. Lenses are interactive animations that are overlaid on a person’s face or the world around them. A user can easily create a Snap while using a Lens.

Figure 4. Lenses

Lenses react to the environment in real time, so they are fun to play with even when a user does not intend to create a Snap. On average, more than one in three of our Daily Active Users plays with Lenses every day. We create lots of new Lenses every month because we always want our users to have surprising and entertaining effects to play with.

After a user creates a Snap, with or without a Lens, we display it on the Preview screen. The Preview screen is designed to show the user their Snap immediately after it is captured so that they can review their Snap and edit it using our Creative Tools.

In addition to Lenses, we offer drawing tools, visual filters, Geofilters, stickers, 3D stickers, Bitmojis, and simple video effects like video speed and direction—all available on the Preview screen after taking a Snap.

Figure 5. Geofilters

Geofilters are artistic filters available on the Preview screen at pre-defined times and locations. Initially, we focused on providing Geofilters for landmarks and other large events. After we saw the popularity of the Geofilters product, we opened the creation process to our community, who now create many Geofilters for all sorts of public and personal places and events. On average, more than a billion Snaps with Geofilters are viewed on our application every day.

Bitmojis are cartoon likenesses of a user that are created in the Bitmoji application and subsequently linked to Snapchat. Bitmojis are a fun and personal way for users to express themselves on Snapchat. If a user links their Bitmoji with Snapchat, they can place Bitmojis on their Snaps or send Bitmojis in Chat.

On average, our users use Creative Tools to enhance over 60% of all Snaps they send on Snapchat every day.

Sending a Snap

After a Snap has been created with the Camera and edited on the Preview screen, it is ready to be sent to friends through our Chat Service or contributed to a Story on our Storytelling Platform. A Snap can also be saved to Memories. There are shortcuts on the Preview screen for adding a Snap to a Story or saving to Memories.

Figure 6. Send To

The Send To interface is an easy way to choose who can see a Snap. If a Snap is sent through our Chat Service, those recipients are individually selected with the Send To interface. A Snap added to a user’s Story can be viewed by all of the user’s friends, unless the user has chosen a custom setting for Story privacy. Snaps that are submitted to Live Stories can be viewed by a larger audience on Snapchat if we choose to display them.

Giving users a simple way to control who views their Snaps means our community feels more comfortable expressing themselves—whether it’s with one friend, a few friends, all of their friends, or the whole world. We’ve found that when people feel comfortable expressing themselves, they have a lot to say. On average, more than 60% of our Daily Active Users use our Camera to create Snaps every day. This means that our Chat Service and Storytelling Platform are always full of new, unique, and expressive content.

While user-generated Snaps are the foundational way of communicating throughout Snapchat, and comprise the majority of Snaps on our service, we have worked hard to develop our Chat Service and Storytelling Platform to accommodate different ways of communicating and different types of Snaps and Stories, including Snaps and Stories created by publishers and other media partners.

Chat Service

The first version of our application included a Chat Service that allowed people to send Snaps to their friends—hence the name “Snapchat.” In 2014, we developed text-based chat because sometimes Snaps aren’t able to provide the level of detail and specificity required by certain conversations. Snaps are really convenient for communicating emotion, but text-based communication is useful for exchanging information. Like Snaps, text chats are deleted by default from our servers after they are viewed. Users are able to save important chats by pressing on the message within the conversation. Saving only important messages means that they are much easier to find when you need them.

 Figure 7. Chat

Our Chat Service has evolved to include things like video and voice calling, stickers, Bitmojis, and Group Chat. It’s always easy to send a Snap by tapping the Camera button in the center of the Chat Service, or by sending it directly from the Preview screen. On average, more than 60% of our Daily Active Users use our Chat Service every day to send Snaps and talk with friends.

    Figure 8. Chat Conversation

Snapchat benefits from the frequency with which our user base communicates with one another, because each message invites a user back to the application when they receive a notification. The impact of that frequency has in part driven our users to visit Snapchat more than 18 times each day on average, reinforcing the value of our investment in new ways to communicate.

Storytelling Platform

Our Storytelling Platform began with My Story, an easy way for users to create a collection of Snaps that play in chronological order. If a user adds a Snap to their Story, it expires within 24 hours and can be viewed by all of their friends, unless they have chosen a custom setting for Story privacy.

Figure 9. Stories Page

After the success of My Story, we started to think about different types of Stories that we could create. At the time, many of our friends would go to the same concert or festival and add Snaps to their Story. We realized that our community provided thousands of different perspectives of the same event, but they were only able to share that perspective through their individual Story. We decided to make a community Story called Our Story for big events. Our Story allowed the community to contribute to a single Story shared by everyone at the event.

Fast-forward to today, and we have evolved the Our Story product to cover thousands of cities and events—and we’ve renamed it Live Stories. Live Stories provide real-time highlights of all sorts of different newsworthy events, created by our community and curated by Snapchat. Users simply submit their Snaps to our Live Story, and Snapchat takes care of the rest.

What began as My Story has grown into an incredible Storytelling Platform for users and publishers alike. After we built Live Stories and saw the power of community storytelling on Snapchat, we realized that Stories could be created by anyone, about anything. We also realized that there was a lack of context around Live Stories. The excitement of the real-time community perspective needed to be balanced by a more traditional editorial perspective to provide greater context and more information about current events.

We introduced Publisher Stories to extend our Storytelling Platform to experienced publishers who could invest in producing high-quality editorial content for Stories. We built attachments for Snaps in Publisher Stories, so that publishers could attach long-form content to each Snap in their Story. Users simply swipe up on a Snap to access the attachment. When we first launched Publisher Stories, we called it “Discover” and showcased daily content from a handful of publisher partners. Today, dozens of partners around the world, like Vogue and NBC, create Publisher Stories for Snapchat every day. We enter into agreements with many of these partners that allow them to earn a revenue share on advertisements in their Publisher Stories. Users can easily subscribe to their favorite Publisher Stories and receive daily updates. For additional discussion on our revenue share arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Revenue Recognition.”

In addition to the number of publishers with regular Stories on our platform, we have created additional Publisher Story formats for different types of content, like Shows. Shows are fast-paced, single-narrative Stories produced for Snapchat. This format allows our partners to create video content that is original to Snapchat and in the same digestible format as Stories. To introduce Shows, we produced and launched Good Luck America, a show about the U.S. 2016 presidential election designed specifically for our audience.

While our Chat Service brings people back to the application frequently to communicate with their friends, our Storytelling Platform provides a unique variety of personal and professional content for our community to enjoy. As a result, our Daily Active Users spend an average of 25 to 30 minutes on Snapchat every day.

Memories

With all of the amazing Snaps created and sent through our Chat Service or added to our Storytelling Platform, our users wanted an easier way to save their favorite Snaps. We introduced Memories in July 2016 to give each user the option of saving their Snaps in a personal collection backed up by Snapchat. Users can send Snaps from Memories to friends and create new Stories from saved Snaps—in which case they are displayed with a white border to show that they are from Memories rather than the Camera. We also developed our own advanced search and privacy tools to help users find the Snaps they are looking for and store them securely.

Figure 10. Memories

Publisher Tools

We created special tools for publishers to build and edit Publisher Stories. These tools allow publishers to easily create and publish Snaps and attachments every day based on unique editorial content, such as a video taken behind the scenes of a newsworthy event. We are constantly working on improving these capabilities—for example, we heard that people enjoyed Publisher Stories but wanted a way to be able to see what might be in that day’s edition, like a magazine cover. We expanded our Publisher Tools to give each partner the ability to create a thumbnail for their Publisher Story that teases the content inside. This encourages users to explore Publisher Stories they might not have otherwise thought to view and significantly increased overall user engagement with Publisher Stories. We also provide metrics and other automated feedback through these tools to help them improve the content of their Publisher Stories. We are always evaluating the capabilities of our Publisher Tools to provide new and creative opportunities for our partners.

Spectacles

Our latest effort to reinvent the camera is Spectacles, our sunglasses that make Snaps. Spectacles connect seamlessly with Snapchat and are the best way to make Memories because they capture video from a human perspective. For example, the wide-angle lens is designed to mimic the way the human eye sees the world so that viewing a Memory later makes a person feel like they are reliving the experience.

Figure 11. Spectacles

Spectacles capture everything the lens sees using our Circular Video format, which can later be viewed in full screen on any device, in any orientation. Circular Video represents the evolution of our thinking around mobile video and the progression beyond our first vertical video format.

Figure 12. Circular Video in Multiple Orientations

In just five years, Snapchat has evolved from picture conversations into the beginnings of a camera platform. We’ve done this by listening to our community and offering people new ways to live and communicate. We strive to provide products that empower our community to express themselves, live in the moment, learn about the world, and have fun together. We believe that the camera is the starting point for the future of mobile interaction, entertainment, and education.

Our Business

Why We Sell Ads

When we first started building Snapchat, we didn’t know how it would make money. We were focused on trying to create a way for people to talk by sending pictures back and forth on their smartphones. We wanted to make money, but the product was so new and different that it wasn’t immediately obvious how to build a business around what we had created. As the company grew, and more people used Snapchat, we realized we needed to start monetizing—and fast. Our server bills were getting expensive. We decided to try a few different things to figure out what worked.

Early on, we thought about charging our community to use additional features. For example, we saw so many people having fun with the Creative Tools we made, like drawing and captions, and we thought people might want to purchase additional ways to express themselves. To test this hypothesis, we built a Lens Store where our users could buy new Lenses, in addition to the free ones we already provided. The results were disappointing. Only a small number of people wanted to buy Lenses, and the number of people using Lenses decreased. After a few weeks, we got rid of the Lens store and made all of the Lenses available for free. Almost immediately, our community began to use Lenses more and create more Snaps to send to their friends and add to their Story.

Lens Usage Over Time

We learned that asking users to pay for Creative Tools was a bad idea. It meant introducing more friction into the process of self-expression, which was the opposite of what we wanted on Snapchat. We also learned something exciting about building new products: if we built more Creative Tools and made them available to everyone for free, our users would create more Snaps and spend more time on Snapchat.

We wanted to find ways to make money that leveraged what we are good at—building new products—and that also empowered people to express themselves, live in the moment, learn about the world, and have fun together.

Sponsored Creative Tools

We decided to focus on Sponsored Creative Tools, like Sponsored Geofilters and Sponsored Lenses. These products enable people to express themselves using creative that is provided by our advertising partners. This benefits our community because it empowers expression. It benefits our business because people make more Snaps with Creative Tools that we can provide for free. And it benefits our advertising partners because our audience engages with their campaigns during the creative process and makes them an organic part of the Snaps they send to their friends—resulting in higher performance. The results were immediately positive.

Sponsored Lenses

Advertisers can provide branded Lens experiences to our users by purchasing Sponsored Lenses. The format’s interactive nature offers a uniquely engaging way for our community to play with the sponsored experiences. Just like with other Lenses, users have the option to create a Snap and share it with their friends.

  Figure 13. Sponsored Lenses

Example 1. 20th Century Fox Sponsored Lens

Sponsored Geofilters

Our community regularly checks for Geofilters after taking Snaps. Geofilters may be targeted geographically by locations ranging from individual buildings to entire countries. Brands can sponsor Geofilters to help people celebrate holidays or show their friends where they are.

Figure 14. Sponsored Geofilters

Example 2. Under Armour Sponsored Geofilter

We are happy with the way that Sponsored Creative Tools improved Snapchat and empowered people to express themselves. Sponsored Creative Tools encourage people to make more Snaps and are sometimes used more than regular Creative Tools. In addition, we also focus on other advertising products that can scale as people watch more content.

Snap Ads

When we first started experimenting with advertising, we decided to try placing Snaps created by advertisers in Stories. We thought this would be a good way to build a scalable advertising business because there are so many people watching billions of Snaps in Stories every day. Advertising in Stories made sense because it meant that our advertising partners had an opportunity to use sight, sound, and motion to tell a story about their brand and products.

We learned a lot about video advertising by closely observing which types of advertisements our community really enjoyed. We wanted to make sure that the video advertisements on Snapchat were engaging, creative, and fun—and that they helped our community learn about the world. With an average of over ten billion videos watched on Snapchat every day, the volume of people creating and watching videos made it easy to understand what worked and what didn’t.

Two of the most popular forms of digital video advertising at the time were pre-roll horizontal video advertisements and in-feed horizontal video advertisements. Pre-roll advertisements played before the content that a user wanted to watch, leaving users feeling like they had been blocked by an advertisement and frustrated that they had to wait to see what they had selected to watch. In-feed advertisements were less obstructive, but they weren’t full screen and users often scrolled right past them—just like a banner advertisement on a website.

We believe that our community enjoyed video advertising on television the most because it was part of the experience, especially when the advertisements were funny, creative, and entertaining. There was only one problem for advertisers: many people were watching less video on television and spending more time watching video on their smartphones, on platforms like Snapchat. This meant that it was getting harder to show advertisements to the audience the advertiser wanted to reach. We wanted to figure out how to capture the entertainment and creativity of television advertisements that made them so engaging, and make video advertising part of the fun of watching Stories.

When we first approached advertisers to create Snap Ads, we learned that many of the partners we worked with didn’t want to create custom video advertisements just for Snapchat. They wanted to repurpose television advertisements and show them on Snapchat because it was easier and saved money. We had learned from our community that people wanted to create and watch full screen videos in a vertical orientation on their phones, because that’s the natural way that people hold their phones. When people are forced to watch repurposed videos from television, the video appears very small in the center of the screen and it is no fun to watch.

We thought that video creative made for television was high quality and entertaining for our users and that we just needed to display it as a Snap—a full screen vertical video with sound. Fortunately, some of our partners were willing to create new advertisements in our vertical video format. We decided to test some of the custom vertical Snap Ads against the horizontal television format to see how they performed. We found that people were more likely to complete a vertical video than its horizontal counterpart, and over time our advertising partners adopted the new format for all Snap Ads. We’re excited that many of our advertisers have started to evolve beyond television-style creative and are making advertisements specifically designed as Snap Ads.

Figure 15. Vertical vs. Horizontal Mobile Video

We believe that audio is a fundamental component of video, especially when it comes to emotion and impact. Creating and watching Snaps with sound is a more engaging and expressive experience than if the Snaps were muted. Just imagine watching a horror movie without a soundtrack—it might look like a comedy. That’s why we play Snap Ads with sound, unless a user has muted their device. On average, over 60% of all Snap Ads are watched with sound on.

We believe that placement and choice are extremely important when it comes to an advertising product as engaging as Snap Ads. We approached this by following existing user behavior in Stories and decided to show Snap Ads in Stories. This means that people only see Snap Ads when they have already chosen to watch a series of full screen videos with sound.

Publisher Stories are a great opportunity for advertising because they are premium Stories often related to a particular interest. This means we can deliver Snap Ads that might be relevant to the content in those Stories. We also show Snap Ads in between user Stories. Snap Ads can appear at the end of a friend’s Story, or they can appear in between the Stories of different friends if the user is using Story Playlist, a feature for watching multiple Stories in succession.

Figure 16. Snap Ad Placement in Stories

We designed Snap Ads to be skippable because we want to give users the choice whether or not they want to watch an advertisement. We think this provides a better user experience, and also helps protect our advertisers’ brands from being associated with a forced interaction. Allowing skipping also challenges our advertisers to create high quality content for Snap Ads, which in turn drives return on advertising spend for them as well as better advertisements for our community.

Example 3. Trolli Snap Ad

After we felt like we had made a video advertising product for Snapchat that was as good as television, we wanted to improve it using some of the unique features of smartphones and Snapchat. The first thing we did to expand the Snap Ads product was improve it with interactive capabilities.

Snap Ads with Attachments

Attachments help advertisers accomplish specific goals by providing a way for users to respond to a Snap Ad while viewing it. For example, a user who views a Snap Ad about a new product can swipe up on the Snap Ad to buy the product instantly from the advertiser’s website without leaving the Snapchat application. Our community learned how to swipe up on Snaps created by publishers to read articles or watch long-form videos. This meant that users already knew that they could swipe up on a Snap to learn more—we just extended the feature and made it available for Snap Ads as well.

Figure 17. Snap Ads with Attachments

    Example 4. Types of Attachments

Example 5. bareMinerals Snap Ad with Long-Form Video Attachment

Sometimes brands can use multiple different advertising products to create integrated campaigns. Our suite of advertising products work on their own, or all together. Snap Ads tell rich stories, while Sponsored Geofilters let you check in and share your location with friends, and Sponsored Lenses provide an interactive experience.

Example 6. Starbucks Integrated Campaign

Choosing Which Ads to Deliver

We believe that one of the biggest opportunities in mobile advertising is the ability to serve advertisements that are personal and respectful of context. Advertising is more effective and less wasteful when paired with the right contextual understanding. Smartphones can achieve this because they are personal in a way that other forms of media will never be—we eat, sleep, and poop with our smartphones every day. They can also understand the world around them, such as where they are and how fast they are moving.

We work to understand our users so that we can improve our products and deliver better advertisements to the right people. When a user is watching content and an advertising impression becomes available, we need to choose which advertisement to show. We take into account our contextual understanding of the impression to try to pick an advertisement that will be relevant to that user. Our advertising delivery framework optimizes all of these decisions across the whole platform. This improves our community’s experience because we are less likely to show them advertisements they don’t want to see, while decreasing the number of wasted advertising impressions.

For example, Target wanted to optimize the way they reached female customers during the 2016 holiday season. Target worked with one of our Snap Ads Partners to take advantage of our goal-based bidding to optimize the campaign for swipes, while leveraging delivery capabilities to reach users in specific segmented

Snap Lifestyle Categories. Our advertising server optimized delivery of the campaign to maximize swipe-up rates, reducing the effective cost per swipe to the advertiser by more than 60%. At the same time, we charged an effective cost per impression that was more than 80% higher than if they had purchased without optimizing for swipes, increasing the efficiency and monetization potential of our inventory.

As we continue to make these decisions, we can learn from them and improve the choices we make in the future. Additionally, we are able to make better decisions when we have more options, such as more available impressions and more advertisements to fill them with. This means that our advertising delivery will get better as our user engagement grows and advertising business scales.

Measuring Advertising Effectiveness

After we created what we believe are the best mobile advertising products in the market, we wanted to prove it. Advertisers started to experiment with our advertising products with small campaigns to see if our advertising worked. Some were excited about our advertising products and wanted to spend more money to reach a larger audience, but wanted us to provide additional measurement in order for them to feel more comfortable doing so.

For example, advertisers who were spending a lot of money on our products wanted verification that the advertisements they had purchased were actually delivered to our users. We learned that providing third-party verification would help advertisers feel more comfortable with large purchases of our advertising products. In addition to our in-house reporting on delivery metrics, we partnered with Innovid, Sizmek, and Google DDM for third-party verification. These methods typically work by loading a third-party URL with the advertisement and counting how many times that URL was loaded by our application.

Providing this verification for Snap Ads gave us the opportunity to develop additional metrics that enable advertisers to measure viewability and attention for video advertising. We found that there weren’t any standard metrics for mobile video viewability and attention across the video advertising business, making it hard for advertisers to compare mobile video advertising campaigns across different publishers and platforms. We were a launch partner for the Moat Video Score, a new way to measure viewability and attention for video advertisements across different video platforms.

The Moat Video Score measures sight, sound, and motion throughout the duration of the video and is comprised of four component metrics: Screen Real Estate, 50% On-Screen Time, Audible Time, and Ad Length.

•

Screen Real Estate is the proportion of the video’s size to the size of the user’s screen. This metric helps advertisers understand how their video advertisement competes with adjacent on-screen content for visual attention. Snap Ads are full screen.

•

50% On-Screen Time is the average length of time that at least 50% of the video is on screen. This metric helps advertisers understand if their video advertisement is viewable on-screen, rather than playing in the background or in a different browser tab. Snap Ads are always visible during playback.

•

Audible Time is the average length of time that the video is audible. This metric helps advertisers understand if their video is viewed with sound, because sound is a critical part of video advertising. Snap Ads are played with sound, unless a viewer has chosen to mute their device.

•	Ad Length is the average maximum duration of the video. When used with 50% On-Screen Time and Audible Time, this component quantifies the percentage of video seen and heard.

The Moat Video Score has become an important tool for advertisers to measure viewability and attention for their mobile video advertisements.

After we made it easy for our advertising partners to verify delivery and viewability, we focused on helping advertisers verify that their advertisements were delivered to the right audience.

We worked with Nielsen mDAR and Millward Brown to measure the reach and frequency of a campaign and the demographics of the users who viewed it. This helps advertisers verify that they were able to reach the intended audience with their campaign. For example, a male body care company ran a Snap Ad campaign with a long-form video attachment to promote their deodorant for men and wanted to ensure that their campaign reached males between the ages of 13 and 34. Millward Brown verified that approximately 88% of the people who saw their Snap Ad were in the advertiser’s target demographic for the campaign.

In addition to verifying that their advertisements are delivered and viewed by the right people, our advertising partners wanted to understand if their advertisements worked. This was a harder measurement challenge because advertisers have different goals for each of their campaigns. We needed several different solutions for advertisers to choose from when they are purchasing campaigns.

Our advertising partners are primarily focused on two things: whether people’s perception or attitude towards a product or brand changed after viewing an advertisement, and whether or not people took an action after viewing an advertisement, like buying a product or visiting a store.

Our collaborations with Nielsen and Millward Brown help us to measure advertising awareness, brand favorability, and purchase intent by surveying our users to understand how exposure to an advertisement changes their awareness and attitude. For example, when a music streaming service ran a Snap Ad campaign, Millward Brown measured that it drove a 30% lift in subscription intent, 2x the mobile norm, and a 24 percentage point increase in ad recall, 1.5x the mobile norm.

We partnered with Oracle Data Cloud to measure how advertisements impact in-store sales for CPG companies. A recent study across 12 campaigns found that 92% of the measured campaigns drove a positive lift in in-store sales, with the campaigns exceeding Oracle Data Cloud norms on all key metrics. For example, two home care campaigns drove over $100 in revenue per thousand impressions—a return on advertising spend in excess of 6x.

For Snap Ads with App Install Attachments, we partnered with Tune, Adjust, Kochava, Appsflyer, and Apsalar to measure whether people that viewed the advertisement installed their app, as well as the long-term value of those users. Pocket Gems ran a Snap Ad with App Install Attachment campaign to drive installs of its new Episode game. We partnered with Tune to attribute over 132,000 installs from the campaign.

We recently developed our own Snap-to-Store measurement product using the location-based features of the Snapchat application to determine the increase in store visits after viewing an advertising campaign. For example, Wendy’s blanketed its U.S. stores with Sponsored Geofilters that promoted the Jalapeño Fresco Chicken Sandwich. We used our Snap-to-Store measurement methodology to report that the Sponsored Geofilter drove over 42,000 incremental people to a Wendy’s location within seven days of viewing the Sponsored Geofilter.

Figure 18. Snap-to-Store Measurement

We are committed to verifying the delivery of our advertisements and proving their efficacy through continued improvements to our measurement products and partnerships. Measuring our products also helps us learn how we can better serve our community with innovative and effective advertisements from our partners.

How We Sell Ads

We offer several different ways to buy advertisements on Snapchat. Our direct sales team works with large advertisers and agencies around the world. Many of our content partners, including publishers like Viacom, also sell our inventory. Advertisers can also work with Snapchat Ads Partners like TubeMogul and 4C, to purchase advertising from us through our advertising API. Our advertising API empowers brands and agencies to programmatically buy, optimize, and measure advertising campaigns in real time. There is no revenue share or other fees between us and our Ads Partners under these arrangements. Additionally, our self-serve On-Demand Geofilter platform allows everyone, individuals and businesses alike, to easily create Geofilters for local businesses and personal moments, like weddings and birthdays. We also have an inside sales team that helps small and medium-sized businesses learn about and purchase On-Demand Geofilters.

Advertiser Reception

While our advertising business is still in its early stages, the combination of user engagement, advertising products, delivery, measurement, and sales channels has helped us deliver results for our advertising partners. We were included in Advertiser Perceptions’ September 2016 Digital Campaign Management System Report, which examines advertiser and agency perceptions of various advertising platforms. In a comparison with Facebook, Google Display Network, Instagram, Pinterest, Twitter, and YouTube, we ranked first in overall satisfaction, fourth in plans to increase advertising spend, and third in likelihood to recommend to a colleague.

Source: Advertiser Perceptions

Our Strategy

Our strategy is to invest in product innovation and take risks to improve our camera platform. We do this in an effort to drive user engagement, which we can then monetize through advertising. We use the revenue we generate to fund future product innovation to grow our business.

In a world where anyone can distribute products instantly and provide them for free, the best way to compete is by innovating to create the most engaging products. That’s because it’s difficult to use distribution or cost as a competitive advantage—new software is available to users immediately, and for free. We believe this means that our industry favors companies that innovate, because people will use their products.

We invest heavily in future product innovation and take risks to try to improve our camera platform and drive long-term user engagement. Sometimes this means sacrificing short-term engagement to introduce products, like Stories, that might change the way people use Snapchat. Additionally, our products often use new technologies and require people to change their behavior, such as using a camera to talk with their friends. This means that our products take a lot of time and money to develop, and might have slow adoption rates. While not all of our investments will pay off in the long run, we are willing to take these risks in an attempt to create the best and most differentiated products in the market.

To create effective advertising products that our community might enjoy, we often base our advertising products on existing consumer products and behavior. The same team that designs our consumer products also helps design our advertising products. This means that these formats are engaging and familiar to our users. For example, Taco Bell’s Sponsored Lens campaign that let people turn their head into a taco increased overall engagement on our platform because it provided a fun Creative Tool that people wanted to use and share with their friends.

Other products, such as our Chat Service, indirectly help us monetize our business by driving engagement. When a user sends a Snap to a friend, the friend receives a notification prompting them to open the Snapchat application. Even if that Snap didn’t contain a Sponsored Creative Tool, it still helps us monetize by increasing the number of times people open our application. Similarly, when our users post Snaps to their Stories, they create additional content for all of their friends to view, increasing engagement and time spent on Snapchat.

Due to the nature of our products and business, our ability to succeed in any given country is largely dependent on its mobile infrastructure and its advertising market. These factors influence our product performance, our hosting costs, and our monetization opportunity in each market.

Our focus on innovative camera experiences means that many of our products are data intensive and work better on high-end mobile devices. This is because camera products involve rich formats like video, which use a lot of cellular bandwidth when used for communication and content consumption. Additionally, our products often use technologies that demand a lot of processing power and don’t work as well on lower-end devices, like the technology behind Lenses. This means that unlike many other free mobile applications, the majority of our users tend to be located in markets with high-end mobile devices and high-speed cellular internet.

We have found that these markets are also less expensive to serve because our cloud infrastructure partners typically have better performance and cheaper bandwidth in these countries. As such, our costs tend to be lower in these markets.

Substantially all of our revenue comes from advertising, so our ability to generate revenue in a particular country depends on the size of its advertising market. Global advertising spend—especially mobile advertising spend—is extremely concentrated, with nearly 85% of mobile spend coming from the top ten advertising markets, according to IDC. Over 60% of our Daily Active Users come from countries on the list.

We benefit greatly from the fact that many of our users are in markets where we have the highest capital efficiency and monetization potential, allowing us to generate revenue and cash flow that we can then invest into future product innovation.

Our Opportunity

We are fortunate to benefit from the growth of the mobile advertising market as advertisers move more of their advertising spend from traditional media to mobile. IDC projects that worldwide advertising spend will grow by 18% from $652 billion in 2016 to $767 billion in 2020. Mobile advertising is the fastest growing segment of this market, and is expected to grow nearly 3x from $66 billion in 2016 to $196 billion in 2020, while non-mobile advertising spend is expected to decrease by approximately $15 billion during the same time period.

Mobile Advertising to Drive Future Advertising Growth

(in billions)

Source: IDC

We believe that one of the major factors driving this rapid growth is the shift of people’s attention from desktop and television toward mobile. As people spend less time on traditional media like television, it becomes harder for advertisers to attain the same reach and frequency they have achieved in the past. On the other hand, as time spent on mobile grows, and especially as people spend more time watching videos on mobile, advertisers can transfer their traditional media advertising spend to mobile to make up for that lost reach and frequency. According to forecasts by eMarketer and IDC for 2016, respectively, U.S. adults will spend 26% of their time consuming media on mobile devices, while only 13% of U.S. advertising will be spent on mobile. eMarketer also projects that people will continue to increase the time they spend on mobile compared to desktop and television. We think that this means there is already a significant mobile advertising opportunity, which will only grow as behavior continues to change. Furthermore, we believe that if we can build a scalable mobile advertising platform, we may help expedite the shift of advertising dollars from traditional media to mobile.

Percentage of Time Spent with Major Media per Day by U.S. Adults(1)

Source: eMarketer

(1)	Represents the average time spent per day by U.S. adults on mobile, desktop, and television as a percentage of total time spent per day consuming major media.

Percentage of Advertising Spend by Media

Source: IDC

The shift in attention to mobile is more pronounced among younger audiences. According to Nielsen, people between the ages of 18 and 24 spent 35% less time watching traditional (live and time-shifted) television in an average month during the second quarter of 2016 compared to the second quarter of 2010. This represents our largest age group, with an average of 36% of our U.S. Daily Active Users between the ages of 18 and 24 in the quarter ended December 31, 2016, based on our internal data. Our next largest age group is 25-34 at 27%, followed by 13-17 at 22%. We think these users represent a big advertising opportunity for us because they are harder to reach on traditional media like television.

Change in Time Spent Watching Traditional TV by Age Group

(Live + Time-Shifted, Q2 2010 vs. Q2 2016)

Source: Nielsen

Our user base is also quickly expanding into older demographics, with more than 50% of our U.S. daily new users being over 25. Certain of our more mature markets may skew older. For example, approximately half of all smartphone users in Norway use Snapchat daily according to eMarketer, and on average approximately 46% of those users are over 35. See “Market, Industry, and Other Data.”

Most of the world’s advertising spend is concentrated in a few developed markets. The top ten advertising markets command over 70% of overall advertising spend and nearly 85% of mobile spend, according to IDC. Over 60% of our Daily Active Users come from countries on this list, including over 60 million Daily Active Users in the United States and Canada, and over 10 million Daily Active Users in the United Kingdom. We believe that the concentration of our Daily Active Users in these developed markets will help us address the global advertising market opportunity.

Top Ten Advertising Markets

	Total Advertising Spend (in billions)		Mobile Advertising Spend (in billions)
Country	2016	2020	2016	2020
United States	$ 254.8	$ 291.4	$ 32.4	$ 88.8
China (1)	86.4	109.7	12.0	55.1
Japan	38.8	40.0	2.3	3.6
United Kingdom	23.5	26.3	4.1	9.8
Germany	17.9	21.0	1.1	3.0
France	12.3	14.3	0.8	2.2
Australia	11.9	14.2	1.4	4.5
Brazil	10.6	12.7	0.2	0.7
Canada	8.5	11.9	1.0	2.9
Italy	8.2	9.4	0.7	2.3

Source: IDC

(1)	Excludes Hong Kong.

Our Team

Our team is kind, smart, and creative. When we say “kind,” we mean the type of kindness that compels you to let someone know that they have something stuck in their teeth even though it’s a little awkward. We care deeply about kindness because we want to create a space that helps to give our team the courage to create. We think our team feels comfortable creating new things because they are surrounded by the kindness of their peers and know they have our support.

One of the ways we support our team is through our “Snap-a-Wish” program, which we created to help take care of team members who are facing adverse or unusual circumstances. In the past we have used this program to provide things like last-minute plane tickets for family emergencies or immediate help (and a rental car) when a car was stolen.

Listening to and understanding different points of view is our favorite way to find inspiration and improve the products that we create. One of the ways we reinforce the importance of listening is by practicing it with each other. We have created a bi-weekly “Council” program for our team that encourages team members to express themselves and listen to others. We believe that this type of sharing teaches and reminds our team to listen and learn from those around them.

Another thing that makes our team special is the ability to adapt. We’ve learned over time how important it is to hire people who are not only experienced, but also adaptable. We focus on understanding adaptability as part of the interview process and we evaluate it by understanding the life decisions that have brought each team member to our company. Snap Inc. is a unique place to work and it’s helpful to have team members that want to grow and change because they’re excited about trying new things.

We fundamentally believe that having a team of diverse backgrounds and voices working together is our best shot at being able to create innovative products that improve the way people live and communicate. There are two things we focus on to achieve this goal. The first—creating a diverse workplace—helps us assemble this team. We convene at the conferences, host the hackathons, and invest in the institutions that bring us amazing diverse talent every year. The second—creating an inclusive workplace—is much harder to get right, but we believe it is required to unleash the potential of having a diverse team. That’s because we believe diversity is about more than numbers. To us, it is really about creating a culture where everyone comes to work knowing that they have a seat at the table and will always be supported both personally and professionally. We started by challenging our management team to set this tone every day with each of their teams, and by investing in inclusion-focused programs ranging from community outreach to internal professional development. We still have a long and difficult road ahead in all of these efforts, but believe they represent one of our biggest opportunities to create a business that is not only successful but also one that we are proud to be a part of.

We had 1,859 employees as of December 31, 2016. None of our domestic employees are represented by a labor organization or are a party to any collective bargaining arrangement. In several foreign jurisdictions, including Canada, China, and France, our employees may be subject to certain national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements.

Our Commitment to Privacy

Our approach to privacy is simple: Be upfront, offer choices, and never forget that our community comes first.

We built Snapchat as an antidote to the context-less communication that has plagued “social media.” Not so long ago, a conversation among friends would be just that: a private communication in which you knew exactly who you were talking to, what you were talking about, and whether what you were saying was being memorialized for eternity. Somewhere along the way, social media—by prioritizing virality and permanence—

sapped conversations of this valuable context and choice. When we began to communicate online, we lost some of what made communication great: spontaneity, emotion, honesty—the full range of human expression that makes us human in the first place.

We don’t think digital communication has to be this way. That’s why choice matters. We build products and services that emphasize the context of a conversation—who, when, what, and where something is being said. If you don’t have the autonomy to shape the context of a conversation, the conversation will simply be shaped by the permanent feeds that homogenize online conversations.

When you read our Privacy Policy, we hope that you’ll notice how much we care about the integrity of personal communication. For starters, we’ve written our Privacy Policy in plain language because we think it’s important that everyone understand exactly how we handle their information. Otherwise, it’s hard to make informed choices about how you communicate. We’ve also created a robust Privacy Center where we show that context and choice are more than talking points. There, we point out the many ways that users can control who sees their Snaps and Stories, we explain how long content will remain on our servers, and much more. You’ll also find there our Transparency Report. We’re proud that we published our first Transparency Report just a few years into the company’s existence, long before most companies take that important step.

We also understand that privacy policies—no matter how ambitious—are only as good as the people and practices behind those policies. When someone trusts us to transmit or store their information, we know we have a responsibility to protect that information and we work hard to keep it secure. New features go through an intense privacy-review process—we debate pros and cons, and we work hard to build products we’re proud of and that we’ll want to use. We use Snapchat constantly, both at work and in our personal lives, and we handle user information with the same care that we want for our family, our friends, and ourselves.

Competition

We compete with other companies in every aspect of our business, particularly with companies that focus on mobile engagement and advertising. Many of these companies, such as Apple, Facebook (including Instagram and WhatsApp), Google (including YouTube), and Twitter, have significantly greater financial and human resources and, in some cases, larger user bases. Given the breadth of our product offerings, we also compete with companies that develop products or otherwise operate in the mobile, camera, communication, media, and advertising industries. Our competitors span from internet technology companies and digital platforms to traditional companies in print, radio, and television sectors to underlying technologies like default smartphone cameras and messaging. Additionally, our competition for engagement varies by region. For instance, we face competition from companies like Kakao, LINE, Naver (including Snow), and Tencent in Asia. The main bases on which we currently compete with these companies include engagement, partnerships, advertising, and talent.

Engagement

We compete to attract and retain our users attention, both in terms of reach and engagement. Since our products and those of our competitors are typically free, we compete based on our brand and the quality of our product offerings rather than on price. We focus on constantly improving and expanding our product lines.

Partnerships

We rely on our partner ecosystem to provide content and experiences and we compete with other companies for those partners’ focus and resources.

Advertising

We compete for advertising revenue, especially with respect to video and other highly engaging formats. We believe our ability to compete depends primarily on our reach and ability to deliver a strong return on investment to our advertisers, which is driven by our advertising products, delivery and measurement capabilities, APIs, and other tools. The industry in which we operate is changing rapidly and we find ourselves in competition with internet-based platforms, advertising networks, and traditional media.

Talent

We compete to attract and retain highly talented individuals, including software engineers, designers, and product managers. Our headquarters in Venice, California and our other principal offices in the Los Angeles area offer certain advantages, such as lower local recruiting competition from other companies and providing an enticing location to live, as well as certain disadvantages such as the increased need to recruit remotely and requiring employees to relocate to Venice, California or the Los Angeles area. In addition to providing competitive compensation packages, we compete for talent by fostering a culture of working hard to create great products and experiences and allowing our employees to have a direct meaningful contribution to new and exciting projects.

We believe that we compete favorably on these factors. However, the industries in which we compete are evolving rapidly and are becoming increasingly competitive, including the opening of offices in the Los Angeles area by our competitors. For additional information, see “Risk Factors—The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could seriously harm our business.”

Technology

Our research and development efforts focus on product development, advertising technology, and large-scale infrastructure.

Product Development

We work relentlessly to improve our product offerings by creating and improving products for our users, partners, and advertisers. We design products that create and enhance camera experiences, and new technologies are at the core of many of these opportunities.

Advertising Technology

We constantly develop and expand our advertising products, delivery framework, and measurement capabilities. We believe relevant and engaging advertising tends to be more effective and is better for both our community and advertising partners. Our technology roadmap centers on efficient advertising delivery, sophisticated buying and campaign optimization, and measurement solutions for our advertisers.

Large-scale Infrastructure

We spend considerable resources and investment on the underlying architecture that powers our products, such as optimizing the delivery of billions of videos to hundreds of millions of people every day. We currently partner with Google as our primary infrastructure partner to support our growing needs. Partnering with Google has allowed us to scale quickly without upfront infrastructure costs, letting us focus on building great products and experiences. We also have an agreement with AWS to provide for certain cloud services, many of which are similar to services provided to us by Google. For further information, see “Risk Factors—Our business depends on our ability to maintain and scale our technology infrastructure. Any significant disruption to our service could damage our reputation, result in a potential loss of users and decrease in user engagement, and seriously harm our business.”

Google Cloud Platform License Agreement

In January 2017, we entered into the Google Cloud Platform License Agreement. Under the agreement we were granted a worldwide, non-exclusive license to access and use certain cloud services provided by Google, including in our web or other applications. We currently run the vast majority of our computing on Google Cloud platform services.

The agreement has an initial term of five years. During that initial term, we are required to purchase at least $400.0 million of cloud services from Google each year beginning on January 30, 2017, though for each of the first four years, up to 15% of this amount may be moved to the subsequent year. We have an option to request a reduction in our minimum purchase commitment if we experience a significant revenue decline. In return for the minimum purchase commitment, we will receive discounted pricing for certain Google Cloud platform services. During the initial term of the agreement, the benefit of that discounted pricing compared to standard rates may diminish. If we fail to meet the minimum purchase commitment during any year, we are required to pay the difference.

After the initial term, the minimum purchase commitment and preferred pricing will terminate, but the agreement will automatically renew for consecutive terms of 12 months each, unless either party elects not to renew through advance notice. Either party may terminate the agreement for the other party’s uncured material breach (including certain delinquent payments) and insolvency. In addition, if either party is acquired by a competitor of the other party, then the other party may terminate the agreement. We also have the right to terminate the agreement if the Google Cloud platform services remain unavailable due to a force majeure event.

AWS Enterprise Agreement

In March 2016, we entered into the AWS Enterprise Agreement for the use of cloud services from AWS that was amended in March 2016, and again in February 2017. Such agreement will continue indefinitely until terminated by either party. Under the February 2017 addendum to the agreement, we committed to spend $1.0 billion between January 2017 through December 2021 on AWS services ($50.0 million in 2017, $125.0 million in 2018, $200.0 million in 2019, $275.0 million in 2020, and $350.0 million in 2021). If we fail to meet the minimum purchase commitment during any year, we are required to pay the difference. The addendum severely limits termination of the agreement during the payment commitment term, and is terminable only under certain additional conditions, including by either party pursuant to the other party’s material breach.

Intellectual Property

Our success depends in part on our ability to protect our intellectual property and proprietary technologies. To protect our proprietary rights, we rely on a combination of intellectual property rights in the United States and other jurisdictions, including patents, trademarks, copyrights, trade secret laws, license agreements, internal procedures, and contractual provisions. We also enter into confidentiality and invention assignment agreements with our employees and contractors and sign confidentiality agreements with third parties. Our internal controls restrict access to proprietary technology.

As of December 31, 2016, we had 328 issued patents and approximately 220 filed patent applications in the United States and foreign countries relating to our camera platform and other technologies. Our issued patents will expire between 2017 and 2035. We may not be able to obtain protection for our intellectual property, and our existing and future patents, trademarks, and other intellectual property rights may not provide us with competitive advantages or distinguish our products and services from those of our competitors. Our patent applications may not result in the issuance of patents, and any resulting issued patents may have claims narrower than those in our patent applications. Additionally, our current and future patents, trademarks, and other intellectual property rights may be contested, circumvented, or found unenforceable or invalid, and we may not be able to prevent third parties from infringing them. Our internal controls and contractual provisions may not always be effective at preventing unauthorized parties from obtaining our intellectual property and proprietary technologies.

We license content, trademarks, technology, and other intellectual property from our partners, and rely on our license agreements with those partners to use the intellectual property. We also enter into licensing agreements with third parties to receive rights to patents and other know-how. Third parties may assert claims related to intellectual property rights against our partners or us.

Other companies and “non-practicing entities” that own patents, copyrights, trademarks, trade secrets, and other intellectual property rights related to the mobile, camera, communication, media, internet, and other technology-related industries frequently enter into litigation based on allegations of infringement, misappropriation, and other violations of intellectual property or other rights. Third parties, including our competitors and non-practicing entities, may make claims from time to time that we have infringed their patents, trademarks, copyrights, trade secrets, or other intellectual property rights. We are party to many agreements under which we are obligated to indemnify our customers, suppliers, and channel partners against such claims. As our business grows and competition increases, we will likely face more claims related to intellectual property and litigation matters. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a higher risk of being the subject of intellectual property infringement claims from third parties. For additional information, see “Risk Factors—We are currently, and expect to be in the future, party to patent lawsuits and other intellectual property claims that are expensive and time-consuming. If resolved adversely, lawsuits and claims could seriously harm our business.”

Government Regulation

We are subject to many U.S. federal and state and foreign laws and regulations, including those related to privacy, rights of publicity, data protection, content regulation, intellectual property, health and safety, competition, protection of minors, consumer protection, and taxation. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business.

In December 2014, the Federal Trade Commission resolved an investigation into some of our early practices by handing down a final order. That order requires, among other things, that we establish a robust privacy program to govern how we treat user data. During the 20-year lifespan of the order, we must complete bi-annual independent privacy audits. In June 2014, we entered into a 10-year assurance of discontinuance with the Attorney General of Maryland implementing similar practices, including measures to prevent minors from creating accounts and providing annual compliance reports. Violating existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations.

Furthermore, foreign data protection, privacy, consumer protection, content regulation, and other laws and regulations are often more restrictive than those in the United States. It is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely. For example, we have very limited access to the China market, as we have not yet established an operating presence in China to support Snapchat. Access to Google, which currently powers our infrastructure, is restricted in China. Additionally, not all our products are available in all locations, including Spectacles, and may not be due to such laws and regulations. We have a public policy team that monitors legal and regulatory developments in the U.S., as well as many foreign countries, and communicates with policymakers and regulators in the U.S. and internationally.

For additional information, see “Risk Factors—If our security is compromised or if our platform is subjected to attacks that frustrate or thwart our users’ ability to access our products and services, our users, advertisers, and partners may cut back on or stop using our products and services altogether.”

Legal Proceedings

We are currently involved in, and may in the future be involved in, legal proceedings, claims, and investigations in the ordinary course of our business, including claims for infringing intellectual property rights related to our products and the content contributed by our users and partners. Although the results of these proceedings, claims, and investigations cannot be predicted with certainty, we do not believe that the final outcome of these matters is reasonably likely to have a material adverse effect on our business, financial condition, or results of operations. Regardless of final outcomes, however, any such proceedings, claims, and investigations may nonetheless impose a significant burden on management and employees and may come with costly defense costs or unfavorable preliminary and interim rulings.

Facilities

Our corporate headquarters are located in and around Venice, California, where we hold approximately 305,000 square feet across several locations. As of December 31, 2016, our global facilities totaled an aggregate of approximately 591,000 square feet of office space, approximately 582,500 of which was leased and 8,500 of which was owned. For approximately 77,000 square feet of our leased office space, we have assets recorded as construction in progress and buildings, as well as a corresponding long-term liability for our build-to-suit lease agreements where we are considered the deemed owner of these buildings, for accounting purposes. We also maintain offices in multiple locations in the United States and internationally in Europe, Asia, and Australia. We expect to add additional offices as we increase our headcount and expand our business to other continents and countries. We believe that our facilities are sufficient for our current needs and that, should it be needed, additional facilities will be available to accommodate the expansion of our business.

Snap Foundation

In February 2017, we established the Snap Foundation. After this offering, we and our co-founders have each pledged to donate up to 13,000,000 shares of our Class A common stock to the Snap Foundation over the course of the next 15 to 20 years. We anticipate that the proposed programs of the Snap Foundation will support arts, education, and youth.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information for our directors and executive officers, and their ages as of December 31, 2016.

Name	Age	Position
Executive Officers:
Evan Spiegel	26	Co-Founder, Chief Executive Officer, and Director
Robert Murphy	28	Co-Founder, Chief Technology Officer, and Director
Imran Khan	39	Chief Strategy Officer
Andrew Vollero	50	Chief Financial Officer
Chris Handman	44	General Counsel
Timothy Sehn	36	Senior Vice President of Engineering
Steven Horowitz	49	Vice President of Engineering
Non-Employee Directors:
Michael Lynton(1)(2)	57	Director and Chairman of the Board
Joanna Coles(2)	54	Director
A.G. Lafley(1)(2)	69	Director
Mitchell Lasky	54	Director
Stanley Meresman(3)	70	Director
Scott D. Miller(1)(3)	64	Director
Christopher Young(3)	44	Director

(1)	Member of the compensation committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the audit committee.

Executive Officers

Evan Spiegel. Mr. Spiegel is our co-founder and has served as our Chief Executive Officer and a member of our board of directors since May 2012. We believe that Mr. Spiegel is qualified to serve as a member of our board based on the perspective and experience he brings as our co-founder and Chief Executive Officer.

Robert Murphy. Mr. Murphy is our co-founder and has served as our Chief Technology Officer and a member of our board of directors since May 2012. Mr. Murphy holds a B.S. in Mathematical and Computational Science from Stanford University. We believe that Mr. Murphy is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our co-founder and Chief Technology Officer.

Imran Khan. Mr. Khan has served as our Chief Strategy Officer since January 2015. From May 2011 to January 2015, Mr. Khan served as a Managing Director in the Investment Banking Division at Credit Suisse. From March 2004 to May 2011, Mr. Khan was an Equity Analyst at J.P. Morgan Securities Inc. Mr. Khan holds a B.S.B.A. in Finance and Economics from the University of Denver.

Andrew Vollero. Mr. Vollero has served as our Chief Financial Officer since February 2016 and previously served as our Vice President, Finance since August 2015. From September 2000 to August 2015, Mr. Vollero was employed at Mattel, Inc., a toy manufacturing company, where he served as the Senior Vice President, Corporate Strategy, Development & Investor Relations from September 2005 to August 2015 and Division CFO, Senior Vice President, Finance and Strategy from September 2000 to September 2005. Mr. Vollero holds a B.A. in Mathematics and Economics from Yale University and a Master of Science in Management from Oxford University.

Chris Handman. Mr. Handman has served as our General Counsel since May 2014. From March 2000 to April 2014, Mr. Handman was a partner in the Supreme Court and Appellate Litigation group at Hogan Lovells LLP in Washington, D.C. Earlier in his career, Mr. Handman served as a law clerk for Judge Patricia M. Wald of the U.S. Court of Appeals for the D.C. Circuit and Judge Colleen Kollar-Kotelly of the U.S. District Court for the District of Columbia. Mr. Handman holds a J.D. from Yale Law School and a B.A. in both Political Science and International Relations from American University.

Timothy Sehn. Mr. Sehn has served as our Senior Vice President of Engineering since September 2013. Prior to joining Snap Inc., Mr. Sehn was employed at Amazon.com, Inc., an e-commerce company, from September 2003 to September 2013, where he held various positions, including as Director of Software Development from September 2010 to September 2013. Mr. Sehn holds a B.A.Sc. from the University of Waterloo.

Steven Horowitz. Mr. Horowitz has served as our Vice President of Engineering since January 2015. Prior to joining Snap Inc., Mr. Horowitz served as Senior Vice President of Software Engineering at Motorola Mobility, LLC, formerly a Google company, from December 2012 through January 2015. From January 2009 through November 2012, Mr. Horowitz served as Chief Technology Officer for Quotient Technology, Inc., a consumer technologies company. Prior to that he worked at Google, Microsoft, and Apple. Mr. Horowitz holds a B.A. from the University of Michigan, Ann Arbor. Mr. Horowitz is also a member of the board of directors of Quotient Technology, Inc.

Non-Employee Directors

Michael Lynton. Mr. Lynton has served on our board of directors since April 2013 and has been Chairman of our board of directors since September 2016. Mr. Lynton served as Chief Executive Officer of Sony Entertainment Inc., an international entertainment company, from April 2012 until February 2017, and has served as Chairman and Chief Executive Officer of Sony Pictures Entertainment since January 2004. Mr. Lynton has also served as a member of the board of directors of Ares Management, L.P. since 2014. Mr. Lynton holds a B.A. in History and Literature from Harvard College and an M.B.A. from Harvard Business School. We believe that Mr. Lynton is qualified to serve as a member of our board of directors and Chairman due to his extensive leadership experience.

Joanna Coles. Ms. Coles has served on our board of directors since December 2015. Ms. Coles was appointed Chief Content Officer of Hearst Magazines in September 2016, overseeing editorial for Hearst’s 300 titles globally. Prior to that she was Editor-in-Chief of Cosmopolitan, a role she started in September 2012. She edited Marie Claire magazine from April 2006 to September 2012. Ms. Coles worked for The Times of London from September 1998 to September 2001 and served as New York Bureau Chief for The Guardian from 1997 to 1998. She is on the board of Women Entrepreneurs New York City, an initiative to encourage female entrepreneurship, with a focus on underserved communities. Ms. Coles holds a B.A. in English and American literature from the University of East Anglia. We believe that Ms. Coles is qualified to serve as a member of our board of directors due to her extensive experience working with content providers and advertisers.

A.G. Lafley. Mr. Lafley has served on our board of directors since July 2016. Mr. Lafley has held various positions within The Procter & Gamble Company since 1977 and served as its President, Chief Executive Officer, and as a member of the board of directors from June 2000 until June 2009 and again from May 2013 to June 2016. He also served as Chairman of the Board from July 2002 to January 2010. From April 2010 to May 2013, Mr. Lafley served as a consultant and as a Senior Adviser at Clayton, Dubilier & Rice, LLC, a private equity firm. Mr. Lafley holds an A.B. from Hamilton College and an M.B.A. from Harvard Business School. We believe that Mr. Lafley is qualified to serve as a member of our board of directors due to his extensive leadership experience.

Mitchell Lasky. Mr. Lasky has served on our board of directors since December 2012. Mr. Lasky has been a partner at Benchmark, a venture capital firm, since April 2007. From November 2000 to February 2006,

Mr. Lasky served as Chief Executive Officer of JAMDAT Mobile, Inc., a publicly traded mobile games company, and served as Executive Vice President, Mobile & Online at Electronic Arts, a video game company, after it acquired JAMDAT in February 2006, until April 2007. Mr. Lasky holds a B.A. in History and Literature from Harvard College and a J.D. from the University of Virginia School of Law. We believe Mr. Lasky is qualified to serve as a member of our board of directors due to his extensive experience with social media and technology companies, as well as his experience as a venture capitalist investing in technology companies.

Stanley Meresman. Mr. Meresman has served on our board of directors since July 2015. During the last ten years, Mr. Meresman has served on the boards of directors of various public and private companies, including service as chair of the audit committee for some of these companies. He currently serves on the board of directors, and as chair of the audit committee, of Palo Alto Networks, Inc. He served as a member of the board of directors of LinkedIn Corporation from October 2010 to December 2016, Zynga Inc. from June 2011 to June 2015, Meru Networks, Inc. from September 2010 to May 2013, and Riverbed Technology, Inc. from March 2005 to May 2012. From January 2004 to December 2004, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years before joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From 1989 to 1997, Mr. Meresman served as the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. Mr. Meresman holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Meresman is qualified to serve as a member of our board of directors and chair of our audit committee due to his background as a member of the board and chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as chief financial officer of two publicly traded companies.

Scott D. Miller. Mr. Miller has served on our board of directors since October 2016. Mr. Miller is a founder and Chief Executive Officer of G100 Companies, which operates G100 Network and SSA & Company. Before joining G100 Companies in March 2004, Mr. Miller was employed at Hyatt Hotels Corporation, a global hospitality company, where he served as non-executive vice chairman from August 2003 to December 2004, president from January 1999 to August 2003, and executive vice president from September 1997 to July 2003. Mr. Miller currently serves on the board of directors of QTS Realty Trust, Inc. and served on the boards of Affinion Group, Inc. from 2011 to 2013, AXA Equitable Life Insurance Company from 2002 to 2012, Orbitz Worldwide, Inc. from 2003 to 2004, and NAVTEQ corporation from 2002 to 2006. He also serves on several private company boards. Mr. Miller holds a B.S. in Human Biology from Stanford University and an M.B.A. from the University of Chicago. We believe that Mr. Miller is qualified to serve as a member of our board of directors due to his extensive leadership experience.

Christopher Young. Mr. Young has served on our board of directors since October 2016. Since October 2014, Mr. Young has served as Senior Vice President and General Manager, Intel Security Group at Intel Corporation, a multinational technology company. From November 2011 to September 2014, Mr. Young served as Senior Vice President, Security & Government Group at Cisco Systems, Inc. a technology networking company. From August 2010 to October 2011, Mr. Young served as Senior Vice President & General Manager, End User Computing at VMware, Inc., a software company. From January 2011 to August 2016, Mr. Young served on the board of directors of Rapid7, Inc., a security software company. Mr. Young holds a B.A. in Public Policy from Princeton University and an M.B.A. from Harvard Business School. We believe that Mr. Young is qualified to serve as a member of our board of directors due to his extensive experience with technology companies.

There are no family relationships among any of the directors or executive officers.

Independent Chairman

Our board of directors has appointed Mr. Lynton to serve as our independent Chairman of our board of directors. As Chairman of our board of directors, Mr. Lynton presides over periodic meetings of our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Composition of Our Board of Directors

Certain members of our board of directors were elected under the provisions of a voting agreement. Under the terms of this voting agreement, the stockholders who are party to the voting agreement have agreed to vote their respective shares to elect: (1) one director designated by Benchmark Capital Partners, currently Mr. Lasky; (2) two directors designated by the holders of the Series FP preferred stock, currently Mr. Spiegel and Mr. Murphy; and (3) one individual designated by the other members of the board of directors, currently Mr. Lynton. The voting agreement will terminate on the closing of this offering. Following this offering, no stockholder will have any special rights regarding the election or designation of members of our board of directors. There is no contractual arrangement by which Ms. Coles, Mr. Lafley, Mr. Meresman, Mr. Miller, and Mr. Young were appointed to our board of directors. Our current directors will continue to serve as directors until their resignation, removal, or successor is duly elected.

Our board of directors will consist of nine members on the closing of this offering.

So long as any shares of our Class C common stock are outstanding, we will not have a classified board of directors, and all directors will be elected for annual terms.

Following the conversion of all of our Class C common stock to Class B common stock, and subsequent conversion of all of our Class B common stock to Class A common stock, we will have a classified board of directors consisting of three classes. Each class will be approximately equal in size, with each director serving staggered three-year terms. Directors will be assigned to a class by the then-current board of directors.

When our board of directors is classified, we expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Ms. Coles, Mr. Lafley, Mr. Lasky, Mr. Lynton, Mr. Meresman, Mr. Miller, and Mr. Young do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in “Related Person Transactions.”

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our audit committee consists of Mr. Meresman, Mr. Miller, and Mr. Young, each of whom our board of directors has determined satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Meresman, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial-statement audits, and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Mr. Lafley, Mr. Lynton, and Mr. Miller. Our board of directors has determined that Mr. Lafley, Mr. Lynton, and Mr. Miller are each independent under NYSE listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The chair of our compensation committee is Mr. Lynton.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving the compensation of our chief executive officer, other executive officers, and senior management;

•	reviewing and recommending to our board of directors the compensation paid to our directors;

•	reviewing and approving the compensation arrangements with our executive officers and other senior management;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending, and terminating, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management;

•	reviewing, evaluating, and recommending to our board of directors succession plans for our executive officers; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Coles, Mr. Lafley, and Mr. Lynton. The chair of our nominating and corporate governance committee is Mr. Lafley. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under the NYSE listing standards, a non-employee director, and free from any relationship that would interfere with the exercise of his or her independent judgment.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors and management.

Code of Conduct

We have adopted a Code of Conduct that applies to all our employees, officers, and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct will be posted on our website at www.snap.com. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Conduct.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

The following table sets forth information concerning the compensation paid to our directors who are not named executive officers during the fiscal year ended December 31, 2016. The compensation received by

Mr. Spiegel as an employee of the company is presented in “Executive Compensation—Summary Compensation Table.” Except as set forth in the footnotes below, Ms. Coles, Mr. Lafley, Mr. Meresman, Mr. Miller, and Mr. Young hold RSUs that vest and are settled on the satisfaction of both (i) a service-based vesting condition and (ii) a performance condition. The performance condition will be satisfied on the earlier of: (a) the effective date of the registration statement in connection with this offering; or (b) a change of control (as defined in our 2014 Plan). The service-based vesting requirement for each of Ms. Coles, Mr. Lafley, Mr. Meresman, Mr. Miller, and Mr. Young are further described below. Except as described in the footnotes to the table below, we do not generally provide cash compensation to our non-employee directors.

Name	Stock Awards(1)	Other	Total
Michael Lynton	$—	$—	$—
Joanna Coles(2)	75,866	35,000	110,866
A.G. Lafley(3)	2,529,321	83,333	2,612,654
Mitchell Lasky	—	—	—
Stanley Meresman(4)	—	—	—
Scott D. Miller(5)	1,060,251	5,833	1,066,084
Robert Murphy(6)	—	259,419	259,419
Christopher Young(7)	1,060,251	5,833	1,066,084

(1)

Amounts reported represent the aggregate grant date fair value of RSUs without regard to forfeitures granted to the non-employee members of our board of directors during 2016 under our 2014 Plan, computed in accordance with ASC Topic 718. The valuation assumptions used in calculating the fair value of the RSUs is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.” These amounts do not reflect the actual economic value that may be realized by the director.

(2)

Ms. Coles joined our board of directors in December 2015. In connection with Ms. Coles’ service on our board of directors, we agreed to pay her a $35,000 annual cash retainer, paid on a quarterly basis after completion of each full quarter. In December 2015, we granted Ms. Coles RSUs for 7,488 shares of Class A common stock under our 2014 Plan and these RSUs were outstanding as of December 31, 2016. The service-based vesting condition was satisfied in equal monthly installments over one year of service commencing on December 4, 2015. In July 2016, we granted Ms. Coles RSUs for 4,882 shares of Class A common stock under our 2014 Plan and these RSUs were outstanding as of December 31, 2016. The service-based vesting condition was satisfied in equal monthly installments over one year of service commencing on December 4, 2015. In addition, in January 2017, we granted Ms. Coles RSUs for 52,736 shares of Class A common stock under our 2014 Plan. This grant includes only a service-based vesting condition, which will be satisfied as follows: 16.67% of the RSUs will vest on June 4, 2017, and 83.33% of the RSUs will vest in equal monthly installments during the 30-month period following June 4, 2017. In the event of a change in control, the RSUs will vest in full immediately before the closing of such change in control.

(3)

Mr. Lafley joined our board of directors in July 2016. In connection with Mr. Lafley’s service on our board of directors, we agreed to pay him a $200,000 annual cash retainer to cover the costs of his travel to our meetings and events, paid on a quarterly basis after completion of each full quarter. In July 2016, we granted Mr. Lafley RSUs for 162,762 shares of Class A common stock under our 2014 Plan. The service-based vesting condition will be satisfied in equal monthly installments over four years of service commencing on July 15, 2016 and these RSUs were outstanding as of December 31, 2016. In the event of a change in control, the service-based vesting condition of the RSUs will be deemed satisfied for 100% of the RSUs that have not yet satisfied the service-based vesting requirement, immediately before the closing of such change in control.

(4)

Mr. Meresman joined our board of directors in July 2015. In July 2015, we granted Mr. Meresman RSUs for 162,762 shares of Class A common stock under which the service-based vesting condition will be satisfied in equal quarterly installments over four years of service commencing on July 17, 2015 and these RSUs were outstanding as of December 31, 2016. In the event of a change in control, the service-based vesting condition of the RSUs will be deemed satisfied for 100% of the RSUs that have not yet satisfied the service-based vesting condition, immediately before the closing of such change in control.

(5)

Mr. Miller joined our board of directors in October 2016. In connection with Mr. Miller’s service on our board of directors, we agreed to pay him a $35,000 annual cash retainer, paid on a quarterly basis after completion of each full quarter. In October 2016, we granted Mr. Miller RSUs for 65,106 shares of Class A common stock under which the service-based vesting condition will be satisfied in equal monthly installments over four years of service commencing on October 26, 2016 and these RSUs were outstanding as of December 31, 2016. In the event of a change in control, the service-based vesting condition of the RSUs will be deemed satisfied for 100% of the RSUs that have not yet satisfied the service-based vesting condition, immediately before the closing of such change in control.

(6)

Mr. Murphy does not receive any compensation for service as a director. Amounts reported represent (i) $251,603 for his base salary as an employee, (ii) $7,548 in 401(k) contributions made by us on behalf of Mr. Murphy, and (iii) $268 for life insurance premiums paid by us on behalf of Mr. Murphy.

(7)

Mr. Young joined our board of directors in October 2016. In connection with Mr. Young’s service on our board of directors, we agreed to pay him a $35,000 annual cash retainer, paid on a quarterly basis after completion of each full quarter. In October 2016, we granted Mr. Young RSUs for 65,106 shares of Class A common stock under which the service-based vesting condition will be satisfied in equal monthly installments over four years of service commencing on October 26, 2016 and these RSUs were outstanding as of December 31, 2016. In the event of a change in control, the service-based vesting condition of the RSUs will be deemed satisfied for 100% of the RSUs that have not yet satisfied the service-based vesting condition, immediately before the closing of such change in control.

We currently reimburse our directors for their reasonable out-of-pocket expenses in connection with attending board of directors and committee meetings, other than Mr. Lafley, whose travel expense retainer is described above.

Non-Employee Director Compensation Policy

We intend to adopt a non-employee director compensation policy following the closing of this offering and on terms to be determined at a later date by our board of directors. Under the non-employee director policy, our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers as of December 31, 2016, were:

•	Evan Spiegel, Co-Founder and Chief Executive Officer;

•	Imran Khan, Chief Strategy Officer; and

•	Timothy Sehn, Senior Vice President of Engineering.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2015 and 2016.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)		Total
Evan Spiegel	2016	$503,205	$1,000,000	$—	$901,635	(4)	$2,404,840
Co-Founder and Chief Executive Officer	2015	363,715	1,000,000	—	344,756	(5)	1,708,471
Imran Khan	2016	241,539	5,239,460	—	14,658		5,495,657
Chief Strategy Officer	2015	230,000	—	145,292,145	348		145,522,493
Timothy Sehn(6)	2016	400,152	1,000,000	40,000,020	8,348		41,408,520
Senior Vice President of Engineering

(1)	Amounts reported represent bonuses awarded at the discretion of our board of directors.
(2)

Amounts reported represent the aggregate grant date fair value of RSUs without regard to forfeitures granted to our named executive officers under our 2014 Plan, computed in accordance with ASC Topic 718. The valuation assumptions used in calculating the fair value of the RSUs is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.” This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)	Amounts reported include 401(k) contributions and life insurance premiums paid by us on behalf of the named executive officer.
(4)	Amount reported includes $890,339 for security for Mr. Spiegel.
(5)	Amount reported includes (i) $328,747 for security for Mr. Spiegel and (ii) $15,766 for personal travel.
(6)	Mr. Sehn was not a named executive officer for the year ended December 31, 2015.

Outstanding Equity Awards as of December 31, 2016

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2016. All awards were granted under our 2012 Plan or 2014 Plan, as noted below.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Evan Spiegel	—	—		—		—	—	—		—
Imran Khan	04/06/2015	—		—		—	—	7,094,344	(3)(5)	120,603,848
Timothy Sehn	09/06/2013	6,160,000	(4)	2,640,000	(4)	$0.582	09/05/2023	—		—
	10/26/2016	—		—		—	—	2,604,168	(5)(6)	44,270,856

(1)

Each of our named executive officers, other than Mr. Spiegel, hold RSUs that only vest and settle on the satisfaction of both (i) a service-based vesting condition and (ii) a performance condition. The performance condition will be satisfied on the earlier of: (a) the effective date of the registration statement in connection with this offering, or (b) a change of control (as defined in our 2012 Plan or 2014 Plan, as applicable). The service-based vesting condition for each of our named executive officers is further described below.

(2)	The market price for our Class A common stock or Class B common stock, as applicable, is based on the initial public offering price of $17.00 per share.
(3)

These RSUs represent shares of Class B common stock granted under our 2012 Plan. The service-based condition was satisfied for 2,364,780 shares underlying the RSUs on December 31, 2016. The service-based condition will be satisfied as follows: 5% of the RSUs will have the service-based condition satisfied on January 16, 2017; 30% of the RSUs will have the service-based requirement satisfied in equal quarterly installments during the 12-month period following January 16, 2017; and 40% of the RSUs will have the service-based condition satisfied in equal quarterly installments during the 12-month period following January 16, 2018.

(4)

Represents an option to purchase Class B common stock granted under our 2012 Plan. As of December 31, 2016, 6,160,000 shares were vested and exercisable, and 88,000 shares subject to the option will vest and become exercisable each month over the nine-month period following December 31, 2016. The unvested shares subject to this option are subject to accelerated vesting as described in the section titled “Employment, Severance, and Change in Control Agreements.”

(5)	The unvested shares subject to these RSUs are subject to accelerated vesting as described in the section titled “Employment, Severance, and Change in Control Agreements.”
(6)

These RSUs represent shares of Class A common stock granted under our 2014 Plan. The service-based condition was satisfied for no shares underlying the RSUs on December 31, 2016. The service-based condition will be satisfied as follows: 10% of the RSUs will have the service-based condition satisfied on September 1, 2017; 20% of the RSUs will have the service-based requirement satisfied in equal quarterly installments during the 12-month period following September 1, 2017; 30% of the RSUs will have the service-based condition satisfied in equal quarterly installments during the 12-month period following September 1, 2018; and 40% of the RSUs will have the service-based condition satisfied in equal quarterly installments during the 12-month period following September 1, 2019.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold nonbinding advisory votes on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended December 31, 2016.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2016.

Employment, Severance, and Change in Control Agreements

Offer Letters

We have offer letters with each of our executive officers. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits, and confirmation of the terms of previously issued equity grants, including in some cases severance benefits on a qualifying termination of employment. If an executive officer dies, all outstanding RSUs will be deemed to satisfy the service-based vesting requirement. In addition, each of our named executive officers has executed our standard proprietary information and inventions agreement. The key terms of employment with our executive officers are described below.

Evan Spiegel

In October 2016, we entered into an amended and restated offer letter agreement with Evan Spiegel, our co-founder and Chief Executive Officer, with respect to his continuing employment with us. The offer letter provides for an annual base salary of $500,000, which will be reduced to $1 on the effective date of the registration statement in connection with this offering, and an annual cash bonus of $1,000,000 based on achievement of performance criteria to be mutually agreed on by Mr. Spiegel and our board of directors, provided that, after our initial public offering, Mr. Spiegel will not be entitled to any bonus except as may be determined by our board of directors. Under the terms of his offer letter, Mr. Spiegel will be granted an award of RSUs for shares of Series FP preferred stock representing 3.0% of our outstanding capital stock on an as-converted basis on the closing of this offering, which will be fully vested on the closing of this offering and such shares will be delivered to Mr. Spiegel in equal quarterly installments over three years beginning in the third full calendar quarter following this offering. For the purposes of Mr. Spiegel’s offer letter, outstanding capital stock includes shares sold by us in this offering, all vested stock options on the closing of this offering, and all shares subject to outstanding restricted stock units that, on the closing of this offering, have met the performance condition and service-based vesting condition, net of shares withheld to satisfy tax withholding obligations. If the underwriters in this offering exercise their option to purchase additional shares from us following the closing of this offering, then this RSU will cover additional shares of Class C common stock as though such option were exercised at the closing. Our board of directors approved the award to Mr. Spiegel in July 2015 to motivate him to continue growing our business and improving our financial results so that we could undertake an initial public offering, which we regard as an important milestone that will provide liquidity to our stockholders and employees.

Robert Murphy

In October 2016, we entered into an amended and restated offer letter agreement with Robert Murphy, our co-founder and Chief Technology Officer with respect to his continuing employment with us. Mr. Murphy’s annual base salary as of December 31, 2016 was $250,000.

Imran Khan

In October 2016, we entered into an amended and restated offer letter agreement with Imran Khan, our Chief Strategy Officer, with respect to his continuing employment with us. Mr. Khan’s annual base salary as of December 31, 2016 was $240,000.

If Mr. Khan’s employment is terminated without cause or he terminates his employment for good reason, within 12 months following a change in control, in addition to the RSUs that have satisfied the service-based vesting requirement, an additional 50% of the then-outstanding RSUs will be deemed to satisfy the service-based vesting requirement. Mr. Khan must sign a release of claims agreement as a pre-condition of receiving this termination benefit.

Andrew Vollero

In October 2016, we entered into an amended and restated offer letter agreement with Andrew Vollero, our Chief Financial Officer, with respect to his continuing employment with us. Mr. Vollero’s annual base salary as of December 31, 2016 was $300,000. Under the terms of his amended and restated offer letter, Mr. Vollero receives an annual supplemental payment of $200,000 during the first two years of his employment.

If Mr. Vollero’s employment is terminated without cause or he terminates his employment for good reason, within 12 months following a change in control, in addition to the RSUs that have satisfied the service-based vesting requirement, an additional 50% of the then-outstanding RSUs will be deemed to satisfy the service-based vesting requirement. Mr. Vollero must sign a release of claims agreement as a pre-condition of receiving this termination benefit.

Chris Handman

In October 2016, we entered into an amended and restated offer letter agreement with Chris Handman, our General Counsel, with respect to his continuing employment with us. Mr. Handman’s annual base salary as of December 31, 2016 was $475,000.

If Mr. Handman’s employment is terminated without cause or he terminates his employment for good reason, within 12 months following a change in control, all outstanding RSUs will be deemed to satisfy the service-based vesting requirement as of his termination date. Mr. Handman must sign a release of claims agreement as a pre-condition of receiving this termination benefit.

Timothy Sehn

In October 2016, we entered into an amended and restated offer letter agreement with Timothy Sehn, our Senior Vice President of Engineering. Mr. Sehn’s annual base salary as of December 31, 2016 was $500,000. In October 2016, Mr. Sehn was granted RSUs for 1,302,084 shares of Class A common stock.

If Mr. Sehn’s employment is terminated without cause or he terminates his employment for good reason, within 12 months following a change in control, 440,000 shares subject to his option grant (or, if there are fewer than 440,000 shares then unvested, all then unvested shares) will vest in full as of his termination date and, in addition to the RSUs that have satisfied the service-based vesting requirement, 1/16th of the RSUs for each completed quarter of his continued employment will be deemed to satisfy the service-based vesting requirement. Mr. Sehn must sign a release of claims agreement as a pre-condition of receiving this termination benefit.

Steven Horowitz

In October 2016, we entered into an amended and restated offer letter agreement with Steven Horowitz, our Vice President of Engineering. Mr. Horowitz’s annual base salary as of December 31, 2016 was $300,000.

If Mr. Horowitz’s employment is terminated without cause or he terminates his employment for good reason, within 12 months following a change in control, all outstanding RSUs will be deemed to satisfy the service-based vesting requirement as of his termination date. Mr. Horowitz must sign a release of claims agreement as a pre-condition of receiving this termination benefit.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants, and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain, and motivate employees, consultants, and directors, and encourages them to devote their best efforts to our business and financial success. The principal features of our equity incentive plans and our 401(k) plan are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which, other than the 401(k) plan, are filed as exhibits to the registration statement of which this prospectus is a part.

2017 Equity Incentive Plan

Our board of directors adopted our 2017 Equity Incentive Plan, or our 2017 Plan, in January 2017, and our stockholders approved our 2017 Plan in February 2017. Our 2017 Plan will become effective once the registration statement, of which this prospectus forms a part, is declared effective. Our 2017 Plan provides for the grant of incentive stock options to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards, and other forms of stock awards to employees, directors, and consultants, including employees and consultants of our affiliates. The 2017 Plan will be the successor to our 2012 Equity Incentive Plan and 2014 Equity Incentive Plan, each of which is described below, or, together, the Prior Plans.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2017 Plan, based on the Prior Plans’ available reserve and outstanding awards as of December 31, 2016, is 355,522,498, which number is the sum of (i) 87,270,108 new shares of Class A common stock, plus (ii) the number of shares of Class A common stock subject to the Prior Plans’ available reserve, in an amount not to exceed 41,668,672 shares, plus (iii) a number of shares of Class A common stock equal to the number of shares of Class B common stock subject to the Prior Plans’ available reserve, in an amount not to exceed 984,533 shares, plus (iv) the number of shares of Class A common stock that would otherwise have returned to the Prior Plans, as those shares become available from time to time, in an amount not to exceed 73,185,900 shares, plus (v) a number of shares of Class A common stock equal to the number of shares of Class B common stock that would otherwise have returned to the Prior Plans, as those shares become available from time to time, in an amount not to exceed 49,766,414 shares, plus (vi) a maximum of 102,646,871 shares of Class A common stock that are added pursuant to the following sentence. With respect to each share that returns to the 2017 Plan pursuant to clauses (iv) and (v) of the prior sentence that was associated with an award that was outstanding under the Prior Plans as of October 31, 2016, an additional share of Class A common stock will be added to the share reserve of the 2017 Plan, up to a maximum of 102,646,871 shares. In addition, the number of shares of our Class A common stock reserved for issuance under our 2017 Plan will automatically increase on January 1st of each calendar year, starting on January 1, 2018 through January 1, 2027, in an amount equal to 5.0% of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our board of directors. The maximum number of shares of our Class A common stock that may be issued on the exercise of incentive stock options under our 2017 Plan is 1,066,567,494.

Shares subject to stock awards granted under our 2017 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2017 Plan. Additionally, shares become available for future grant under our 2017 Plan if they were issued under stock awards under our 2017 Plan and if we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our 2017 Plan. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2017 Plan, our board of directors has the authority to determine and amend the terms of awards and underlying agreements, including:

•	recipients;

•	the exercise, purchase, or strike price of stock awards, if any;

•	the number of shares subject to each stock award;

•	the vesting schedule applicable to the awards, together with any vesting acceleration; and

•	the form of consideration, if any, payable on exercise or settlement of the award.

Under the 2017 Plan, the board of directors also generally has the authority to effect, with the consent of any adversely affected participant:

•	the reduction of the exercise, purchase, or strike price of any outstanding award;

•	the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or

•	any other action that is treated as a repricing under generally accepted accounting principles.

Section 162(m) Limits. At such time as necessary for compliance with Section 162(m) of the Code, no participant may be granted stock awards covering more than 20,000,000 shares of our Class A common stock under the 2017 Plan during any calendar year pursuant to stock options, stock appreciation rights, and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our Class A common stock on the date of grant. Additionally, under our 2017 Plan, in a calendar year, no participant may be granted a performance stock award covering more than 20,000,000 shares of our Class A common stock or a performance cash award having a maximum value in excess of $20,000,000. These limitations are designed to allow us to grant compensation that will not be subject to the $1,000,000 annual limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code.

Stock Options. Incentive stock options and nonstatutory stock options are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2017 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. Options granted under the 2017 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

Restricted Stock Unit Awards. RSUs are granted under restricted stock unit award agreements adopted by the plan administrator. RSUs may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. An RSU may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the RSU agreement. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Class A common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Class A common stock on the date of grant. A stock appreciation right granted under the 2017 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Performance Awards. The 2017 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility imposed by Section 162(m) of the Code. Our compensation committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes, and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) earnings before interest, taxes, depreciation, amortization, and legal settlements; (v) earnings before interest, taxes, depreciation, amortization, legal settlements, and other income (expense); (vi) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), and stock-based compensation; (vii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation, and changes in deferred revenue; (viii) total stockholder return; (ix) return on equity or average stockholder’s equity; (x) return on assets, investment, or capital employed; (xi) stock price; (xii) margin (including gross margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) pre-tax profit; (xvii) operating cash flow; (xviii) sales or revenue targets; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) stockholders’ equity; (xxx) capital expenditures; (xxxi) debt levels; (xxxii) operating profit or net operating profit; (xxxiii) workforce diversity; (xxxiv) growth of net income or operating income; (xxxv) billings; (xxxvi) bookings; (xxxvii) employee retention; (xxxviii) user satisfaction; (xxxix) the number of users, including unique users; (xl) budget management; (xli) partner satisfaction; (xlii) entry into or completion of strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); and (xliii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the board of directors.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the board or committee (as applicable) (i) in the award agreement at the time the award is granted, or (ii) in another document setting forth the performance goals at the time the performance goals are established, the board or committee (as applicable) will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows: (1) to exclude restructuring or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (5) to exclude the dilutive effects of acquisitions or joint ventures; (6) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following the divestiture; (7) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (8) to exclude the effects of stock based compensation and the award of bonuses under the company’s bonus plans; (9) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (10) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the board or committee (as applicable) retains the discretion to reduce or eliminate the compensation or economic benefit due on attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for such performance period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the award agreement or the written terms of a performance cash award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our Class A common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2017 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of incentive stock options, (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2017 Plan under Section 162(m) of the Code), and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. Our 2017 Plan provides that in the event of certain specified significant corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may take one or more of the following actions with respect to such stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination before the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

•	cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment, or no payment, as determined by the board; or

•

make a payment, in the form determined by our board of directors, equal to the excess, if any, of the value of the property the participant would have received on exercise of the awards before the transaction over any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner and is not obligated to treat all participants in the same manner.

In the event of a change in control, awards granted under the 2017 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement. Under the 2017 Plan, a change in control is defined to include (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity), (3) a sale, lease, exclusive license, or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders, and (4) an unapproved change in the majority of the board of directors.

Transferability. A participant may not transfer stock awards under our 2017 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2017 Plan.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2017 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No incentive stock options may be granted after the tenth anniversary of the date our board of directors adopted our 2017 Plan. No stock awards may be granted under our 2017 Plan while it is suspended or after it is terminated.

2014 Equity Incentive Plan

Our board of directors adopted, and our stockholders approved, our 2014 Equity Incentive Plan, or our 2014 Plan, in September 2014. Our 2014 Plan was amended most recently in October 2016. Our 2014 Plan allows for the grant of incentive stock options to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units to employees, directors, and consultants, including employees and consultants of our affiliates.

Our 2017 Plan will become effective on the execution of the underwriting agreement related to this offering. As a result, we do not expect to grant any additional awards under the 2014 Plan following that date, other than awards for up to 2,500,000 shares of Class A common stock to our employees and consultants in France. Any awards granted under the 2014 Plan will remain subject to the terms of our 2014 Plan and applicable award agreements.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2014 Plan is 166,164,100, minus the number of shares of our Class B common stock issued after September 4, 2014 under our 2012 Plan. In addition to the share reserve, an additional 53,357,397 shares of Class A common stock are reserved under the 2014 Plan in connection with the Class A Dividend, one share of which will be issued if and when a share from the share reserve is issued in connection with the settlement or exercise of a stock award that was outstanding as of October 31, 2016. The maximum number of shares of Class A common stock that may be issued on the exercise of incentive stock options under our 2014 Plan is three times such maximum number of shares. Shares subject to stock awards granted under our 2014 Plan that expire, are forfeited, or terminate without being exercised in full or are settled in cash do not reduce the number of shares available for issuance under our 2014 Plan. Additionally, shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award become available for future grant under our 2014 Plan, although such shares may not be subsequently issued pursuant to the exercise of an incentive stock option.

Plan Administration. Our board of directors or a duly authorized committee of our board of directors administers our 2014 Plan and the stock awards granted under it. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees to receive specified stock awards, and (2) determine the number of shares subject to such stock awards. Under our 2014 Plan, the board of directors has the authority to determine and amend the terms of awards and underlying agreements, including:

•	recipients;

•	the exercise, purchase, or strike price of stock awards, if any;

•	the number of shares subject to each stock award;

•	the vesting schedule applicable to the awards, together with any vesting acceleration; and

•	the form of consideration, if any, payable on exercise or settlement of the award.

Under the 2014 Plan, the board of directors also generally has the authority to effect, with the consent of any adversely affected participant:

•	the reduction of the exercise price of any outstanding option or stock appreciation right;

•	the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or

•	any other action that is treated as a repricing under generally accepted accounting principles.

Corporate Transactions. Our 2014 Plan provides that in the event of certain specified significant corporate transactions, generally including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may take one or more of the following actions with respect to such stock awards: (1) arrange for the assumption, continuation or substitution of a stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination before the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us, (5) cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment, if any, determined by the board of directors, or (6) make a payment, in the form determined by the board of directors, equal to the excess, if any, of the value of the property the participant would have received on exercise of the stock award before the transaction over any exercise price payable by the participant in connection with the exercise. The plan administrator is not obligated to treat all stock awards, even those that are of the same type, or all participants, in the same manner.

In the event of a change in control, awards granted under the 2014 Plan will not receive automatic acceleration of vesting and exercisability, although the board of directors may provide for this treatment in an award agreement. Under the 2014 Plan, a change in control is defined to include (1) the acquisition by any person of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity), (3) our stockholders approve or our board of directors approves a plan of complete dissolution or liquidation or a complete dissolution or liquidation otherwise occurs except for a liquidation into a parent corporation, and (4) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets to an entity that did not previously hold more than 50% of the voting power of our stock.

Transferability. Under our 2014 Plan, the board of directors may provide for limitations on the transferability of awards, in its sole discretion. Option awards are generally not transferable other than by will or the laws of descent and distribution, except as otherwise provided under our 2014 Plan.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2014 Plan, although certain material amendments require the approval of our stockholders, and amendments that would impair the rights of any participant require the consent of that participant.

2012 Equity Incentive Plan

Our board of directors adopted our 2012 Equity Incentive Plan, or our 2012 Plan, in May 2012, and our stockholders approved our 2012 Plan in August 2012. Our 2012 Plan was amended most recently in October 2016. Our 2012 Plan allows for the grant of incentive stock options to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units to our employees, directors, and consultants, including employees and consultants of our affiliates.

Our 2017 Plan will become effective on the execution of the underwriting agreement related to this offering. As a result, we do not expect to grant any additional awards under the 2012 Plan following that date. Any awards granted under the 2012 Plan will remain subject to the terms of our 2012 Plan and applicable award agreements.

Authorized Shares. The maximum number of shares of our Class B common stock that may be issued under our 2012 Plan is 91,292,140, minus the number of shares of our Class A common stock issued after September 4, 2014 under our 2014 Plan. In addition to the share reserve, an additional 50,022,362 shares of Class A common stock are reserved under the 2012 Plan in connection with the Class A Dividend, one share of which will be issued if and when a share from the share reserve is issued in connection with the settlement or exercise of a stock award that was outstanding as of October 31, 2016. The maximum number of shares of Class B common stock that may be issued on the exercise of incentive stock options under our 2012 Plan is such maximum number of shares. Shares subject to stock awards granted under our 2012 Plan that expire, are forfeited, or terminate without being exercised in full or are settled in cash do not reduce the number of shares available for issuance under our 2012 Plan. Additionally, shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award become available for future grant under our 2012 Plan, although such shares may not be subsequently issued pursuant to the exercise of an incentive stock option.

Plan Administration. Our board of directors or a duly authorized committee of our board of directors administers our 2012 Plan and the stock awards granted under it. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees to receive specified stock awards, and (2) determine the number of shares subject to such stock awards. Under our 2012 Plan, the board of directors has the authority to determine and amend the terms of awards and underlying agreements, including:

•	recipients;

•	the exercise, purchase, or strike price of stock awards, if any;

•	the number of shares subject to each stock award;

•	the vesting schedule applicable to the awards, together with any vesting acceleration; and

•	the form of consideration, if any, payable on exercise or settlement of the award.

Under the 2012 Plan, the board of directors also generally has the authority to effect, with the consent of any adversely affected participant:

•	the reduction of the exercise price of any outstanding option or stock appreciation right;

•	the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or

•	any other action that is treated as a repricing under generally accepted accounting principles.

Corporate Transactions. Our 2012 Plan provides that in the event of certain specified significant corporate transactions, generally including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the administrator may take one or more of the following actions with respect to such stock awards: (1) arrange for the assumption, continuation, or substitution of a stock award by a successor corporation, (2) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation, (3) accelerate the vesting, in whole or in part, of the stock award and provide for its termination before the transaction, (4) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us, (5) cancel or arrange for the cancellation of the stock award before the transaction in exchange for a cash payment, if any, determined by the board of directors, or (6) make a payment, in the form determined by the board of directors, equal to the excess, if any, of the value of the property the participant would have received on exercise of the stock award before the transaction over any exercise price payable by the participant in connection with the exercise. The plan administrator is not obligated to treat all stock awards, even those that are of the same type, or all participants, in the same manner.

In the event of a change in control, awards granted under the 2012 Plan will not receive automatic acceleration of vesting and exercisability, although the board of directors may provide for this treatment in an award agreement. Under the 2012 Plan, a change in control is defined to include (1) the acquisition by any person of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity), (3) our stockholders approve or our board of directors approves a plan of complete dissolution or liquidation or a complete dissolution or liquidation otherwise occurs except for a liquidation into a parent corporation, and (4) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets to an entity that did not previously hold more than 50% of the voting power of our stock.

Transferability. Under our 2012 Plan, the board of directors may provide for limitations on the transferability of awards, in its sole discretion. Option awards are generally not transferable other than by will or the laws of descent and distribution, except as otherwise provided under our 2012 Plan.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2012 Plan, although certain material amendments require the approval of our stockholders, and amendments that would impair the rights of any participant require the consent of that participant.

2017 Employee Stock Purchase Plan

Our board of directors adopted our 2017 Employee Stock Purchase Plan, or ESPP, in January 2017 and our stockholders approved our ESPP in February 2017. Our ESPP will become effective once the registration statement, of which this prospectus forms a part, is declared effective. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-423 component. In particular, where such purchase rights are granted to employees who are foreign nationals or employed or located outside the United States, our board of directors may adopt rules that are beyond the scope of Section 423 of the Code.

Share Reserve. Following this offering, the ESPP authorizes the issuance of 16,484,690 shares of our Class A common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our Class A common stock reserved for issuance will automatically increase on January 1st of each calendar year, beginning on January 1, 2018 (assuming the ESPP becomes effective in fiscal year ending December 31, 2017) through January 1, 2027, by the lesser of (1) 1.0% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase, and (2) 15,000,000 shares; provided that before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). As of the date hereof, no shares of our Class A common stock have been purchased under the ESPP.

Administration. Our board of directors has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A common stock will be purchased for employees participating in the offering. We currently intend to have 24-month offerings with multiple purchase periods (of approximately six months in duration) per offering, except that the first purchase period under our first offering may be shorter or longer than six months, depending on the date on which the underwriting agreement relating to this offering becomes effective. An offering under the ESPP may be terminated under certain circumstances. Our board of directors will have the discretion to structure an offering so that if the fair market value of a share of our Class A common stock on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share of our Class A common stock on the offering date for that offering, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 30% of their earnings (as defined in the ESPP) for the purchase of our Class A common stock under the ESPP. Unless otherwise determined by our board of directors, Class A common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our Class A common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our Class A common stock on the date of purchase. For the initial offering, which we expect will commence on the execution and delivery of the underwriting agreement relating to this offering, the fair market value on the first day of the offering period will be the price at which shares of Class A common stock are first sold to the public.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year, or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our Class A common stock based on the fair market value per share of our Class A common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year, (3) the number of shares and purchase price of all outstanding purchase rights, and (4) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain significant corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days before such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendment or Termination. Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

401(k) Plan

We maintain a safe harbor 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, we make a match of each participant’s contribution up to a maximum of 3% of the participant’s base salary, bonus, and commissions paid during the period, and we make match of 50% of each participant’s contribution between 3% and 5% of the participant’s base salary, bonus, and commissions paid during the period. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions and our contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Limitations on Liability and Indemnification Matters

On the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation will authorize us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Mr. Spiegel and Mr. Murphy are defendants in Turner v. Spiegel, et al., No. BC558442 and, to the extent they are found to have any liability, they may be entitled to indemnification in accordance with their indemnification agreement with us. At present, there is no other pending litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock, Class B common stock, or Class C common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they do not possess of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such plan would be subject to the lock-up agreement that the director or officer has entered into with the underwriters. See “Underwriting.”

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2014 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

In November 2013, we entered into an amended and restated investor rights agreement, or IRA, which was amended in October 2016, with our founders and certain holders of our preferred stock, including Lynton Asset LP and entities affiliated with Benchmark Capital Partners and Lightspeed Venture Partners, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. Michael Lynton and Mitchell Lasky, members of our board of directors, are affiliated with Lynton Asset LP and Benchmark Capital Partners, respectively. The investor rights agreement also provides these stockholders with information rights, which will terminate on the closing of this offering, and a right of first refusal with regard to certain issuances of our capital stock, which will not apply to, and will terminate on, the closing of this offering. After the closing of this offering, the holders of up to an aggregate of 739,930,597 shares of our Class A common stock (including shares issuable on conversion of Class B common stock and Class C common stock) will be entitled to rights with respect to the registration of their shares of Class B common stock or Class C common stock, respectively, under the Securities Act under this agreement. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Founders and Executive Officers

In August 2014, we entered into a full recourse promissory note permitting a loan of up to $5 million with each of Mr. Spiegel and Mr. Murphy. Mr. Spiegel drew down on half of his note in October 2014 and the remainder in February 2015. Mr. Murphy drew down the full amount of his note in June 2015. Each note was unsecured, accrued interest at the rate of the applicable federal rate in the month in which the loan was made, and allowed for repayment at any time. The loans to Mr. Spiegel and Mr. Murphy were repaid in full in September 2016.

In February 2016, we entered into a full recourse promissory note permitting a loan of up to $15 million with Mr. Spiegel. Mr. Spiegel drew down the full amount of his note in February 2016. The note was unsecured, accrued interest at the rate of the applicable federal rate in the month in which the loan was made, and allowed for repayment at any time. This loan to Mr. Spiegel was repaid in full in September 2016.

In January 2015, we loaned Mr. Khan $1,850,244. This loan was evidenced by a full recourse promissory note which was unsecured, accrued interest at the rate of 1.75% per annum, and allowed for repayment at any time. The loan to Mr. Khan was repaid in full in August 2016.

In February 2015, we loaned Mr. Horowitz $3,500,000. This loan was evidenced by a full recourse promissory note which was unsecured, accrued interest at the rate of 1.70% per annum, and allowed for repayment at any time. The loan to Mr. Horowitz was repaid in full in August 2016.

Preferred Stock, Restricted Stock Unit, and Common Stock Repurchase

The repurchases below took place before October 31, 2016, and therefore the number of shares and per share purchase prices were not adjusted to reflect the effects of the Class A Dividend.

In August 2016, we repurchased an aggregate of 260,832 shares of Class B common stock from Mr. Horowitz, at a purchase price of $30.72 per share for an aggregate purchase price of $8.0 million.

In September 2016, we repurchased an aggregate of 137,590 shares of Class B common stock and 125,754 shares of Series FP preferred stock from Mr. Spiegel, at a purchase price of $30.72 per share for an aggregate purchase price of $8.1 million.

In September 2016, we repurchased an aggregate of 137,590 shares of Class B common stock and 125,754 shares of Series FP preferred stock from Mr. Murphy, at a purchase price of $30.72 per share for an aggregate purchase price of $8.1 million.

Sale of Series C Preferred Stock

In January 2014, we sold 293,340 shares of Series C Preferred Stock to an entity affiliated with Michael Lynton, a member of our board of directors, at a purchase price of $3.40893 per share, for an aggregate purchase price of $999,976.

Munger, Tolles & Olson LLP Services

We have engaged the law firm Munger, Tolles & Olson LLP, or Munger, to provide certain legal services to us. Mr. Spiegel’s father, John Spiegel, is a partner at Munger, although John Spiegel has not personally provided any material legal services to us. We have paid Munger $305,406, $50,000, and $293,908 during the years ended December 31, 2014, 2015, and 2016, respectively.

Indemnification Agreements

Our amended and restated certificate of incorporation will contain provisions limiting the liability of directors, and our amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters.”

Policies and Procedures for Transactions with Related Persons

In July 2016, we entered into a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $50,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our shares as of December 31, 2016 by:

•	each named executive officer;

•	each of our directors;

•	our directors and executive officers as a group;

•	each person or entity known by us to own beneficially more than 5% of our Class A common stock, Class B common stock, and Class C common stock (by number or by voting power); and

•	all selling stockholders.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership before the offering is based on 519,013,572 shares of Class A common stock, 288,794,259 shares of Class B common stock, and 215,887,848 shares of Class C common stock outstanding as of December 31, 2016, assuming (i) the automatic conversion of all outstanding shares of Series FP preferred stock into Class C common stock and all other outstanding shares of preferred stock into shares of Class B common stock and (ii) the vesting and settlement of all outstanding RSUs for which the service-based vesting would be satisfied as of December 31, 2016, assuming the performance condition had been achieved as of such date, before giving effect to shares withheld to satisfy the associated withholding tax obligations. Applicable percentage ownership after the offering is based on no exercise by the underwriters of their option to purchase additional Class A common stock from us and certain selling stockholders as well as (i) 668,331,133 shares of Class A common stock, (ii) 284,476,698 shares of Class B common stock, and (iii) 215,887,848 shares of Class C common stock outstanding immediately after the completion of this offering, assuming the issuance of 14,111,225 shares of Class A common stock and 10,512,362 shares of Class B common stock on the vesting of RSUs in connection with this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options and RSUs held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of December 31, 2016. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Snap Inc., 63 Market Street, Venice, CA 90291.

	Beneficial Ownership Before the Offering								Beneficial Ownership After the Offering
	Class A Common Stock		Class B Common Stock		Class C Common Stock		% of Total Voting Power Before the Offering		Class A Common Stock		Class B Common Stock		Class C Common Stock		% of Total Voting Power After the Offering
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%		# of Shares being sold	Shares	%	Shares	%	Shares	%
Directors and Named Executive Officers:
Evan Spiegel(1)	113,164,485	21.8	5,862,410	2.0	107,943,924	50.0	44.3	16,000,000	97,164,485	14.5	5,862,410	2.1	107,943,924	50.0	44.4
Robert Murphy(2)	113,164,485	21.8	5,862,410	2.0	107,943,924	50.0	44.3	16,000,000	97,164,485	14.5	5,862,410	2.1	107,943,924	50.0	44.4
Imran Khan(3)	1,418,868	*	1,418,868	*			*		1,418,868	*	1,418,868	*			*
Timothy Sehn(4)	3,373,332	*	3,373,332	1.2			*		3,373,332	*	3,373,332	1.2			*
Michael Lynton(5)	1,509,820	*	1,509,820	*			*	54,907	1,454,913	*	1,509,820	*			*
Joanna Coles(6)	12,370	*					*		12,370	*					*
A.G. Lafley(7)	23,736	*					*		23,736	*					*
Mitchell Lasky(8)	65,799,720	12.7	65,799,720	22.8			2.7	10,695,868	55,103,852	8.2	65,799,720	23.1			2.7
Stanley Meresman(9)	61,034	*					*		61,034	*					*
Scott D. Miller(10)	5,424	*							5,424	*
Christopher Young(11)	5,424	*							5,424	*
All directors and executive officers as a group (14 persons)(12)	300,621,548	57.9	85,909,410	29.7	215,887,848	100.0	91.7	42,750,775	257,870,773	38.6	85,909,410	30.2	215,887,848	100.0	91.9
5% Stockholders and Selling Stockholders:
Benchmark Capital Partners VII, L.P.(13)	65,799,720	12.7	65,799,720	22.8			2.7	10,695,868	55,103,852	8.2	65,799,720	23.1			2.7
Lightspeed Venture Partners IX, L.P.(14)	43,314,760	8.3	43,314,760	15.0			1.8	4,632,890	38,681,870	5.8	43,314,760	15.6			1.8
SC Four Holdings Limited	2,302,471	*	2,302,471	*			*	460,494	2,302,471	*	1,841,977	*			*
SC Three Holdings Limited	2,814,170	*	2,814,170	1.0			*	562,834	2,814,170	*	2,251,336	*			*
SC Three-B Holdings Limited	443,120	*	443,120	*			*	88,624	443,120	*	354,496	*			*
Entities affiliated with Technology Opportunity Partners(15)	552,593	*	552,593	*			*	364,711	552,593	*	187,882	*			*
General Catalyst Group VI, L.P.(16)	5,356,320	1.0	5,356,320	1.9			*	572,904	4,783,416	*	5,356,320	1.9			*
SV Angel IV LP(17)	1,247,060	*	1,247,060	*			*	100,006	1,147,054	*	1,247,060	*			*
All Other Selling Stockholders (16 persons)(18)	5,034,656	1.0	5,034,656	1.7			*	5,521,669	2,353,885	*	2,193,758	*			*

*	Represents beneficial ownership of less than 1%.

(1)

Consists of 5,862,410 shares of Class B common stock and 5,862,410 shares of Class A common stock held in trust for which Mr. Spiegel is trustee and holds voting power, and 107,302,075 shares of Class A common stock and 107,943,924 shares of Class C common stock held by Mr. Spiegel individually.

(2)

Consists of 5,862,410 shares of Class B common stock and 5,862,410 shares of Class A common stock held in trust for which Mr. Murphy is trustee and holds voting and dispositive power, and 107,302,075 shares of Class A common stock and 107,943,924 shares of Class C common stock held by Mr. Murphy individually.

(3)

Mr. Khan holds RSUs for 1,418,868 shares of Class B common stock and 1,418,868 shares of Class A common stock, for which the service-based vesting condition would be satisfied within 60 days of December 31, 2016.

(4)	Consists of 3,373,332 shares of Class A common stock and 3,373,332 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of December 31, 2016.
(5)

Consists of (a) 27,550 shares of Class A common stock and 27,550 shares of Class B common stock held by Alter Grandchildren Trust, (b) 1,060,560 shares of Class A common stock and 1,188,930 shares of Class B common stock held by Lynton Asset LP, (c) 128,370 shares of Class A common stock held by Lynton Foundation, and (d) 293,340 shares of Class A common stock, of which 54,907 shares are being sold in this offering, and 293,340 shares of Class B common stock held by an entity for which Mr. Lynton holds voting and dispositive power. This entity will sell additional shares in this offering if the underwriters exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, this entity will sell 47,763 shares of Class A common stock. As a result, this entity will own 0.1% and 0.0% of our outstanding Class B common stock and Class A common stock, respectively, after this offering and have 0.0% of the total voting power after this offering. In the event of a partial exercise of the underwriters’ option to purchase additional shares, the shares to be sold by this entity pursuant to the option will be proportionately reduced. Mr. Lynton is trustee of the Alter Grandchildren Trust and trustee of Lynton Asset LP.

(6)	Ms. Coles holds RSUs for 12,370 shares of Class A common stock, for which the service-based vesting condition would be satisfied within 60 days of December 31, 2016.
(7)	Mr. Lafley holds RSUs for 23,736 of Class A common stock, for which the service-based vesting condition would be satisfied within 60 days of December 31, 2016.
(8)

Consists of 65,799,720 shares of Class B common stock and 65,799,720 shares of Class A common stock, of which 10,695,868 shares of Class A common stock are being sold in this offering, held by Benchmark Capital Partners VII, L.P. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark Capital Partners VII, L.P., may be deemed to have sole power to vote these shares, and Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mr. Lasky, and Steven M. Spurlock, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Partners VII, L.P. will sell additional shares in this offering if the underwriters exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, Benchmark Capital Partners VII, L.P. will sell 9,304,132 shares of Class A common stock. As a result, Benchmark Capital Partners VII, L.P. will own 23.2% and 6.7% of our outstanding Class B common stock and Class A common stock, respectively, after this offering and have 2.7% of the total voting power after this offering. In the event of a partial exercise of the underwriters’ option to purchase additional shares, the shares to be sold by Benchmark Capital Partners VII, L.P. pursuant to the option will be proportionately reduced. The address for Benchmark Capital Partners VII, L.P. is 2965 Woodside Road, Woodside, CA 94062.

(9)	Mr. Meresman holds RSUs for 61,034 shares of Class A common stock, for which the service-based vesting condition would be satisfied within 60 days of December 31, 2016.
(10)	Mr. Miller holds RSUs for 5,424 shares of Class A common stock, for which the service-based vesting condition would be satisfied within 60 days of December 31, 2016.
(11)	Mr. Young holds RSUs for 5,424 shares of Class A common stock, for which the service-based vesting condition would be satisfied within 60 days of December 31, 2016.
(12)	Consists of 293,638,510 shares of Class A common stock, 79,034,360 shares of Class B common stock, and 215,887,848 shares of Class C common stock held by our current directors and executive officers,

3,373,332 shares of Class A common stock and 3,373,332 shares of Class B common stock issuable under outstanding stock options exercisable within 60 days of December 31, 2016, and RSUs for 3,609,706 shares of Class A common stock and RSUs for 3,501,718 shares of Class B common stock which are subject to vesting conditions expected to occur within 60 days of December 31, 2016.

(13)

Consists of 65,799,720 shares of Class B common stock and 65,799,720 shares of Class A common stock, of which 10,695,868 shares of Class A common stock are being sold in this offering, held by Benchmark Capital Partners VII, L.P. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark Capital Partners VII, L.P., may be deemed to have sole power to vote these shares, and Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mr. Lasky, and Steven M. Spurlock, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Partners VII, L.P. will sell additional shares in this offering if the underwriters exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, Benchmark Capital Partners VII, L.P. will sell 9,304,132 shares of Class A common stock. As a result, Benchmark Capital Partners VII, L.P. will own 23.2% and 6.7% of our outstanding Class B common stock and Class A common stock, respectively, after this offering and have 2.7% of the total voting power after this offering. In the event of a partial exercise of the underwriters’ option to purchase additional shares, the shares to be sold by Benchmark Capital Partners VII, L.P. pursuant to the option will be proportionately reduced. The address for Benchmark Capital Partners VII, L.P. is 2965 Woodside Road, Woodside, CA 94062.

(14)

Consists of 43,314,760 shares of Class B common stock and 43,314,760 shares of Class A common stock held by Lightspeed Venture Partners IX, L.P. Lightspeed Ultimate General Partner IX, Ltd. is the general partner of Lightspeed General Partner IX, L.P, which is the general partner of Lightspeed Venture Partners IX, L.P. As such, Lightspeed Ultimate General Partner IX, Ltd. possesses power to direct the voting and disposition of the shares owned by Lightspeed Venture Partners IX, L.P. and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Venture Partners IX, L.P. Barry Eggers, Jeremy Liew, Ravi Mhatre, Peter Nieh, Christopher J. Schaepe, and John Vrionis are the investment committee members of Lightspeed Ultimate General Partner IX, Ltd., possess power to direct the voting and disposition of the shares owned by Lightspeed Venture Partners IX, L.P., and may be deemed to have indirect beneficial ownership of the shares held by Lightspeed Venture Partners IX, L.P. Lightspeed Venture Partners IX, L.P. will sell additional shares in this offering if the underwriters exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, Lightspeed Venture Partners IX, L.P. will sell 4,030,062 shares of Class A common stock. As a result, Lightspeed Venture Partners IX, L.P. will own 15.3% and 5.1% of our outstanding Class B common stock and Class A common stock, respectively, after this offering and have 1.8% of the total voting power after this offering. In the event of a partial exercise of the underwriters’ option to purchase additional shares, the shares to be sold by Lightspeed Venture Partners IX, L.P. pursuant to the option will be proportionately reduced. The address for Lightspeed Venture Partners IX, L.P. is 2200 Sand Hill Road, Menlo Park, CA 94025.

(15)

Consists of 207,223 shares of Class B common stock and 207,223 shares of Class A common stock held by Technology Opportunity Partners Co-Invest I, LP; and 345,370 shares of Class B common stock and 345,370 shares of Class A common stock held by Technology Opportunity Partners I, LP.

(16)

Consists of 5,356,320 shares of Class B common stock and 5,356,320 shares of Class A common stock. General Catalyst Group VI, L.P. will sell additional shares in this offering if the underwriters exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, General Catalyst Group VI, L.P. will sell 498,360 shares of Class A common stock. As a result, General Catalyst Group VI, L.P. will own 1.9% and 0.6% of our outstanding Class B common stock and Class A common stock, respectively, after this offering and have 0.2% of the total voting power after this offering. In the event of a partial exercise of the underwriters’ option to purchase additional shares, the shares to be sold by General Catalyst Group VI, L.P. pursuant to the option will be proportionately reduced.

(17)

Consists of 1,247,060 shares of Class B common stock and 1,247,060 shares of Class A common stock. SV Angel IV LP will sell additional shares in this offering if the underwriters exercise their option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, SV Angel IV LP will sell 86,994 shares of Class A common stock. As a result, SV Angel IV LP will own 0.4% and 0.2% of our outstanding Class B common stock and Class A common stock, respectively, after this offering and have 0.1% of the total voting power after this offering. In the event of a partial exercise of the underwriters’ option to purchase additional shares, the shares to be sold by SV Angel IV LP pursuant to the option will be proportionately reduced.

(18)

Represents shares held by 16 selling stockholders not listed above, who, as a group, owns less than 1% of our outstanding common stock prior to this offering. If the underwriters exercise their option to purchase additional shares in full, certain of these other selling stockholders will sell 516,656 shares of Class A common stock (issued upon conversion of Class B common stock) and 214,031 shares of Class A common stock, of which 47,763 shares are held by an entity for which one of our directors holds voting and dispositive power. As a result, these additional selling stockholders will own 0.6% and 0.3% of our outstanding Class B common stock and Class A common stock, respectively, after this offering and have 0.1% of the total voting power after this offering. In the event of a partial exercise of the underwriters’ option to purchase additional shares, the shares to be sold by these additional selling stockholders pursuant to the option will be proportionately reduced.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect on the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect on the closing of this offering.

On the closing of this offering, our amended and restated certificate of incorporation will provide for three classes of common stock: Class A common stock, Class B common stock, and Class C common stock. In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

On the closing of this offering, our authorized capital stock will consist of 4,460,887,848 shares, all with a par value of $0.00001 per share, of which:

•	3,000,000,000 shares are designated Class A common stock;

•	700,000,000 shares are designated Class B common stock;

•	260,887,848 shares are designated Class C common stock; and

•	500,000,000 shares are designated preferred stock.

As of December 31, 2016, we had outstanding:

•

512,516,855 shares of Class A common stock, which assumes the net issuance of 7,614,508 shares of Class A common stock that will vest and be issued from the settlement of certain outstanding RSUs subject to a performance condition for which the service-based vesting condition was satisfied;

•	283,808,529 shares of Class B common stock, which assumes:

•	the conversion of 246,813,076 outstanding shares of preferred stock into shares of Class B common stock immediately on the closing of this offering; and

•

the net issuance of 5,526,632 shares of Class B common stock that will vest and be issued from the settlement of certain outstanding RSUs subject to a performance condition for which the service-based vesting condition was satisfied; and

•

215,887,848 shares of Class C common stock, which assumes the conversion of 215,887,848 outstanding shares of Series FP preferred stock into shares of Class C common stock immediately on the closing of this offering.

Our outstanding capital stock was held by approximately 305 stockholders of record as of December 31, 2016. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock.

In addition, as of December 31, 2016, and after giving effect to the Class A Dividend, we had outstanding:

•

21,185,669 shares of Class B common stock issuable on the exercise of stock options under our 2012 Plan and 21,185,669 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend;

•

18,068,299 shares of Class B common stock issuable on the vesting and settlement of RSUs under our 2012 Plan and 18,068,299 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend;

•

1,266,433 shares of Class A common stock issuable on the exercise of stock options under our 2014 Plan and 1,266,433 shares of Class A common stock issuable on the exercise of such options under the Class A Dividend; and

•

70,099,641 shares of Class A common stock issuable on the vesting and settlement of RSUs under our 2014 Plan and 49,834,987 shares of Class A common stock issuable on the vesting and settlement of such RSUs under the Class A Dividend.

Class A Common Stock, Class B Common Stock, and Class C Common Stock

Voting Rights

The Class A common stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class A common stock to vote, with one vote per share, on a matter if we were to:

•	change the par value of the common stock; or

•	amend our certificate of incorporation to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Class A common stock.

In addition, Delaware law would permit holders of Class A common stock to vote separately, as a single class, if an amendment of our certificate of incorporation would adversely affect them by altering the powers, preferences, or special rights of the Class A common stock, but not the Class B common stock or Class C common stock. As a result, in these limited instances, the holders of a majority of the Class A common stock could defeat any amendment to our certificate of incorporation. For example, if a proposed amendment of our certificate of incorporation provided for the Class A common stock to rank junior to the Class B common stock and Class C common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class A common stock, with each share of Class A common stock entitled to one vote per share. In this instance, the holders of a majority of Class A common stock could defeat that amendment to our certificate of incorporation. Moreover, if an amendment to our certificate of incorporation would alter the powers, preferences, or special rights of the Class A common stock and either the Class B common Stock or the Class C common stock in a way that would affect them adversely compared to the unaffected class, Delaware law would permit the holders of Class A common stock to vote with the other adversely affected class of common stock together as a single class. For example, if a proposed amendment to our certificate of incorporation provided for the Class A common stock and Class B common stock to rank junior to the Class C common stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class A common stock and Class B common stock voting together as a single class, with each share of Class A common stock and Class B common stock entitled to one vote per share. In this instance, the holders of a majority of the Class A common stock and Class B common stock, voting together as a single class, could defeat that amendment to our certificate of incorporation.

Our certificate of incorporation provides that the number of authorized shares of common stock or any class of common stock, including our Class A common stock, may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the Class B common stock and Class C common stock, voting together as a single class. As a result, the holders of a majority of the outstanding Class B common stock and Class C common stock can approve an increase or decrease in the number of authorized shares of Class A common stock without a separate vote of the holders of Class A common stock. This could allow us to increase and issue additional shares of Class A common stock beyond what is currently authorized in our certificate of incorporation without the consent of the holders of our Class A common stock.

Holders of our Class B common stock are entitled to one vote per share and holders of Class C common stock are entitled to ten votes per share on any matter submitted to our shareholders. Except as set forth above, holders of shares of Class B common stock and Class C common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders. In addition, each class of our common stock may have the right to vote separately in certain instances as listed below under “—Economic Rights.”

On the date that all outstanding shares of Class C common stock have converted to Class B common stock, all shares of Class B common stock will convert to Class A common stock and the holders of Class A common stock will be entitled to one vote per share.

Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

We believe that the voting structure described above, which prolongs our ability to remain a founder-led company, will maximize our ability to create stockholder value. We believe that a significant portion of our success thus far has been attributable to our founders’ leadership, creative vision, and management abilities. We also believe that our founders’ continued leadership in our company will provide substantial future benefits to us and our stockholders.

Founder Proxy Agreement

Mr. Spiegel and Mr. Murphy, our co-founders, have entered into a proxy agreement with each other, which will remain in effect after the closing of this offering. The agreement will apply to all shares of our Class B common stock and Class C common stock that each may beneficially own from time to time or have voting control over, which will represent approximately 89.0% of the outstanding voting power of our capital stock immediately after the closing of this offering.

Under the proxy agreement, Mr. Spiegel has designated Mr. Murphy as his designated proxy holder, and Mr. Murphy has designated Mr. Spiegel as his designated proxy holder. Each co-founder has the right to select from time to time an alternate proxy holder who would exercise the proxy if the primary proxy holder were unable or unwilling to serve as a proxy. Mr. Spiegel and Mr. Murphy have each appointed Michael Lynton as his alternate proxy. Mr. Spiegel and Mr. Murphy may not change the primary proxy holder without the other’s consent. A proxy holder will have the right to exercise all of the voting and consent rights of our shares of Class B common stock and Class C common stock beneficially owned by the deceased or disabled co-founder or over which he has voting control on and for the nine months following the co-founder’s death or during his disability. Before any proxy holder may vote or act by written consent with respect to the shares of Class B common stock and Class C common stock over which they hold a proxy, that proxy holder will meet with the independent members of our board of directors within 90 days of the co-founder’s death or disability.

The proxy agreement will terminate as soon as any of the following occur: (i) nine months after the death of both Mr. Spiegel and Mr. Murphy; (ii) the liquidation, dissolution, or winding up of our business operations; (iii) the execution by us of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of our property and assets; or (iv) the date as of which Mr. Spiegel and Mr. Murphy terminate the proxy agreement by written consent of Mr. Spiegel and Mr. Murphy, with notice to us.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by Delaware law, all shares of Class A common stock, Class B common stock, and Class C common stock will have the same rights and privileges and rank equally, share ratably, and be identical in all respects for all matters, including those described below.

Dividends and Distributions. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock, Class B common stock, and Class C common stock will be entitled to share equally, identically, and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by us, unless different treatment of the shares of the affected class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated adversely voting separately as a class. Even though holders of Class A common stock are not normally entitled to a vote on matters presented to our stockholders, they would be entitled to vote separately as a class, with one vote per share, on dividends and distributions if the holders of Class A common stock were treated adversely. As a result, if the holders of Class A common stock were treated adversely in any dividend or distribution, the holders of a majority of Class A common stock could defeat that dividend or distribution. In addition, if any two classes of common stock are treated adversely relative to another class of common stock with respect to any dividend or distribution, the vote of the holders of a majority of the adversely affected classes, voting together as a single class, would be required to approve that dividend or distribution. For example, if we were to make a distribution of cash to the holders of Class C common stock but not make a cash distribution or make a distribution of stock instead of cash to the holders of Class A common stock and Class B common stock, the holders of a majority of Class A common stock and Class B common stock, voting together as a single class, would be required to approve that dividend or distribution. In that scenario, each share of Class A common stock and Class B common stock would be entitled to one vote per share. See “Dividend Policy” for additional information.

Liquidation Rights. On our liquidation, dissolution, or winding-up, the holders of Class A common stock, Class B common stock, and Class C common stock will be entitled to share equally, identically, and ratably in all assets remaining after the payment of any liabilities, liquidation preferences, and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of common stock, including the Class A common stock, voting separately as a class. As a result, the holders of a majority of each class of common stock, including the Class A common stock, could defeat a proposed distribution of any assets on our liquidation, dissolution, or winding-up if that distribution were not to be shared equally, identically, and ratably.

Change of Control Transactions. The holders of Class A common stock, Class B common stock, and Class C common stock will be treated equally and identically with respect to shares of Class A common stock, Class B common stock, or Class C common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of common stock, including the Class A common stock, voting separately as a class, on (a) the closing of the sale, transfer, or other disposition of all or substantially all of our assets, (b) the consummation of a merger, reorganization, consolidation, or share transfer which results in our voting securities outstanding immediately before the transaction (or the voting securities issued with respect to our voting securities outstanding immediately before the transaction) representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity, or (c) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting power of the company (or the surviving or acquiring entity). However, consideration to be paid or received by a holder of common stock in connection with any such assets sale, merger, reorganization, consolidation, or share transfer under any employment, consulting, severance, or other arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically. As a result, the holders of a majority of each class of common stock, including the holders Class A common stock, could defeat a change of control transaction if the holders of Class A common stock, Class B common stock, and Class C common stock were not to be treated equally and identically in such change of control transaction.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock, or Class C common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

If holders of Class A common stock are treated the same as holders of Class B common stock and Class C common stock with respect to the dividends and distributions, liquidation rights, change of control transactions, and subdivisions and combinations, such holders of Class A common stock will not have the right to vote on such matters.

No Preemptive or Similar Rights

Our Class A common stock, Class B common stock, and Class C common stock are not entitled to preemptive rights, and are not subject to conversion, redemption, or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock and Class C common stock described below.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Each share of Class C common stock is convertible at any time at the option of the holder into one share of Class B common stock. After the closing of this offering, on any transfer of shares of Class B common stock, whether or not for value, each such transferred share will automatically convert into one share of Class A common stock, except for certain transfers described in our amended and restated certificate of incorporation, including transfers for tax and estate planning purposes, so long as the transferring holder continues to hold sole voting and dispositive power with respect to the shares transferred. After the closing of this offering, any holder’s shares of Class B common stock will automatically convert into Class A common stock, on a one-to-one basis, on the death of the holder.

After the closing of this offering, on any transfer of shares of Class C common stock, whether or not for value, each transferred share will automatically convert into one share of Class B common stock, except for certain transfers described in our amended and restated certificate of incorporation, including transfers for tax and estate planning purposes, so long as the transferring holder or a qualified trustee for that holder continues to hold sole voting and dispositive power with respect to the shares transferred, and transfers between founders.

After the closing of this offering, any holder’s shares of Class C common stock will automatically convert into Class B common stock, on a one-to-one basis, on the date on which the number of outstanding shares of Class C common stock held by that holder represents less than 30% of the Class C common stock held by that holder on the closing of this offering, or 32,383,178 shares of Class C common stock. After the closing of this offering, any holder’s shares of Class C common stock will automatically convert into Class B common stock, on a one-to-one basis, nine months after the death of that holder. Once there are no shares of Class C common stock outstanding, all shares of Class B common stock will convert to Class A common stock, on a one-to-one basis, and all shares of Class A common stock will have one vote per share, as described in our amended and restated certificate of incorporation.

After the closing of this offering, either of our founders may transfer shares of Class B common stock or Class C common stock to the other founder or a founder’s permitted transferee without such transferred shares converting into Class A common stock or Class B common stock, respectively. In addition, either founder may transfer shares of Class B common stock or Class C common stock to a qualified trustee without such transferred shares converting into Class A common stock or Class B common stock, respectively. A qualified trustee is a professional in the business of providing trustee services that is subject to appointment and removal solely by that founder or, following a founder’s death or during the founder’s disability event, by the founder’s designated proxy (who may be the other founder or another person selected by the founder and approved to act in that role by the independent members of our board of directors). A qualified trustee may not have any pecuniary interest in any Class B common stock or Class C common stock held by any entity of which that person is a trustee. Shares of Class C common stock held by a founder’s qualified trustee will convert to Class B common stock nine months after the death of that founder. Termination of a founder’s employment or services with us does not result in conversion of Class C common stock held by such founder.

Once transferred and converted into Class A common stock, the Class B common stock may not be reissued. Once transferred and converted into Class B common stock, the Class C common stock may not be reissued.

Fully Paid and Non-Assessable

In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued under this offering will be fully paid and non-assessable.

Preferred Stock

As of December 31, 2016, there were 462,700,924 shares of our preferred stock outstanding. Immediately following the closing of this offering, each outstanding share of our Series FP preferred stock will convert into one share of our Class C common stock and each other outstanding share of preferred stock will convert into one share of our Class B common stock.

On the closing of this offering and under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of up to an aggregate of shares of preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A common stock, Class B common stock, or Class C common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our Class B common stock or Class C common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. On the closing of this offering, no shares of preferred stock will be outstanding. We have no present plan to issue any shares of preferred stock.

Registration Rights

Stockholder Registration Rights

We are party to an investor rights agreement that provides that certain holders of our preferred stock, including certain holders of at least 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, as set forth below. This investor rights agreement was entered into in December 2012 and has been amended and restated from time to time in connection with our preferred stock financings. In addition, certain holders of our preferred stock have registration rights under the purchase agreement under which they originally purchased their preferred stock. The registration of shares of our common stock by the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act when the applicable registration statement was declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the demand, piggyback, and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback, and Form S-3 registration rights described below will expire five years after the effective date of the registration statement, of which this prospectus is a part, or with respect to any particular stockholder, such time after the effective date of the registration statement that such stockholder (a) holds less than 1% of our outstanding common stock (including shares issuable on conversion of outstanding preferred stock), and (b) can sell all of its shares under Rule 144 of the Securities Act during any 90-day period.

Demand Registration Rights

The holders of an aggregate of up to 308,154,901 shares of our Class A common stock (including shares issuable on conversion of Class B common stock and Class C common stock), will be entitled to certain demand registration rights. At any time beginning 180 days after the closing of this offering, the holders of at least 50% of these shares may, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover at least 50% of such shares then outstanding, or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000.

Piggyback Registration Rights

After this offering, in the event that we propose to register any of our securities under the Securities Act, the holders of up to an aggregate of 923,500,902 shares of our Class A common stock (including shares issuable on conversion of Class B common stock and Class C common stock), will be entitled to, either for its own account or for the account of other security holders, certain piggyback registration rights allowing the holder to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

Form S-3 Registration Rights

The holders of an aggregate of 162,962,280 shares of Class A common stock (including shares issuable on conversion of our Class B common stock), and without giving effect to the sale of shares in this offering by the selling stockholders, will be entitled to certain Form S-3 registration rights. The holders of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate gross proceeds of the shares offered would equal or exceed $2,000,000. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect On the Closing of this Offering

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective on the closing of this offering will provide for stockholder actions at a duly called meeting of stockholders or, before the date on which all shares of common stock convert into a single class, by written consent. A special meeting of stockholders may be called by a majority of our board of directors, the chair of our board of directors, our chief executive officer, or, before the date on which all shares of common stock convert into a single class, the holders of at least 30% of the total voting power of our Class A common stock, Class B common stock, and Class C common stock, voting together as a single class. Our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

As described above in “Class A Common Stock, Class B Common Stock, and Class C Common Stock—Voting Rights,” our amended and restated certificate of incorporation will further provide for a tri-class common stock structure, which provides Mr. Spiegel, our co-founder and Chief Executive Officer, and Mr. Murphy, our co-founder and Chief Technology Officer, with control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

The foregoing provisions will make it more difficult for our existing stockholders, other than Mr. Spiegel and Mr. Murphy, to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions, including the tri-class structure of our common stock, are intended to preserve our existing founder control structure after completion of our initial public offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

When we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law; (iv) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Limitations of Liability and Indemnification

See “Executive Compensation—Limitation on Liability and Indemnification.”

Exchange Listing

Our Class A common stock is currently not listed on any securities exchange. Our Class A common stock has been approved for listing on the NYSE under the symbol “SNAP.”

Transfer Agent and Registrar

On the closing of this offering, the transfer agent and registrar for our Class A common stock, Class B common stock, and Class C common stock will be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Before the completion of this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock, including shares issued on the exercise of outstanding options and issuances of shares on vesting and settlement of RSUs, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A common stock or impair our ability to raise equity capital.

Based on our shares outstanding as of December 31, 2016, on the completion of this offering, a total of 661,834,416 shares of Class A common stock, 279,490,968 shares of Class B common stock, and 215,887,848 shares of Class C common stock will be outstanding, assuming the automatic conversion of all outstanding shares of our Series FP preferred stock into an aggregate of 215,887,848 shares of Class C common stock and all other outstanding shares of preferred stock into an aggregate of 246,813,076 shares of Class B common stock, in each case on the completion of this offering, and the net issuance of 7,614,508 shares of Class A common stock and 5,526,632 shares of Class B common stock that will vest and be issued from the settlement of certain outstanding RSUs subject to a performance condition for which the service-based vesting condition was satisfied. Of these shares, all of the Class A common stock sold in this offering by us and the selling stockholders, plus any shares sold by us and certain selling stockholders on exercise of the underwriters’ option to purchase additional Class A common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. We expect approximately 50 million shares of our Class A common stock purchased by investors in this offering will be subject to a separate lock-up agreement with us providing for a restricted period of one year following the date of this prospectus. These agreements will reduce the number of our shares available for sale in the public market during their term. We may, in our sole discretion, waive any of these lock-up agreements before the restricted period expires. There are currently no binding commitments for investors to purchase these shares or enter into these agreements.

The remaining shares of Class A common stock, Class B common stock, and Class C common stock will be, and shares of Class A common stock or Class B common stock underlying outstanding RSUs or subject to stock options will be on issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

•	1% of the number of Class A common stock then outstanding, which will equal approximately 6,618,344 shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our Class A common stock and Class B common stock that are issuable under our 2012 Plan, 2014 Plan, 2017 Plan, and ESPP. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-up Arrangements

We and all of our directors and executive officers, and the holders of substantially all of our common stock and securities exercisable for or convertible into our Class A common stock, Class B common stock, and Class C common stock outstanding immediately on the closing of this offering, have agreed with the underwriters that, until 150 days after the date of this prospectus; provided, that such restricted period will end ten business days prior to the scheduled closure of our trading window for the first full fiscal quarter completed after the date of this prospectus if (A) such restricted period ends during or within ten business days prior to the scheduled closure of such trading window and (B) such restricted period will end at least 120 days after the date of this prospectus, subject to certain exceptions, we and they will not, without the prior written consent of Morgan Stanley & Co. LLC or Goldman, Sachs & Co., directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock. We anticipate that the scheduled trading window closure for the first full quarter after the date of this prospectus will begin on June 10, 2017 and open after the first full trading day following our announcement of earnings for that quarter. These agreements are described in “Underwriting.” Either Morgan Stanley & Co. LLC or Goldman, Sachs & Co. may, in its sole discretion, release any of the securities subject to these lock-up agreements at any time.

We expect approximately 50 million shares of our Class A common stock purchased by investors in this offering will be subject to a separate lock-up agreement with us providing for a restricted period of one year following the date of this prospectus. These agreements will reduce the number of our shares available for sale in the public market during their term. We may, in our sole discretion, waive any of these lock-up agreements before the restricted period expires. There are currently no binding commitments for investors to purchase these shares or enter into these agreements.

In addition to the restrictions contained in the lock-up agreements described above, we have entered into agreements with certain security holders, including our IRA, our standard form of option agreement, and our standard form of restricted stock unit agreement, that contain market stand-off provisions imposing restrictions on the ability of such security holders to offer, sell, or transfer our equity securities for a period of 180 days following the date of this prospectus.

Registration Rights

Under our IRA and on the closing of this offering, the holders of up to an aggregate 739,930,597 shares of our Class A common stock (including shares issuable on conversion of our Class B common stock and our Class C common stock), or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of the registration. See “Description of Capital Stock—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our Class A common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax, and does not address any estate (except to the limited extent set forth below) or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Class A common stock pursuant to this offering and who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities (and investors therein);

•	“controlled foreign corporations”;

•	“passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	banks, financial institutions, investment funds, insurance companies, brokers, dealers, or traders in securities;

•	tax-exempt organizations and governmental organizations;

•	tax-qualified retirement plans;

•	persons subject to the alternative minimum tax;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock;

•	persons who have elected to mark securities to market; and

•	persons holding our Class A common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Class A Common Stock

If we make cash or other property distributions on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our Class A common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our Class A common stock and will be treated as described under “—Gain On Disposition of Our Class A Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA, dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) including a U.S. taxpayer identification number and certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Class A common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United

States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our Class A common stock generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Class A common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our Class A common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A common stock, and our Class A common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Class A common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Class A common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A common stock. FATCA will also apply to gross proceeds from sales or other dispositions of our Class A common stock after December 31, 2018.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of our Class A common stock indicated below:

Underwriters	Number of Shares
Morgan Stanley & Co. LLC	60,484,615
Goldman, Sachs & Co.	49,600,000
J.P. Morgan Securities LLC	26,500,000
Deutsche Bank Securities Inc.	20,000,000
Barclays Capital Inc.	12,000,000
Credit Suisse Securities (USA) LLC	6,153,846
Allen & Company LLC	14,000,000
BTIG, LLC	923,077
C.L. King & Associates, Inc.	123,077
Citigroup Global Markets Inc.	1,230,769
Connaught (UK) Limited	307,692
Cowen and Company, LLC	923,077
Evercore Group, LLC	615,385
Jefferies LLC	615,385
JMP Securities LLC	307,692
LionTree Advisors LLC	923,077
LUMA Securities LLC	307,693
Mischler Financial Group, Inc.	123,077
Oppenheimer & Co. Inc.	615,385
RBC Capital Markets, LLC	1,230,769
Samuel A. Ramirez & Co., Inc.	123,077
Stifel Financial Corp.	923,077
SunTrust Robinson Humphrey, Inc.	307,692
The Williams Capital Group, L.P.	123,077
UBS Securities LLC	1,230,769
William Blair & Company, L.L.C.	307,692

Total	200,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We and certain selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 30,000,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of our Class A common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$17.00	$3,400,000,000.00	$3,910,000,000.00
Underwriting discounts and commissions to be paid by:
Us	$0.425	$61,625,000.00	$68,148,650.13
The selling stockholders	$0.425	$23,375,000.00	$29,601,349.88
Proceeds, before expenses, to us	$16.575	$2,403,375,000.00	$2,657,797,354.88
Proceeds, before expenses, to selling stockholders	$16.575	$911,625,000.00	$1,154,452,645.13

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $12.5 million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority, or FINRA, up to $40,000 and expenses incurred in connection with the directed share program and certain other expenses in connection with this offering. The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our Class A common stock offered by them.

Our Class A common stock has been approved for listing on the NYSE under the trading symbol “SNAP.”

We and all of our directors and officers and the holders of substantially all of our outstanding equity securities have agreed that, without the prior written consent of either of the representatives on behalf of the underwriters, we and they will not, during the period ending 150 days after the date of this prospectus; provided, that such restricted period will end ten business days prior to the scheduled closure of our trading window for the first full fiscal quarter completed after the date of this prospectus if (A) such restricted period ends during or within ten business days prior to the scheduled closure of such trading window and (B) such restricted period will end at least 120 days after the date of this prospectus, which we refer to as the “restricted period;”

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. We anticipate that the scheduled trading window closure for the first full quarter after the date of this prospectus will begin on June 10, 2017 and open after the first full trading day following our announcement of earnings for that fiscal quarter. In addition, we and each such person agrees that, without the prior written consent of either of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The lock-up restrictions described in the immediately preceding paragraph do not apply to our directors, officers, and other holders of substantially all of our outstanding securities with respect to:

(i)	sales of Class A common stock to the underwriters pursuant to the underwriting agreement;

(ii)	transactions relating to shares of Class A common stock acquired in this offering or in open market transactions after the completion of this offering;

(iii)	transfers of shares of common stock or any security convertible into common stock as a bona fide gift or charitable contribution;

(iv)

transfers of shares of common stock or any security convertible into common stock to an immediate family member or a trust for the direct or indirect benefit of the stockholder or such immediate family member of the stockholder;

(v)	transfers of shares of common stock or any security convertible into common stock by will or intestacy;

(vi)	transfers of shares of common stock or any security convertible into common stock pursuant to a domestic relations order, divorce decree or court order;

(vii)	distributions of shares of common stock or any security convertible into common stock to limited partners, members, stockholders or holders of similar equity interests;

(viii)

transfers or distributions of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(ix)	transfers to us in connection with the repurchase of common stock related to the termination of a stockholder’s employment with us pursuant to contractual agreements with us;

(x)

the disposition of shares of common stock to us, or the withholding of shares of common stock by us, in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due with respect to the vesting or settlement of RSUs granted under our equity incentive plans or pursuant to a contractual employment arrangement described elsewhere in this prospectus, insofar as such RSU is outstanding as of the date of this prospectus; provided, that, if required, any public report or filing under Section 16 of the Exchange Act will clearly indicate in the footnotes thereto that such disposition to us or withholding by us of shares or securities was solely to us pursuant to the circumstances described in this clause;

(xi)

the exercise of a stock option granted under our equity incentive plans described elsewhere in this prospectus, and the receipt of shares of common stock upon such exercise, insofar as such option is outstanding as of the date of this prospectus, provided that any net exercise or cashless exercise of a stock option will only be permitted if such stock option will expire pursuant to its terms during the restricted period, provided further that the underlying shares will continue to be subject to the restrictions on transfer set forth in the lock-up agreement and, provided, further that, if required, any public report or filing under Section 16 of the Exchange Act will clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option, that no shares were sold to the public by the reporting person and that the shares received upon exercise of the stock option are subject to the lock-up agreement;

(xii)

transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock after the closing of this offering pursuant to a bona fide merger, consolidation or other similar transaction involving a change of control approved by our board of directors, provided that, in the event that such change of control transaction is not completed, the securities owned by a security holder shall remain subject to the lock-up agreement;

(xiii)

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing will include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period;

(xiv)

the sale of shares of common stock in an underwritten public offering that occurs during the restricted period, including any concurrent exercise (including a net exercise or cashless exercise) or settlement of outstanding equity awards granted under our equity incentive plans or pursuant to a contractual employment arrangement described elsewhere in this prospectus in order to sell the shares of common stock delivered upon such exercise or settlement in such underwritten public offering; provided that, if required, any public report or filing under Section 16 of the Exchange Act will clearly indicate in the footnotes thereto that such disposition to us or withholding by us of shares or securities was solely to us pursuant to the circumstances described in this clause; or

(xv)

the receipt of shares of common stock in connection with the conversion of our outstanding preferred stock into shares of common stock; provided that any such shares of common stock received upon such conversion will continue to be subject to the restrictions on transfer set forth in the lock-up agreement;

provided, that, in the case of clauses (iii), (iv), (v), (vi), (vii), or (viii) above each transferee, donee or distributee will sign and deliver a lock up agreement; and, provided, further that in the case of clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), or (ix) above no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, will be required or will be voluntarily made during the restricted period; and, provided, further that in the case of clauses (iii), (iv), (v), (vii), and (viii), such transfer or distribution shall not involve a disposition for value.

The lock-up restrictions described above do not apply solely to us with respect to certain transactions.

Either of the representatives, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

We expect approximately 50 million shares of our Class A common stock purchased by investors in this offering will be subject to a separate lock-up agreement with us providing for a restricted period of one year following the date of this prospectus. These agreements will reduce the number of our shares available for sale in the public market during their term. We may, in our sole discretion, waive any of these lock-up agreements before the restricted period expires. There are currently no binding commitments for investors to purchase these shares or enter into these agreements.

To facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

For example, in July 2016, we entered into the Credit Facility with various lenders, including affiliates of Morgan Stanley & Co. LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., and Credit Suisse Securities (USA) LLC, that allows us to borrow up to $1.1 billion. In December 2016, the amount we are permitted to borrow under the Credit Facility was increased to $1.2 billion. For additional information on the Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop, or that after the offering the shares will trade in the public market at or above the initial public price.

Directed Share Program

At our request, the underwriters have reserved up to 14,000,000 shares of Class A common stock, or 7.0% of the shares offered by this prospectus, for sale at the initial public offering price to certain institutions as well as individuals who are friends of our executive officers, which may include existing investors or their affiliates. None of our employees or members of our board of directors will participate in this directed share program. Any reserved shares of our Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the reserved shares. Participants in this directed share program will not be subject to the lock-up restriction with the underwriters with respect to any shares purchased through the directed share program. We expect some participants in this directed share program to enter into a separate lock-up agreement with us providing for a restricted period of one year following the date of this prospectus. We may, in our sole discretion, waive any of these lock-up agreements before the restricted period expires.

Notice to Prospective Investors

Connaught (UK) Limited is not a U.S.-registered broker-dealer; therefore, to the extent that it intends to effect any sales of the shares of Class A common stock in the United States, it will do so through Global Alliance Securities, LLC, its affiliated U.S.-registered broker-dealer, in accordance with the applicable U.S. securities laws and regulations, and as permitted by FINRA regulations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each a Relevant Member State, an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Hong Kong

Each underwriter has represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of our Class A common stock other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our Class A common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the

SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Cooley LLP, Palo Alto, California, which has acted as our counsel in connection with this offering, will pass on certain legal matters with respect to U.S. federal law in connection with this offering. As of the date of this prospectus, GC&H Investments, LLC, an entity that is comprised of partners and associates of Cooley LLP, beneficially owns 239,800 shares of our Class A common stock and 239,800 shares of our preferred stock, which shares of preferred stock will be converted into 239,800 shares of Class B common stock on the closing of this offering. Goodwin Procter LLP, Menlo Park, California, has acted as counsel to the underwriters in connection with this offering.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Independent Registered Public Accounting Firm

We dismissed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm on March 3, 2016. The decision to dismiss PwC was approved by our board of directors.

The report of PwC on the financial statements for the fiscal year ended December 31, 2014 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle. PwC did not audit our consolidated financial statements for any period subsequent December 31, 2014.

During our fiscal year ended December 31, 2014, and the subsequent period through March 3, 2016, (1) there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on our consolidated financial statements for the year ended December 31, 2014, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the following material weaknesses identified in our internal control over financial reporting.

The material weaknesses were identified due to the lack of sufficient qualified accounting personnel, which led to incorrect application of generally accepted accounting principles, insufficiently designed segregation of duties and insufficiently designed controls over business processes, including the financial closing and reporting processes with respect to the development of accounting policies, procedures and estimates. The board of directors discussed the material weaknesses with PwC. We have authorized PwC to respond fully to the inquiries of the successor accountant concerning the subject matter of each of such reportable events.

We have provided PwC with a copy of the disclosures set forth under the heading “Changes in Independent Registered Public Accounting Firm” included in this prospectus and have requested that PwC furnish a letter addressed to the SEC stating whether or not PwC agrees with statements related to them made by us under the heading “Change in Independent Registered Public Accounting Firm” in this prospectus. A copy of that letter is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Newly Appointed Independent Registered Public Accounting Firm

We engaged Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm on April 7, 2016 to audit our consolidated financial statements for the year ended December 31, 2015. The decision to change our principal independent registered public accounting firm was approved by our board of directors.

During our fiscal year ended December 31, 2014, and the subsequent period preceding our engagement of Ernst & Young as our independent registered public accounting firm, we did not consult with Ernst & Young on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements or any other matter that was either the subject of a disagreement or reportable event.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2015 and 2016, and for each of the two years in the period ended December 31, 2016, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

On the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and other reporting requirements of the NYSE, and we will file reports and other information with the SEC as required and make any proxy statements available to the holders of our capital stock as required by the rules of the NYSE. We will invite holders of our Class A common stock to attend our annual meeting of stockholders and to submit questions to our management team in the same manner as the holders of our Class B common stock and Class C common stock. Once this offering closes, we will provide to the holders of shares of Class A common stock, at the same time, the same proxy statements, information statements, annual reports, and other information and reports that we deliver to the holders of shares of Class B common stock and Class C common stock. Any proxy or information statements will clearly indicate that we are not seeking from the holders of non-voting Class A common stock their proxy to vote on any matter described in the proxy, unless they would be entitled to vote on a matter pursuant to applicable law. In addition, the disclosures required by Part III of Form 10-K as well as disclosures required by the NYSE that are customarily included in a proxy statement will be included in our Form 10-K. For a discussion regarding the rights, preferences, and privileges of our common stock, see “Description of Capital Stock.” These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

We also maintain a website at www.snap.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

Snap Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Snap Inc.

We have audited the accompanying consolidated balance sheets of Snap Inc. as of December 31, 2015 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Snap Inc. at December 31, 2015 and 2016, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

January 26, 2017

Snap Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,		Pro Forma December 31,
	2015	2016	2016
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$640,810	$150,121	$150,121
Marketable securities	—	837,247	837,247
Accounts receivable, net of allowance	44,325	162,659	162,659
Prepaid expenses and other current assets	7,429	29,958	29,958

Total current assets	692,564	1,179,985	1,179,985
Property and equipment, net	44,079	100,585	100,585
Intangible assets, net	43,230	75,982	75,982
Goodwill	133,944	319,137	319,137
Other assets	25,119	47,103	47,103

Total assets	$938,936	$1,722,792	$1,722,792

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$702	$8,419	$8,419
Accrued expenses and other current liabilities	155,556	148,325	343,530

Total current liabilities	156,258	156,744	351,949
Other liabilities	18,533	47,134	47,134

Total liabilities	174,791	203,878	399,083

Commitments and contingencies (Note 8)
Stockholders’ equity
Convertible voting preferred stock, Series A, A-1, and B, $0.00001 par value. 146,962 shares authorized, issued, and outstanding at December 31, 2015 and December 31, 2016 and no shares authorized, issued, and outstanding, pro forma. Liquidation preference of $95,175 at December 31, 2015 and December 31, 2016.	1	1	—
Convertible non-voting preferred stock, Series C, $0.00001 par value. 16,000 shares authorized, issued, and outstanding at December 31, 2015 and December 31, 2016 and no shares authorized, issued, and outstanding, pro forma. Liquidation preference of $54,543 at December 31, 2015 and December 31, 2016.	—	—	—
Convertible non-voting preferred stock, Series D, E, and F, $0.00001 par value. 56,351 shares authorized, 44,555 shares issued and outstanding at December 31, 2015, 83,851 shares authorized, issued, and outstanding at December 31, 2016 and no shares authorized, issued, and outstanding, pro forma.	1	2	—
Series FP convertible voting preferred stock, $0.00001 par value. 217,767 shares authorized, issued, and outstanding at December 31, 2015, 260,888 shares authorized, 215,888 shares issued and outstanding at December 31, 2016 and no shares authorized, issued, and outstanding, pro forma.	2	2	—
Class A non-voting common stock, $0.00001 par value. 1,500,000 shares authorized, 460,655 shares issued and outstanding at December 31, 2015, 1,500,000 shares authorized, 504,902 shares issued and outstanding at December 31, 2016 and 3,000,000 shares authorized, 512,517 shares issued and outstanding, pro forma.	5	5	5
Class B voting common stock, $0.00001 par value. 730,000 shares authorized, 30,931 shares issued and outstanding at December 31, 2015, 1,500,000 shares authorized, 31,469 shares issued and outstanding at December 31, 2016 and 700,000 shares authorized, 283,809 shares issued and outstanding, pro forma.	—	—	3
Class C voting common stock, $0.00001 par value. No shares authorized, issued, and outstanding at December 31, 2015, 260,888 shares authorized, no shares issued and outstanding at December 31, 2016 and 260,888 shares authorized, 215,888 shares issued and outstanding, pro forma.	—	—	2
Notes receivable from officers/stockholders	(10,000)	—	—
Additional paid-in capital	1,467,355	2,728,823	4,256,452
Accumulated other comprehensive income (loss)	—	(2,057)	(2,057)
Accumulated deficit	(693,219)	(1,207,862)	(2,930,696)

Total stockholders’ equity	764,145	1,518,914	1,323,709

Total liabilities and stockholders’ equity	$938,936	$1,722,792	$1,722,792

See Notes to Consolidated Financial Statements.

Snap Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Year Ended December 31,
	2015	2016
Revenue	$58,663	$404,482
Costs and expenses:
Cost of revenue	182,341	451,660
Research and development	82,235	183,676
Sales and marketing	27,216	124,371
General and administrative	148,600	165,160

Total costs and expenses	440,392	924,867

Loss from operations	(381,729)	(520,385)
Interest income	1,399	4,654
Interest expense	—	(1,424)
Other income (expense), net	(152)	(4,568)

Loss before income taxes	(380,482)	(521,723)
Income tax benefit (expense)	7,589	7,080

Net loss	$(372,893)	$(514,643)

Net loss per share attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders (Note 15):
Basic	$(0.51)	$(0.64)

Diluted	$(0.51)	$(0.64)

Pro forma net loss per share attributable to Class A, Class B, and Class C common stockholders (Note 15):
Basic		$(0.51)

Diluted		$(0.51)

See Notes to Consolidated Financial Statements.

Snap Inc.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2015	2016
Net loss	$(372,893)	$(514,643)

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on marketable securities, net of tax	—	44
Foreign currency translation	—	(2,101)

Total other comprehensive income (loss), net of tax	—	(2,057)

Total comprehensive income (loss)	$(372,893)	$(516,700)

See Notes to Consolidated Financial Statements.

Snap Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Year Ended December 31,
	2015		2016
	Shares	Amount	Shares	Amount
Convertible voting preferred stock—Series A, A-1, and B
Balance, beginning and end of period	146,962	$1	146,962	$1

Convertible non-voting preferred stock—Series C
Balance, beginning and end of period	16,000	—	16,000	—

Convertible non-voting preferred stock—Series D, E, and F
Balance, beginning of period	23,351	—	44,555	1
Issuance of Series F non-voting preferred stock, net of issuance costs	21,204	1	37,668	1
Exchange of Series FP voting preferred stock for Series F non-voting preferred stock	—	—	1,628	—

Balance, end of period	44,555	1	83,851	2

Convertible voting preferred stock—Series FP
Balance, beginning of period	217,767	2	217,767	2
Repurchase of Series FP voting preferred stock	—	—	(252)	—
Exchange of Series FP voting preferred stock for Series F non-voting preferred stock	—	—	(1,628)	—

Balance, end of period	217,767	2	215,887	2

Class A non-voting common stock
Balance, beginning of period	437,363	5	460,655	5
Impact of Class A stock split related to Series F non-voting preferred stock	21,204	—	37,668	—
Impact of Class A stock split related to Class B voting common stock	183	—	538	—
Impact of Class A stock split related to repurchase of Series FP voting preferred stock	—	—	(252)	—
Shares issued in connection with exercise of stock options under stock-based compensation plans	2	—	—	—
Issuance of Class A non-voting common stock in connection with acquisitions	1,903	—	6,293	—

Balance, end of period	460,655	5	504,902	5

Class B voting common stock
Balance, beginning of period	30,748	—	30,931	—
Shares issued in connection with exercise of stock options under stock-based compensation plans	59	—	686	—
Repurchase of Class B voting common stock	(32)	—	(536)	—
Issuance of Class B voting common stock for vesting of restricted stock units	156	—	388	—

Balance, end of period	30,931	$—	31,469	$—

See Notes to Consolidated Financial Statements.

Snap Inc.

Consolidated Statements of Stockholders’ Equity (Continued)

(in thousands)

	Year Ended December 31,
	2015		2016
	Shares	Amount	Shares	Amount
Additional paid-in capital
Balance, beginning of period	—	$711,978	—	$1,467,355
Stock-based compensation expense	—	73,524	—	31,842
Shares issued in connection with exercise of stock options under stock-based compensation plans	—	60	—	698
Vesting of shares related to early exercise of Class A non-voting common stock options	—	2,218	—	49
Issuance of Series F non-voting preferred stock, net of issuance costs	—	651,305	—	1,157,146
Issuance of Class A non-voting common stock in connection with acquisitions	—	—	—	96,145
Issuance of Class B voting common stock in connection with acquisitions	—	29,270	—	—
Repurchase of Class B voting common stock	—	(1,000)	—	(8,013)
Repurchase of Series FP voting preferred stock	—	—	—	(16,180)
Settlement of restricted stock units	—	—	—	(219)

Balance, end of period	—	1,467,355	—	2,728,823

Accumulated deficit
Balance, beginning of period	—	(320,326)	—	(693,219)
Net loss	—	(372,893)	—	(514,643)

Balance, end of period	—	(693,219)	—	(1,207,862)

Notes receivable from officers/stockholders
Balance, beginning of period	—	(2,500)	—	(10,000)
Issuance of notes receivable from officers/stockholders	—	(7,500)	—	(15,000)
Repayment of notes receivable from officers/stockholders	—	—	—	25,000

Balance, end of period	—	(10,000)	—	—

Accumulated other comprehensive income (loss)
Balance, beginning of period	—	—	—	—
Other comprehensive income (loss)	—	—	—	(2,057)

Balance, end of period	—	—	—	(2,057)

Total stockholders’ equity	916,870	$764,145	999,071	$1,518,914

See Notes to Consolidated Financial Statements.

Snap Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2015	2016
Cash flows from operating activities
Net loss	$(372,893)	$(514,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,307	29,115
Stock-based compensation	73,524	31,842
Deferred income taxes	(7,700)	(7,952)
Other	626	889
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net of allowance	(41,905)	(118,434)
Prepaid expenses and other current assets	(6,590)	(20,521)
Other assets	(4,451)	(5,064)
Accounts payable	(6,724)	6,486
Accrued expenses and other current liabilities	40,026	(19,728)
Other liabilities	4,158	6,765

Net cash used in operating activities	(306,622)	(611,245)

Cash flows from investing activities
Purchases of property and equipment	(19,205)	(66,441)
Purchases of intangible assets	(9,100)	(572)
Non-marketable investments	(9,551)	(6,513)
Cash paid for acquisitions, net of cash acquired	(48,730)	(104,001)
Issuance of notes receivable from officers/stockholders	(7,500)	(15,000)
Repayment of notes receivables from officers/stockholders	—	15,000
Purchases of marketable securities	—	(1,565,347)
Sales of marketable securities	—	195,898
Maturities of marketable securities	—	532,690
Change in restricted cash	(1,856)	(7,048)
Other investing activities	(5,000)	—

Net cash used in investing activities	(100,942)	(1,021,334)

Cash flows from financing activities
Proceeds from the exercise of stock options	60	731
Repurchase of Class B voting common stock and Series FP voting preferred stock	(1,000)	(10,593)
Proceeds from issuances of preferred stock, net of issuance costs	651,306	1,157,147
Borrowings from revolving credit facility	—	5,000
Principal payments on revolving credit facility	—	(5,000)
Payments of deferred offering costs	—	(5,395)

Net cash provided by financing activities	650,366	1,141,890

Change in cash and cash equivalents	242,802	(490,689)
Cash and cash equivalents, beginning of period	398,008	640,810

Cash and cash equivalents, end of period	$640,810	$150,121

Supplemental disclosures
Cash paid for income taxes	$3	$1,686
Supplemental disclosures of non-cash activities
Issuance of Class B voting common stock related to acquisitions	$29,270	$96,145
Purchase consideration liabilities related to acquisitions	$—	$21,085
Repurchase of Class B voting common stock and Series FP voting preferred stock in exchange for notes receivable from officers/stockholders	$—	$13,500
Construction in progress related to financing lease obligations	$6,305	1,789
Net change in accounts payable and accrued expenses and other current liabilities related to property and equipment additions	$3,174	$2,084
Deferred offering costs accrued, unpaid	$—	$1,739

See Notes to Consolidated Financial Statements.

Snap Inc.

Notes to Consolidated Financial Statements

1. Nature of Business and Summary of Significant Accounting Policies

Business

Snap Inc. is a camera company.

Snap Inc. (“we,” “our,” or “us”) was formed as Future Freshman, LLC, a California limited liability company, in 2010. We changed our name to Toyopa Group, LLC in 2011, incorporated as Snapchat, Inc., a Delaware corporation, in 2012, and changed our name to Snap Inc. in 2016. Snap Inc. is headquartered in Venice, California. Our flagship product, Snapchat, is a camera application that was created to help people communicate through short videos and images called “Snaps.”

Basis of Presentation and Principles of Consolidation

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Our consolidated financial statements include the accounts of Snap Inc. and our wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Our fiscal year ends on December 31.

Stock Split Effected in the Form of a Stock Dividend

On October 26, 2016, our board of directors approved a distribution of shares of Class A common stock as a dividend to the holders of all preferred stock and common stock outstanding on October 31, 2016. One share of Class A common stock was distributed for each share of preferred stock and common stock outstanding (the “Stock Split”). As a result of the Stock Split, each outstanding equity award was adjusted to entitle the award holder to receive one share of Class A common stock for each outstanding restricted stock award or stock option to acquire a share of either Class A common stock or Class B common stock. Share and per share amounts for Class A common stock disclosed for all prior periods have been retroactively adjusted to reflect the effects of the Stock Split. The Stock Split did not affect outstanding shares of preferred stock.

Unaudited Pro Forma Balance Sheet Information

In connection with a qualifying initial public offering, as described in Note 9, (i) all outstanding convertible preferred stock other than Series FP convertible voting preferred stock will automatically convert into shares of Class B common stock, and (ii) all shares of Series FP convertible voting preferred stock will automatically convert into shares of Class C common stock. The unaudited pro forma balance sheet information gives effect to the conversion of the convertible preferred stock as of December 31, 2016.

Additionally, as described in “Stock-based Compensation” below, we granted restricted stock units (“RSUs”) to employees which included both service-based and performance conditions to vest in the underlying common stock. The performance condition is satisfied on either: (1) a change in control event, such as a sale of all or substantially all of our assets or a merger involving the sale of a majority of the outstanding shares of our voting capital stock, or (2) the effective date of our registration statement in connection with a qualifying initial public offering. We expect to record stock-based compensation expense related to the vesting of RSUs on the effectiveness of our initial public offering. Accordingly, the unaudited pro forma balance sheet information at December 31, 2016 gives effect to stock-based compensation expense of approximately $1.1 billion associated with these RSUs, for which the service-based condition was satisfied as of December 31, 2016. This pro forma adjustment related to stock-based compensation expense of approximately $1.1 billion has been reflected as an increase to additional paid-in capital and accumulated deficit. To meet the tax withholding requirements, we will

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

withhold the number of shares necessary to satisfy the tax withholding obligations, based on the fair value of our common stock on the date of the initial public offering. We currently expect that the average of these withholding tax rates will be approximately 47%. Based on the initial public offering price of $17.00 per share of Class A common stock, we estimate that this tax withholding obligation will be approximately $195.2 million in the aggregate. Such amount is included as an increase in accrued expenses and other current liabilities, and an equivalent decrease in additional paid-in capital in the pro forma balance sheet as of December 31, 2016. For RSUs for which the service-based vesting condition was satisfied as of December 31, 2016, the pro forma shares outstanding as of December 31, 2016 includes the issuance of 7.6 million shares of Class A common stock, net of 6.5 million shares withheld for tax withholding obligations, and 5.5 million shares of Class B common stock, net of 5.0 million shares withheld for tax withholding obligations.

In addition, based on the terms of the Chief Executive Officer’s (“CEO’s”) offer letter, on the closing of the initial public offering, the CEO will receive an RSU award (“CEO award”) for shares of Series FP preferred stock, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of the initial public offering. The shares underlying the CEO award have voting rights on delivery and settlement of such shares. Such shares are participating securities on the date of the closing of the initial public offering because they will participate in all dividends on Class C common stock. The CEO award will represent 3.0% of all outstanding shares on the closing of the initial public offering, including shares sold by us in the initial public offering, vested stock options on the closing of the initial public offering, and the employee RSUs that will vest on the closing of the initial public offering, net of shares withheld to satisfy tax withholding obligations. The CEO award will vest immediately on the closing of the initial public offering. There is no continuing service requirement for the CEO following the closing of the initial public offering. Accordingly, the unaudited pro forma balance sheet gives effect to stock-based compensation of approximately $624.8 million for the CEO award, which is based upon the vesting of 36.8 million shares of Class C common stock, at the initial public offering price of $17.00 per share. Because these shares will be delivered to the CEO in equal quarterly installments over three years beginning in the third full calendar quarter following the initial public offering, such shares are not included in the pro forma shares outstanding as of December 31, 2016.

The associated income tax effect to reflect the anticipated future tax benefits on settlement of the above RSUs is not expected to be material as we have established a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized (see Note 7).

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Management’s estimates are based on historical information available as of the date of the consolidated financial statements and various other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates.

Key estimates relate primarily to determining the fair value of assets and liabilities assumed in business combinations, evaluation of contingencies, uncertain tax positions, and the fair value of stock-based awards. On an ongoing basis, management evaluates our estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Concentrations of Business Risk

Our agreement with Google requires that we use their cloud services for substantially all of our hosting requirements. A disruption or loss of service from this partner could seriously harm our ability to operate. Although we believe there are other qualified providers that can provide these services, a transition to a new provider could create a significant disruption to our business and negatively impact our consolidated financial statements.

See Note 18 for discussion of subsequent events relating to this agreement.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents, marketable securities, and accounts receivable. We maintain cash deposits, cash equivalent balances, and marketable securities with several financial institutions. Cash and cash equivalents may be withdrawn or redeemed on demand. We believe that the financial institutions that hold our cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to these balances. We also maintain investments in U.S. government debt and agency securities that carry high credit ratings and accordingly, minimal credit risk exists with respect to these balances.

We extend credit to our customers based on an evaluation of their ability to pay amounts due under contractual arrangement and generally do not obtain or require collateral.

Revenue Recognition

We generate substantially all of our revenues by offering various advertising products on Snapchat, including Snap Ads, which are vertical full screen video advertisements, and Sponsored Creative Tools, which include Geofilters and Lenses. Sponsored Geofilters allow users to interact with an advertiser’s brand by enabling stylized brand artwork to be overlaid on a Snap. Sponsored Lenses allow users to interact with an advertiser’s brand by enabling branded interactive experiences.

Revenue from our advertising products is recognized when persuasive evidence of an arrangement exists with our customers, the services have been provided or delivered, the fees are fixed or determinable, and collectability of the related receivable is reasonably assured. Advertising revenue is generated from the display of advertisements on Snapchat through contractual agreements, that are either on a fixed fee basis over a period of time or based on the number of advertising impressions delivered. Revenue related to agreements based on the number of impressions delivered is recognized when the advertisement is displayed. Revenue related to fixed fee arrangements is recognized ratably over the service period, typically less than 30 days in duration, and such arrangements do not contain minimum impression guarantees. In determining whether an arrangement exists, we ensure that an agreement, such as an insertion order, has been fully executed. We determine collectability by performing ongoing credit evaluations and monitoring customer accounts receivable balances. Sales tax is excluded from reported revenue.

We sell advertising directly to advertisers (“Snap-sold” revenue) and certain partners that provide content on Snapchat (“content partners”) also sell directly to advertisers (“partner-sold” revenue). Snap Ads may be subject to revenue sharing agreements between us and our content partners. Our Sponsored Creative Tools are only Snap-sold and are not subject to revenue sharing arrangements. Snap-sold revenue is recognized based on the gross amount that we charge the advertiser. Partner-sold revenue is recognized based on the net amount of revenue received from the content partners. For the years ended December 31, 2015 and 2016, approximately 87% and 91% of our advertising revenue was Snap-sold and approximately 13% and 9% of our advertising revenue was partner-sold, respectively.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

We report Snap-sold revenue on a gross basis predominately because we are the primary obligor responsible for fulfilling advertisement delivery, including the acceptability of the services delivered. For Snap-sold advertising, we enter into contractual arrangements directly with advertisers. We are directly responsible for the fulfillment of the contractual terms and any remedy for issues with such fulfillment. For Snap-sold revenue, we also have latitude in establishing the selling price with the advertiser, as we sell advertisements at a rate determined at our sole discretion.

We report revenue related to transactions sold by our content partners on a net basis predominately because the content partner, and not Snap Inc., is the primary obligor responsible for fulfillment, including the acceptability of the services delivered. In partner-sold advertising arrangements, the content partner has a direct contractual relationship with the advertiser. There is no contractual relationship between us and the advertiser for partner-sold transactions. When a content partner sells advertisements, the content partner is responsible for fulfilling the advertisements, and accordingly, we have determined the content partner is the primary obligor. Additionally, we do not have any latitude in establishing the price with the advertiser for partner-sold advertising. The content partner may sell advertisements at a rate determined at its sole discretion.

We also generate revenue from sales of our hardware product, Spectacles. Revenue from sales of Spectacles is recognized when delivered, risk of loss has transferred to the customer, and no significant obligations remain. We offer customers limited rights to return products and we record reductions to revenue for expected future product returns. Revenue for the year ended December 31, 2016 from the sales of Spectacles was not material.

Cost of Revenue

Cost of revenue includes payments made by us based on revenue share arrangements with our content partners. Under these arrangements, we pay a portion of the fees we receive from the advertisers for Snap Ads that are displayed within partner content on Snapchat. Such revenue-share costs were $9.6 million and $57.8 million for the years ended December 31, 2015 and 2016, respectively.

In addition, cost of revenue consists of expenses associated with hosting costs of the Snapchat mobile application and content creation, which includes personnel-related costs and advertising measurement services. In addition, cost of revenue includes inventory costs for our Spectacles hardware product and facilities and other supporting overhead costs, including depreciation and amortization.

Advertising

Advertising costs are expensed as incurred and were $2.7 million and $9.4 million for the years ended December 31, 2015 and 2016, respectively.

Stock-based Compensation

We measure and recognize compensation expense for stock-based payment awards, including stock options and RSUs granted to employees and advisors, based on the grant date fair value of the awards. Awards granted to non-employees are marked-to-market each quarter. The grant date fair value of stock options is estimated using a Black-Scholes option pricing model. The fair value of stock-based compensation for stock options is recognized on a straight-line basis, net of estimated forfeitures, over the period during which services are provided in exchange for the award. The grant date fair value of RSUs is estimated based on the fair value of our underlying common stock.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Substantially all RSUs granted to employees before December 31, 2016 contain both service-based and performance conditions to vest in the underlying common stock. The service-based condition criteria is generally met 10% after the first year of service, 20% over the second year, 30% over the third year, and 40% over the fourth year. The performance condition will be satisfied on either: (1) a change in control event, such as a sale of all or substantially all of our assets or a merger involving the sale of a majority of the outstanding shares of our voting capital stock, or (2) the effective date of the registration statement in connection with a qualifying initial public offering. A change in control event and effective registration event are not deemed probable until consummated; accordingly no expense is recorded related to these awards until the performance condition becomes probable of occurring. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method once the performance condition is probable of occurring.

In limited instances, we issue RSUs that vest solely on a service-based condition. For these awards, we recognize stock-based compensation expense on a straight-line basis over the vesting period.

Stock option and RSU awards issued to non-employees are accounted for at fair value. The fair value of each non-employee stock-based compensation award is re-measured each period until the earlier of the date at which the non-employee’s performance is complete or a performance commitment date is reached, which is generally the vesting date. Stock-based compensation expense for non-employee stock awards is recognized on a straight-line basis in our consolidated statements of operations.

Stock-based compensation expense recognized in the Consolidated Statements of Operations for all periods presented is based on awards that are expected to vest less estimated forfeitures. We estimate the forfeiture rate of our stock-based awards based on an analysis of actual forfeitures, employee turnover, and other factors. A modification of the terms of a stock-based award is treated as an exchange of the original award for a new award with total compensation cost equal to the grant-date fair value of the original award plus the incremental value of the modification to the award.

Income Taxes

We are subject to income taxes in the United States and numerous foreign jurisdictions. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the deferred tax asset or liability is expected to be realized or settled.

In evaluating our ability to recover deferred tax assets, we consider all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, we have established a valuation allowance to reduce our net deferred tax assets to the amount that is more likely than not to be realized.

We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in our consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. We recognize interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related income tax liability on our consolidated balance sheets.

Currency Translation and Remeasurement

The functional currency of the substantial majority of our foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities denominated in a foreign currency are remeasured into U.S. dollars at the exchange rate on

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

the balance sheet date. Revenue and expenses are remeasured at the average exchange rates during the period. Equity transactions and other non-monetary assets are remeasured using historical exchange rates. Foreign currency transaction gains and losses are recorded in other income (expense), net on our consolidated statement of operations. For those foreign subsidiaries where the local currency is the functional currency, adjustments to translate those statements into U.S. dollars are recorded in accumulated other comprehensive income (loss) in stockholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of 90 days or less from the date of purchase.

Restricted Cash

We are required to maintain restricted cash deposits to back letters of credit for certain property leases. These funds are restricted and have been classified in other assets on our consolidated balance sheets due to the nature of restriction. At December 31, 2015 and 2016, we maintained restricted cash totaling $6.2 million and $13.2 million, respectively.

Marketable Securities

We hold investments in marketable securities consisting of U.S. government securities and U.S. government agency securities. We classify our marketable securities as available-for-sale investments in our current assets because they represent investments available for current operations. Our available-for-sale investments are carried at fair value with any unrealized gains and losses, net of taxes, included in accumulated other comprehensive (loss) income in stockholders’ equity. We determine gains or losses on the sale or maturities of marketable securities using the specific identification method and these gains or losses are recorded in other income (expense), net in our consolidated statements of operations. Unrealized losses are recorded in other income (expense), net when a decline in fair value is determined to be other than temporary.

Inventory

Prepaid expenses and other current assets include our Spectacles inventory, which consists of finished goods purchased from contract manufacturers. Inventory is stated at the lower of cost or market on a weighted-average cost basis. Inventories are written down for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and estimated market value. Adjustments to reduce inventory to net realizable value are recognized in cost of revenue.

Non-Marketable Investments

We account for non-marketable investments under the cost method when we are not able to exercise significant influence over the investee. When we exercise significant influence over, but do not control the investee, such non-marketable investments are accounted for using the equity method. Under the equity method of accounting, we record our share of the results of the investments within other income (expense), net in our consolidated statements of operations.

Fair Value Measurements

Certain financial instruments are required to be recorded at fair value. Other financial instruments, including cash and cash equivalents and restricted cash, are recorded at cost, which approximates fair value. Additionally,

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these financial instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount less any allowance for doubtful accounts to reserve for potentially uncollectible receivables. To determine the amount of the allowance, we make judgments about the creditworthiness of customers based on ongoing credit evaluation and historical experience. At December 31, 2015 and 2016, the allowance for doubtful accounts was immaterial.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. We compute depreciation using the straight-line method over the estimated useful lives of the assets, which is generally three years for computer hardware and software, five years for furniture and equipment, and over the shorter of lease term or useful life of the assets for leasehold improvements. Buildings are depreciated over a useful life ranging from 25 to 45 years. Maintenance and repairs are expensed as incurred.

Build-to-Suit Leases

We capitalize construction in progress and record a corresponding long-term liability for build-to-suit lease agreements where we are considered the owner, for accounting purposes, during the construction period. For buildings under build-to-suit lease arrangements where we have taken occupancy, which do not qualify for sales recognition under the sale-leaseback accounting guidance, we determined that we continue to be the deemed owner of these buildings. This is principally due to our significant investment in tenant improvements. As a result, the buildings are being depreciated over the shorter of their useful lives or the related lease term. At occupancy, the long-term construction obligations are considered long-term finance lease obligations and are recorded as other liabilities with amounts payable during the next 12 months recorded as accrued expenses and other current liabilities on the consolidated balance sheets. Assets capitalized under build-to-suit leases were $16.3 million and $47.7 million as of December 31, 2015 and 2016, respectively. These assets were under construction and not yet placed in service as of December 31, 2015 and no depreciation expense was recorded in the year ended December 31, 2015. A portion of the assets were placed into service during the year ended December 31, 2016, resulting in an immaterial amount of depreciation expense.

Software Development Costs

Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver our services. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.

Segments

Our CEO is our chief operating decision maker. Our CEO reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue by geographic region. There are no segment managers who are held accountable by the chief operating decision maker for operations, operating results, and planning for levels or components below the consolidated unit level. We therefore have determined we have a single operating segment.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Business Combinations

We include the results of operations of the businesses that we acquire from the date of acquisition. We determine the fair value of the assets acquired and liabilities assumed based on their estimated fair values as of the respective date of acquisition. The excess purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. At the conclusion of the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations.

When we issue payments or grants of equity to selling shareholders in connection with an acquisition, we evaluate whether the payments or awards are compensatory. This evaluation includes whether cash payments or stock award vesting is contingent on the continued employment of the selling stockholder beyond the acquisition date. If continued employment is required for the cash to be paid or stock awards to vest, the award is treated as compensation for post-acquisition services and is recognized as compensation expense.

Transaction costs associated with business combinations are expensed as incurred, and are included in general and administrative expenses in our consolidated statements of operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. We test goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. At December 31, 2015 and 2016, we had a single operating segment and reporting unit structure.

In testing for goodwill impairment, we first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if we conclude otherwise, we perform the first of a two-step impairment test.

The first step compares the estimated fair value of a reporting unit to its book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the fair value of the reporting unit is less than book value, then under the second step the carrying amount of the goodwill is compared to its implied fair value. There were no impairment charges in any of the periods presented.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Intangible Assets

Intangible assets are carried at cost and amortized on a straight-line basis over their estimated useful lives. We determine the appropriate useful life of our intangible assets by measuring the expected cash flows of acquired assets. The estimated useful lives of intangible assets are as follows:

Intangible Asset	Estimated Useful Life

Domain names	5 Years
Trademarks	1 to 5 Years
Non-compete agreements	1 to 3 Years
Acquired developed technology	5 to 7 Years
Customer relationships	2 Years
Patents	3 to 11 Years

Impairment of Long-Lived Assets

We evaluate recoverability of our property and equipment and intangible assets, excluding goodwill, when events or changes indicate the carrying amount of an asset may not be recoverable. Events and changes in circumstances considered in determining whether the carrying value of long-lived assets may not be recoverable include: significant changes in performance relative to expected operating results; significant changes in asset use; and significant negative industry or economic trends and changes in our business strategy. Recoverability of these assets is measured by comparison of their carrying amount to future undiscounted cash flows to be generated. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. We determined that there were no events or changes in circumstances that indicated our long-lived assets were impaired during any of the periods presented.

Legal Contingencies

For legal contingencies, we accrue a liability for an estimated loss if the potential loss from any claim or legal proceeding is considered probable, and the amount can be reasonably estimated. Note 8 provides additional information regarding our legal contingencies.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning after December 15, 2017 and should be applied prospectively on or after the effective date. We are in the process of evaluating the impact of this accounting standard update.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. We are in the process of evaluating the impact of this accounting standard update on our consolidated financial statements.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. We have adopted ASU 2016-16 as of January 1, 2017 and do not expect the adoption to have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. We are in the process of evaluating the impact of this accounting standard update on our consolidated statements of cash flows.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. We early adopted ASU 2016-09 as of January 1, 2015. The adoption of ASU 2016-09 did not have a material impact on our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. We are in the process of evaluating the impact of this accounting standard update on our consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that all deferred tax assets and liabilities be classified as non-current on the balance sheet. Before the issuance of ASU 2015-17, deferred tax assets and liabilities were required to be presented as current and non-current. ASU 2015-17 is effective for annual periods in fiscal years beginning after December 15, 2016 and interim periods in fiscal years beginning after December 15, 2016, with early adoption permitted. In 2015, we early adopted ASU 2015-17. The adoption of ASU 2015-17 did not have a material impact on our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations, Simplifying the Accounting for Measurement Period Adjustments (Topic 805). The amendments in this update eliminate the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. ASU 2015-16 is effective in interim periods within fiscal years beginning after December 15, 2015. We adopted this standard as of January 1, 2016. There was no impact to our adoption of this standard.

In July 2015, the FASB issued ASU 2015-22, Inventory (Topic 330) - Simplifying the Measurement of Inventory. The amendments in this update modify the measurement principle for inventory from lower of cost or market value to lower of cost and net realizable value. The ASU defines net realizable value as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-22 is applicable to inventory that is accounted for under the weighted-average cost basis and is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. We early

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

adopted the standard in the third quarter of 2016 and it did not have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement to increase the consistency of accounting for cloud computing arrangements among reporting entities. The reporting entity must consider whether a cloud computing arrangement includes a software license. If the arrangement does not include a software license, the entity should account for the arrangement as a service contract. If the arrangement includes a software license, the entity should account for the software license element of the arrangement consistent with the acquisition of other licenses of intangible assets. The guidance is effective for the fiscal years beginning after December 15, 2015 and for interim periods in fiscal years beginning after December 15, 2015. The adoption of ASU 2015-05 did not have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs (Topic 835-30). The amendment requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability rather than as an asset. The ASU did not address the presentation of costs of obtaining a revolving line of credit. In the June 2015 meeting of the Emerging Issues Task Force, the SEC staff clarified it would not object to an entity presenting the cost of securing a revolving line of credit as an asset, regardless of whether a balance is outstanding. The ASU is effective for fiscal years beginning after December 15, 2015. We adopted this standard and a policy that the cost of securing a revolving line of credit will be recorded as an asset on January 1, 2016. The adoption of ASU 2015-03 standard did not impact our consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810), Amendments to the Consolidation Analysis. ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. This amendment is effective for fiscal years beginning after December 15, 2015 and for interim periods within fiscal years beginning after December 15, 2015, with early adoption permitted. We adopted this standard in the first quarter of 2016 on a retrospective basis. The adoption of ASU 2015-02 did not have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in ASU Topic 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted for annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method.

The most significant aspect of our evaluation of Topic 606 related to ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This implementation guidance discusses principal versus agent considerations and gross versus net revenue reporting, including specific indicators to assist in the determination of whether we control a specified good or service before it is transferred to the customer. Through our evaluation, we have concluded Snap-sold revenue will be reported on a gross basis and partner-sold revenue will be reported on a net basis, which is consistent with our current revenue recognition policies. We concluded that we control the Snap-sold advertising campaign before it is transferred to the customer because we provide the advertising campaign on Snapchat and have discretion in establishing the price of the advertisements. We concluded that the partner controls significant aspects of the partner-sold advertising campaign before it is transferred to the customer and the partner has discretion in establishing price with the advertiser.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

We do not expect the new standard to have a material impact on our consolidated financial statements. We expect to adopt Topic 606 during the first quarter of 2018. We are still evaluating the use of either the retrospective or modified retrospective transition method.

2. Property and Equipment, Net

Property and equipment, net, consisted of the following:

	As of December 31,
	2015	2016
	(in thousands)

Computer hardware and software	$15,055	$22,606
Buildings	5,520	36,854
Leasehold improvements	2,519	13,166
Land	4,630	4,630
Furniture and equipment	3,358	20,349
Construction in progress	19,724	20,790

Total	50,806	118,395
Less: accumulated depreciation and amortization	(6,727)	(17,810)

Property and equipment, net	$44,079	$100,585

Depreciation and amortization expense on property and equipment was $5.8 million and $12.9 million for the years ended December 31, 2015 and 2016, respectively.

3. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2015 and 2016 were as follows:

Goodwill
(in thousands)

Balance as of January 1, 2015	$69,511
Goodwill acquired	64,433

Balance as of December 31, 2015	133,944

Goodwill acquired	186,763
Foreign currency translation	(1,570)

Balance as of December 31, 2016	$319,137

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Intangible assets consisted of the following:

	December 31, 2015
	Weighted- Average Remaining Useful Life-Years	Gross carrying Amount	Accumulated Amortization	Net
	(in thousands except years)

Domain names	3.8	$5,000	$1,167	$3,833
Trademarks	3.5	2,862	1,310	1,552
Non-compete agreements	1.2	243	159	84
Acquired developed technology	3.9	36,298	8,598	27,700
Customer relationships	1.3	2,200	825	1,375
Patents	10.5	9,100	414	8,686

		$55,703	$12,473	$43,230

	December 31, 2016
	Weighted- Average Remaining Useful Life-Years	Gross carrying Amount	Accumulated Amortization	Net
	(in thousands except years)
Domain names	3.0	$5,000	$2,157	$2,843
Trademarks	2.6	3,072	1,829	1,243
Non-compete agreements	0.3	243	226	17
Acquired developed technology	4.1	83,137	20,569	62,568
Customer relationships	1.0	3,752	2,569	1,183
Patents	9.2	9,450	1,322	8,128

		$104,654	$28,672	$75,982

Amortization of intangible assets for the years ended December 31, 2015 and 2016 was $9.5 million and $16.2 million, respectively.

As of December 31, 2016, the estimated intangible asset amortization expense for the next five years and thereafter was as follows:

Estimated Amortization
(in thousands)
Year ending December 31,
2017	$19,902
2018	18,947
2019	16,148
2020	10,922
2021	5,364
Thereafter	4,699

Total	$75,982

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

4. Balance Sheet Components

Accrued expenses and other current liabilities at December 31, 2015 and 2016 consisted of the following:

	As of December 31,
	2015	2016
	(in thousands)

Legal settlement payable	$107,500	$—
Accrued infrastructure costs	14,848	43,529
Accrued compensation and related expenses	7,657	23,447
Partner revenue share liability	6,620	22,821
Accrued professional fees	2,365	11,157
Accrued tax liability	1,064	9,252
Acquisition purchase consideration liability	—	6,000
Other	15,502	32,119

Total accrued expenses and other current liabilities	$155,556	$148,325

Other liabilities at December 31, 2015 and 2016 consisted of the following:

	As of December 31,
	2015	2016
	(in thousands)

Build-to-suit financing obligations	$13,494	$15,140
Acquisition purchase consideration liability	—	15,944
Other	5,039	16,050

Total other liabilities	$18,533	$47,134

5. Long-Term Debt

In July 2016, we entered into a five-year senior unsecured revolving credit facility, or the Credit Facility, with lenders, some of which are affiliated with certain members of our underwriting syndicate, that allows us to borrow up to $1.1 billion to fund working capital and general corporate-purpose expenditures. The loan bears interest at LIBOR plus 0.75%, as well as an annual commitment fee of 0.10% on the daily undrawn balance of the facility. No origination fees were incurred at the closing of the Credit Facility. Any amounts outstanding under this facility will be due and payable in July 2021. In December 2016, the amount we are permitted to borrow under the Credit Facility was increased to $1.2 billion. As of December 31, 2016, no amounts were outstanding under the Credit Facility.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

6. Geographic Information

Revenue by geography is based on the billing address of the advertiser. The following tables list revenue and property and equipment, net by geographic area:

	Year Ended December 31,
	2015	2016
	(in thousands)
Revenue:
United States	$56,253	$355,252
Rest of the world(1)	2,410	49,230

Total revenue	$58,663	$404,482

(1)	No individual country exceeded 10% of our total revenue for any period presented.

	As of December 31,
	2015	2016
	(in thousands)
Property and equipment, net:
United States	$44,057	$98,254
Rest of the world	22	2,331

Total property and equipment, net	$44,079	$100,585

7. Income Taxes

The domestic and foreign components of pre-tax loss were as follows:

	Year Ended December 31,
	2015	2016
	(in thousands)

Domestic	$(380,216)	$(520,482)
Foreign	(266)	(1,241)

Loss before income taxes	$(380,482)	$(521,723)

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

The components of our income tax (benefit) expense were as follows:

	Year Ended December 31,
	2015	2016
	(in thousands)
Current:
Federal	$—	$—
State	3	3
Foreign	108	869

Total current income tax (benefit) expense	111	872

Deferred:
Federal	(7,141)	(6,364)
State	(559)	(780)
Foreign	—	(808)

Total deferred income tax (benefit) expense	(7,700)	(7,952)

Income tax (benefit) expense	$(7,589)	$(7,080)

The following is a reconciliation of the statutory federal income tax rate to our effective tax rate:

	Year Ended December 31,
	2015	2016
Tax benefit (expense) computed at the federal statutory rate	34.0%	34.0%
State tax benefit (expense), net of federal benefit	2.3	1.3
Change in valuation allowance	(31.0)	(34.6)
Stock-based compensation benefit (expense)	(4.2)	(0.4)
Research & development credit benefit	0.5	1.2
Other benefits (expenses)	0.4	(0.1)

Total income tax benefit (expense)	2.0%	1.4%

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

The significant components of net deferred tax balances were as follows:

	Year Ended December 31,
	2015	2016
	(in thousands)
Deferred tax assets:
Accrued expenses	$7,596	$10,864
Deferred revenue	1,498	1,900
Intangible assets	—	24,089
Stock-based compensation	17,344	21,111
Net operating losses	144,591	33,276
Tax credit carryforwards	1,941	15,854
Other	335	1,469

Total deferred tax assets	$173,305	$108,563

Deferred tax liabilities:
Intangible assets	$(7,340)	$—
Property and equipment	(879)	(167)

Total deferred tax liabilities	(8,219)	(167)

Total net deferred tax assets	165,086	108,396
Valuation allowance	(165,086)	(108,872)

Net deferred taxes	$—	$(476)

Income tax benefit was $7.6 million and $7.1 million for the years ended December 31, 2015 and 2016, respectively. The effective income tax rate was 2.0% and 1.4% for the years ended December 31, 2015 and 2016, respectively. The income tax benefits for the years ended December 31, 2015 and 2016 were primarily due to discrete tax benefits of $7.7 million and $7.1 million, respectively, as a result of partial releases of valuation allowances against net deferred tax assets related to acquisitions. The net deferred tax liabilities originating from acquisitions during the periods were considered as an available source of income to realize a portion of our deferred tax assets.

As of December 31, 2016, we had accumulated federal and state net operating loss carry-forwards of $73.7 million and $146.3 million, respectively. The federal and state net operating loss carry-forwards will begin to expire in 2031 and 2026, respectively. As of December 31, 2016, we had accumulated federal and state research tax credits of $11.2 million and $7.0 million, respectively. The federal research tax credits will begin to expire in 2032. The state research tax credit does not expire.

Available net operating losses may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended (“Code”), and similar state provisions. Under Section 382 of the Code, substantial changes in our ownership and the ownership of acquired companies may limit the amount of net operating loss carry-forwards that are available to offset taxable income. The annual limitation would not automatically result in the loss of net operating loss carry-forwards but may limit the amount available in any given future period. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examination from various taxing authorities.

We recognize valuation allowances on deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. We had valuation allowances against net deferred tax assets of $165.1 million and $108.9 million as of December 31, 2015 and 2016, respectively.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

As of December 31, 2016, we had an immaterial amount of unremitted earnings related to certain foreign subsidiaries that were indefinitely reinvested. Since these unremitted earnings have been indefinitely reinvested, deferred taxes were not provided. The unrecognized deferred tax liability associated with these unremitted earnings is immaterial.

As of December 31, 2015, we did not have a liability for unrecognized tax benefits. As of December 31, 2016, the gross unrecognized tax benefit was $243.9 million and resulted from additions related to current year tax positions. Substantially all of the unrecognized tax benefit was recorded as a reduction in our gross deferred tax assets, offset by a reduction in our valuation allowance. We have a net unrecognized tax benefit of $3.6 million that is included in other liabilities on our consolidated balance sheet as of December 31, 2016. Assuming there continues to be a valuation allowance against deferred tax assets in future periods when gross unrecognized tax benefits are realized, this would result in a tax benefit of $3.6 million within our provision of income taxes at such time.

Our policy is to recognize interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related income tax liability on our consolidated balance sheet. For the periods presented, there are no material interest and penalties associated with unrecognized tax benefits recorded in our consolidated statement of operations or balance sheet. Any changes to unrecognized tax benefits recorded as of December 31, 2016 that are reasonably possible to occur within the next 12 months are not expected to be material.

The income taxes we pay are subject to review by taxing jurisdictions globally. Our estimate of the potential outcome of any uncertain tax position is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time. We believe that our estimate has adequately provided for these matters. However, our future results may include adjustments to estimates in the period the audits are resolved, which may impact our effective tax rate.

Tax years ending on or after December 31, 2012 are subject to examination by federal, state, and various foreign jurisdictions.

8. Commitments and Contingencies

Commitments

Leases

We enter into various non-cancelable lease agreements for certain of our offices with original lease periods expiring between 2016 and 2026. Certain of the arrangements have free rent periods or escalating rent payment provisions. We recognize rent expense under such arrangements on a straight-line basis.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Our future minimum lease payments required under these non-cancelable operating lease obligations as of December 31, 2016, were as follows:

Operating Leases
(in thousands)
Year ending December 31,
2017	$32,631
2018	39,769
2019	49,332
2020	50,546
2021	49,921
Thereafter	157,298

Total minimum lease payments	$379,497

Operating lease expenses for the years ended December 31, 2015 and 2016 were $11.3 million and $26.9 million, respectively.

We have several lease agreements where we are deemed the owner under build-to-suit lease accounting. The fair value of the leased property and corresponding financing obligations are included in property and equipment, net and other liabilities, respectively, on our consolidated balance sheet as of December 31, 2016. Our future minimum lease payments required under non-cancelable financing lease obligations, which exclusively relate to our build-to-suit leases, as of December 31, 2016, were as follows:

Financing Leases
(in thousands)
Year ending December 31,
2017	$4,659
2018	4,726
2019	4,796
2020	4,947
2021	5,092
Thereafter	22,104

Total minimum lease payments	$46,324

We recognize an increase in the fair value of the asset as additional building costs are incurred during the construction period and a corresponding increase in the lease financing obligation for any construction costs to be reimbursed by the landlord. As of December 31, 2016, $15.1 million of lease financing obligations is included in other liabilities on our consolidated balance sheet.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Contractual Commitments

We have a non-cancelable contractual agreement related to the hosting of our data storage processing, storage, and other computing services. We also have various other non-cancelable contractual commitments related to purchase agreements. The future minimum contractual commitments including commitments less than one year, as of December 31, 2016 of each of the next three years were as follows:

Minimum Commitment
(in thousands)
Year ending December 31,
2017	$105,073
2018	12,989
2019	2,869

Total minimum commitments	$120,931

Contingencies

We record a loss contingency when it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. We also disclose material contingencies when we believe a loss is not probable but reasonably possible. Accounting for contingencies requires us to use judgment related to both the likelihood of a loss and the estimate of the amount or range of loss. Many legal and tax contingencies can take years to be resolved.

Pending Matters

In September 2014, two individuals filed a lawsuit against us and our two founders in the Superior Court of California for Los Angeles County. The complaint alleges two causes of action—common-law right of publicity and statutory right of publicity—based on allegations that the defendants improperly used the plaintiffs’ images in promoting Snapchat for Android. The complaint seeks unspecified compensatory and punitive damages, attorneys’ fees, and costs. The matter is currently in active discovery. We believe that the lawsuit is without merit and intend to continue to vigorously defend ourselves in this matter. Based on the preliminary nature of the proceedings in this case, the outcome of this legal proceeding remains uncertain.

In April 2016, an individual filed a lawsuit against us and another individual after he was injured in a car accident. The plaintiff alleges that we are liable because the other individual was supposedly using our “speed filter” at the time of the collision. In January 2017, the court dismissed the claim against us.

The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our financial condition, results of operations, and cash flows for a particular period. For the pending matters described above, it is not possible to estimate the reasonably possible loss or range of loss.

We are subject to various other legal proceedings and claims in the ordinary course of business, including certain patent and privacy matters. Although occasional adverse decisions or settlements may occur, we do not believe that the final disposition of any of our other pending matters will seriously harm our business, financial condition, results of operations, and cash flows.

Settlement

In February 2013, an individual filed an action against us, our predecessor entity and two of our officers in Los Angeles Superior Court, alleging that we were using certain intellectual property that the individual jointly

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

owned with our founders. In September 2014, the parties entered into a settlement agreement that resolved all claims among the parties. Under the agreement, we agreed to pay the individual a total of $157.5 million and such amounts were recorded in 2014. We paid the individual $50.0 million in 2014. As of December 31, 2015, $107.5 million was included in accrued expenses and other current liabilities on the consolidated balance sheet. We paid the individual $107.5 million in the year ended December 31, 2016. There are no further amounts required to be paid in the future.

Indemnifications

In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees, and other parties with respect to certain matters. Indemnification may include losses from our breach of such agreements, services we provide, or third-party intellectual property infringement claims. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments may not be subject to a cap. We have not incurred material costs to defend lawsuits or settle claims related to these indemnifications as of December 31, 2015 and 2016. We believe the fair value of these liabilities is immaterial and accordingly have no liabilities recorded for these agreements at December 31, 2015 and 2016.

9. Stockholders’ Equity

Common Stock

Class A common stock has no voting rights and Class B common stock is entitled to one vote per share. Any dividends paid to the holders of the Class A common stock and Class B common stock will be paid on a pro rata basis. On a liquidation event, as defined in our amended and restated certificate of incorporation, after payments are made to the series preferred stock that have liquidation preferences, any distribution to common stockholders is made on a pro rata basis to the holders of the Class A common stock, Class B common stock, and the series of preferred stock that have no liquidation preferences, on an as-converted basis.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Convertible Preferred Stock

Preferred stock consisted of the following as of December 31, 2015 and 2016:

	As of December 31,
	2015			2016
	Shares Authorized	Shares Outstanding	Liquidation Preference	Shares Authorized	Shares Outstanding	Liquidation Preference
	(in thousands)
Series of preferred stock with liquidation preferences:
Series A, convertible voting preferred stock	70,289	70,289	$14,656	70,289	70,289	$14,656
Series A-1, convertible voting preferred stock	35,741	35,741	519	35,741	35,741	519
Series B, convertible voting preferred stock	40,932	40,932	80,000	40,932	40,932	80,000
Series C, convertible non-voting preferred stock	16,000	16,000	54,543	16,000	16,000	54,543

	162,962	162,962	$149,718	162,962	162,962	$149,718

Series of preferred stock with no liquidation preferences:
Series D, convertible non-voting preferred stock	3,369	3,369	$—	3,369	3,369	$—
Series E, convertible non-voting preferred stock	19,982	19,982	—	19,982	19,982	—
Series F, convertible non-voting preferred stock	33,000	21,204	—	60,500	60,500	—
Series FP, convertible voting preferred stock	217,767	217,767	—	260,889	215,888	—

	274,118	262,322	$—	344,740	299,739	$—

Our preferred stock has the following rights and preferences:

Dividends

In preference to the holders of our common stock, each share of preferred stock is entitled to receive, on a pari passu basis, cash dividends at the rate of 6% of the original issue price per annum on each outstanding share of preferred stock. Such dividends are non-cumulative and payable only when and if declared by our board of directors. The original issue price per share for the purposes of the dividends and liquidation preferences described herein is $0.208515 for Series A, $0.01453 for Series A-1, $1.95445 for Series B, $3.40893 for Series C, $0.001 for Series D, $0.001 for Series E, $0.001 for Series F, and $0.000020835 for Series FP.

In the event dividends are paid on any share of common stock or Series FP, we are required to pay an additional dividend on all outstanding shares of Series A, Series A-1, Series B, Series C, Series D, Series E, and Series F, at a per share amount equal to (on an as-if-converted to common stock basis) the amount paid or set aside for each share of common stock or Series FP.

We have not declared or paid any cash dividends on our common or preferred stock through December 31, 2016.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Liquidation

A liquidation event (“Liquidation Event”) is a voluntary or involuntary liquidation, dissolution, or winding-up of Snap Inc. Deemed liquidation events (“Deemed Liquidation Events”) include any change in control, or sale, lease, exclusive license, or other disposition of all or substantially all of our assets. In the event of a Liquidation Event or a Deemed Liquidation Event, the Series A, Series A-1, Series B, and Series C are entitled to be paid an amount per share equal to its respective original issue price plus all declared and unpaid dividends, before any distributions or payments are made to holders of the Series D, Series E, Series F, or Series FP, on an as-converted basis, or Common Stock. If assets legally available for distribution are insufficient to pay the full liquidation preference amounts of the Series A, Series A-1, Series B, and Series C, then the remaining assets are distributed ratably in proportion to the amounts they would have been entitled to receive.

After payment of the full liquidation preference of the Series A, Series A-1, Series B, and Series C, the entire remaining amounts legally available for distribution will be distributed to the holders of our common stock pro rata based on the number of shares held by each holder. The liquidation preference for Series A, Series A-1, Series B, and Series C is based on the original issue price per share. The Series D, Series E, Series F, and Series FP are entitled to share in any remaining assets, after payment to the Series A, Series A-1, Series B, and Series C, together with the outstanding common stock, to the extent that they convert to common stock immediately before a Liquidation Event.

Voting

The holders of the Series A, Series A-1, and Series B are entitled to one vote per share. The holders of the Series FP are entitled to ten votes per share. The Series C, Series D, Series E, and Series F are non-voting, except as required by law. The consent of the majority of the Series A, Series A-1, Series B, and Series C, each as a separate voting class, is required to amend, repeal or change our amended and restated certificate of incorporation to the extent that such amendment adversely affects the Series A, Series A-1, Series B, or Series C holders, respectively, or to increase or decrease the number of authorized shares of Series A, Series A-1, Series B, or Series C, respectively. The consent of the majority of the Series FP is required to authorize any new class or series of stock or convertible securities ranking senior to the Series FP in voting rights.

Conversion

Each share of Series A, Series A-1, and Series B is convertible at the holder’s option at any time into shares of Class B common stock. The Series C, Series D, Series E, Series F, and Series FP are only convertible at the holder’s option immediately before a Liquidation Event or on the effective date of the registration statement in connection with a qualifying initial public offering. The Series A, Series A-1, Series B, Series C, Series D, Series E, and Series F convert to Class B common stock at the then effective conversion rate subject to adjustment in the event of stock-splits, stock dividends, and certain anti-dilutive issuances of shares of our common stock.

Each share of Series A, Series A-1, Series B, Series C, Series D, Series E, and Series F will automatically convert into shares of Class B common stock at the then effective conversion rate, on the vote of the holders of a majority of the outstanding shares of the Series A, Series A-1, and Series B (collectively, the “Voting Preferred”), or immediately on the closing of a firmly underwritten public offering under an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of our Class A common stock in which (i) the gross cash proceeds to us (before underwriting discounts, commissions and fees) are at least $25.0 million and (ii) our shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market, or NASDAQ Global Market or any successor markets or exchanges (a qualifying initial public offering). On such automatic conversion, any declared and unpaid dividends are payable. There have been no cash dividends declared since inception.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

The Series FP automatically converts to Class B common stock on the affirmative election of the holders of a majority of the outstanding shares of the Series FP. In any transfer of shares of Series FP from the original holder, the shares of Series FP will automatically convert to shares of Class B common stock at the then-effective conversion rate. Series FP stockholders may sell shares of Series FP in connection with an equity financing by us. Any Series FP sold in such financing will automatically convert into the series of preferred stock sold in the equity financing at the then-effective Series FP preferred stock conversion rate, provided that the sale of such shares of Series FP preferred stock are for the same price as the preferred shares sold in the equity financing.

Amendments to Certificate of Incorporation

On October 26, 2016, our board of directors approved an amended and restated certificate of incorporation that created a new class of common stock, Class C common stock. The amended and restated certificate of incorporation authorized 260,887,848 shares of Class C common stock. The rights of the holders of Class C common stock are identical to those of Class A common stock and Class B common stock, except with respect to voting rights. Each share of Class C common stock is entitled to ten votes per share. The rights of the holders of Class A common stock and Class B common stock did not change. Accordingly, Class A common stock has no voting rights and Class B common stock is entitled to one vote per share. No shares of Class C common stock have been issued to date. The Series FP will automatically convert to Class C common stock immediately on the closing of a qualifying initial public offering.

Our amended and restated certificate of incorporation, as well as Delaware law, provide stockholders with certain rights to preclude amendments to our amended and restated certificate of incorporation that would adversely alters the rights, powers, or preferences of a given class of stock compared to other classes. Any amendments to our amended and restated certificate of incorporation must be approved by the class of stock adversely affected by the proposed amendment. In addition, as provided by Delaware law, before any amendment may be put to a stockholder vote, it must be approved by the board of directors.

Following the date of a qualifying initial public offering, shares of Class C common stock will convert to Class B common stock when such holder holds less than 30% of the Class C common stock held by such holder on the date of a qualifying initial public offering. Once there are no shares of Class C common stock outstanding, all shares of Class B common stock will convert to Class A common stock, and all Class A common stock will have one vote per share.

10. Non-Marketable Investments

We held investments in privately-held companies with a carrying value of $9.1 million and $11.8 million as of December 31, 2015 and 2016, respectively. Our share of losses in equity method investments was a net loss of $0.5 million and $3.9 million for the years ended December 31, 2015 and 2016, respectively, which is included in other income (expense), net in our consolidated statements of operations. Non-marketable investments are included within other assets on the consolidated balance sheet. Such investments are reviewed periodically for impairments. No impairments were recorded in the years ended December 31, 2015 and 2016.

11. Fair Value Measurements

Assets and liabilities measured at fair value are classified into the following categories:

•	Level 1: Quoted market prices in active markets for identical assets or liabilities.

•	Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

•	Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions or external inputs from inactive markets.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

We classify our marketable securities within Level 1 because we use quoted market prices to determine their fair value. We recognize transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented.

The following table sets forth our financial assets as of December 31, 2015 and 2016 that are measured at fair value on a recurring basis during the period:

	Fair Value
	December 31,
	2015	2016
	(in thousands)
Cash and cash equivalents
Cash	$640,810	$150,121
U.S. government securities	—	—
U.S. government agency securities	—	—

Total cash and cash equivalents	$640,810	$150,121

Marketable securities
U.S. government securities	$—	$505,333
U.S. government agency securities	—	331,914

Total marketable securities	$—	$837,247

Gross unrealized gains and losses for cash equivalents and marketable securities as of December 31, 2015 and 2016 were not material. The amortized cost of U.S. government securities with maturities less than one year was $502.4 million as of December 31, 2016. The amortized cost of U.S. government securities with maturities between one and five years was $3.0 million as of December 31, 2016. The amortized cost of U.S. government agency securities with maturities of less than a year was $284.7 million as of December 31, 2016. The amortized cost of U.S. government agency securities with maturities between one and five years was $47.2 million as of December 31, 2016.

12. Accumulated Other Comprehensive Income (Loss)

The table below presents the changes in accumulated other comprehensive income (loss) (“AOCI”) by component and the reclassifications out of AOCI:

	Changes in Accumulated Other Comprehensive Income (Loss) by Component
	Marketable Securities	Foreign Currency Translation	Total
	(in thousands)

Balance at December 31, 2015	$—	$—	$—
OCI before reclassifications (1)	325	(2,101)	(1,776)
Amounts reclassified from AOCI (2) (3)	(281)	—	(281)

Net current period OCI	44	(2,101)	(2,057)

Balance at December 31, 2016	$44	$(2,101)	$(2,057)

(1)	Net of tax expense (benefit) of $0.2 million for gains / losses on marketable securities.
(2)	Net of tax expense (benefit) of $0.1 million for gains / losses on marketable securities.
(3)	Realized gains and losses on marketable securities are reclassified from AOCI into other income (expense), net in the consolidated statements of operations.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

13. Employee Benefit Plans

We have a defined contribution 401(k) plan (the “401(k) Plan”) for our United States-based employees. The 401(k) Plan is for all full-time employees who meet certain eligibility requirements. Eligible employees may contribute up to 100% of their annual compensation, but are limited to the maximum annual dollar amount allowable under the Internal Revenue Code. Beginning in 2016, we match 100% of each participant’s contribution up to a maximum of 3% of the participant’s base salary, bonus, and commissions paid during the period, and we match 50% of each participant’s contribution between 3% and 5% of the participant’s base salary, bonus, and commissions paid during the period. For the year ended December 31, 2015, we did not make any matching contributions. During the year ended December 31, 2016, we recognized expense of $4.2 million related to matching contributions.

14. Stock-Based Compensation

2014 Equity Incentive Plan and 2012 Equity Incentive Plan

We maintain two stock-based employee compensation plans: the Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) and the Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan” and, together with the 2014 Plan, the “Stock Plans”). Our Stock Plans provide for the issuance of incentive and nonstatutory stock options, RSUs, restricted stock awards, and stock appreciation rights to qualified employees and non-employees.

All employees are eligible to receive awards of common stock under the Stock Plans. At December 31, 2016, we were authorized to issue up to 269,543,860 shares of Class A common stock and Class B common stock under the Stock Plans. At December 31, 2016, 42,653,205 shares of Class A common stock and Class B common stock were available for future grant from the Stock Plans. We issue new shares on settlement of vested RSUs and exercise of stock options. Stock options generally have a four-year vesting period. Our board of directors can suspend or terminate the Stock Plans at any time. Suspension or termination of the Stock Plans does not impair rights and obligations under any stock award granted while the Stock Plans were in effect except with the written consent of the affected participant. Certain stock options and RSUs have vesting provisions in the event of a change in control or only vest if both a change in control occurs and the employee continues to provide service.

Stock Options

Under the 2012 Plan, at exercise, stock option awards entitle the holder to receive one share of non-voting Class A common stock, and one share of voting Class B common stock (the “2012 Plan Stock Option Awards”). Under the 2014 Plan, at exercise, stock option awards entitle the holder to receive two shares of non-voting Class A common stock (the “2014 Plan Stock Option Awards”).

Stock-based compensation expense for stock options granted to employees and non-employees is estimated based on the option’s fair value as calculated by the Black-Scholes option pricing model. The Black-Scholes model requires various assumptions, including the fair value of our common stock, expected life, expected dividend yield and expected volatility. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. Because there is no public market for our common stock, our board of directors determined the common stock fair value at the stock option grant date by considering several objective and subjective factors, including the price paid by investors for our preferred stock, our actual and forecasted operating and financial performance, market conditions and performance of comparable publicly traded companies, developments and milestones in our company, the rights and preferences of our common and preferred stock, the likelihood of

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

achieving a liquidity event, and transactions involving our preferred stock. The fair value of our common stock has been determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants, Valuation of Privately Held Company Equity Securities Issued as Compensation. We estimated the expected volatility of our awards from the historical volatility of selected public companies with comparable characteristics to us, including similarity in size and lines of business. The expected term of options represents the period that our stock-based awards are expected to be outstanding. The risk-free interest rate is based on the implied yield currently available on U.S. treasury notes with terms approximately equal to the expected life of the option. The expected dividend rate is zero as we currently have no history or expectation of declaring cash dividends on our common stock. We did not grant any stock options in 2015. During the year ended December 31, 2016, we granted options with an aggregate grant date fair value of $37.8 million to certain employees in conjunction with an acquisition.

The weighted-average assumptions used to determine the fair value of employee stock options granted during the year ended December 31, 2016 were as follows:

Expected term from grant date (in years)	6.2
Risk-free interest rate	1.4%
Expected volatility	63%
Dividend yield	0%
Strike price	$1.00

The weighted-average fair value of employee stock options granted during the year ended December 31, 2016 was $30.19 per share, which reflects the pre-Stock Split per share value.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Stock option activity for the years ended December 31, 2015 and 2016 was as follows:

	Number of 2012 Plan Stock Option Awards	Number of 2014 Plan Stock Option Awards	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(in thousands, except per share data)

Outstanding at January 1, 2015	27,960	19	$2.74	8.88	$530,629
Granted	—	—	$—	—	—
Exercised	(59)	(1)	$1.00	—	—
Forfeited	(5,967)	(5)	$4.28	—	—

Outstanding at December 31, 2015	21,934	13	$2.33	7.82	$623,071
Granted	—	1,253	$1.00	—	—
Exercised	(686)	—	$1.06	—	—
Forfeited	(62)	—	$15.35	—	—

Outstanding at December 31, 2016	21,186	1,266	$2.26	6.97	$682,565

Exercisable at December 31, 2016	15,931	13	$1.75	6.77	$492,906
Vested and expected to vest at December 31, 2016	21,058	1,266	$2.24	6.97	$679,080

Total stock-based compensation expense for stock option awards was $68.9 million for the year ended December 31, 2015, of which $43.6 million was due to the accelerated vesting of modified stock-based compensation awards for certain former employees. Total stock-based compensation expense for stock option awards was $20.3 million for the year ended December 31, 2016. Total unrecognized compensation cost related to unvested stock options at December 31, 2016 was $48.6 million and is expected to be recognized over a weighted-average period of 2.3 years. The total grant date fair values of options that vested in the years ended December 31, 2015 and 2016 were $24.6 million and $15.5 million, respectively. The intrinsic values of stock options exercised in the years ended December 31, 2015 and 2016 were $1.8 million and $21.6 million, respectively.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Restricted Stock Units

Restricted stock unit activity for the years ended December 31, 2015 and 2016 was as follows. Reflected in the table below, Non-Voting Common A RSUs entitle the holder to one share of Class A common stock on vesting, and Voting Common B RSUs entitle the holder to one share of Class B common stock on vesting.

	Non-Voting Common A RSUs	Voting Common B RSUs	Weighted- Average Grant Date Fair Value per RSU
	(in thousands, except per share data)
Unvested at January 1, 2015	12,152	12,152	$9.02
Granted	43,655	21,459	$15.36
Vested	(156)	(156)	$13.92
Forfeited	(4,458)	(3,728)	$14.23

Unvested at December 31, 2015	51,193	29,727	$15.02
Granted	104,783	—	$15.87
Vested	(395)	(395)	$14.90
Forfeited	(3,467)	(751)	$15.40

Unvested at December 31, 2016	152,114	28,581	$15.50

As of December 31, 2016, RSUs to receive 152,039,295 shares of Class A common stock and RSUs to receive 28,505,805 shares of Class B common stock have been issued to employees and include both service-based and performance conditions to vest in the underlying shares of common stock. The performance condition will be satisfied on the first to occur of: (1) a change in control event, such as a sale of all or substantially all of our assets or a merger involving the sale of a majority of the outstanding shares of our voting capital stock; or (2) the effective date of the registration statement in connection with a qualifying initial public offering. Stock-based compensation expense is recognized only for those RSUs that are expected to meet the service-based and performance conditions. As of December 31, 2015 and 2016, achievement of the performance condition was not probable. A change in control event and effective registration statement are not deemed probable until consummated. If the initial public offering had occurred on December 31, 2016, we would have recognized $1.1 billion of stock-based compensation expense for all RSUs with a performance condition that had satisfied the service-based condition on that date, and would have approximately $1.5 billion of unrecognized compensation cost, which is expected to be recognized over a weighted-average period of approximately 3.4 years.

As of December 31, 2016, RSUs to receive 75,000 shares of Class A common stock and RSUs to receive 75,000 shares of Class B common stock included only service-based conditions to vest in the underlying common stock. The total stock-based compensation expense for RSUs not subject to a performance condition for the year ended December 31, 2015 was $4.6 million. The total stock-based compensation expense for RSUs not subject to a performance condition for the year ended December 31, 2016 was $3.4 million. As of December 31, 2016 the total unrecognized compensation cost related to unvested RSUs not subject to a performance condition is $3.2 million, which is expected to be recognized over a weighted-average period of 1.8 years.

In August 2016, we modified the terms and removed the performance condition of 260,832 shares of RSUs originally granted to one employee with both a service-based and performance condition. We recognized $8.2 million in stock-based compensation expense for this modification and issued 260,832 shares of Class B voting common stock as the service condition of these modified RSUs had already been met as of the date of modification. The shares were immediately repurchased and retired by us.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

In addition, based on the terms of the CEO’s offer letter, on the closing of the initial public offering, the CEO will receive an RSU award for shares of Series FP preferred stock, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of the initial public offering. The CEO award will represent 3.0% of all outstanding shares on the closing of the initial public offering, including shares sold by us in the initial public offering, vested stock options on the closing of the initial public offering, and the employee RSUs that will vest on the closing of the initial public offering, net of shares withheld to satisfy tax withholding obligations. The CEO award will vest immediately on the closing of the initial public offering and such shares will be delivered to the CEO in equal quarterly installments over three years beginning in the third full calendar quarter following the initial public offering. There is no continuing service requirement of the CEO following the closing of the initial public offering. Accordingly, such shares will be delivered in equal quarterly installments regardless of the CEO’s employment status with Snap Inc. following an initial public offering. This award will be recognized as compensation expense based on 3.0% of shares outstanding post initial public offering and the initial public offering share price. The CEO award compensation expense will be recognized immediately on the closing of the initial public offering.

In the year ended December 31, 2015, we conducted tender offers to allow all employees the opportunity to amend the terms of their RSUs. The new vesting terms differ slightly from the original terms. Under the original terms, an employee must be employed by us at the time of the liquidity event to vest in the underlying shares. Under the new terms, an employee who satisfied any portion of the service-based condition vests in the underlying shares on the liquidity event regardless of whether they were employed by us at the liquidity event. As no expense related to the original RSUs had been recorded because the performance condition has not yet been deemed probable, the modifications related to the tender offer did not result in any incremental expense. For those RSUs accepted under the tender offer, the underlying RSUs are valued at the RSU fair value on the tender offer modification date. This change is reflected in the total unrecognized compensation cost related to unvested RSUs with a performance condition disclosed above. The total unrecognized compensation cost increased $105.5 million related to 17,843,888 RSUs in the year ended December 31, 2015 due to the tender offers.

Stock-based Compensation Expense by Function

Total stock-based compensation expense by function was as follows:

	Year Ended December 31,
	2015	2016
	(in thousands)

Cost of revenue	$488	$532
Research and development	10,309	21,935
Sales and marketing	3,534	3,956
General and administrative	59,193	5,419

Total	$73,524	$31,842

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

15. Net Loss per Share

We compute net loss per share of Class A common stock and Class B common stock and Series D, E, F, and FP preferred stock using the two-class method required for multiple classes of common stock and participating securities. The rights, including the liquidation and dividend rights, of the Class A common stock and Class B common stock, and the Series D, E, F, and FP preferred stock are substantially identical, other than voting rights. Accordingly, the Class A common stock, Class B common stock, and the Series D, E, F, and FP share in our net losses.

Our participating securities include Series A, A-1, B, and C convertible preferred stock, as the holders of these series of preferred stock are entitled to receive a noncumulative dividend on a pari passu basis in the event that a dividend is paid on common stock. We also consider any shares issued on the early exercise of stock options subject to repurchase to be participating securities because holders of such shares have non-forfeitable dividend rights in the event a dividend is paid on common stock. The holders of Series A, A-1, B, and C of preferred stock, as well as the holders of early exercised shares subject to repurchase, do not have a contractual obligation to share in our losses. As such, our net losses for the years ended December 31, 2015 and 2016 were not allocated to these participating securities.

Basic net loss per share is computed by dividing net loss attributable to Class A common and Class B common stockholders and Series D, E, F, and FP preferred stockholders by the weighted-average number of shares of our Class A common stock and Class B common stock and Series D, E, F, and FP preferred stock outstanding during the period.

For the calculation of diluted net loss per share, net loss per share attributable to common stockholders and preferred Series D, E, F, and FP preferred stockholders for basic net loss per share is adjusted by the effect of dilutive securities, including awards under our equity compensation plans. Diluted net loss per share attributable to common stockholders and Series D, E, F, and FP preferred stockholders is computed by dividing the resulting net loss attributable to common stockholders and Series D, E, F, and FP preferred stockholders by the weighted-average number of fully diluted common shares outstanding. In the years ended December 31, 2015 and 2016 our potential dilutive shares, such as stock options, RSUs, common stock subject to repurchase, and shares of convertible Series A, A-1, B, and C preferred stock were not included in the computation of diluted net loss per share as the effect of including these shares in the calculation would have been anti-dilutive.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

The numerators and denominators of the basic and diluted net loss per share computations for our common stock and Series D, E, F, and FP preferred stock are calculated as follows for the years ended December 31, 2015 and 2016:

	Year Ended December 31,
	2015				2016
	Common Stock		Preferred Stock		Common Stock		Preferred Stock
	(in thousands, except per share data)

	Class A (non- voting)	Class B (voting)	Series D, E, F (non- voting)	Series FP (voting)	Class A (non- voting)	Class B (voting)	Series D, E, F (non- voting)	Series FP (voting)
Numerator:
Net loss	$(228,933)	$(13,323)	$(19,731)	$(110,906)	$(311,523)	$(19,287)	$(45,887)	$(137,946)

Net loss attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders	$(228,933)	$(13,323)	$(19,731)	$(110,906)	$(311,523)	$(19,287)	$(45,887)	$(137,946)

Denominator:
Basic shares:
Weighted-average shares - Basic	449,516	26,159	38,742	217,767	489,019	30,276	72,033	216,543

Diluted shares:
Weighted-average shares - Diluted	449,516	26,159	38,742	217,767	489,019	30,276	72,033	216,543

Net loss per share attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders:
Basic	$(0.51)	$(0.51)	$(0.51)	$(0.51)	$(0.64)	$(0.64)	$(0.64)	$(0.64)
Diluted	$(0.51)	$(0.51)	$(0.51)	$(0.51)	$(0.64)	$(0.64)	$(0.64)	$(0.64)

The following potentially dilutive shares were excluded from the calculation of diluted net loss per share attributable to Class A and Class B common stockholders and Series D, E, F, and FP preferred stockholders because their effect would have been anti-dilutive for the periods presented:

	Year Ended December 31,
	2015	2016
	(in thousands)

Convertible voting preferred stock, Series A, A-1 and B	146,962	146,962
Convertible non-voting preferred stock, Series C	16,000	16,000
Stock options	43,896	44,904
Unvested RSUs not subject to performance conditions	404	150
Shares subject to repurchase	4,984	185

Pro Forma Net Loss per Share (unaudited)

Unaudited pro forma basic and diluted net loss per share were computed to give effect to the automatic conversion of all outstanding convertible preferred stock into Class B common stock other than Series FP preferred stock which automatically converts to Class C common stock in connection with a qualifying initial public offering using the if converted method as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later. The liquidation and dividend rights are identical among Class A, Class B, and Class C common stock, and all classes of common stock share equally in our earnings and losses. Accordingly, net loss has been reallocated to Class A, Class B, and Class C common stock on a proportional basis.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

In addition, the pro forma share amounts include the RSUs granted to employees with both service-based and performance conditions, which had satisfied the service-based condition as of December 31, 2016. These RSUs will vest on the satisfaction of the performance condition in connection with a qualifying initial public offering. Stock-based compensation expense associated with these RSUs is excluded from this pro forma presentation. If the qualifying initial public offering had occurred on December 31, 2016, we would have recorded $1.1 billion of stock-based compensation expense related to these RSUs. The number of shares of Class A and Class B common stock included in the pro forma adjustment was determined based on whether the terms of RSUs granted to employees entitled them to shares of Class A or Class B common stock.

To meet the tax withholding requirements, we will withhold the number of shares necessary to satisfy the tax withholding obligations, based on the fair value of our common stock on the date of the initial public offering. We currently expect that the average of these withholding tax rates will be approximately 47%. For RSUs for which the service-based vesting condition was satisfied as of December 31, 2016, the pro forma shares outstanding for the year ended December 31, 2016 includes the weighted-average issuance of 4.9 million shares of Class A common stock, net of 4.3 million shares withheld for tax withholding obligations and a weighted-average 4.2 million shares of Class B common stock, net of 3.7 million shares withheld for tax withholding obligations.

In addition, based on the terms of the CEO’s offer letter, on the closing of the initial public offering, the CEO will receive an RSU award for shares of Series FP preferred stock, which will become an RSU covering an equivalent number of shares of Class C common stock on the closing of the initial public offering. The shares underlying the CEO award have voting rights on delivery and settlement of such shares. Such shares are participating securities on the date of the closing of the initial public offering because they will participate in all dividends on Class C common stock. The CEO award will represent 3.0% of all outstanding shares on the closing of the initial public offering, including shares sold by us in the initial public offering, vested stock options on the closing of the initial public offering, and the employee RSUs that will vest on the closing of the initial public offering, net of shares withheld to satisfy tax withholding obligations, (“post IPO shares outstanding”). The CEO award will vest immediately on the closing of the initial public offering and such shares will be delivered to the CEO in equal quarterly installments over three years beginning in the third full calendar quarter following the initial public offering. There is no continuing service requirement of the CEO following the closing of the initial public offering. Accordingly, such shares will be delivered in equal quarterly installments regardless of the CEO’s employment status with Snap Inc. following an initial public offering. The effect of the CEO award is included in the pro forma net loss per share computation.

The number of shares and per share amounts presented below have been retroactively adjusted to reflect the effects of the Stock Split. See Note 1 for additional information on the Stock Split.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

The numerators and denominators of the basic and diluted pro forma net loss per share computations for our common stock and Series D, E, F, and FP preferred stock are calculated as follows for the year ended December 31, 2016:

	Year Ended December 31, 2016
	Common Stock			Preferred Stock
	Class A (non-voting)	Class B (voting)	Class C (voting)	Series D, E, F (non-voting)	Series FP (voting)
	(in thousands, except per share data)
Numerator:
Net loss as reported	$(311,523)	$(19,287)	$—	$(45,887)	$(137,946)

Reallocation of net loss due to pro forma adjustments	61,497	(117,114)	(128,216)	45,887	137,946
Net loss attributable to Class A, Class B, and Class C common stockholders for pro forma basic net loss per share computation	$(250,026)	$(136,401)	$(128,216)	$—	$—

Denominator:
Basic shares:
Weighted-average shares outstanding used for basic net loss per share computation	489,019	30,276	—	72,033	216,543
Pro forma adjustment to reflect assumed conversion of Series A-F preferred stock to Class B common stock	—	234,995	—	(72,033)	—
Pro forma adjustment to reflect assumed conversion of Series FP preferred stock to Class C common stock	—	—	216,543	—	(216,543)
Pro forma adjustment to reflect assumed vesting of RSUs with performance condition, net of shares withheld for tax withholding obligations	4,925	4,199	—	—	—
Pro forma adjustment to reflect assumed vesting of the CEO award	—	—	36,756	—	—

Number of shares used for pro forma basic net loss per share computation	493,944	269,470	253,299	—	—

Diluted shares:
Weighted-average shares - Diluted	493,944	269,470	253,299	—	—

Pro forma net loss per share attributable to Class A, Class B, and Class C common stockholders:
Basic	$(0.51)	$(0.51)	$(0.51)	$—	$—

Diluted	$(0.51)	$(0.51)	$(0.51)	$—	$—

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

16. Business Acquisitions

Looksery

In April 2015, we acquired Looksery, Inc. (“Looksery”). Looksery is a mobile video communication company that specializes in creating lenses for use within applications and was acquired to enhance the functionality of our platform. The total purchase consideration was $79.4 million. In addition to the purchase consideration, we provided for an additional $71.2 million, of which $43.6 million is in the form of restricted stock units to employees for future services. The remaining $27.6 million relates to cash payments, a portion of which was paid at the acquisition close and the remainder will be paid to employees for future services over the four years after the transaction. We also incurred $16.4 million in transaction-related costs, which are included in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2015.

The allocation of the total purchase consideration for the acquisition of Looksery is as follows:

Total
(in thousands)

Technology	$18,800
Customer relationships	2,200
Goodwill	64,433
Net deferred tax liability	(7,700)
Other assets acquired and liabilities assumed, net	1,692

Total	$79,425

The goodwill amount represents synergies related to our existing platform expected to be realized from this business combination and assembled workforce. The associated goodwill and intangible assets are not deductible for tax purposes.

Bitstrips

In March 2016, we acquired all outstanding shares of Bitstrips Inc. (“Bitstrips”), a web and mobile application that allows users to create a personal avatar. The total purchase consideration was $64.2 million, which includes $46.6 million in cash and $11.6 million in shares of our non-voting Class A common stock. Of the total purchase consideration, $6.0 million was recorded in accrued expenses and other current liabilities on the consolidated balance sheet.

The allocation of the total purchase consideration for the acquisition of Bitstrips is as follows:

Total
(in thousands)

Technology	$15,700
Customer relationships	1,600
Goodwill	52,671
Net deferred tax liability	(4,585)
Other assets acquired and liabilities assumed, net	(1,162)

Total	$64,224

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

The goodwill amount represents synergies related to our existing platform expected to be realized from this business combination and assembled workforce. The associated goodwill and intangible assets are not deductible for tax purposes.

Other Acquisitions

In August 2016, we acquired all outstanding shares of a mobile search company. The total purchase consideration was $114.5 million, which includes $21.0 million in cash and $83.0 million in shares of our non-voting Class A common stock. Of the total purchase consideration, $10.5 million was recorded in other liabilities on the consolidated balance sheet. The allocation of the total purchase consideration for the acquisition is as follows:

Total
(in thousands)
Technology	$19,400
Goodwill	98,826
Net deferred tax liability	(7,112)
Other assets acquired and liabilities assumed, net	3,421

Total	$114,535

The goodwill amount represents synergies related to our existing platform expected to be realized from this business combination and assembled workforce. The associated goodwill and intangible assets are not deductible for tax purposes.

In addition, in 2016, we acquired all outstanding shares of a research and development-driven computer vision software company and substantially all of the assets of various companies that specialize in the areas of software and advertising technologies. Each of the acquisitions constituted a business. The total consideration transferred for these acquisitions was $47.0 million. Of the total purchase consideration, $4.6 million was recorded in other liabilities on the consolidated balance sheet. The allocation of the total purchase consideration for the above mentioned acquisitions is as follows:

Total
(in thousands)
Technology	$12,300
Goodwill	35,266
Net deferred tax liability	(500)
Other assets acquired and liabilities assumed, net	(97)

Total	$46,969

The goodwill amount represents synergies related to our existing platform expected to be realized from these business combinations and assembled workforce. Of the technology intangible assets and goodwill in the above table, $9.8 million and $30.7 million is deductible for tax purposes, respectively.

Additional Information on 2016 Acquisitions

In connection with the acquisitions completed during the year ended December 31, 2016, we also agreed to provide additional consideration of $255.2 million, in both stock and cash, to certain employees of the acquired entities contingent on their continued employment with us.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

In addition, unaudited pro forma results of operations assuming the above acquisitions had taken place at the beginning of each period are not provided because the historical operating results of the acquired entities were not material and pro forma results would not be materially different from reported results for the periods presented.

17. Related Party Transactions

Promissory Notes

As of December 31, 2015, we had notes receivable from our CEO and our Chief Technology Officer in the amount of $5.0 million and $5.0 million, respectively. In February 2016, our CEO drew down an additional $15.0 million. These loans were made in 2014, 2015, and 2016 pursuant to full recourse promissory notes and stock pledge agreements. During 2016, $15.0 million of the notes receivable were repaid in cash and the remaining $10.0 million were repaid through repurchase of Class B voting common stock and Series FP voting preferred stock held by our CEO and Chief Technology Officer. As of December 31, 2016, there were no outstanding notes receivable from officers/stockholders.

18. Subsequent Events

For our consolidated financial statements as of and for the years ended December 31, 2015 and 2016 we have evaluated subsequent events through January 26, 2017, which is the date the financial statements were available to be issued, except for the following which is as of March 1, 2017 (unaudited):

On January 30, 2017, we entered into the Google Cloud Platform License Agreement. Under the agreement, we were granted access and use certain cloud services. The agreement has an initial term of five years and we are required to purchase at least $400.0 million of cloud services in each year of the agreement, though for each of the first four years, up to 15% of this amount may be moved to a subsequent year. If we fail to meet the minimum purchase commitment during any year, we are required to pay the difference. Our agreement with Google permits us to use other third-party service providers for a portion of our cloud services.

In March 2016, we entered into the AWS Enterprise Agreement for the use of cloud services from Amazon Web Services, Inc. (“AWS”), that was amended in March 2016, and again on February 8, 2017. Such agreement will continue indefinitely until terminated by either party. Under the February 2017 addendum to the agreement, we committed to spend $1.0 billion between January 2017 through December 2021 on AWS services ($50.0 million in 2017, $125.0 million in 2018, $200.0 million in 2019, $275.0 million in 2020, and $350.0 million in 2021). If we fail to meet the minimum purchase commitment during any year, we are required to pay the difference.

On January 27, 2017, our board of directors adopted our 2017 Employee Stock Purchase Plan, or ESPP. The ESPP will become effective once the registration statement in connection with the initial public offering is declared effective. The ESPP authorizes the issuance of 16,484,690 shares of our Class A common stock.

On January 27, 2017, our board of directors adopted our 2017 Equity Incentive Plan, or the 2017 Plan. The 2017 Plan will become effective once the registration statement in connection with the initial public offering is declared effective. The maximum number of shares of our Class A common stock that may be issued under our 2017 Plan is 355,522,498, including 42,653,205 shares of Class A common stock and Class B common stock reserved under the 2012 Plan and 2014 Plan, as of December 31, 2016.

On January 27, 2017, our board of directors approved our pledge to donate up to 13,000,000 shares of Class A common stock over the course of the next 15 to 20 years to the Snap Foundation, which will support arts, education, and youth.

Snap Inc.

Notes to Consolidated Financial Statements  (Continued)

Between January 1, 2017 and February 24, 2017, we granted RSUs for 27,255,247 shares of Class A common stock with an aggregate grant date fair value of $429 million, which will be recognized as stock-based compensation expense on a straight-line basis over the vesting period. These RSUs were issued with only service-based vesting conditions. Such service-based vesting conditions are generally met 10% after the first year of service, 20% over the second year, 30% over the third year, and 40% over the fourth year.

200,000,000 Shares

Class A Common Stock

Morgan Stanley	Goldman, Sachs & Co.	J. P. Morgan	Deutsche Bank Securities

Barclays	Credit Suisse	Allen & Company LLC

Through and including March 26, 2017 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.